As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-  __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kentucky Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Kentucky	6022	61-0993464
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 157

Paris, Kentucky 40362-0157

(859) 987-1795

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Louis Prichard

President and CEO

339 Main Street

P.O. Box 157

Paris, Kentucky  40362-0157

(859) 987-1795

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. David Smith, Jr., Esq. Stoll Keenon Ogden PLLC 300 West Vine Street, Suite 2100 Lexington, Kentucky 40507 (859) 231-3062	and	Cynthia W. Young, Esq. Wyatt, Tarrant & Combs, LLP 500 West Jefferson Street Suite 2800 Louisville, KY 40202 (502) 562-7292

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after this Registration Statement becomes effective and upon completion of the share exchange described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum price per Share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, no par value	263,456 shares	$33.03	$7,295,997	$848

(1)	This amount is based upon the maximum number of shares of the registrant’s common stock anticipated to be issued upon the consummation of the share exchange described in this Registration Statement.
(2)

This amount is estimated solely for purposes of calculating the registration fee. It is calculated pursuant to paragraph (f)(2) of Rule 457 under the Securities Act of 1933, as amended, and is equal to (A) the book value per share of Madison Financial Corporation common stock on March 31, 2015 (the latest practicable date prior to the date of the filing of this Registration Statement), multiplied by (B) 220,890, the number of shares of Madison Financial Corporation common stock to be exchanged in the share exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION - DATED April 24, 2015

Prospectus of	Proxy Statement of

Kentucky Bancshares, Inc.	Madison Financial Corporation

PROPOSED SHARE EXCHANGE — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Kentucky Bancshares, Inc. (“Kentucky Bancshares”) and Madison Financial Corporation (“Madison”) have each agreed to the acquisition of Madison by Kentucky Bancshares. Kentucky Bancshares will acquire all of the outstanding common stock of Madison through a statutory share exchange.

In the share exchange, each share of Madison common stock will be exchanged into 1.1927 shares of Kentucky Bancshares common stock with the possibility of being reduced by 0.0001 shares of Kentucky Bancshares common stock for each $718 by which Madison’s Consolidated Net Book Value is less than $10,981,000 as of the tenth business day before the closing of the share exchange.  See page 49 for the definition of Consolidated Net Book Value.

As of March 31, 2015, Madison reported that it had a Consolidated Net Book Value of $11,562,825. Assuming that Consolidated Net Book Value remains unchanged through the date ten days before the closing, the exchange ratio would be 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock, and the aggregate value of the Kentucky Bancshares shares issued to Madison shareholders in the share exchange would be $7,337,222, based on the $27.85 closing price of Kentucky Bancshares common stock on April 21, 2015.  For a range of hypothetical exchange ratios based on performance by Madison prior to closing, see “THE SHARE EXCHANGE AGREEMENT — What Madison Shareholders Will Receive in the Share Exchange” beginning at page 49.

Kentucky Bancshares’ common stock is not traded on any national securities exchange.  There is no established public market for Kentucky Bancshares common stock other than it is currently traded over the counter on the OTC Bulletin Board under the symbol “KTYB.” Based on the closing price of Kentucky Bancshares common stock on April 21, 2015, of $27.85 per share, a 1.1927 exchange ratio would have represented approximately $33.22 in value for each share of Madison. We urge you to obtain current market quotations for Kentucky Bancshares common stock.

Shareholders of Madison common stock are being asked to approve the share exchange.  The holders of Madison’s preferred stock are not entitled to and are not being requested to vote at the special meeting.  The holders of Kentucky Bancshares common stock are not entitled to and are not being requested to approve the share exchange.

We cannot complete the share exchange unless the shareholders of Madison approve the share exchange.

You should read this entire proxy statement-prospectus carefully because it contains important information about the share exchange. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities regulators or bank regulatory agency has approved or disapproved of the securities to be issued in the share exchange or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Kentucky Bancshares common stock to be issued in the share exchange are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the FDIC or any other governmental agency.

This proxy statement-prospectus is dated [•], 2015 and is first being mailed to Madison shareholders on or about [•], 2015.

Madison Financial Corporation

1001 Gibson Bay Drive, Suite 101

Richmond, Kentucky  40475

(859)  626-8008

Notice of Special Shareholders’ Meeting to be held on [•], 2015

[•], 2015

Date:	[•], 2015

Time:	[•] .m., Richmond, Kentucky time

Place:	1001 Gibson Bay Drive, Second Floor Richmond, Kentucky

Purpose:

•                  a proposal to adopt and approve the Agreement and Plan of Share Exchange, dated as of January 21, 2015, by and among Kentucky Bancshares, Inc. and Madison Financial Corporation (“Madison”) as such agreement and plan may be amended from time to time (the “share exchange proposal”); and

•                  a proposal to approve the adjournment of the Madison special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the share exchange proposal (the “adjournment proposal”).

Record Date:	Close of business on [•], 2015

The approval of the share exchange proposal by Madison shareholders is required to complete the share exchange, as described in this proxy statement-prospectus.

Madison common shareholders will have the right to exercise dissenters’ rights under applicable provisions of Kentucky law and receive the fair value of their shares of Madison common stock as determined by the Circuit Court of Bourbon County, Kentucky, as more fully described in this proxy statement-prospectus.  In order to perfect dissenters’ rights, a shareholder must give written demand to Madison before the share exchange proposal is voted on at the special meeting and must not vote in favor of the share exchange proposal.  A copy of the sections of the Kentucky Business Corporation Act pertaining to dissenters’ rights is included as Appendix “B” to this proxy statement-prospectus.

The Madison board of directors recommends that you vote (1) “FOR” approval and adoption of the share exchange proposal and (2) “FOR” the adjournment proposal.

Madison will transact no other business at the meeting.  Please refer to the other sections of this proxy statement-prospectus for further information about the business to be transacted at the Madison special meeting.

If you plan to attend the meeting, please note that registration will begin at [•].m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Michael R. Eaves

Chairman of the Board

Your Vote is Important

Regardless of whether you plan to attend the special meeting, please vote online or sign, date and mail a proxy card.

Appendix “A”	Agreement and Plan of Share Exchange, dated as of January 21, 2015, by and between Kentucky Bancshares, Inc. and Madison Financial Corporation

Appendix “B”	Chapter 13 of the Kentucky Business Corporation Act — Dissenters’ Rights

Appendix “C”	Form of Affiliate Agreement

Appendix “D”	Kentucky Bancshares, Inc. 2014 Consolidated Financial Statements

Appendix “E”	Fairness Opinion of Professional Bank Services, Inc.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this  proxy statement-prospectus and the documents we refer you to herein.  If someone provides you with other information, please do not rely on it.

This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Kentucky Bancshares or Madison since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the term “Kentucky Bancshares”  refers to Kentucky Bancshares, Inc. and, where the context requires, may refer to Kentucky Bancshares, Inc. and its subsidiaries, including Kentucky Bank.  When used in this proxy statement-prospectus, “we,” “us,” and “our” refer to Kentucky Bancshares.

As used in this proxy statement-prospectus “Madison” refers to Madison Financial Corporation and, where the context requires, “Madison” may refer to Madison Financial Corporation and its subsidiaries, including Madison Bank.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the special meeting.  We urge you to read the remainder of this document carefully because the information in this section may not provide all the information that might be important to you in determining how to vote.  Additional important information is also contained in the appendices to this document.

Q:           Why am I receiving this document?

A:           The Madison board of directors is using this document to solicit proxies of Madison shareholders in connection with the proposals relating to the Agreement and Plan of Share Exchange (“share exchange agreement”) that Kentucky Bancshares and Madison have entered into.   In addition, we are using this document as a prospectus for Madison shareholders because Kentucky Bancshares is offering to issue shares of its common stock in exchange for shares of Madison common stock in the share exchange.

Q:           What am I being asked to vote on?

A:   Holders of Madison common stock are being asked to vote on two proposals:

•                  a proposal to adopt and approve the share exchange agreement, including the related plan of share exchange (the “share exchange proposal”), and

•                  a proposal to approve the adjournment of the Madison special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the share exchange proposal (the “adjournment proposal”).

Q:           What will I receive in the share exchange?

A:           If the share exchange is completed, Madison shareholders will receive 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock that they hold immediately before the share exchange, subject to reduction (“share exchange consideration”).  We use the term “exchange ratio” to include the ratio resulting after any applicable reduction of the 1.1927 ratio.  The 1.1927 ratio may be reduced by 0.0001 shares of Kentucky Bancshares common stock for each $718 by which Madison’s Consolidated Net Book Value is less than $10,981,000 as of the tenth business day before the closing of the share exchange (the “Determination Date”).

As of March 31, 2015, Madison reported that it had a Consolidated Net Book Value of $11,562,825. Assuming that Consolidated Net Book Value remains unchanged through the date ten days before the closing, the exchange ratio would be 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock, and the aggregate value of the Kentucky Bancshares shares issued to Madison shareholders in the share exchange would be $7,337,222, based on the $27.85 closing trading price of Kentucky Bancshares common stock on April 21, 2015.

i

For purposes of the potential reduction, the term “Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Madison  determined in accordance with generally accepted accounting principles as of the Determination Date, without giving effect to

•                  the after-tax impact of any negative provision for loan and lease losses for the period between September 30, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses,

•                  the after-tax impact of any realized gains or losses on securities sold by Madison or Madison Bank after September 30, 2014,

•                  accumulated other comprehensive income (loss), and

•                  expenses paid or incurred by Madison as of the Determination Date in connection with the share exchange.

The following table shows the range of hypothetical adjustments to the exchange ratio (the number of shares of Kentucky Bancshares common stock into which each share of Madison common stock would be converted in the share exchange), and the aggregate value of the Kentucky Bancshares shares to be issued in the share exchange, based on various levels of Consolidated Net Book Value as of the Determination Date.

Consolidated Net Book Value	Exchange Ratio	Value Per Share of Madison*	Aggregate Value*

$10,981,000 or more	1.1927	$33.22	$7,337,236
10,000,000	1.0561	29.41	6,496,594
9,000,000	0.9168	25.53	5,639,671
8,000,000	0.7775	21.65	4,782,748
7,000,000	0.6382	17.77	3,925,825
6,000,000	0.4989	13.89	3,068,902
5,000,000	0.3596	10.01	2,211,979

*Assigns a per share value to Kentucky Bancshares common stock of $27.85 based on the closing price on April 21, 2015 and assumes 220,890 shares of Madison common stock outstanding as of the closing.  Ignores cash issued in lieu of fractional shares of Kentucky Bancshares common stock.

No fractional shares of Kentucky Bancshares common stock will be issued in the share exchange.  A Madison shareholder who otherwise would have received a fraction of a share of Kentucky Bancshares common stock will instead receive cash equal to the fraction multiplied by $32.50.

Q:           Will the value of the share exchange consideration change before the time the share exchange is completed?

A:           In the share exchange, Madison shareholders will receive shares of Kentucky Bancshares common stock for shares of Madison common stock they hold based on the exchange ratio.  Any fluctuation in the trading market price of Kentucky Bancshares stock before the share exchange is completed will change the value of the shares (but not the number of shares) of Kentucky Bancshares common stock that Madison shareholders will receive.

Q:           When do you expect to complete the share exchange?

A:           We currently expect to complete the share exchange at the end of the second quarter of 2015 or the beginning of the third quarter of 2015.  However, we cannot assure you when or if the share exchange will occur.  Among other things, we must first obtain the required approvals of the Madison shareholders at the special meeting and the required regulatory approvals described below in “The Share Exchange - Regulatory Approvals Required for the Share Exchange.”

If the share exchange does not close on or before July 31, 2015, either Madison or Kentucky Bancshares may terminate the share exchange agreement.  This deadline will be extended, except in limited circumstances, until September 30, 2015, if Madison and Kentucky Bancshares are still awaiting regulatory approval on July 31, 2015.

Q:           Is the share exchange subject to conditions?

A:           The share exchange is subject to several conditions to closing, including the receipt of required regulatory approvals and approval of the Madison shareholders. These conditions are listed below in “The Share Exchange — Conditions to the Share Exchange.”  If any condition to the share exchange is not satisfied or waived, to the extent permitted by law, the share exchange will not be completed.

Q:           What happens if the share exchange is not completed?

A:           If the share exchange is not completed, shares of Kentucky Bancshares common stock will not be issued to Madison shareholders in exchange for their shares of Madison common stock, and Madison will remain an independent company.  In specified circumstances in connection with the termination of the share exchange agreement, including a change in the recommendation by Madison’s board of directors, Madison may be required to pay Kentucky Bancshares a termination fee of $350,000.

Q:           When and where is the special meeting?

A:           The special meeting will be held at Madison Bank, 1001 Gibson Bay Drive, Second Floor, Richmond, Kentucky on [•], 2015 at [•].m., Richmond, Kentucky time.

Q:           How do I vote?

A:           If you are a shareholder of record of Madison as of the record date for the special meeting, you may vote by signing the enclosed proxy card and returning it in the postage-paid envelope provided or casting your vote in person at the special meeting.  You may also vote by Internet.

If you hold your shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the special meeting.  Shareholders that hold shares through a bank, broker, or other nominee who wish to vote at the special meeting will need to obtain a “legal proxy” from the record holder.

Q:           Why is my vote important?

A:           If you do not vote, it will be more difficult to obtain the necessary quorum to hold the special meeting.  In addition, we cannot complete the share exchange without obtaining the necessary vote of  Madison’s shareholders in favor of the share exchange proposal.   In particular, approval of the share exchange proposal requires that at least  two-thirds of the outstanding shares of Madison common stock vote in favor of that proposal.   Therefore, not voting will have the effect of voting against the share exchange proposal.

Q:           How does the Madison board of directors recommend that I vote?

A:           The Madison board of directors recommends that you vote “FOR” the share exchange proposal and “FOR” the adjournment proposal.

Q:           What constitutes a quorum at the special meeting?

A:           The presence at the special meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of Madison common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.  Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.  A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given.  Brokers have authority to vote only on the adjournment proposal without instructions from the beneficial owner of the shares.

Q:           What is the vote required to approve each proposal?

Each share of Madison common stock is entitled to one vote at the special meeting on each proposal.

The share exchange proposal will be approved if at least two-thirds of shares of Madison common stock outstanding on the record date vote in favor of that proposal.   Abstentions and broker non-votes will have the effect of a vote against the share exchange proposal.

The adjournment proposal will be approved if the number of votes cast in favor of each proposal exceeds the number of votes cast against it.  Abstentions and broker non-votes will not be counted and will have no effect on the voting results of the adjournment proposal.

Q:           If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:           No. Your broker cannot vote your shares without instructions from you except with respect to the adjournment proposal. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you.  Please check the voting form used by your broker.  Without instructions, your shares will not be voted on the share exchange, which will have the effect described below.

Q:           What if I do not vote or fail to instruct my broker?

If you are a holder of Madison common stock and you choose not to vote or fail to instruct your broker to vote your shares, it will have the same effect as a vote against the share exchange proposal.  An abstention or broker non-vote will have no effect on the adjournment proposal.  However, if you fail to vote your shares, your failure to do so may make it more difficult for Madison to meet the quorum requirements of its special meeting.

Q:           Can I attend the special meeting and vote my shares in person?

A:           Yes.  All Madison shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.   Holders of record of Madison common stock can vote in person at the special meeting.  If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.  If you plan to attend the special meeting, you must hold your shares in your own name or have a statement from your bank, broker or other record holder confirming your ownership of shares as of the record date for the special meeting.  In addition, you must bring a form of personal photo identification with you in order to be admitted.  Madison reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.  The use of cameras, sound recording equipment, communications devices or any similar equipment during the Madison special meeting is prohibited without Madison’s express written consent.  Regardless of whether you plan to attend the special meeting, we recommend that you vote your shares early by Internet or mail to ensure that a quorum exists at the Madison special meeting and to ensure that your vote will be counted if you later choose not to attend the Madison special meeting. You may revoke any previously submitted proxy and vote your shares in person at the Madison special meeting.

Q:           What do I do if I want to change or revoke my vote?

A:           You may revoke your proxy and change your vote at any time before the special meeting, or earlier deadline specified in the proxy card, by signing and returning a new proxy card or voting instruction form with a later date, or by attending the special meeting and voting in person. However, your attendance at the special meeting will not automatically revoke your proxy.  At the special meeting you must specifically notify the inspector of election that you will be voting in person at the special meeting and that you previously submitted a proxy.  We provide additional information on changing your vote under the headings “Special Meeting - Voting Information - Revoking a Proxy” included elsewhere in this proxy statement-prospectus.

Q:           Am I entitled to exercise dissenters’ rights?

A:           Yes.  Madison shareholders have dissenters’ rights regarding the share exchange.  If you, as a Madison shareholder, wish to exercise your dissenters’ rights, then you MUST do the following:

1)  Written Notice.  Send written notice to Madison BEFORE the shareholder meeting.

•                  In the written notice you must state your intent to demand payment for your shares of Madison common stock if the share exchange is approved.

•                  The written notice must be sent to Madison Financial Corporation, 1001 Gibson Bay Drive, Suite 101,  Richmond, Kentucky 40475; Attention: Debra G. Neal, Executive Vice President.

2)  Voting at Shareholder Meeting.   Additionally, you CANNOT vote “FOR” the share exchange at the Madison shareholder meeting.  If you return a signed proxy without voting instructions or with instructions to vote “FOR” the share exchange proposal, your shares will be automatically voted in favor of the share exchange proposal, which will terminate your right to dissent.

If you do not comply with the two steps above, you will forfeit your right to dissent and receive the fair value of your shares in cash.

If you assert and perfect your dissenters’ rights as described above, you will not receive the share exchange consideration but will be entitled to receive the “fair value” of your shares of Madison common stock in cash as determined in accordance with the Kentucky Business Corporation Act.

If the share exchange is approved and you followed the two steps above, then Madison or Kentucky Bancshares will send you a written notice explaining the additional procedures you must take in order to receive payment.  This notice will be sent to you within ten days following the Madison shareholder meeting.

Appendix “B” includes the relevant provisions of the Kentucky Business Corporation Act regarding these rights.  See “The Share Exchange - Dissenters’ Rights” beginning on page 42 of this proxy statement-prospectus.

Q:           Should I send in my Madison stock certificates now?

A:           No.  Madison shareholders with shares represented by stock certificates should not send Madison common stock certificates with their proxy cards. After the share exchange is completed, Madison shareholders who hold stock certificates will be mailed a transmittal form with instructions on how to exchange their Madison common stock certificates for the share exchange consideration.

Q:           What if I cannot find my stock certificates?

A:           There will be a procedure for you to receive the share exchange consideration in the share exchange, even if you have lost one or more of your Madison common stock certificates. However, this procedure will take time to complete.  In order to ensure that you will be able to receive the share exchange consideration promptly after the share exchange is completed, if you cannot locate your Madison common stock certificates after looking for them

v

carefully, we urge you to contact Madison’s transfer agent, American Stock Transfer & Trust Company, LLC, as soon as possible and follow the procedure they explain to you for replacing your Madison common stock certificates.  You can speak with someone in the Shareholder Services department at American Stock Transfer & Trust Company, LLC by calling (800) 937-5449.  Alternatively, you can follow the instructions on American Stock Transfer’s website at http://www.amstock.com.  You can also write to American Stock Transfer at the following address: Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York  11219.

Q:           Whom should I call with questions?

A:           Madison shareholders may contact Madison by telephone at (859) 626-8008  and ask for Debra G. Neal, Executive Vice President.

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the share exchange and the issuance of shares of Kentucky Bancshares common stock in connection with the share exchange, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and documents incorporated into this proxy statement-prospectus by reference. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of shareholders.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (See page 72 for Kentucky Bancshares and page 116 for Madison)

Kentucky Bancshares, Inc.

339 Main Street

P.O. Box 157

Paris, KY 40361

(859) 987-1795

Kentucky Bancshares is a financial holding company headquartered in Paris, Kentucky.  Kentucky Bancshares was organized in 1981 and  conducts its business in the Commonwealth of Kentucky through its one banking subsidiary, Kentucky Bank, and its one non-bank subsidiary, KBI Insurance Company.

Kentucky Bank is a commercial bank and trust company organized under the laws of Kentucky.  Kentucky Bank has its main office in Paris (Bourbon County), with additional offices in Paris, Cynthiana (Harrison County), Georgetown (Scott County), Lexington (Fayette County), Morehead (Rowan County), Nicholasville (Jessamine County),  Richmond (Madison County), Sandy Hook (Elliott County), Versailles (Woodford County), Wilmore (Jessamine County) and Winchester (Clark County).

As of December 31, 2014, Kentucky Bancshares had total assets of $855.2  million, total deposits of $654.9  million and stockholders’ equity of $77.9  million.

Madison Financial Corporation

1001 Gibson Bay Drive, Suite 101

Richmond, Kentucky  40475

(859)  626-8008

Madison is a Kentucky corporation and a bank holding company headquartered in Richmond, Kentucky. Madison was organized in 1998 and conducts its business through its one banking subsidiary, Madison Bank.

Madison Bank is a commercial bank with a main office and two branch offices in Richmond (Madison County), Kentucky.  Since August 2010, Madison and Madison Bank have operated under a written agreement with their regulators which required an approved capital plan, regulatory approval for payment of any dividends, operational oversight and other matters.

As of December 31, 2014, Madison had consolidated total assets of $122.6 million, consolidated total deposits of $101.6 million and consolidated stockholders’ equity of  $11.3 million.

The Share Exchange (See page 30)

Under the terms of the share exchange agreement, Kentucky Bancshares will acquire all of the outstanding common stock of Madison through a statutory share exchange.  Immediately following the share exchange and the redemption of the Madison preferred stock, Madison will be merged into Kentucky Bancshares (the “holding companies merger”) which will be the surviving entity and Madison will cease to exist, and Madison Bank will be merged into Kentucky Bank which will be the surviving entity and Madison Bank will cease to exist.

The share exchange agreement, which includes the plan of share exchange, is attached to this document as Appendix “A” and is incorporated into this proxy statement-prospectus by reference.  We encourage you to read carefully the entire share exchange agreement, including the plan of share exchange to be voted upon by the Madison shareholders at the special meeting, as it is the legal document that governs the share exchange.

What You Will Receive in the Share Exchange (See pages 49 and 50)

If the share exchange is completed, Madison shareholders will receive 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock that they hold immediately before the share exchange, subject to reduction (“share exchange consideration”).  We use the term “exchange ratio” to include the ratio resulting after any applicable reduction of the 1.1927 ratio.  The 1.1927 ratio may be reduced by 0.0001 shares of Kentucky Bancshares common stock for each $718 by which Madison’s Consolidated Net Book Value is less than $10,981,000 as of the tenth business day before the closing of the share exchange (the “Determination Date”).

As of March 31, 2015, Madison reported that it had a Consolidated Net Book Value of $11,562,825. Assuming that Consolidated Net Book Value remains unchanged through the date ten days before the closing, the exchange ratio would be 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock, and the aggregate value of the Kentucky Bancshares shares issued to Madison shareholders in the share exchange would be $7,337,222, based on the $27.85 closing trading price of Kentucky Bancshares common stock on April 21, 2015.

For purposes of the potential reduction, the term “Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Madison  determined in accordance with generally accepted accounting principles as of the Determination Date, without giving effect to

•                  the after-tax impact of any negative provision for loan and lease losses for the period between September 30, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses,

•                  the after-tax impact of any realized gains or losses on securities sold by Madison or Madison Bank after September 30, 2014,

•                  accumulated other comprehensive income (loss), and

•                  expenses paid or incurred by Madison as of the Determination Date in connection with the share exchange.

The following table shows the range of hypothetical adjustments to the exchange ratio (the number of shares of Kentucky Bancshares common stock into which each share of Madison common stock would be converted in the share exchange), and the aggregate value of the Kentucky Bancshares shares to be issued in the share exchange, based on various levels of Consolidated Net Book Value as of the Determination Date.

Consolidated Net Book Value	Exchange Ratio	Value Per Share of Madison*	Aggregate Value*
$10,981,000 or more	1.1927	$ 33.22	$ 7,337,236
10,000,000	1.0561	29.41	6,496,594
9,000,000	0.9168	25.53	5,639,671
8,000,000	0.7775	21.65	4,782,748
7,000,000	0.6382	17.77	3,925,825
6,000,000	0.4989	13.89	3,068,902
5,000,000	0.3596	10.01	2,211,979

*Assigns a per share value to Kentucky Bancshares common stock of $27.85 based on the closing price on April 21, 2015 and assumes 220,890 shares of Madison common stock outstanding as of the closing.  Ignores cash issued in lieu of fractional shares of Kentucky Bancshares common stock.

No fractional shares of Kentucky Bancshares common stock will be issued in the share exchange.  A Madison shareholder who otherwise would have received a fraction of a share of Kentucky Bancshares common stock will instead receive cash equal to the fraction multiplied by $32.50.

Each share of Kentucky Bancshares common stock outstanding immediately prior to the share exchange will remain outstanding immediately following the share exchange.

Reasons for the Share Exchange (See page 35 for Madison and page 37 for Kentucky Bancshares)

Madison:  Madison’s board of directors considered a number of factors in approving the terms of the share exchange, including:

•                  Its knowledge of Madison’s business, operations, financial and regulatory condition, earnings and prospects and of Kentucky Bancshares’ business, operations, financial and regulatory condition, earnings and prospects, taking into account the results of Madison’s due diligence review of Kentucky Bancshares.

•                  Its belief that the transaction represented the best available means of resolving Madison’s  preferred stock obligations under the U.S. Treasury’s Capital Purchase Program Troubled Asset Relief Program (“TARP”) which, if not promptly addressed, will continue to erode shareholder value.

•                  Its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Madison and Kentucky Bancshares, development, productivity, profitability and strategic options, and the illiquidity of Madison’s common stock.

•                  The financial presentation of Professional Bank Services (“PBS”), dated January 20, 2015, to Madison’s board of directors and PBS’s opinion, dated January 20, 2015, to the board, to the effect that, as of January 20, 2015, and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the opinion, the per share exchange consideration in the share exchange was fair, from a financial point of view, to the holders of Madison common stock.

•                  The financial terms of the share exchange, including the fact that, based on the twenty day average closing price of Kentucky Bancshares common stock as of January 16, 2015, the implied value of the per share share exchange consideration represented an approximate 7% premium to the common tangible book value per share of Madison common stock as of September 30, 2014.

•                  The expected treatment of the share exchange as a “reorganization” for United States federal income tax purposes, which would generally not be taxable to the extent Madison shareholders exchange their shares of Madison common stock for shares of Kentucky Bancshares common stock. The expected tax treatment of the share exchange is described in more detail under “Material Federal Income Tax Consequences of the Share Exchange and Holding Companies’ Merger.”

Kentucky Bancshares:  Kentucky Bancshares’ board of directors considered a number of factors in approving the terms of the share exchange, including:

•                  The financial and other terms of the share exchange agreement, including the exchange ratio, tax treatment and deal protection and termination fee provisions.

•                  Management’s view that the acquisition of Madison provides an attractive opportunity to expand Kentucky Bank’s market share and customer base in Madison County.

•                  That Madison’s community bank background and local customer base is compatible with Kentucky Bank.

•                  Management’s determination that anticipated cost savings resulting from integrating Madison Bank’s operations with Kentucky Bank will permit Kentucky Bancshares  to realize operating efficiencies that Madison cannot achieve as a stand-alone institution.

•                  The likelihood of regulators approving the share exchange without undue conditions.

Effect of the Share Exchange on Preferred Stock (See page 31)

Madison has outstanding 8,508 shares of Series A preferred stock, 3,370 shares of Series B preferred stock and 169 shares of Series C preferred stock.  Upon completion of the share exchange, Kentucky Bancshares will arrange for Madison to redeem or repurchase all of its outstanding preferred stock in accordance with its terms, which is the liquidation price plus all accrued but unpaid dividends.  The aggregate amount to redeem all the outstanding Madison preferred stock as of July 1, 2015, an approximate time for closing, would be approximately $6.1 million.  Kentucky Bancshares has agreed to fund the preferred stock redemption and repurchase and anticipates it would do so by means of contributing additional capital to Madison upon completion of the share exchange.

Your Expected Tax Treatment as a Result of the Share Exchange (See page 61)

Kentucky Bancshares and Madison have structured the share exchange and holding companies’ merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) with the result that Madison common shareholders will not recognize a gain or loss in connection with the exchange of their shares (except with respect to any cash received) for Kentucky Bancshares common stock.  Based upon customary representations and warranties by Kentucky Bancshares and Madison, Wyatt, Tarrant & Combs, LLP, counsel to Madison, has provided a tax opinion to this effect.   See “Material Federal Income Tax Consequences of the Share Exchange and Holding Companies’ Merger” beginning on page 61for a more detailed discussion of the tax consequences of the share exchange.

Tax laws are complex, and the tax consequences of the share exchange and holding companies’ merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal, state, local or other tax consequences to you of the share exchange and holding companies’ merger.

Madison Common Shareholders Will Have Dissenters’ Rights as a Result of the Share Exchange (See page 42)

Madison shareholders have dissenters’ rights regarding the share exchange.  If you, as a Madison shareholder, wish to exercise your dissenters’ rights, then you MUST do the following:

1)  Written Notice.  Send written notice to Madison BEFORE the shareholder meeting.

•                  In the written notice you must state your intent to demand payment for your shares of Madison common stock if the share exchange is approved.

•                  The written notice must be sent to Madison Financial Corporation, 1001 Gibson Bay Drive, Suite 101, Richmond, Kentucky 40475; Attention:  Debra G. Neal, Executive Vice President.

•

2)  Voting at Shareholder Meeting.   Additionally, you CANNOT vote “FOR” the share exchange at the Madison shareholder meeting.  If you return a signed proxy without voting instructions or with instructions to vote “FOR” the share exchange proposal, your shares will be automatically voted in favor of the share exchange proposal, which will terminate your right to dissent.

If you do not comply with the two steps above, you will forfeit your right to dissent and receive the fair value of your shares in cash.

If you assert and perfect your dissenters’ rights as described above, you will not receive the share exchange consideration but will be entitled to receive the “fair value” of your shares of Madison common stock in cash as determined in accordance with the Kentucky Business Corporation Act.

If the share exchange is approved and you followed the two steps above, then Madison or Kentucky Bancshares will send you a written notice explaining the additional procedures you must take in order to receive payment.  This notice will be sent to you within ten days following the Madison shareholder meeting.

Appendix “B” includes the relevant provisions of the Kentucky Business Corporation Act regarding these rights.  See “The Share Exchange - Dissenters’ Rights” beginning on page 42 of this proxy statement-prospectus.

Additional Funding Sources (See page 60)

To fund the redemption of the Madison preferred stock, Kentucky Bancshares anticipates obtaining a term loan of approximately $5,000,000.  Kentucky Bancshares has received a commitment letter from Stock Yards Bank, Louisville, Kentucky, for a $5,000,000 term loan, expected to close in July 2015, if not earlier, with a 10-year term and an interest rate equal to the Federal Home Loan Bank Fixed Rate Advance Rate at the time of closing plus 250 basis points, which as of April 14, 2015, would have resulted in an interest rate of 4.99%.  Under the terms of the commitment, principal and interest would be due quarterly and amortized over the 10-year period of the loan.  The term loan would be secured by all the outstanding capital stock of Kentucky Bank.

Kentucky Bancshares anticipates funding the balance of the amount necessary to redeem the Madison preferred stock, approximately $1.1 million, from Kentucky Bancshares’ current cash reserves.

Information About the Special Meeting (See page 25)

The special meeting of the shareholders of Madison will be held on [•], at [•]m., Richmond, Kentucky time.  The meeting will be held at Madison Bank, 1001 Gibson Bay Drive, Second Floor, Richmond, Kentucky.  At the meeting, the shareholders of Madison will vote on (1) the share exchange proposal described in this proxy statement-prospectus and in the notice for the meeting and (2) a proposal to adjourn the special meeting to one or more later dates, if necessary, to permit Madison to solicit additional proxies if there are insufficient votes at the special meeting to constitute a quorum or to approve the share exchange proposal.

If Madison’s shareholders approve the share exchange proposal, and the other conditions to completing the share exchange are satisfied, we expect to close the share exchange at the end of the second quarter or beginning of the third quarter of 2015, or as soon thereafter as is practicable.

If the share exchange does not close on or before July 31, 2015, either Madison or Kentucky Bancshares may terminate the share exchange agreement.  This deadline will be extended, except in limited circumstances, until September 30, 2015, if Madison and Kentucky Bancshares are still awaiting regulatory approval on July 31, 2015.

Quorum and Vote Required at the Special Meeting (See page 27)

Shareholders who own Madison common stock at the close of business on [•], 2015 will be entitled to vote at the Madison special meeting.  Each share of Madison common stock is entitled to one vote.  A majority of the issued and outstanding shares of Madison common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the special meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the share exchange proposal requires the affirmative vote of at least two-thirds of the shares of Madison common stock outstanding on the record date.   Abstentions and broker non-votes are treated as votes against the share exchange proposal.

Approval of the adjournment proposal requires that the number of votes cast at the special meeting “for” the adjournment proposal exceeds the number of votes cast “against” the proposal.  Abstentions and broker non-votes will not affect the voting results of the adjournment proposal.  Approval of the adjournment proposal is not a condition to completion of the share exchange.

The Madison board of directors has recommended that Madison shareholders vote (a) “FOR” approval and adoption of the share exchange proposal and (b) “FOR” the proposal to adjourn or postpone the special meeting of shareholders, if necessary or appropriate, to solicit additional proxies in favor of approval and adoption of the share exchange proposal.

Affiliate Agreements (See page 28)

In consideration of Kentucky Bancshares agreeing to enter into the share exchange agreement, each of the directors of Madison and Madison Bank, solely in their role as an owner of shares of Madison common stock, entered into an affiliate agreement with Kentucky Bancshares.  The affiliate agreements provide that the director agrees, among other things, to vote all of the shares owned beneficially by him or her in favor of the share exchange proposal. However, with respect to any shares of Madison common stock over which the director has or shares voting power in a fiduciary capacity on behalf of a person other than Madison, the affiliate agreements do not require he or she vote in favor of the share exchange if he or she determines in good faith and after receipt of an opinion of counsel that voting such shares in favor of the share exchange proposal would be a breach of fiduciary duty owed to such person.  Under the affiliate agreements, each director agrees not to transfer any Madison common stock without Kentucky Bancshares’ consent except for transfers by operation of law, by will or under the laws of descent and distribution.  The  affiliate agreements also contain certain confidentiality, non-competition and non-solicitation covenants.  The affiliate agreement form is attached to this proxy statement-prospectus as Appendix “C.”

Share Ownership of Management (See page  85 for Kentucky Bancshares and page 48 for Madison)

Kentucky Bancshares common stock:  As of March 7, 2015, directors and executive officers of Kentucky Bancshares beneficially owned 464,524 shares, or approximately, 17.0% of the issued and outstanding shares of Kentucky Bancshares common stock.

None of Madison or any Madison subsidiary owns any shares of Kentucky Bancshares common stock.  To Kentucky Bancshares’ knowledge, directors and executive officers of Madison have or share no voting or dispositive power over any shares of Kentucky Bancshares common stock.

Madison common stock:  As of the record date for the Madison special meeting, directors and executive officers of Madison beneficially owned 68,038 shares, or approximately 30.8% of the issued and outstanding shares of Madison common stock.

Neither Kentucky Bancshares nor any Kentucky Bancshares subsidiary owns any shares of Madison common stock.  Directors and executive officers of Kentucky Bancshares have or share no voting or dispositive power over any shares of Madison common stock.

Management and Operations after the Share Exchange (See page 42)

After the share exchange, Madison will be merged into Kentucky Bancshares and Kentucky Bancshares will be the surviving corporation and will continue its corporate existence under Kentucky law.  Madison will cease to exist.  Additionally, after the share exchange and the holding companies’ merger, Madison Bank will be merged into

Kentucky Bank with Kentucky Bank as the surviving corporation.  Kentucky Bank will continue its corporate existence under Kentucky law and Madison Bank  will cease to exist.  All offices of Madison Bank will be operated as branch offices of Kentucky Bank following this merger.

The share exchange agreement contemplates that Debra G. Neal, Executive Vice President of Madison and Madison Bank, will enter an employment agreement as a project consultant with Kentucky Bank for a term of 18 months at an annual base salary of $113,000.   See “Interests of Madison Directors and Executive Officers in the Share Exchange.”

We Must Obtain Regulatory Approval to Complete the Share Exchange (See page 45)

The share exchange, preferred stock redemption  and related mergers require the approval of the Board of Governors of the Federal Reserve Board (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), and the Kentucky Department of Financial Institutions.  The share exchange may not be consummated until at least 15 days after approval of the share exchange by the Federal Reserve Board.   Kentucky Bancshares and Kentucky Bank have made application for each of the above regulatory approvals, which applications are currently pending.

We Must Meet Several Conditions to Complete the Share Exchange (See page 54)

The share exchange will only be completed if certain conditions, including the following, are met:

•                  obtaining all consents and approvals of, and filing all registrations and notifications with, all regulatory agencies required for closing the share exchange and completing the mergers, including approval of the Federal Reserve Board, the FDIC and the Kentucky Department of Financial Institutions (see “The Share Exchange - Regulatory Approvals Required for the Share Exchange”);

•                  the shareholders of Madison have approved the share exchange agreement and share exchange proposal;

•                  the registration statement of which this proxy statement-prospectus is a part becomes effective and no stop orders are issued with respect to it;

•                  the Loan Department Lease, dated February 1, 1999, respecting approximately 2,260 square feet at Madison Bank’s Gibson Bay location, has been amended to provide for a termination date of November 15, 2015;

•                  there are no events, changes or occurrences after January 21, 2015, which have had, individually or in the aggregate, a material adverse effect on Madison, Madison Bank or Kentucky Bancshares;

•                  Kentucky Bank shall have executed the employment agreement with Debra G. Neal, in the form attached to Madison’s disclosure memorandum delivered with the share exchange agreement (see “Interests of Madison Directors and Executive Officers in the Share Exchange”);

•                  the Madison board has received a written opinion from Professional Bank Services to the effect that, subject to the terms, conditions, assumptions and qualifications set forth in such opinion, as of the date of the opinion, the exchange ratio of 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock in the share exchange is fair, from a financial viewpoint, to the Madison shareholders; and

•                  Wyatt, Tarrant & Combs, LLP has delivered an opinion to the effect that the share exchange (followed by the preferred stock redemption and holding companies merger) qualifies as a “reorganization” within the meaning of Section 368(a) of the Code so that no gain or loss will be recognized for Federal income tax purposes by a shareholder of Madison who exchanges Madison common stock solely for shares of Kentucky Bancshares common stock in the share exchange.

Termination and Termination Fee (See page 59)

The share exchange agreement may be terminated, either before or after shareholder approval, in certain circumstances described in detail later in this proxy statement-prospectus.  If Kentucky Bancshares or Madison terminates the share exchange agreement because of a proposed alternative acquisition transaction that meets the requirements of the share exchange agreement, Madison must pay Kentucky Bancshares a termination fee of $350,000.  See “The Share Exchange Agreement — Termination” on page 59.

Madison’s Directors and Executive Officers Have Interests in the Share Exchange that Differ from Madison Shareholders’ Interests (See page 46)

You should be aware that some of Madison’s directors and executive officers have interests in the share exchange and have arrangements that are different from, or in addition to, those of Madison shareholders generally. These interests and arrangements may create potential conflicts of interest.  Madison’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the share exchange agreement, and in recommending that Madison shareholders vote in favor of approving the share exchange proposal.

These interests include the following:

•                  Directors and executive officers of Madison as a group own approximately 12.9% of the Madison Series A preferred stock.  In connection with the closing, each share of Madison preferred stock will be redeemable at its liquidation value plus all accrued and unpaid dividends.

•                  Debra G. Neal, Executive Vice President of Madison and Executive Vice President and Chief Financial Officer of Madison Bank, has agreed to enter into an employment agreement with Kentucky Bank for an eighteen-month period after the share exchange.

•                  Each present and former director, officer and employee of Madison (when acting in such capacity) will be indemnified against any costs or expenses incurred in legal proceedings arising out of matters existing or occurring at or before the effective time of the share exchange to the fullest extent permitted by law and to which such person would be entitled to indemnification under Madison’s articles of incorporation and bylaws.

•                  Madison’s main office location is owned by 1st Madison Properties, LLC, which is owned by several members of Madison’s board of directors, and leased to Madison Bank.

The interests of both directors and certain executive officers are more fully described in this proxy statement-prospectus under the heading “Interests of Madison Directors and Executive Officers in the Share Exchange.”

Differences in Rights of Madison Shareholders after the Share Exchange (See page 64)

Madison shareholders will become Kentucky Bancshares shareholders as a result of the share exchange. Their rights as shareholders after the share exchange will be governed by Kentucky Bancshares’ articles of incorporation and bylaws.  The rights of Kentucky Bancshares shareholders are different in certain respects from the rights of Madison shareholders. Some of the principal differences are described later in this proxy statement-prospectus, in the section entitled “Comparison of Shareholders’ Rights”  beginning on page 64.

Accounting Treatment (See page 118)

Kentucky Bancshares will account for the share exchange as a purchase transaction for accounting and financial reporting purposes in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Comparative Per Share Data

The following table shows information about Kentucky Bancshares’ and Madison’s book value per share, cash dividends per share, and diluted earnings per share, and similar information as if the share exchange had occurred on the date indicated, all of which is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods, it has been assumed that Kentucky Bancshares and Madison had been combined throughout those periods along with certain other assumptions.

The information listed as “Pro Forma Equivalent Madison Share” was obtained by multiplying the Pro Forma Combined amounts by an exchange ratio of 1.1927. This information is presented to reflect the fact that Madison  shareholders will receive shares of Kentucky Bancshares common stock for each share of Madison common stock exchanged in the share exchange. It is also anticipated that the combined company will derive financial benefits from the share exchange that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. Further, the pro forma information below excludes one-time expenses related to the share exchange. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	Kentucky Bancshares Historical	Madison Historical	Pro Forma Combined	Pro Forma Equivalent Madison Share
Book value per share:
at December 31, 2014	$ 28.65	$ 32.04	$ 26.12	$ 31.15

Cash dividends per share:
Year ended December 31, 2014	$ 1.00	-0-	$ 0.91	$ 1.09

Diluted earnings per share:
Year ended December 31, 2014	$ 2.60	$ 2.10	$ 2.37	$ 2.83

Market Prices and Share Information

The following table presents the last closing price information for Kentucky Bancshares common stock on the Over the Counter Bulletin Board and the last purchase price information for Madison common stock on January 16, 2015 and April 21, 2015.  January 16, 2015 was the last day on which Kentucky Bancshares common stock was traded prior to the announcement of the signing of the share exchange agreement on January 21, 2015.   April 21, 2015 was the last practicable trading day for which information was available prior to the date of this proxy statement-prospectus and reported closing information based on the last sale of Kentucky Bancshares common stock on April 8, 2015.   The table also shows the Madison common stock equivalent per share value at each applicable date, which was calculated by multiplying the applicable closing price of Kentucky Bancshares common stock by the exchange ratio of 1.1927.

	Kentucky Bancshares Common Stock			Madison Common Stock	Madison Common Stock Equivalent Per Share Value
				(Dollars per share)
	High	Low	Close	Purchase Price	High	Low	Close
January 16, 2015	$27.25	$27.25	$27.25	*	$32.63	$32.63	$32.63
April 21, 2015	$ 27.85	$27.85	$ 27.85	*	$ 33.22	$ 33.22	$ 33.22

*Madison common stock is not traded in an established trading market or on the OTC Bulletin Board.  Madison has not historically tracked trades of its common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION

FOR KENTUCKY BANCSHARES AND MADISON

Selected Historical Consolidated Financial Information of Kentucky Bancshares

The following table sets forth selected historical consolidated financial information of Kentucky Bancshares as of and for the years ended December 31, 2010 through December 31, 2014.  This information is based on, and should be read in conjunction with, Kentucky Bancshares’ consolidated financial statements and related notes for the year ended December 31, 2014 included as Appendix “D” to this proxy statement-prospectus.  The information for the year ended December 31, 2014 should also be read in conjunction with Kentucky Bancshares’  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at page 97.  Results of past periods are not necessarily indicative of results that may be expected for any future period.

	At or For the Year Ended December 31
	2014	2013	2012	2011	2010
($ in 000s, except per share data)
CONDENSED STATEMENT OF INCOME:
Interest Income	$29,731	$28,168	$28,233	$29,889	$30,276
Interest Expense	3,756	3,456	3,716	5,565	10,067
Net Interest Income	25,975	24,712	24,517	24,324	20,209
Provision for Losses	950	1,050	2,050	2,450	3,250
Net Interest Income After Provision for Losses	25,025	23,662	22,467	21,874	16,959
Other Income	10,158	10,222	11,870	9,347	10,566
Other Expense	27,215	27,203	25,686	24,615	22,021
Income Before Income Tax Expense	7,968	6,681	8,651	6,606	5,504
Income Tax Expense	897	859	1,643	919	565
Net Income	7,071	5,822	7,008	5,687	4,939

SHARE AND PER SHARE DATA:
Basic Earnings per Share (EPS)	$2.60	$2.15	$2.59	$2.09	$1.81
Diluted EPS	2.60	2.15	2.59	2.09	1.81
Cash Dividends Declared	1.00	0.96	0.92	0.88	0.84
Book Value	28.65	24.90	27.21	25.38	22.29
Average Common Shares-Basic	2,721	2,705	2,705	2,719	2,732
Average Common Shares-Diluted	2,721	2,709	2,708	2,720	2,732

SELECTED BALANCE SHEET DATA:
Net loans	$532,293	$463,214	$423,928	$406,025	$406,905
Securities Available for Sale	246,861	230,396	192,780	180,419	176,867
Trading Assets	5,370	—	—	—	—
Total Assets	855,209	770,579	701,010	659,453	658,943
Deposits	654,869	617,400	590,425	542,924	537,401
Repurchase agreements	12,457	12,867	4,315	4,524	7,179
Federal Home Loan Bank advances	93,785	57,847	17,449	30,326	43,206
Stockholders’ Equity	77,942	67,672	74,009	68,953	61,043

PERFORMANCE RATIOS: (Average Balances)
Return on Assets	0.89%	0.80%	1.03%	0.87%	0.71%
Return on Stockholders’ Equity	9.50%	8.12%	9.70%	8.74%	7.84%
Net Interest Margin (1)	3.69%	3.85%	4.19%	4.35%	3.43%
Equity to Assets (annual average)	9.34%	9.84%	10.60%	9.97%	9.07%

Selected Historical Consolidated Financial Information

of Kentucky Bancshares (continued)

SELECTED STATISTICAL DATA:
Dividend Payout Ratio	38.48%	41.53%	35.71%	42.24%	46.62%
Number of Employees (at period end)	215	208	193	194	184

ALLOWANCE COVERAGE RATIOS:
Allowance to Total Loans	1.12%	1.16%	1.41%	1.42%	1.20%
Net Charge-offs as a Percentage of Average Loans	0.08%	0.37%	0.44%	0.38%	1.42%

(1)         Tax equivalent

Selected Historical Consolidated Financial Information of Madison

The following table sets forth selected historical consolidated financial information of Madison as of and for the years ended December 31, 2010 through December 31, 2014.  The selected historical consolidated financial information presented below is derived from Madison’s audited historical financial statements for those periods.  Results of past periods are not necessarily indicative of results that may be expected for any future period.

	At or For the Year Ended December 31
($ in 000s, except per share data)	2014	2013	2012	2011	2010

CONDENSED STATEMENTS OF INCOME:
Interest Income	$ 4,860	$ 5,154	$ 5,594	$ 6,044	$ 6,911

Interest Expense	431	440	729	1,279	1,688

Net Interest Income	4,429	4,714	4,865	4,765	5,223
Provision for Losses	(250)	140	605	850	1,000
Net Interest Income After Provision for Losses	4,679	4,574	4,260	3,915	4,223
Other Income	972	1,930	1,182	1,691	2,128

Other Expense	5,021	5,970	6,260	6,609	6,244
Income Before Income Tax Expense	630	534	(818)	(1,003)	107

Income Tax Expense	165	211	(271)	(337)	30
Net Income	465	323	(547)	(666)	77

Selected Historical Consolidated Financial Information of Madison (continued)

	At or For the Year Ended December 31
($ in 000s, except per share data)	2014	2013	2012	2011	2010

SHARE AND PER SHARE DATA:

Basic Earnings per Share (EPS)	$ 2.10	$ 1.46	$ -2.47	$ -3.01	$ 0.35

Diluted EPS	2.10	1.46	-2.47	-3.01	0.35

Cash Dividends Declared, Common Shares	0	0	0	0	0

Book Value	32.04	30.08	33.06	36.32	39.54

Average Common Shares-Basic	221	221	221	221	222

Average Common Shares-Diluted	221	221	221	221	222

SELECTED BALANCE SHEET DATA:

Net loans	$82,837	$81,045	$74,633	$82,554	$93,561

Securities available for sale	24,249	24,444	21,207	16,418	16,580

Trading Assets	-	-	-	-	-

Total Assets	122,644	126,580	122,155	136,325	152,379

Deposits	101,622	107,507	102,857	112,755	127,165

Repurchase agreements	7,735	6,569	5,601	5,400	5,370

Federal Home Loan Bank advances	-	-	1,000	5,000	6,000

Stockholders’ Equity	11,251	10,819	11,496	12,217	12,932

LIQUIDATION AMOUNT AND ACCRUED BUT UNPAID DIVIDENDS AND INTEREST:

Preferred Stock

Series A	1,132	1,077	1,021	966	911

Series B	4,430	4,086	3,888	3,699	3,520

Series C	261	239	218	200	183

Total	5,823	5,401	5,127	4,865	4,613

Selected Historical Consolidated Financial Information of Madison (continued)

	At or For the Year Ended December 31
	2014	2013	2012	2011	2010

PERFORMANCE RATIOS: (Average Balances)

Return on Assets	0.38%	0.26%	-0.43%	-0.46%	0.05%
Return on Stockholders’ Equity	4.22%	2.91%	-4.60%	-5.28%	0.59%

Net Interest Margin	3.85%	3.65%	4.13%	4.07%	3.79%

Equity to Assets (annual average)	9.08%	8.69%	8.94%	8.49%	8.78%

SELECTED STATISTICAL DATA:

Dividend Payout Ratio, Common Shares	0%	0%	0%	0%	0%

Number of Employees (at period end)	29	37	48	50	52

ALLOWANCE COVERAGE RATIOS:

Allowance to Total Loans	2.02%	2.57%	3.10%	2.46%	2.30%

Net Charge-offs as a Percentage of Average Loans	0.22%	0.49%	0.36%	1.06%	1.14%

Average Assets, Average Earning Assets, and Average Equity Capital is derived from end-of-period balance for the prior year-end, semi-annual balance, and current end-of-period balance divided by three.

RISK FACTORS

An investment in the combined company’s common stock contains a high degree of risk.  In addition to the other information included and incorporated by reference in this document, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your shares of Madison common stock on whether to adopt and approve the share exchange.

Risk Factors Relating to the Share Exchange

Because the 1.1927 exchange ratio may be adjusted downward based upon conditions that will not be determined until ten business days before completion of the share exchange, when Madison shareholders vote on the share exchange proposal they will not know, nor be able to calculate, the number of shares of Kentucky Bancshares common stock they will receive for their shares of Madison common stock in the share exchange.

Upon completion of the share exchange, each share of Madison common stock will be canceled and converted into the right to receive 1.1927 shares of Kentucky Bancshares’ common stock (“exchange ratio”) plus cash in lieu of any fractional share.  However, the exchange ratio will be reduced by 0.0001 shares of Kentucky Bancshares common stock for each $718 by which Madison’s Consolidated Net Book Value is less than $10,981,000 as of the tenth business day before the closing of the share exchange.  Accordingly, at the time of the special meeting, Madison shareholders will not know, nor be able to calculate, the number of shares of Kentucky Bancshares common stock they would receive upon completion of the share exchange.

Because the trading price of Kentucky Bancshares common stock will fluctuate until the share exchange closes, Madison shareholders cannot be sure of the market value of the shares of Kentucky Bancshares common stock they will receive in the share exchange.

In the share exchange, Madison common stock shareholders will receive a number of shares of Kentucky Bancshares common stock determined by the exchange ratio, and the exchange ratio will not change based upon changes in the trading price of Kentucky Bancshares common stock. Therefore, the market value of the shares Madison common stock shareholders will receive in the share exchange depends on the public trading price of Kentucky Bancshares common stock, which will fluctuate until the share exchange is completed.   Accordingly, Madison common stock shareholders will not know or be able to calculate the value of the shares they will receive in the share exchange at the time of the vote on the share exchange proposal. Madison is not permitted to terminate the share exchange agreement or resolicit the vote of its shareholders solely because of changes in the trading price of Kentucky Bancshares’ common stock.  Stock trading prices can change due to a variety of factors, including general market and economic conditions, changes in the issuer’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Current Madison shareholders will have a smaller ownership and voting interest in the combined financial institution resulting from the share exchange.

Immediately after the share exchange is completed, it is expected that, on a fully diluted basis, current Madison shareholders will own approximately 8.8% of the outstanding Kentucky Bancshares common stock.  Although the combined financial institution will have significantly greater financial resources than Madison, with approximately $977 million in anticipated total assets and $757 million in anticipated deposits, former Madison shareholders will have greatly reduced influence on the management and policies of the combined entity than they currently have with respect to Madison.

The share exchange agreement limits Madison’s ability to pursue an alternative transaction and requires Madison to pay a termination fee of $350,000 under limited circumstances relating to alternative acquisition proposals.

The share exchange agreement prohibits Madison from soliciting, initiating or knowingly encouraging alternative acquisition proposals with any third party, subject to exceptions set forth in the share exchange agreement. See “The Share Exchange Agreement - No Solicitation of Alternative Transactions” included elsewhere in this proxy statement-prospectus. The share exchange agreement also provides for the payment by Madison to Kentucky Bancshares of a termination fee in the amount of $350,000 in the event that Madison enters into an agreement for a different business combination in certain circumstances.  These provisions may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Madison from considering or proposing such an acquisition. See “The Share Exchange Agreement - Termination” included elsewhere in this proxy statement-prospectus.

The fairness opinion that Madison obtained from Professional Bank Services, Inc. has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the share exchange agreement.

The financial advisor of Madison provided a fairness opinion in connection with the share exchange.  The fairness opinion speaks only as of January 20, 2015.   Changes in the operations and prospects of Kentucky Bancshares or Madison, general market and economic conditions and other factors which may be beyond the control of Kentucky Bancshares and Madison, and on which the fairness opinion was based, may have altered the value of Kentucky Bancshares or Madison or the market price of shares of Kentucky Bancshares common stock as of the date of this document, or may alter such values and market price by the time the share exchange is completed.  Professional Bank Services does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments, and it has not done so.  For a description of the opinion that Madison received from Professional Bank Services, please refer to “The Share Exchange - Opinion of Madison’s Financial Advisor” included elsewhere in this proxy statement-prospectus.  For a description of the other factors considered by Madison’s board of directors in determining to approve the share exchange, please refer to “The Share Exchange - Madison’s Reasons for the Share Exchange; Recommendation of the Madison Board of Directors” included elsewhere in this proxy statement-prospectus.

The share exchange is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the share exchange.

Before the share exchange may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the FDIC and the Kentucky Department of Financial Institutions and various other federal and state regulatory authorities.  These government entities may impose conditions on the completion of the share exchange or require changes to the terms of the share exchange.  Although Kentucky Bancshares and Madison do not currently expect regulatory authorities to impose any such material conditions, regulatory agencies may nevertheless do so.  Further, such conditions or changes could have the effect of delaying completion of the share exchange or imposing additional costs on or limiting the revenues of the combined company following the share exchange, any of which might have an adverse effect on the combined company following the share exchange.

Kentucky Bancshares will increase its debt levels to complete the share exchange.

As part of the share exchange, Kentucky Bancshares intends that simultaneously with consummating the share exchange the Madison preferred shares will be redeemed or repurchased for their liquidation value of $4,389,000  plus accrued but unpaid dividends to the time of redemption or repurchase.  Assuming redemption or repurchase as of July 1, 2015, the total consideration would be approximately $6.1 million.  To partially fund this redemption, Kentucky Bancshares anticipates obtaining a term loan of approximately $5,000,000.  This will increase the debt levels of the combined company and will result in Kentucky Bancshares’ interest expense and debt reduction obligations increasing following the share exchange.

The share exchange is subject to certain closing conditions that, if not satisfied or waived, will result in the share exchange not being completed, which may cause the price of Kentucky Bancshares common stock and the value of Madison common stock to decline.

The share exchange is subject to negotiated conditions to closing, including the receipt of required regulatory approvals and approvals of the Madison shareholders. If any condition to the share exchange is not satisfied or waived, to the extent permitted by law, the share exchange will not be completed.  In addition, Kentucky Bancshares and Madison may terminate the share exchange agreement under certain circumstances even if the share exchange is approved by Madison shareholders, including if the share exchange has not been completed on or before July 31, 2015 subject to some limited extensions.   If Kentucky Bancshares and Madison do not complete the share exchange, the trading price of Kentucky Bancshares common stock and Madison common stock may decline to the extent that the current prices reflect a market assumption that the share exchange will be completed.  In addition, neither company would realize any of the expected benefits of having completed the share exchange.  If the share exchange is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Kentucky Bancshares or Madison.  For more information on closing conditions to the share exchange agreement, see “The Share Exchange Agreement - Conditions to the Share Exchange” included elsewhere in this proxy statement-prospectus.

While the share exchange is pending, Madison is subject to business uncertainties, and Kentucky Bancshares and Madison are subject to contractual restrictions on their operations.

Uncertainty about the effect of the share exchange on employees and customers may have an adverse effect on Madison and consequently on Kentucky Bancshares.  These uncertainties may impair Madison’s ability to attract, retain and motivate key personnel until the share exchange is completed, and could cause customers and others who deal with Madison to seek to change existing business relationships with Madison.  Retention of certain employees may be challenging during the pendency of the share exchange, as certain employees may experience uncertainty about their future roles.  If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, it could adversely affect Kentucky Bancshares’ business after the share exchange.

In addition, the share exchange agreement restricts Kentucky Bancshares and Madison from taking certain specified actions until the share exchange occurs without the consent of the other party. These restrictions may prevent Kentucky Bancshares and Madison from pursuing any attractive business opportunities that arise prior to the completion of the share exchange. See “The Share Exchange Agreement - Business of Madison Pending the Share Exchange” and “The Share Exchange Agreement – Business of Kentucky Bancshares Pending the Share Exchange” included elsewhere in this proxy statement-prospectus for a description of the restrictive covenants applicable to Kentucky Bancshares and Madison.

The shares of Kentucky Bancshares common stock that Madison shareholders will receive in the share exchange will have different rights from their shares of Madison common stock.

Upon completion of the share exchange, Madison shareholders will become Kentucky Bancshares shareholders and their rights as shareholders will be governed by the Kentucky Bancshares articles of incorporation and bylaws. The differences in the rights of Kentucky Bancshares common stock from those of Madison common stock may be important to Madison shareholders.  See “Comparison of Shareholders’ Rights” included elsewhere in this proxy statement-prospectus for a discussion of the different rights associated with Kentucky Bancshares common stock.

Termination of the share exchange agreement could negatively affect Madison and Kentucky Bancshares.

If the share exchange agreement is terminated, there may be various consequences.  For example, Madison’s or Kentucky Bancshares’ businesses may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the share exchange, without realizing any of the anticipated benefits of completing the share exchange. A termination of the share exchange agreement may also damage the reputations and franchise values of Kentucky Bancshares and Madison. If the share exchange agreement is terminated and Madison’s board of directors seeks another share exchange or business combination, Madison shareholders cannot be certain that Madison will be able to find a party willing to pay the equivalent or greater consideration than that which Kentucky Bancshares has agreed to pay in the share exchange.  In addition, in certain circumstances, termination of the share exchange agreement could require Madison to pay Kentucky Bancshares a termination fee of $350,000.

The combined company expects to incur substantial expenses related to the share exchange.

The combined company expects to incur substantial expenses in connection with completing the share exchange and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Kentucky Bancshares and Madison have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses.  Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.  Due to these factors, the transaction and combination expenses associated with the share exchange could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the share exchange. As a result of these expenses, both Kentucky Bancshares and Madison expect to take charges against their earnings before and after the completion of the share exchange. The charges taken in connection with the share exchange are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

If completed, the share exchange may not produce its anticipated results, and Kentucky Bancshares and Madison may be unable to combine their operations in the manner expected.

Kentucky Bancshares and Madison entered into the share exchange agreement with the expectation that the share exchange would produce various benefits. Achieving the anticipated benefits of the share exchange is subject to a number of uncertainties, including whether the Kentucky Bancshares and Madison organizations can be combined in an efficient, effective and timely manner.

It is possible that the transition process could take longer than anticipated and could result in the loss of valuable employees.  Additionally, the combination of the business and integration of operations could result in  disruption of each company’s ongoing businesses, controls, procedures and operations, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the share exchange. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the share exchange. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The transition process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

The share exchange may not be accretive to earnings per share and may cause dilution to Kentucky Bancshares’ earnings per share, which may negatively affect the market price of Kentucky Bancshares’ common stock.

Kentucky Bancshares currently anticipates that the share exchange will result in higher earnings per share in the first full year following the completion of the share exchange, excluding one-time expenses related to the share exchange. This expectation is based on preliminary estimates that are subject to change.  If such estimates change or prove to be inaccurate, the share exchange may not be accretive to earnings per share.  Kentucky Bancshares also could encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the share exchange or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in Kentucky Bancshares’ adjusted earnings per share or decrease or delay the expected accretive effect of the share exchange and contribute to a decrease in the price of Kentucky Bancshares’ common stock.

If the share exchange and holding companies’ merger together fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Madison shareholders may be required to recognize additional gain or loss on the exchange of their shares of Madison common stock in the share exchange for U.S. federal income tax purposes.

Kentucky Bancshares and Madison have structured the share exchange and holding companies’ merger together to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Neither Kentucky Bancshares nor Madison intends to request any ruling from the Internal Revenue Service as to the tax consequences of the exchange of shares of Madison common stock for shares of Kentucky Bancshares common stock in the share exchange or with respect to the holding companies’ merger thereafter.  If the share exchange and holding companies’ merger together fail to qualify as a reorganization, a Madison shareholder would generally recognize gain or loss for U.S. federal income tax purposes on each share of Madison common stock exchanged in the share exchange in an amount equal to the difference between that shareholder’s basis in such share and the sum of the amount of the cash and the fair market value of the shares of Kentucky Bancshares common stock the Madison shareholder receives or may receive in exchange for each such share of Madison common stock.  In connection with the share exchange and holding companies’ merger together, Wyatt, Tarrant & Combs, LLP has provided a tax opinion that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code.  You are urged to consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss. See “Material Federal Income Tax Consequences of the Share Exchange and Holding Companies’ Merger” elsewhere in this proxy statement-prospectus.

The results of operations of Kentucky Bancshares after the share exchange may be affected by factors different from those currently affecting the results of operations of Kentucky Bancshares and Madison.

The businesses of Kentucky Bancshares and Madison differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of Kentucky Bancshares and Madison.  For a discussion of the business of Kentucky Bancshares and of certain factors to consider in connection with Kentucky Bancshares’ business, see “Information About Kentucky Bancshares” included elsewhere in this proxy statement-prospectus.  For a discussion of the business of Madison and of certain factors to consider in connection with Madison’s business, see “Information About Madison” included elsewhere in this proxy statement-prospectus and the consolidated financial statements of Kentucky Bancshares attached as Appendix “D” to this proxy statement-prospectus.

Risk Factors Relating to Kentucky Bancshares

There are factors, many beyond Kentucky Bancshares’ control, which may significantly affect its financial position and results of operations.  Some of these factors are described below in the sections titled “Industry Risk”, “Financial Risk”, “Business Risk”, “Operational Risk” and “Technological Risk”.

Industry Risk

Industry risk includes risks that affect the entire banking service industry.

Significant decline in general economic conditions will negatively affect the financial results of Kentucky Bancshares’ banking operations.

Kentucky Bancshares’ success depends on general economic conditions both locally, nationally, and to a lesser extent, internationally.  Economic conditions in the United States and abroad deteriorated significantly in the latter part of 2008.  While economic conditions have improved slightly in 2014 and the beginning of 2015, business activity remains low, particularly in real estate.  Many businesses are still in serious difficulty due to reduced consumer spending and continued liquidity challenges in the market.  The housing market is still depressed as reflected by a high level of foreclosures and continued unemployment.  These factors have affected the performance of mortgage loans and resulted in financial institutions, including government-sponsored entities, in making significant write-downs of asset values of mortgage-backed securities, credit default swaps and other derivative and cash securities.  Some financial institutions have failed.  Many financial institutions and institutional investors have tightened the availability of credit to borrowers and other financial institutions, which, in turn, results in more loan defaults and decreased business activity.  Consumer confidence regarding the economy is low and the financial markets reflect this lack of confidence.  Most of Kentucky Bancshares’ customers are in the Central Kentucky area, and have been directly affected by this recession.  Local economic conditions have affected the demand of customers for loans, the ability of some borrowers to repay these loans and the value of the collateral securing these loans.  Loan growth is critical to Kentucky Bancshares’  profitability.

Kentucky Bancshares does not expect significant improvement in the economy in the near future, and future declines in the economy will likely make the credit market crisis worse.

The exercise of regulatory power may have negative impact on Kentucky Bancshares’ results of operations and financial condition.

Kentucky Bancshares is subject to extensive regulation, supervision and examination by federal and state banking authorities.  Any change in applicable regulations or federal or state legislation could have a substantial impact on Kentucky Bancshares’ operations.

Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Kentucky Bancshares’ powers, authority and operations, which could have a material adverse effect on its financial condition and results of operations.  For example, in response to the economic downturn and financial crisis, the U.S. government has enacted legislation by passing the Emergency Economic Stabilization Act of 2008 (“EESA”) followed by the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in 2010.  These Acts have enabled, and will enable the U.S. Treasury, the FDIC and the Federal Reserve Board to develop programs, such as the Capital Purchase Program, the Financial Stability Plan and the foreclosure prevention program, to improve funding to consumers, increase interbank lending and reduce home foreclosures.  The U.S. government continues to closely evaluate the economy, the effect of its legislation and resulting programs and initiatives on the economy.  Kentucky Bancshares expects that the U.S. government will continue to refine these programs and develop new programs.  Kentucky Bancshares’ business, financial condition, results of operations, liquidity and access to capital and credit will likely be negatively affected if the economy worsens or the financial markets do not stabilize.

Enactment of the Dodd-Frank Act, and the promulgation of regulations thereunder, could significantly increase Kentucky Bancshares’ compliance and operating costs or otherwise have a material and adverse effect on the its financial position, results of operations, or cash flows.

The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States, establishes the new federal Consumer Financial Protection Bureau (the “CFPB”), and has required and continues to require the CFPB and other federal agencies to implement many new rules.  At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting regulations will impact Kentucky Bancshares’ business.   However, compliance with these new laws and regulations will result in additional costs, which may adversely impact Kentucky Bancshares’ results of operations, financial condition or liquidity, any of which may impact the market price of the our common stock.  See “Information about Kentucky Bancshares - Supervision and Regulation” for more information on the Dodd-Frank Act.

Deposit insurance premiums levied against Kentucky Bancshares may increase if the number of bank failures increase or the cost of resolving failed banks increases.

The FDIC maintains the Deposit Insurance Fund to protect insured depositors in the event of bank failures. The Deposit Insurance Fund  is funded by fees assessed on insured depository institutions, including Kentucky Bank.  Future deposit premiums paid by Kentucky Bank depend on the level of the Deposit Insurance Fund and the magnitude and cost of future bank failures. Kentucky Bank may be required to pay significantly higher FDIC premiums if market developments change such that the Deposit Insurance Fund balance is reduced.

The effect of changes to banking capital standards could negatively impact Kentucky Bancshares’ regulatory capital and liquidity.

In December 2010 and revised in June 2011, the Basel Committee on Banking Supervision issued final rules related to global regulatory standards on bank capital adequacy and liquidity.  The new rules present details of the Basel III framework, which include increased capital requirements and limit the types of instruments that can be included in Tier 1 capital.  In July of 2013, U.S. banking regulators approved the final enhanced regulatory capital rules (“Final Capital Rules”). The Final Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries as compared to the previous U.S. risk-based capital and leverage ratio rules, and thereby implement certain provisions of the Dodd-Frank Act.   The Final Capital Rules, among other things, (1) introduce a new capital measure “Common Equity Tier I” (“CET1”), (2) specify that Tier I capital consists of CET1 and “Additional Tier I capital” instruments meeting specified requirements, (3) define CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (4) expand the scope of the adjustments as compared to existing regulations. CET1 capital consists of common stock instruments that meet the eligibility criteria in the final rules, including common stock and related surplus, net of treasury stock and retained earnings, certain minority interests and accumulated other comprehensive income, if elected.

The Final Capital Rules were effective for Kentucky Bancshares on January 1, 2015, subject to phase-in periods for certain of their components and other provisions.  As shown in Note 19 to Kentucky Bancshares’ audited financial statements at Appendix “D”, Kentucky Bancshares and Kentucky Bank currently meet all capital adequacy requirements, but there can be no assurance they will continue to do so in the future.

Increased competition from other providers may adversely affect our financial condition and results of operations.

We face vigorous competition from banks and other financial institutions.  This competition may reduce or limit our margins on banking services, reduce market share and adversely affect results of operations and financial condition.

Many other banks and financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services.  Additionally, we encounter competition from both de novo and smaller community banks entering the markets we are currently in.  We also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies.  If we cannot successfully compete, we will lose opportunities and customers and our results of operations will suffer.

Financial Risk

Financial risk components include, but are not limited to, credit risk, interest rate risk, goodwill impairment, market risk and liquidity risk.

Defaults in the repayment of loans may negatively impact our business.

Credit risk is most closely associated with lending activities at financial institutions.  Credit risk is the risk to earnings and capital when a customer fails to meet the terms of any contract or otherwise fails to perform as agreed.  Credit risk arises from all activities where we are dependent on issuer, borrower, or counterparty performance, not just traditional lending activities.  For example, our investment securities portfolio has inherent credit risk as do counterparties in derivative contracts.  Credit risk encompasses a broad range of financial institution activities and includes items reflected both on and off the balance sheet.

Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of real estate and other assets serving as collateral for repayment of many of the loans.  In determining the size of the allowance for loan losses, management considers, among other factors, our loan loss experience and an evaluation of economic conditions.  If these assumptions prove to be incorrect, the current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio.  Material additions to our allowance would materially decrease our net income.

Fluctuations in interest rates may negatively impact our banking business.

Interest rate risk focuses on the impact to earnings and capital arising from movements in interest rates.  Interest rate risk focuses on the value implications for accrual portfolios (e.g., available-for-sale portfolios) and includes the potential impact to our accrual earnings as well as the economic perspective of the market value of portfolio equity.  The interest rate risk is comprised of repricing risk, basis risk, yield curve risk and options risk.  Repricing risk represents the risk associated with the differences in timing of cash flows and rate changes with our products.  Basis risk represents the risk associated with changing rate relationships among varying yield curves.  Yield curve risk is associated with changing rate relationships over the maturity structure.  Options risk is associated with interest-related options, which are embedded in our products.

Changes in market multiples may negatively affect the value of goodwill, which would reduce our earnings.

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually.  We have selected December 31 as the date to perform the annual impairment test.  Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.  At a minimum, management is required to assess goodwill and other intangible assets annually for impairment.  This assessment involves estimating cash flows for future periods, preparing analyses of market multiples for similar operations, and estimating the fair value of the reporting unit to which the goodwill is allocated.  If these variables change negatively, we would be required to take a charge against earnings to write down the asset to the lower fair value.

Changes in market factors may negatively affect the value of our investment assets.

Market risk focuses on the impact to earnings and capital arising from changes in market factors (e.g., interest rates, market liquidity, volatilities, etc.) that affect the value of traded instruments.  Market risk includes items reflected both on and off the balance sheet.  Market risk focuses primarily on mark-to-market portfolios (e.g., accounts revalued for financial statement presentation).   If our investment assets decrease in value, our earnings would be negatively impacted in a similar manner.

Our inability to maintain appropriate levels of liquidity may have a negative impact on our results of operations and financial condition.

Liquidity risk focuses on the impact to earnings and capital resulting from our inability to meet our obligations as they become due in the normal course of business without incurring significant losses.  It also includes the management of unplanned decreases or changes in funding sources as well as managing changes in market conditions, which could affect the ability to liquidate assets in the normal course of business without incurring significant losses.  Liquidity risk includes items both on and off the balance sheet.  If we are unable to meet our obligations as they become due, then both our reputation and results of operations would be negatively affected.

Our results of operations and financial condition may be negatively affected if we are unable to meet a debt covenant and, correspondingly, unable to obtain a waiver regarding the debt covenant from the lender.

From time to time we may obtain financing from other lenders.  The loan documents reflecting the financing often require us to meet various debt covenants.  If we are unable to meet one or more of our debt covenants, then we will typically attempt to obtain a waiver from the lender.  If the lender does not agree to a waiver, then we will be in default under our borrowing obligation.  This default could affect our ability to fund various strategies that we may have implemented resulting in a negative impact in our results of operations and financial condition.

Business Risk

Business risk is composed mainly of legal and compliance risk, strategic risk and reputation risk.

Our results of operations and financial condition are susceptible to legal or compliance risks.

Legal or compliance risk is the risk to earnings or capital arising from the impact of unenforceable contracts, lawsuits, adverse judgments, violations or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards.  The risk also arises in situations where laws or rules governing certain products or activities of our customers may be ambiguous or untested.  This risk is not limited to the traditional thinking that legal/compliance risk is only associated with consumer protection laws.  It includes the exposure to litigation from all aspects of both traditional and nontraditional financial institution activities.

Incorrect strategic decisions may have a negative impact on our results of operations and financial condition.

Our board of directors and management must continually make strategic decisions.  These decisions are often made based on assumptions which, though reasonable when made, may subsequently not come to fruition.  Moreover, many of our strategic decisions depend in large part on the judgment of our directors and management based on their knowledge and experience.  If any of our strategic decisions prove to be incorrect, whether based on assumptions that do not come to fruition, changes in market conditions or other circumstances not foreseen at the time the decision is made, our results of operations and financial conditions would be negatively impacted.

Adverse publicity may have a negative impact on our business.

Reputation risk is the risk to earnings and capital arising from negative public opinion.  This affects the ability to establish new relationships or services or to continue servicing existing relationships.  Examiners will assess reputation risk by recognizing the potential effect the public’s opinion could have on our franchise value.

Operational Risk

An inability to process transactions may have a negative impact on our business.

Operational risk is present on a daily basis through our processing of transactions and is pervasive in all products and services provided to our customers.  It can be defined as the impact to earnings and capital from problems encountered in processing transactions.  Operational risk is a function of internal controls, operating processes, management information systems, and employee integrity.

Technological Risk

Systems failure, interruption or breach of security may have a negative impact on our business.

Communications and information systems are essential to the conduct of Kentucky Bank’s business, as such systems are used to manage customer relationships, deposits, loans, general ledger accounts, financial reporting and regulatory compliance.  While Kentucky Bank has established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do.  In addition, any compromise of Kentucky Bank’s information security systems could deter customers from using Kentucky Bank’s web site and its Internet banking service, both of which involve the transmission of confidential information.  Although Kentucky Bank relies on commonly used security and processing systems to provide the security and authentication necessary to ensure the secure transmission and processing of data, these precautions may not protect our systems from all compromises or breaches of security.

The business continuity of third-party providers may have a negative impact on our technology operations.

Kentucky Bank outsources certain of its data processing to third-party providers.  If third-party providers encounter difficulties, or if Kentucky Bank has difficulty communicating with them, Kentucky Bank’s ability to adequately process and account for customer transactions could be affected, and its business operations could be adversely impacted.  Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

Risk of Limited Market for Kentucky Bancshares Common Stock

There is a limited trading market for Kentucky Bancshares stock and you may not be able to resell your shares at or above the price you paid for them.

Although Kentucky Bancshares’ common stock is traded on the Over-the-Counter Bulletin Board under the symbol “KTYB”, trading activity in the stock historically has been sporadic. A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond Kentucky Bancshares’ control.  The absence of an active trading market for Kentucky Bancshares common stock could make it more difficult for you to sell your shares compared to the stock of other publicly traded bank holding companies and could depress the sales price of your shares in Kentucky Bancshares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of Kentucky Bancshares, Madison and the potential combined company and may include statements for the period following the completion of the share exchange. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements.  These words appear in a number of places in this proxy statement-prospectus (and the documents to which we refer you in this proxy statement-prospectus) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the share exchange, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding  intent, plans, beliefs or expectations or those of Kentucky Bancshares’ and Madison’s directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either Kentucky Bancshares or Madison to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual events or results to differ materially from such forward-looking statements include those set forth under “Risk Factors” included elsewhere in this proxy statement-prospectus, as well as, among others, the following:

•                  fluctuations in the market price of Kentucky Bancshares common stock and the related effect on the market value of the share exchange consideration that Madison common shareholders will receive upon completion of the share exchange;

•                  business uncertainties and contractual restrictions while the share exchange is pending;

•                  the possibility that the share exchange does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•                  the terms of the share exchange may need to be modified to satisfy such approvals or conditions;

•                  the anticipated cost savings, synergies and other financial benefits from the share exchange are not realized in the time frame anticipated or at all;

•                  costs or difficulties relating to integration of systems and operations might be greater than expected;

•                  diversion of management time on merger related issues;

•                  changes in asset quality and credit risk and risks associated with concentrations in real estate related loans;

•                  potential customer loss and deposit attrition from Madison Bank as a result of the share exchange;

•                  changes in interest rates and capital markets and the value of securities held;

•                  competitive conditions in the markets served by Kentucky Bancshares; and

•                  the impact, extent and timing of actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the share exchange or other matters addressed in this document and attributable to Kentucky Bancshares or Madison or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Kentucky Bancshares and Madison undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

MADISON SPECIAL MEETING

to be held on [•], 2015

The Madison board of directors is using this proxy statement-prospectus to solicit proxies from the holders of shares of Madison common stock for use at the Madison special meeting.

Together with this document, Madison is also sending you a notice of the special meeting and a form of proxy that is being solicited by the Madison board of directors.  This proxy statement-prospectus summarizes the information that you need to know in order to cast your vote at the special meeting.  You do not need to attend the special meeting in person to vote your shares.

Matters to be Considered

At the Madison special meeting, Madison will ask its shareholders to consider and vote on:

•                  a proposal to adopt and approve the Agreement and Plan of Share Exchange, dated as of January 21, 2015, by and among Kentucky Bancshares and Madison as such agreement and plan may be amended from time to time (the “share exchange proposal”); and

•                  a proposal to approve the adjournment of the Madison special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the Madison special meeting to approve the share exchange proposal (the “adjournment proposal”).

Voting Information

Record Date.  The close of business on [•], 2015 has been fixed as the record date for determining the Madison shareholders entitled to receive notice of and to vote at the Madison special meeting.

Outstanding Number of Shares; One Vote per Share.    On [•], 2015, there were 220,890 shares of Madison common stock issued and outstanding, and Madison had no other class of equity securities outstanding that was entitled to vote at this special meeting.  Each share of Madison common stock is entitled to one vote at the special meeting on each matter properly presented at the meeting.

Voting by Madison Shareholders of Record.  If, at the close of business on [•], 2015, your shares are registered directly in your name with Madison’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record of those shares and Madison has made these proxy materials available to you via the Internet or mailed them to you.  You may vote your shares by Internet or by mail as further described below.  Your vote authorizes each member of Madison’s board of directors as proxies, each with the power to appoint his or her substitute, to represent and vote your shares by proxy as you directed.

•                  Vote by Internet – Visit Madison’s transfer agent’s Website at www.amstock.com, then go to the Shareholder tab and follow the instructions.

•                  Vote by Mail – Mark, sign, and date your Proxy Card and return it in the postage-paid envelope provided.

If you have misplaced the envelope for your proxy card, you may mail your proxy card to: American Stock Transfer & Trust Company, LLC, Attn: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219. If you are voting by Internet,  please do not mail your proxy card.

If you have misplaced the postage-paid envelope that was provided to you, please mail your voted proxy card to Madison’s transfer agent, American Stock Transfer & Trust Company, LLC, Attn: Proxy Department, 6201 15th Avenue, Brooklyn, New York  11219.

Only the latest, dated proxy received from you, whether by Internet or mail, will be voted at the special meeting.  If you vote by Internet, please do not mail your proxy card.

Voting By Beneficial Owners of Record – Street Name.   If at the close of business on [•], 2015, your shares are held in street name in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of such shares.  These proxy materials are being made available to you by your bank, broker, trustee, or nominee that is considered the shareowner of record of those shares.  As the beneficial owner, you have the right to direct, via the Internet or telephone, your bank, broker, trustee, or nominee on how to vote your shares if the bank, broker, trustee, or nominee offers these options, or by signing and returning to them a proxy card.  Your bank, broker, trustee, or nominee will send you instructions for voting your shares.

If you wish to vote in person at the special meeting but you hold your stock in street name (that is, in the name of a broker, bank, or other institution), then you must have a proxy from the broker, bank, or institution in order to vote at the special meeting.

How Your Votes Will Be Voted.  If you vote by Internet or by signing and returning a proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•                                          for the share exchange proposal;

•                                          for the adjournment proposal.

In accordance with Kentucky law, business to be conducted at the Madison special meeting will be limited to the matters stated in Madison’s notice of the special meeting.

The proxies being solicited may be exercised only at the special meeting and any adjournment of the special meeting and will not be used for any other meeting.

Revoking a Proxy.  You may revoke or change your proxy at any time before it is exercised by (i) filing with the Secretary of Madison, Richard M. Thomas, written notice of revocation; (ii) submitting to the Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the special meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of Madison common stock in person.  If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy in order to vote in person at the special meeting.  If you vote by Internet, you may change your proxy vote simply by voting again by Internet.

Votes Required.  Inspectors of Election, appointed for the special meeting, will count votes cast at the special meeting.  Approval of the share exchange proposal requires the affirmative vote of at least two-thirds of the shares of Madison common stock outstanding on the record date for the Madison special meeting.  Because the affirmative vote of the holders of at least two-thirds of the shares of Madison common stock outstanding on the record date for the Madison special meeting is needed to approve the share exchange proposal, an abstention or a broker non-vote will have the effect of a vote against the share exchange proposal.

The Madison adjournment proposal will be approved if the votes cast for such proposal exceed the votes cast against the proposal at the special meeting.  Abstentions as to this proposal will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of that  matter.

Effect of Not Voting by Beneficial Owners; Broker Non-Votes.  If you are a beneficial owner and you do not provide voting instructions to your broker, bank, or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote.  Rules governing brokers, banks, and other entities of record holding your shares determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.”  If a proposal is determined to be discretionary, your broker, bank, or other holder, of record is permitted to vote on the proposal without receiving voting instructions from you.  A “broker non-vote” occurs with respect to a non-discretionary proposal when a bank, broker or other holder of record holding shares in street name for a beneficial owner submits a proxy voting those shares on a discretionary proposal, but not with respect to the non-discretionary proposal because that holder has not received voting instructions from the beneficial owner.

If you are a beneficial owner and do not provide voting instructions, your bank, broker, or other holder of record is permitted to vote your shares for the Madison adjournment proposal but is not permitted to vote your shares on the share exchange proposal.

Shares subject to broker non-votes will be counted against the share exchange proposal but will not be counted as votes for or against the  adjournment proposal.  Broker non-votes will be counted in calculating the number of votes necessary for the approval of the share exchange proposal but will not be included in calculating the number of votes necessary for the approval of the  adjournment proposal.  Shares, however, represented by proxies containing both broker non-votes and a vote on any matter will be considered present at the special meeting for purposes of determining the existence of a quorum.

Quorum.  The presence in person or by proxy of at least a majority of the outstanding shares of Madison common stock entitled to vote is necessary to constitute a quorum at the special meeting.  A share of Madison common stock is deemed present for quorum purposes once it is represented at Madison’s special meeting.  Shares of Madison common stock represented by properly executed and returned proxies will be treated as present.  Shares of Madison common stock held in the name of an individual who attends Madison’s special meeting are deemed present “in person” at the special meeting.  Shares of Madison common stock present at the special meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

Proxy Solicitations

Madison will pay all of the expenses of this solicitation of proxies.  Madison will also request banks, brokers, trustee and other nominees holding shares of Madison common stock beneficially owned by others to send these proxy materials to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing.  Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by Madison’s directors, officers and employees.  No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Directions to Madison Shareholders’ Special Meeting

Madison’s shareholders’ special meeting will be held at Madison’s corporate offices, located at 1001 Gibson Bay Drive, Richmond, Kentucky.  If you need directions, please contact Debra G. Neal, Executive Vice President, at Madison Financial Corporation at the same address or call (859)  626-8008.

Affiliate Agreements

In consideration of Kentucky Bancshares agreeing to enter into the share exchange agreement, each of the directors of Madison and Madison Bank, solely in their role as an owner of shares of Madison common stock and not in their roles as an officer or director of Madison or Madison Bank, entered into an affiliate agreement with Kentucky Bancshares.

The affiliate agreements provide that the director agrees, among other things, to vote all of the shares owned beneficially by him or her in favor of the share exchange proposal. However, with respect to any shares of Madison common stock over which the director has or shares voting power in a fiduciary capacity on behalf of a person other than Madison, the affiliate agreements do not require he or she vote in favor of the share exchange if he or she determines in good faith and after receipt of an opinion of counsel that voting such shares in favor of the share exchange proposal would be a breach of fiduciary duty owed to such person.  The obligation to vote in favor of the share exchange proposal is subject to there being no change to the share exchange agreement that decreases or changes the form of stock consideration contemplated by the share exchange agreement or that adversely affects the tax consequences to the director.

Under the affiliate agreements, each director agrees not to transfer any Madison common stock without Kentucky Bancshares’ consent except for transfers by operation of law, by will or under the laws of descent and distribution.

The affiliate agreements also contain certain confidentiality, non-competition and non-solicitation covenants.

As of the record date for the special meeting, the directors of Madison beneficially owned 68,038 shares, or approximately 30.8% of the outstanding shares of Madison common stock.  A copy of the form of affiliate agreements is attached as Appendix “C” to this proxy statement-prospectus and is incorporated herein by reference.  Madison shareholders are urged to read the form of each affiliate agreement in its entirety.

PROPOSALS SUBMITTED TO MADISON SHAREHOLDERS

PROPOSAL 1:  Adoption and Approval of the Agreement and Plan of Share Exchange

This proxy statement-prospectus is being furnished to Madison shareholders as part of the solicitation of proxies by the Madison board of directors for use at the Madison special meeting to consider and vote on the proposal to adopt and approve the Agreement and Plan of Share Exchange, dated as of January 21, 2015, by and among Kentucky Bancshares and Madison as such agreement and plan may be amended from time to time.  IF MADISON SHAREHOLDERS FAIL TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF SHARE EXCHANGE, THE SHARE EXCHANGE CANNOT BE COMPLETED.  Madison shareholders should read this proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the Agreement and Plan of Share Exchange and the share exchange.  A copy of the Agreement and Plan of Share Exchange is attached to this proxy statement-prospectus as Appendix “A.”

After careful consideration, the Madison board of directors determined that the Agreement and Plan of Share Exchange and the transactions it contemplates are in the best interests of Madison and its shareholders and approved the Agreement and Plan of Share Exchange, and its contemplated transactions, including the share exchange. See “The Share Exchange - Madison’s Reasons for the Share Exchange; Recommendation of the Madison Board of Directors” included elsewhere in this proxy statement-prospectus for a more detailed discussion of the Madison board of directors’ recommendation.

Approval of the share exchange proposal requires the affirmative vote of at least two-thirds of the shares of Madison common stock outstanding on the record date for the Madison special meeting.

The Madison board of directors unanimously recommends that its shareholders vote “FOR” the adoption and approval of the Agreement and Plan of Share Exchange, dated as of January 21, 2015, by and among Kentucky Bancshares and Madison as such agreement and plan may be amended from time to time.  For a discussion of interests of Madison’s directors and executive officers in the share exchange that may be different from, or in addition to, the interest of Madison’s shareholders generally, see “Interests of Madison Directors and Executive Officers in the Share Exchange” included elsewhere in this proxy statement-prospectus.

PROPOSAL 2:  Approval of the Adjournment or Postponement of the Madison Special Meeting

The Madison special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the share exchange proposal.

If, at the Madison special meeting, there are an insufficient number of shares of Madison common stock present in person or by proxy to constitute a quorum or approve the share exchange proposal, in accordance with its bylaws, Madison may propose to adjourn or postpone the special meeting, which will enable the Madison board of directors to solicit additional proxies to establish a quorum or approve the share exchange proposal.  Madison does not intend to call a vote on the share exchange proposal at the Madison special meeting if the votes cast in favor of the proposal are insufficient to approve it.

In the adjournment proposal, Madison is asking its shareholders to authorize the holder of any proxy solicited by the Madison board of directors to vote in favor of granting discretionary authority to proxy holders to adjourn the Madison special meeting to another time and place for the purpose of soliciting additional proxies.  If Madison shareholders approve this adjournment proposal, Madison could adjourn the Madison special meeting and any adjourned session of the meeting to use the additional time to solicit additional proxies, including proxies from Madison shareholders who have previously voted.

The adjournment proposal will be approved if the number of votes cast in favor of the proposal at the special meeting exceeds the votes cast against the proposal. Failures to vote, abstentions and broker non-votes, if any, will not have an effect on approval of this proposal.  Approval of the adjournment proposal is not a condition to completion of the share exchange.

The Madison board of directors unanimously recommends that Madison shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including the solicitation of additional proxies needed to approve the share exchange proposal.

THE SHARE EXCHANGE

Terms of the Share Exchange

Each of Kentucky Bancshares’ and Madison’s respective boards of directors has approved the share exchange agreement.   The share exchange agreement provides that Kentucky Bancshares will issue shares of Kentucky Bancshares common stock to Madison common shareholders in the share exchange.  Upon the completion of the share exchange, each share of Madison common stock will be exchanged into 1.1927 shares of Kentucky Bancshares common stock, subject to reduction (“share exchange consideration”).  We use the term “exchange ratio” to include the ratio resulting after any applicable reduction of the 1.1927  ratio.  The 1.1927 ratio may be reduced by 0.0001 shares of Kentucky Bancshares common stock for each $718 by which Madison’s Consolidated Net Book Value is less than $10,981,000 as of the tenth business day before the closing of the share exchange (the “Determination Date”).

As of March 31, 2015, Madison reported that it had a Consolidated Net Book Value of $11,562,825. Assuming that Consolidated Net Book Value remains unchanged through the date ten days before the closing, the exchange ratio would be 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock, and the aggregate value of the Kentucky Bancshares shares issued to Madison shareholders in the share exchange would be $7,337,222, based on the $27.85 closing trading price of Kentucky Bancshares common stock on April 21, 2015.

For purposes of the potential reduction, the term “Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Madison  determined in accordance with generally accepted accounting principles as of the Determination Date, without giving effect to

•                  the after-tax impact of any negative provision for loan and lease losses for the period between September 30, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses,

•                  the after-tax impact of any realized gains or losses on securities sold by Madison or Madison Bank after September 30, 2014,

•                  accumulated other comprehensive income (loss), and

•                  expenses paid or incurred by Madison as of the Determination Date in connection with the share exchange.

The following table shows the range of hypothetical adjustments to the exchange ratio (the number of shares of Kentucky Bancshares common stock into which each share of Madison common stock would be converted in the share exchange), and the aggregate value of the Kentucky Bancshares shares to be issued in the share exchange, based on various levels of Consolidated Net Book Value as of the Determination Date.

Consolidated Net Book Value	Exchange Ratio	Value Per Share of Madison*	Aggregate Value*

$10,981,000 or more	1.1927	$ 33.22	$ 7,337,236
10,000,000	1.0561	29.41	6,496,594
9,000,000	0.9168	25.53	5,639,671
8,000,000	0.7775	21.65	4,782,748
7,000,000	0.6382	17.77	3,925,825
6,000,000	0.4989	13.89	3,068,902
5,000,000	0.3596	10.01	2,211,979

*Assigns a per share value to Kentucky Bancshares common stock of $27.85 based on the closing price on April 21, 2015 and assumes 220,890 shares of Madison common stock outstanding as of the closing.  Ignores cash issued in lieu of fractional shares of Kentucky Bancshares common stock.

No Fractional Shares.  No fractional shares of Kentucky Bancshares common stock will be issued in the share exchange.  A Madison shareholder who otherwise would have received a fraction of a share of Kentucky Bancshares common stock will instead receive cash equal to the fraction multiplied by $32.50.

Madison Preferred Stock.  Madison has outstanding 8,508 shares of Series A preferred stock, 3,370 shares of Series B preferred stock and 169 shares of Series C preferred stock.  All of such shares have mandatory redemption provisions that permit Madison  to redeem such shares for an amount equal to their liquidation amount, plus all accrued but unpaid dividends.   Kentucky Bancshares intends prior to closing of the share exchange to negotiate and enter contracts with Madison and the holders of Madison preferred stock wherein the holders would agree to sell their shares of preferred stock in connection with the closing of the share exchange to Madison for the liquidation amount plus accrued but unpaid dividends.  This would eliminate the administrative cost and burden involved in Madison exercising the mandatory redemption.  For any shares of preferred stock for which Kentucky Bancshares and Madison are unable to enter voluntary purchase contracts, Kentucky Bancshares will cause Madison immediately following closing to call for the mandatory redemption of those shares and funding of the redemption in accordance with the documents governing the preferred stock.

The aggregate liquidation amount and accrued but unpaid dividends on the outstanding Madison preferred shares as of an assumed closing date of June 30, 2015  are set forth in the table below.  Kentucky Bancshares will fund the purchase or redemption of the shares by Madison through existing cash and borrowings under a new term loan.  See “Additional Funding Sources” at page 60.

Class	Aggregate Liquidation Amount	Aggregate Accrued but Unpaid Dividends as of June 30, 3015
Series A preferred stock	$ 850,800	$ 308,770
Series B preferred stock	3,370,000	1,261,348
Series C preferred stock	169,000	103,693
Total	$ 4,389,800	$ 1,673,811

Kentucky Bancshares Common Stock.  Each share of Kentucky Bancshares common stock and options to purchase common stock outstanding immediately prior to the share exchange will remain outstanding immediately following the share exchange.

Shareholder Approvals. Madison shareholders are being asked to approve the share exchange.  See “The Share Exchange Agreement” included elsewhere in this proxy statement-prospectus for additional and more detailed information regarding the legal documents that govern the share exchange, including information about the conditions to the completion of the share exchange and the provisions for terminating and amending the share exchange agreement.

Background of the Share Exchange

The share exchange transaction with Kentucky Bancshares is the result of a process the board of directors of Madison initiated in June 2014 to investigate strategic opportunities available to maximize shareholder value.

The period from 2009 to 2012 was challenging for Madison as a result of the financial crisis that began in late 2007 and the downturn in the real estate market. As with many community banks during this period, economic conditions adversely affected borrowers and the value of the collateral securing their loans, resulting in significant increases in problem loans and loan losses and severely impacting the organization’s operating results.

Given the uncertainty facing the banking industry in early 2009, Madison elected to participate in the Troubled Asset Relief Capital Purchase Program (“TARP”) offered by the United States Treasury (the “Treasury”), issuing shares of Series B and Series C preferred stock (the “TARP preferred stock”) to the Treasury to provide a capital cushion for Madison Bank.  Madison reported a loss for 2009 and, following a routine regulatory examination in early 2010, Madison and Madison Bank entered into a written agreement with the Federal Reserve and the Kentucky Department of Financial Institutions in August 2010.  This written regulatory agreement, which remains in effect today, contained the steps that Madison and Madison Bank agreed to take to address the issues facing the organization and improve the asset quality of its loan portfolio. During this period, Madison also began experiencing significant senior management turnover, including the departure in 2010 of its then President and CEO, as well as its Chief Credit Officer, three other lending officers and several other employees.

Madison hired a new President and CEO in 2011 and in early 2012, as Madison’s financial condition began to improve, the board began investigating ways it might replace or refinance the TARP preferred stock.  However, the written regulatory agreement prohibits Madison Bank from paying any dividends and prohibits Madison from repurchasing or making any distributions on its TARP preferred stock without prior regulatory clearance.  The regulators would not allow Madison to repurchase or replace the TARP preferred stock without a capital increase.  So in April 2012, Madison attempted to raise capital through a $10.5 million common stock offering to its Kentucky shareholders.  Madison’s President and CEO resigned shortly before the stock offering, and the offering was unsuccessful.

The Treasury provided notice in the summer of 2012 that Madison was among the private companies whose TARP preferred stock the Treasury planned to auction for sale to qualified bidders.  Since Madison could not  submit a bid or purchase the preferred stock, it designated a group of directors who arranged personal financing to bid for the TARP preferred stock when the Treasury selected it for auction.  The auction occurred in November 2013; the directors were unsuccessful in their bid and the TARP preferred stock was sold to unrelated third parties at a price above par.

At a special called June 2014 meeting, following a meeting with Federal Reserve examiners after a regularly scheduled regulatory examination, the directors concluded that the regulators would not permit Madison to redeem or refinance the outstanding preferred stock or allow Madison Bank to pay dividends to Madison to cover any financing costs. Faced with a significant hike in the dividend rate on the TARP preferred stock, the board  reviewed the rationale, potential financial impact and execution risk of each of several strategic options, including remaining independent, raising additional capital, and selling the institution through an auction process. At the conclusion of the meeting, the board concluded the best strategy for maximizing shareholder value was to pursue a sale of Madison Bank.  The new President and CEO that Madison had hired in September 2013 following an executive search provided notice of his resignation.

On June 5, 2014, and again on June 11, 2014, Michael R. Eaves, Chairman of the board of directors of Madison, and Debra Neal, Madison’s Executive Vice President, consulted with Cynthia Young, a representative of its legal counsel, Wyatt, Tarrant & Combs, LLP, regarding the engagement of an investment banking firm to assist Madison with the sale of the bank.

Management interviewed several investment banking firms and selected Professional Bank Services (“PBS”) because of its experience and reputation in successfully accomplishing merger and acquisition deals in the Kentucky banking market and its contacts with financial institutions most likely to have an interest in Madison and the Richmond market.   Madison executed an engagement letter with PBS on June 16, 2014.  PBS,  as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, as well as other corporate transactions.

Between June 16, 2014 and August 6, 2014, PBS met with certain executive officers of Madison to discuss the process, strategy and timeline for a potential transaction and to assist Madison in the preparation of an online data room to permit interested parties to conduct due diligence of non-public information.

In August 2014, from a list of 23 potential merger partners, PBS, as directed by the board of directors, contacted 16 financial institutions, including Kentucky Bancshares, sent nondisclosure agreements to 13, and granted access to Madison’s electronic data room to the 11 parties who executed a nondisclosure agreement. A majority of the parties sought and held multiple targeted diligence calls with PBS and sought additional due diligence information from Madison.

By September 9, 2014, the deadline for indications of interest from potential buyers, Madison received four written indications of interest.

Madison’s board of directors met on September 10, 2014 to consider the indications of interest.  Chris Hargrove, a representative of PBS, presented a report to the board regarding the confidential marketing of the bank and the indications of interest received.  Cynthia Young, Madison’s legal counsel, participated by telephone conference.  Indications of interest were received from four Kentucky bank holding companies.  One anticipated a price in the range of $32.14 and $38.48, subject to pricing adjustments and further dialogue. The other three proposed a dollar price in the range of $30.81 per share to $33.00 per share.  Two of the bids offered all cash, while two of the bids offered a combination of stock and cash.

The initial indications of interest submitted by each of the four potential purchasers were reviewed in detail by the board.  In reviewing those initial indications of interest with PBS,  the board considered material purchase terms, including among other things, price, proposed price adjustments and the form of payment.  The board also considered the execution risk of attempting to complete a business combination with each potential purchaser and the prospects of the combined companies.

Mr.  Hargrove profiled each of the interested parties and discussed with the directors their financial condition and performance and track record in doing and completing transactions.  He led directors through a discussion comparing the price each proposed, how it would be payable (cash versus stock versus a combination of cash and stock), whether it was subject to adjustment and any other terms and contingencies in the proposals.  PBS and legal counsel also discussed the tax treatment of any potential transaction, securities law considerations upon the receipt of stock and the performance, return and trading activity in the stock of the two potential acquirors who had proposed a stock transaction.  The board discussed the advantages and disadvantages presented by each of the proposals and the responsibilities of the board in pursuing a course they believed was in the best interests of Madison and its shareholders.

The  board concluded that the proposal offered by Kentucky Bancshares was best for Madison’s shareholders – it offered the best price that was not subject to adjustment, a fixed exchange ratio for common shareholders and provided that the preferred stock would be redeemed at its redemption price.  While Kentucky Bancshares’ stock was not actively traded, the board considered that the transaction could be structured as a tax-free reorganization for common shareholders who could receive freely tradable stock.  The risk of not receiving regulatory approval for the transaction was considered small because of Kentucky Bancshares’ financial strength and capital resources.  The  risk of the transaction not being completed was considered small because, while Kentucky Bancshares has not completed many acquisition transactions, it did not have a history of abandoning transactions.  The board directed PBS to confirm with Kentucky Bancshares the details of its indication of interest.

Over the next few days, Mr.  Hargrove engaged in discussions with Louis Prichard, the President of Kentucky Bancshares, regarding the details of Kentucky Bancshares’ proposed stock for stock exchange. Kentucky Bancshares updated its  proposal and presented a new and expanded indication of interest, dated September 30, 2014.  The revised indication proposed part cash–part stock consideration for Madison’s common shareholders so that the stock could be issued in a private placement in order to minimize transaction costs and avoid potential delays with registration with the Securities and Exchange Commission (“SEC” or “Commission”).  Thereafter, legal counsel for  Kentucky Bancshares and Madison engaged in discussions regarding the proposed structure for the transaction.

Madison’s board met again on October 6, with its legal counsel and PBS present.   Mr. Prichard had met with the board earlier where he presented publicly available financial and other information with respect to Kentucky Bancshares and responded to directors’ questions.   PBS recapped their discussions with Kentucky Bancshares senior management and reviewed the updated terms Kentucky Bancshares was now proposing.  PBS discussed the value implications of receiving stock versus cash in the transaction and the impact of the fixed exchange ratio on  the relative value of the transaction between signing a definitive agreement and closing.  Legal counsel advised about the mechanics of a private placement transaction versus a registered offering.  After thorough discussion, it was the consensus of the board that all common shareholders should be treated the same in the transaction; the board was not inclined to approve a transaction in which the organization’s directors, officers and largest shareholders received one form of consideration (Kentucky Bancshares shares at a fixed ratio) when others received a fixed cash price.  The board instructed PBS to go back to Kentucky Bancshares to determine if Kentucky Bancshares was willing to offer registered stock in a tax free transaction to all common shareholders on the terms presented.  If so, the board was prepared to sign Kentucky Bancshares’ indication of interest and agree to exclusive negotiations over the next sixty days.

PBS went back to Kentucky Bancshares and negotiated an all registered stock transaction.  Kentucky Bancshares updated its indication of interest accordingly and Madison executed Kentucky Bancshares’ indication of interest on October 9, 2014.

Extensive due diligence by the parties ensued.  During the week of November 17, 2014, Mr. Prichard, along with other Kentucky Bancshares and Kentucky Bank officers, conducted multiple off-site meetings with Debra Neal, Executive Vice President and Chief Financial Officer of Madison Bank, and Kathy Woods, Executive Vice President and Chief Credit Officer of Madison Bank, to discuss financial and operational aspects of Madison Bank.  The discussions included Madison Bank’s asset quality, loan administration, allowance for loan and lease loss calculation, financial performance, capital challenges, liquidity and asset-liability management, and operating processes.  Kentucky Bancshares’ legal counsel, Stoll Keenon Ogden PLLC, conducted legal due diligence consisting of a review of the documents in the online data room as well as other requested documentation.  In addition, Mercer Capital performed a valuation analysis of (and delivered a report respecting) Madison Bank’s loan portfolio and deposits.  During that same period, Crowe Horwath, Kentucky Bancshares’ accountants, conducted a loan review of Madison Bank.   Crowe Horwath also, during the month of November 2014, engaged in a tax review of Madison and its subsidiaries.

PBS, on behalf of Madison, performed a limited scope due diligence review of  Kentucky Bancshares which included an on-site visit on December 15 and December 16, 2014.  The review included the following information prepared or provided by Kentucky Bancshares: certain credit quality reports; consolidated financial statements; annual reports; current consolidated month-end delinquency and non-accrual reports; current and historical consolidated analysis of the allowance for loan and lease losses; current consolidated internal loan reports, consolidated problem loan listing and classifications; and various other current internal financial and operating reports.

Stoll Keenon Ogden PLLC circulated a draft of the  definitive agreement on December 5, 2014.  Between December 5, 2014 and January 21, 2015, Kentucky Bancshares and Madison, along with their legal counsel and financial advisors, negotiated the share exchange agreement and the other related transaction agreements.

Kentucky Bancshares and its financial advisors and legal counsel conducted additional due diligence during the next several weeks.

On December 16, 2014, the Kentucky Bancshares board met with Stoll Keenon Ogden counsel to review the definitive agreement  (which had been provided to Kentucky Bancshares directors in advance of the meeting).  During the two hour board meeting legal counsel reviewed the definitive agreement and responded to questions from Kentucky Bancshares directors.  The Kentucky Bancshares board unanimous approved the definitive agreement with such further changes to the draft reviewed at the meeting as the Strategic Planning and Governance Committee of the Kentucky Bancshares board might approve.

On December 18, 2014, the Madison board met again with its advisers present  to discuss the transaction and the status of the definitive acquisition agreement.  PBS reviewed with the directors the financial terms of the transaction and provided the directors its financial analysis of the transaction and discussed the fairness of its terms from a financial point of view and the results of its financial due diligence with respect to  Kentucky Bancshares.  Legal counsel summarized the basic terms and structure of the acquisition agreement and the terms that were under negotiation.  The board discussed with its advisers timing of the transaction going forward.

The parties continued to negotiate the detailed terms of the definitive agreement and the disclosure memorandum and exchange drafts.  The latest draft of the agreement was circulated to directors.

On January 8, 2015, the Madison board met with PBS and its legal counsel to review in detail the definitive agreement and status of negotiations.  The latest draft of the agreement, an executive summary of the transaction and proposed board resolutions were sent to directors in advance of the meeting.  Counsel led a discussion regarding the provisions of the latest share exchange agreement draft and responded to questions from directors.  Over a two hour meeting, Madison’s legal counsel led the directors through the terms of the agreement, a discussion of the representations, warranties, covenants and grounds (and consequences) of termination, and during the discussion points meriting follow-up were identified.  The Madison board also discussed the affiliate agreement each director would be required to sign and the employment agreement that Madison’s Executive Vice President would enter into.  Directors also discussed their duties as directors, the events that led to the board’s decision to pursue the sale of the bank and the reasons why the transaction was in the best interests of shareholders.  The board also discussed the process for moving forward. PBS reviewed with directors recent trading activity in Kentucky Bancshares stock and discussed the procedure for fixing the exchange ratio prior to signing.  PBS had previously advised the board regarding its financial analysis of the transaction, and informed the board that it would be in a position to render a fairness opinion once the exchange ratio was fixed.  Subject to receipt of the fairness opinion, and finalizing the definitive agreements, the board unanimously approved the transaction and authorized management to proceed.

On January 20, 2015, the Kentucky Bancshares board ratified the latest version for the definitive agreement.  On January 20, 2015, the Madison board met again to consider approving the definitive transaction agreements. The purpose of the meeting was to receive PBS’s report as to fairness and confirm the adoption of resolutions approving the transaction.  Directors received the latest versions of the transaction documents and reviewed, among other things, the calculation of the exchange ratio and potential reduction if a minimum target for common equity was not met.

Chris Hargrove of PBS reviewed the efforts to solicit interest among potential business combination partners during the prior six months, which had yielded four offers, including the offer from Kentucky Bancshares.  Mr. Hargrove reviewed with the directors the financial terms of the transaction, discussed methodologies used in evaluating fairness, discussed Kentucky Bancshares’ performance relative to peers and presented PBS’s  conclusion that the exchange consideration to be paid by Kentucky Bancshares for each share of Madison’s common stock was fair to the holders of Madison common stock from a financial point of view. After receiving PBS’s fairness opinion and careful consideration of the revised draft of the share exchange agreement and the other strategic options available to Madison at the time, Madison’s board of directors (i) determined that the share exchange agreement and the transactions contemplated thereby were in the best interest of Madison and its shareholders, (ii) approved and adopted the share exchange agreement and approved the share exchange and the other transactions contemplated thereby, and (iii) directed that the share exchange agreement be submitted to its shareholders for approval and recommended the approval and adoption of the share exchange agreement and related plan of share exchange and the transactions contemplated thereby by Madison shareholders.

The share exchange agreement between Madison and Kentucky Bancshares was executed by the parties on January 21, 2015.

The transaction was announced after the close of business on January 21, 2015 by a press release issued jointly by Madison and Kentucky Bancshares.

Madison’s Reasons for the Share Exchange; Recommendation of the Madison Board of Directors

In reaching its decision to adopt and approve the share exchange agreement and recommend the share exchange to its shareholders, Madison’s board of directors evaluated the share exchange and the share exchange agreement, in consultation with Madison’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors:

•                  Its knowledge of Madison’s business, operations, financial and regulatory condition, earnings and prospects and of Kentucky Bancshares’ business, operations, financial and regulatory condition, earnings and prospects, taking into account the results of Madison’s due diligence review of Kentucky Bancshares.

•                  Its belief that the transaction represented the best available means of resolving Madison’s  TARP preferred stock obligations which, if not promptly addressed, will continue to erode shareholder value.

•                  Its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Madison and Kentucky Bancshares, development, productivity, profitability and strategic options, and the illiquidity of Madison’s common stock.

•                  The potential expense saving opportunities in connection with the share exchange, the related potential impact on the combined company’s earnings, and the fact that the Kentucky Bancshares common stock portion of the share exchange consideration would allow former Madison shareholders to participate as Kentucky Bancshares shareholders in the benefits of such savings opportunities and the future performance of the combined company generally.

•                  The performance of Kentucky Bancshares’ stock, its liquidity, relative to the liquidity of Madison’s stock, and the dividend it pays. Kentucky Bancshares’ current annual dividend of $1.00 per Kentucky Bancshares share equates to $1.1927 per Madison share and represented a yield of approximately 3.7% on the $27.25 closing price per share of Kentucky Bancshares stock on January 20, 2015. Madison has not paid a dividend on its shares for several years.

•                  Presentations concerning the operations, financial condition and prospects of Madison and the expected financial impact of the share exchange on the combined company, including pro forma assets, earnings and deposits.

•                  The terms of the share exchange agreement, and the presentation by Madison’s legal advisor regarding the share exchange and the share exchange agreement.

•                  The financial presentation of PBS, dated January 20, 2015, to Madison’s board of directors and PBS’s opinion, dated January 20, 2015, to the board, to the effect that, as of January 20, 2015, and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the opinion, the per share exchange consideration in the share exchange was fair, from a financial point of view, to the holders of Madison common stock.

•                  The financial terms of the share exchange, including the fact that, based on the twenty day average closing price of Kentucky Bancshares common stock as of January 16, 2015, the implied value of the per share share exchange consideration represented an approximate 7% premium to the common tangible book value per share of Madison common stock as of September 30, 2014.

•                  Madison’s board of directors’ belief that a share exchange with Kentucky Bancshares would allow Madison shareholders to participate in the future performance of a combined company that would have better future prospects than Madison was likely to achieve on a stand-alone basis or through other strategic alternatives, including a combination with other potential purchasers. Remaining independent without raising substantial capital was not feasible.

•                  The regulatory and other approvals required in connection with the share exchange and the likelihood that the approvals needed to complete the share exchange will be obtained within a reasonable time and without unacceptable conditions.

•                  The expected treatment of the share exchange as a “reorganization” for United States federal income tax purposes, which would generally not be taxable to the extent Madison shareholders exchange their shares of Madison common stock for shares of Kentucky Bancshares common stock. The expected tax treatment of the share exchange is described in more detail under “Material Federal Income Tax Consequences of the Share Exchange and Holding Companies’ Merger.”

The foregoing discussion of the factors considered by Madison’s board is not intended to be exhaustive, but is believed to include all material factors considered by Madison’s board. In view of the wide variety of the factors considered in connection with its evaluation of the share exchange and the complexity of these matters, Madison’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Madison’s board may have given different weight to different factors. Madison’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Madison management and Madison’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

It should be noted that this explanation of Madison’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” on page 24.

The Madison board unanimously recommends that the Madison shareholders vote “FOR” the approval of the share exchange agreement including the plan of share exchange.

Kentucky Bancshares’ Reasons for the Share Exchange

Reasons for Share Exchange.  In reaching its decision to adopt and approve the share exchange agreement, the share exchange and the other transactions contemplated by the share exchange agreement, the Kentucky Bancshares board of directors consulted with Kentucky Bancshares management, as well as its professional advisors, and considered a number of factors, including the following material factors:

•                  The financial and other terms of the share exchange agreement, including the exchange ratio, tax treatment and deal protection and termination fee provisions;

•                  Management’s view that the acquisition of Madison provides an attractive opportunity to expand Kentucky Bank’s market share in Madison County, Kentucky.

•                  Madison Bank’s community banking orientation, which is compatible with Kentucky Bank;

•                  Management’s determination that synergies resulting from the combination of Madison Bank with Kentucky Bank will permit Kentucky Bank to realize operating efficiencies that Madison Bank cannot achieve as a stand-alone institution;

•                  A review of the demographic, economic and financial characteristics of the Madison County market;

•                  The consideration paid in comparable community bank acquisitions;

•                  The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Madison’s business, operations and workforce with those of Kentucky Bancshares;

•                  The potential risk of diverting management attention and resources from the operation of Kentucky Bancshares’ business and towards the completion of the share exchange; and

•                  The regulatory and other approvals required in connection with the share exchange and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Kentucky Bancshares board of directors is not intended to be exhaustive, but includes the material factors considered by the Kentucky Bancshares board of directors.  In reaching its decision to approve the share exchange agreement, the share exchange and the other transactions contemplated by the share exchange agreement, the Kentucky Bancshares board of directors did not quantify or assign any relative weights to the factors considered.  Individual directors may have given different weights to different factors and considered additional factors. The Kentucky Bancshares board of directors considered all these factors as a whole, including discussions with, and questioning of, Kentucky Bancshares’ management and Kentucky Bancshares’ professional advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinions of Madison’s Financial Advisor

Professional Bank Services, Inc. (“PBS”) was engaged by Madison to advise Madison’s board of directors as to the fairness of the consideration, from a financial perspective, to be paid by Kentucky Bancshares as set forth and further defined in the share exchange agreement.

PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has, or has had within the past two years, a material financial interest in, or other material relationship with, Madison or Kentucky Bancshares and PBS was selected to advise Madison’s board of directors based on its knowledge of the banking industry as a whole. PBS did not determine the amount of consideration to be paid to Madison stockholders in connection with the transaction, but instead recommended the fairness of the consideration provided for in the share exchange agreement to Madison’s board of directors.

PBS performed certain analyses described herein and presented the range of values for Madison, resulting from such analyses, to the board of directors of Madison in connection with its advice as to the fairness of the consideration to be paid by Kentucky Bancshares.

A Fairness Opinion of PBS was delivered to the board of directors of Madison on January 20, 2015 at a special meeting of the board of directors. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached to this proxy statement-prospectus at Appendix “E.”

In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Madison and Kentucky Bancshares. PBS considered certain financial and stock price data of Madison and Kentucky Bancshares, compared that data with similar data for certain publicly-held bank holding companies and considered the financial terms of certain other comparable transactions. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. PBS did not make an independent evaluation or appraisal of the assets of Madison or Kentucky Bancshares. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information.

In connection with preparing its Fairness Opinion, PBS performed a limited scope due diligence review of Kentucky Bancshares, which included an on-site visit to Kentucky Bancshares by PBS personnel on December 15, 2014 through December 16, 2014. The review included certain credit quality reports provided by Kentucky Bancshares, consolidated financial statements for Kentucky Bancshares, Kentucky Bancshares Annual Reports for 2012 and 2013, current consolidated month-end delinquency and non-accrual reports for Kentucky Bancshares, current and historical consolidated analysis of the allowance for loan and lease losses for Kentucky Bancshares, current consolidated internal loan reports, consolidated problem loan listing with classifications, and various other current internal financial and operating reports prepared by Kentucky Bancshares.

PBS reviewed and analyzed the historical performance of Madison, including December 31, 2012 and 2013 audited annual reports of Madison, September 30, 2014 Consolidated Reports of Condition and Income (“Call Reports”) of Madison, Madison Uniform Bank Performance Report as of September 30, 2014, internal financial statements as of September 30, 2014 for Madison, Madison financial projections and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the Fairness Opinion. In reviewing the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Madison’s board of directors, PBS performed a variety of financial analyses, including those summarized herein. This summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Madison’s or Kentucky Bancshares’ control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

The share exchange consideration was determined by dividing $7,179,176 by the twenty day average closing price of Kentucky Bancshares’ common stock. For purposes of determining the exchange ratio at the time the Fairness Opinion was prepared, PBS utilized a twenty day average closing price of Kentucky Bancshares of $27.25. PBS’s calculation of the share exchange consideration is presented in the following table.

PROPOSED TRANSACTION VALUE

Kentucky Bancshares Stock Value	$27.25
Shares Issued for Common Stock	263,456
Value of Stock Consideration	$7,179,176
Per Share Consideration	$32.50
Exchange Ratio for Stock	1.1927
Multiple of Madison 09/30/14 Common Tangible Equity	1.07X
Kentucky Bancshares Stock Price to Madison 09/30/14 Tangible Book Value	1.18X
Multiple of Madison 12/31/13 Common Tangible Equity	1.38X
Kentucky Bancshares Stock Price to Madison 12/31/13 Tangible Book Value	1.36X

In performing its various analyses, PBS utilized the following financial inputs for Madison:

MADISON FINANCIAL INPUTS

(Dollars in Thousands)

September 30, 2014 Stated Common Equity	$6,720

September 30, 2014 Shares Outstanding	220,890

For presentation purposes, PBS utilized a Kentucky Bancshares stock price per share of $27.25. The total consideration to be received by Madison’s shareholders, utilizing a Kentucky Bancshares stock price of $27.25 per share results in a multiple of Madison’s September 30, 2014 tangible common equity of 1.07X.

Market Comparison Method: In performing this analysis, PBS reviewed the 230 bank transactions in the Southeast and Midwest Regions of the United States from January 1, 2011 through December 16, 2014 for which financial information is available (the “Comparable Group”). The purpose of the analysis was to obtain an evaluation range for Madison based on these Comparable Group bank acquisition transactions. The median multiple of tangible book value of the Comparable Group transactions was utilized in obtaining a range for the acquisition value of Madison. In addition to reviewing the Comparable Group bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Madison, had a non performing assets (NPAs) to total assets ratio between 3.0% and 5.0%, had a last twelve month (“LTM”) return on average assets (“ROAA”) less than 0.00%, had total assets between $50 million and $150 million, and those located in Kentucky. Median values for the 257 Comparable Group acquisitions expressed as a multiple of tangible book value equaled 1.19X. The following tables depict the median transaction pricing multiples for the above institution categories as well as the percentile ranking of the proposed offer in terms of the applicable pricing multiple within each comparable category.

ACQUISITION PRICING FOR COMPARABLE GROUP TRANSACTIONS

MEDIAN MULTIPLES

MULTIPLE OF TANGIBLE BOOK VALUE

PROPOSED TRANSACTION @ $32.50 per common share	1.07X

Comparable Groups
All Comparable Group Acquisitions since 1/1/11	1.19X
All Comparable Group with NPA’s / Assets between 3.0% and 5.0%	0.98X
All Comparable Group with LTM ROAA less than 0.00%	0.87X
All Comparable Group with Assets between $50 million - $150 million	1.14X
Kentucky Transactions since 2011	1.07X

COMPARABLE GROUP TRANSACTIONS

MULTIPLE OF TANGIBLE BOOK VALUE

PROPOSED TRANSACTION PERCENTILE RANKINGS

Proposed Transaction @ $32.50 per common share	1.07X

Comparable Groups
All Comparable Group Acquisitions since 1/1/11	38.00%
All Comparable Group with NPA’s / Assets between 3.0% and 5.0%	56.20%
All Comparable Group with LTM ROAA less than 0.00%	73.30%
All Comparable Group with Assets between $50 million - $150 million	42.10%
Kentucky Transactions since 2011	49.50%

Asset Value Method: PBS reviewed Madison’s balance sheet data to determine the amount of material adjustments required to the stockholders’ equity of Madison based on differences between the market value of Madison’s assets and their value reflected on Madison’s financial statements. PBS determined that one adjustment was warranted. Utilizing a deposit premium of 1.66% of core deposits, PBS reflected a value of Madison’s September 30, 2014 core deposits of approximately $1,608,000. To determine the core deposit premium a search was conducted for all branch transactions in the United States from January 1, 2011 through December 16, 2014 for which pricing information was available. The transactions that included loans were excluded. There were a total of 49 branch transactions that fit the criteria with a median deposit premium of 1.66%. The aggregate adjusted net asset value of Madison was determined to be $8,328,000, or 1.24X Madison September 30, 2014 stated common equity.

Earnings Method: A dividend discount analysis was performed by PBS pursuant to which a range of values of Madison was determined by adding (i) the present value of estimated future dividend streams that Madison could generate over a five-year period and (ii) the present value of the “terminal value” of Madison’s tangible equity at the end of the fifth year. The “terminal value” of Madison’s tangible equity at the end of the five-year period was determined by applying a multiple of 1.19 times the projected terminal year’s tangible common equity. The 1.19 multiple represents the median price paid as a multiple of tangible equity for all Southeast and Midwest bank transactions from January 1, 2011 through December 16, 2014, for which pricing information is available.

Projections prepared by PBS were prepared independently. The projections were based on a “best case scenario”, and actual future performance would be expected to be less favorable. Management agreed that the PBS projections were optimistic.

Projected dividend streams and the terminal value were discounted to present values using a discount rate of 12.14%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Madison common shares. The aggregate value of Madison, determined by adding the present value of the total “best case scenario” cash flows at the end of the five-year period, was $6,629,000, or $30.01 per Madison common share. In addition, using the five-year projection as a base, a twenty-year projection was prepared. Assumptions utilized in the analysis included an annual growth rate in assets of 3.0% per year throughout the analysis. Return on assets was projected to increase to 1.00% by year eleven and remain constant throughout the long-term analysis. It was assumed that Madison would pay common dividends beginning in year eight at a rate equal to 70% of net income. This long-term projection resulted in an aggregate value of $5,694,000, or $25.78 per Madison common share.

Pro Forma Merger Analysis: The contribution of Madison and Kentucky Bancshares to the income statement and balance sheet of the pro forma combined organization was analyzed in relation to the pro forma ownership position of Madison’s shareholders in the combined organization. A pro forma analysis of the Madison financial data was prepared and analyzed. The Madison financial data was compared to the pro forma combined earnings and dividends. The pro forma analysis indicated that the Madison earnings per share and dividends per share will increase as a result of the transaction.

The Fairness Opinion is directed only to the question of whether the consideration to be received by Madison’s shareholders under the share exchange agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Madison shareholder to vote in favor of the adoption of the share exchange agreement and approval of the share exchange. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Madison.

In forming its opinion as to the fairness of the proposed transaction from a financial perspective, PBS took into consideration multiple factors and circumstances including the following: the Asset Value Method reflects a liquidation value of Madison and does not accurately reflect the value of Madison as a going concern and therefore was not included in PBS’s opinion of value; the values of Madison derived from the short and long-term Earnings Method; the percentile rankings of the proposed transaction pricing multiples relative to other transactions in the Comparable Group; Kentucky Bancshares’ financial performance and operating history; the future growth prospects and fundamental performance of Madison and Kentucky Bancshares; Madison’s and Kentucky Bancshares’ relative earnings on both a historical and pro forma basis; the relative future growth prospects and fundamental performance between Madison and Kentucky Bancshares; the due diligence findings of PBS and Madison on their review of Kentucky Bancshares; and the results PBS’s process of contacting possible acquirers and the analysis of potential acquirers and merger partners.

Based on the results of the various analyses and other factors described above, PBS concluded that as of January 20, 2015, the consideration to be received by Madison’s shareholders under the share exchange agreement was fair and equitable from a financial perspective to the shareholders of Madison.

PBS will receive total fees of $15,000 for all services performed in connection with the rendering of the Fairness Opinion. In connection with the share exchange, PBS’s affiliate, Investment Bank Services, was paid a retainer by Madison of $10,000 when it was engaged and would receive additional compensation equal to 1.5% of the total proceeds received by Madison and/or its common shareholders in the share exchange, excluding the redemption of the TARP preferred stock, plus out-of-pocket expenses.  In addition, Madison has agreed to indemnify PBS and its directors, officers and employees from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS’ acts or decisions made in good faith and in the best interest of Madison.

Merger of Holding Companies and Banks

The share exchange agreement provides that immediately following the share exchange, (a) Madison will be merged into Kentucky Bancshares which will be the surviving entity and Madison will cease to exist, and (b) Madison Bank will be merged into Kentucky Bank which will be the surviving entity and Madison Bank will cease to exist.  Following the merger, the main and branch banking offices of Madison Bank will be operated as branch banking offices of Kentucky Bank.

The merger of Madison into Kentucky Bancshares would require the approval of the holders of Madison’s preferred stock, unless such stock is repurchased or called for redemption and sufficient money  to fund the redemption has been deposited in trust with a third-party bank or trust company prior to the merger.   Kentucky Bancshares intends prior to closing of the share exchange to negotiate and enter contracts with Madison and the holders of Madison preferred stock wherein the holders would agree to sell their shares of preferred stock in connection with the closing of the share exchange to Madison for the liquidation amount plus accrued but unpaid dividends.  This would eliminate the administrative cost and burdens involved in Madison exercising the mandatory redemption.  For any shares of preferred stock for which Kentucky Bancshares and Madison are unable to enter voluntary purchase contracts, Kentucky Bancshares will cause Madison immediately following closing to call for the mandatory redemption of those shares and funding of the redemption in accordance with the documents governing the preferred stock.  The merger would be effected immediately following the funding of the redemption.

Kentucky Bancshares Board of Directors Following Completion of the Share Exchange

Following the share exchange and mergers, the current directors of Kentucky Bancshares and Kentucky Bank will continue to serve unchanged.  The Madison and Madison Bank directors will cease to serve as directors immediately following the share exchange.

Public Trading Markets

There is no established public trading market for Kentucky Bancshares’ common stock.  Kentucky Bancshares common stock is not listed on any national securities exchange.  However, it is traded on the OTC Bulletin Board under the symbol “KTYB”.  Trading in the common stock has been infrequent, with retail brokerage firms making the market.  The newly issued Kentucky Bancshares common stock issuable pursuant to the share exchange agreement may also be traded on the OTC Bulletin Board.

On April 22, 2015, Kentucky Bancshares common stock switched to trading on the OTCQX® Best Marketplace tier of the OTC Bulletin Board from previously trading on the OTCQB® Venture Marketplace tier of the OTC Bulletin Board.  Kentucky Bancshares’ common stock will continue to trade under the symbol “KTYB.”

There is no current public trading market for Madison common stock, though Madison common stock has sold from time to time in privately negotiated transactions.

Dissenters’ Rights

Under Kentucky law, a Madison shareholder entitled to vote on the share exchange may dissent and obtain payment of the fair value of his or her shares if the Madison shareholders approve the share exchange proposal and the share exchange is consummated.  Generally, dissenters’ rights are a shareholder’s sole remedy for objecting to the share exchange.  The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act, which is attached as Appendix “B” to this proxy statement-prospectus.  Accordingly, we urge any holder of Madison common stock considering the exercise of his or her right to dissent from the share exchange to review Appendix “B” carefully and to consult with his or her own legal counsel.  Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of Madison common stock to perfect dissenters’ rights.

Perfecting Dissenters’ Rights.  Madison shareholders have dissenters’ rights regarding the share exchange.  If you, as a Madison shareholder, wish to exercise your dissenters’ rights, then you MUST do the following:

1)  Written Notice.  Send written notice to Madison BEFORE the Madison shareholder meeting.

•                            In the written notice you must state your intent to demand payment for your shares of Madison common stock if the share exchange is approved.

•                            The written notice must be sent to Madison Financial Corporation, 1001 Gibson Bay Drive, Suite 101, Richmond, Kentucky  40475;  Attention:  Debra G. Neal, Executive Vice President.

2)  Voting at Shareholder Meeting.   Additionally, you CANNOT vote “FOR” the share exchange at the shareholder meeting.  If you return a signed proxy without voting instructions or with instructions to vote “FOR” the share exchange proposal, your shares will be automatically voted in favor of the share exchange proposal, which will terminate your right to dissent.

If you do not comply with the two steps above, you will forfeit your right to dissent and to receive the fair value of your shares in cash.

If you assert and perfect your dissenters’ rights as described above, you will not receive the share exchange consideration but will be entitled to receive the “fair value” of your shares of Madison common stock in cash as determined in accordance with the Kentucky Business Corporation Act.

Dissenters’ Notice.  If the share exchange is approved and if you followed the 2-steps above, then Madison or Kentucky Bancshares will send you a written notice explaining the additional procedures you must take in order to receive payment.  This notice will be sent to you within 10 days following the Madison shareholder meeting.  The dissenters’ notice will (a) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited (if the shareholder holds the shares in book entry form, transfer restrictions will be explained); (b) enclose a form for demanding payment to be completed by the dissenter and returned to either Madison or Kentucky Bancshares, which form will require the shareholder to certify whether or not he or she beneficially owned the shares prior to January 21, 2015 (the date of the first announcement to the public of the share exchange); (c) establish the date (not less than 30 nor more than 60 days after the delivery of the dissenters’ notice) by which Madison or Kentucky Bancshares must receive the demand for payment from the shareholder; and (d) enclose a copy of Subtitle 13 of the Kentucky Business Corporation Act.  After a shareholder receives the dissenters’ notice, he or she must deliver the demand for payment and deposit his or her shares in accordance with the dissenters’ notice or he or she will no longer be entitled to payment under Subtitle 13 and will instead receive the appropriate share exchange consideration under the share exchange agreement.

Payment by Kentucky Bancshares.  Following the share exchange and upon its receipt of a properly executed and completed demand for payment, accompanied by such shareholder’s share certificates, Kentucky Bancshares will send payment to each dissenting shareholder of the amount Kentucky Bancshares estimates to be the fair value of the dissenter’s shares as of the day before the date of the Madison special meeting, excluding any appreciation or depreciation in anticipation of the share exchange (unless exclusion would be inequitable), and accrued interest as required by the Kentucky Business Corporation Act.  The payment will be accompanied by a statement of Kentucky Bancshares’ estimate of the fair value of the shares, an explanation of how interest was calculated along with the balance sheet of Madison as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements.  In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter’s own estimate of the fair value of such shares.

Neither Madison nor Kentucky Bancshares is required to send payment as described above to a dissenter who was not a beneficial owner of the shares prior to January 21, 2015 (the time of the first public announcement of the share exchange), but rather may offer to purchase the shares based on Kentucky Bancshares’ estimate of their fair value.  Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his dissenters’ rights.

Procedure if Shareholder Is Dissatisfied with Payment. Within 30 days after Kentucky Bancshares has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify Kentucky Bancshares of his or her own estimate of the fair value of the shares and demand payment of the balance due under such shareholder’s estimate.

If an agreement is not reached as to the fair value of the shares, Kentucky Bancshares must file a petition in the Circuit Court of Madison County, Kentucky, within 60 days after receiving the dissenter’s payment demand for the balance due such shareholder under his or her estimate of fair value.  The petition must request the court to determine the fair value of the shares and the accrued interest.  If Kentucky Bancshares fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Litigation.  Each dissenting shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by Kentucky Bancshares.  In an appraisal proceeding, the Bourbon County Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Kentucky Bancshares, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows: (i) against Kentucky Bancshares and in favor of any of the dissenters if the court finds Kentucky Bancshares did not substantially comply with the statutory requirements set forth in Subtitle 13 of the Kentucky Business Corporation Act; or (ii) against a dissenter or against Kentucky Bancshares, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Kentucky Bancshares, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

If Share Exchange Is Not Consummated. If for whatever reason the share exchange is not consummated within 60 days after the deadline for demanding payment and depositing certificates, Madison must return all deposited shares. If Madison fails to do so, a dissenter may nevertheless proceed with the exercise of his or hers dissenters’ rights, and Madison will have no further right to terminate dissenters’ rights by returning deposited shares.

Dissent by Nominees and Beneficial Owners. A record shareholder may dissent as to less than all of the shares registered in his or her name only if the shareholder dissents with respect to all of the shares beneficially owned by any one person and notifies Madison in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters’ rights.  In that event, the dissenters’ rights process will operate as if the shares as to which the shareholder has dissented and the shareholder’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he or she submits to Madison the record shareholder’s written consent to the dissent no later than the time the beneficial shareholder asserts dissenters’ rights, and dissents as to all shares of which he is the beneficial owner or over which he has the power to direct the vote.

YOU SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS’ RIGHTS AND RESULT IN YOUR BEING BOUND BY THE AGREEMENT AND PLAN OF SHARE EXCHANGE.

Regulatory Approvals Required for the Share Exchange

Federal Reserve Board.   The Federal Reserve Board must approve the share exchange, preferred stock redemption and merger of the holding companies before those transactions can be completed. Kentucky Bancshares and Madison must then wait at least 15 days, or 30 days depending on the applicable U.S. Department of Justice review period, after the date of Federal Reserve Board approval before they may complete the share exchange and merger.  During this waiting period, the U.S. Department of Justice may object to the share exchange on antitrust grounds. Kentucky Bancshares filed an application for approval of the share exchange with the Federal Reserve Board on March 13, 2015. In reviewing that application, the Federal Reserve Board is required to consider the following:

•                  competitive factors, such as whether the share exchange and merger will result in a monopoly in the applicable banking markets or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the share exchange’s and merger’s anticompetitive effects or restraints on trade; and

•                  banking and community factors, which include an evaluation of:

♦                 the financial and managerial resources of Kentucky Bancshares, including its subsidiaries, and of Madison, and the effect of the proposed transaction on these resources;

♦                 management expertise;

♦                 internal control and risk management systems;

♦                 the capital of Kentucky Bancshares;

♦                 the convenience and needs of the communities to be served; and

♦                 the effectiveness of Kentucky Bancshares and Madison in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended, and its compliance with consumer protection laws.

Other Regulatory Approvals.  FDIC.  The merger of the banks requires the approval of the FDIC.  Kentucky Bank filed an application for approval of the bank merger with the FDIC on March 13, 2015.  In evaluating the bank merger, the FDIC must consider:

•                  competitive factors, such as whether the share exchange and merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the share exchange’s and merger’s anticompetitive effects or restraints on trade;

•                  banking and community factors, which includes an evaluation of:

♦                 the financial and managerial resources of Kentucky Bancshares, including its subsidiaries, and of Madison, and the effect of the proposed transaction on these resources;

♦                 future prospects of the existing banks and of Kentucky Bancshares if the merger occurs;

♦                 the convenience and needs of the communities to be served;

♦                 the risk to the stability of the United States banking system;

♦                 each institution’s performance under the Community Reinvestment Act of 1977, as amended; and

♦                 the effectiveness of Kentucky Bancshares and Madison in combating money laundering activities; and

•                  whether the combined bank will control more than 10 percent of the total amount of deposits of insured depository institutions in the United States.

The application process includes publication and opportunity for comment by the public. The FDIC may receive, and must consider, properly filed comments and protests from Kentucky Bancshares groups and others.

Kentucky Department of Financial Institutions.  The share exchange and mergers of both the holding companies and banks requires the approval of the Commissioner of the Kentucky Department of Financial

Institutions. Kentucky Bancshares filed an application for approval of the share exchange and bank mergers with the Department on March 16, 2015. In evaluating the share exchange and mergers, the Commissioner must consider:

•                  whether the terms of the acquisition are in accordance with the laws of Kentucky;

•                  whether the financial condition, or the competence, experience, and integrity of Kentucky Bancshares or its principals are such as will not jeopardize the financial stability of Madison Bank or Madison;

•                  whether the public convenience and advantage will be served by the acquisition; and

•                  whether any federal regulator whose approval is required has disapproved the share exchange or mergers because it would result in a monopoly or substantially less competition.

SEC.  The Kentucky Bancshares common stock to be issued in exchange for Madison common stock in the share exchange has been registered with the SEC. The transaction also will be registered with such state securities regulators as may be required.

Other Governing Bodies.  In connection with or as a result of the share exchange and mergers, Kentucky Bancshares or Madison may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject.

Status and Effect of Approvals.  All regulatory applications and notices required to be filed prior to the share exchange and mergers have been filed or will be timely filed before the share exchange and mergers. Kentucky Bancshares and Madison contemplate that they will complete the share exchange at the end of the second quarter or beginning of  the third quarter of 2015, or as soon thereafter as is practicable, assuming all required approvals are received.

Kentucky Bancshares and Madison believe that the proposed share exchange is compatible with the regulatory requirements described in the preceding paragraphs.  However, we cannot assure you that we will be able to comply with any required nonstandard conditions of regulatory authorities or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the share exchange.

While Kentucky Bancshares and Madison believe that the requisite regulatory approvals for the share exchange and mergers will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the Kentucky attorney general or another regulatory authority will not attempt to challenge the share exchange and mergers on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof.  The share exchange is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the share exchange.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the share exchange agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

INTERESTS OF MADISON DIRECTORS AND

EXECUTIVE OFFICERS IN THE SHARE EXCHANGE

In considering the recommendation of the Madison board of directors that you vote to approve the share exchange proposal on substantially the terms set forth in the share exchange agreement, you should be aware that some of Madison’s directors and executive officers have interests in the share exchange and have arrangements that are different from, or are in addition to, those of Madison’s common shareholders generally. The Madison board was aware of these interests and considered them, among other matters, in reaching its decision to approve the share exchange agreement and recommend that you vote in favor of approving the share exchange proposal.

Ownership of Madison Preferred Stock.  Directors and executive officers of Madison as a group own approximately 12.9% of the Madison Series A preferred stock.  As a condition to the closing of the share exchange, each share of Madison preferred stock will be redeemable at its liquidation value plus all accrued and unpaid dividends.

Gibson Bay Lease.  Madison’s main office location is owned by 1st Madison Properties, LLC, which is owned equally by eight individuals, seven of whom are current directors of Madison, which are Ms. Neal and Messrs. Allen, Burns, Eaves, Eidson, Olds and Snyder.  Madison Bank currently has three separate leases with 1st Madison Properties, LLC for the Gibson Bay Branch, including its lobby and canopy, loan operations and deposit operations space.

The lease for the loan operations space is approximately 2,300 square feet plus common areas, with rent of $3,900 per month plus common area maintenance, insurance and real estate taxes.  This lease is set to expire on October 15, 2018, but as a condition to closing is required to be amended for a termination date of November 15, 2015.

Madison Director and Officer Indemnification and Insurance.

Kentucky Bancshares has agreed to indemnify for a period of six years each present and former director, officer and employee of Madison (when acting in such capacity) against any costs or expenses incurred in legal proceedings arising out of matters existing or occurring at or before the share exchange to the fullest extent permitted by law and to which such person would be entitled to indemnification under Madison’s articles of incorporation and bylaws.  Additionally, Kentucky Bancshares has agreed to maintain for a period of six years after closings, at its expense, directors’ and officer’s liability insurance policies for the benefit of Madison’s directors and officers.

Employment Agreement with Ms. Neal

As a condition to Madison’s obligation to close on the share exchange, Kentucky Bank must enter an employment agreement with Debra G. Neal, Executive Vice President of Madison and Madison Bank.  The employment agreement provides Kentucky Bank will employ Ms. Neal as a project consultant for a period of 18 months following the share exchange.  Under the employment agreement,  Ms. Neal will be paid an annual base salary of $113,000 and be entitled to participate in Kentucky Bank’s benefit package available to other Kentucky Bank employees.  Ms. Neal would be required to devote substantially all her business time and efforts to Kentucky Bank’s business and perform such duties as may reasonably be assigned to her by Kentucky Bank’s President.

Under the employment agreement, if Ms. Neal’s employment is terminated by Kentucky Bank for “cause” or she resigns within 90 days of the closing of the share exchange, then Ms. Neal will be entitled to the unpaid portion of her annual compensation through the date of her termination which is due to her but has not been paid.  Under the employment agreement, “cause” means a determination by Kentucky Bank’s President that one or more of the following has occurred:

•                  Ms. Neal has been grossly negligent in performance of her duties and has failed to fully cure the effects of that gross negligence within a reasonable period after being made aware of her gross negligence;

•                  Ms. Neal materially breaches her fiduciary duties to Kentucky Bank or makes a material misrepresentation or omission which might be reasonably expect to have a material adverse effect on Kentucky Bank and she fails to cure the effects of the breach or misrepresentation within a reasonable time of being made aware of the breach or misrepresentation;

•                  she files a petition in bankruptcy, a trustee or receiver is appointed for all of her property or similar credit related actions are taken against her;

•                  repeated abuse of alcohol or drugs;

•                  she engages in fraud, embezzlement, theft, dishonesty, willful misconduct or deliberate injury to Kentucky Bank or its affiliates or customers, suppliers or employees; or

•                  she is convicted of a felony or any act of moral turpitude.

Under the employment agreement, if Ms. Neal’s employment is terminated due to her disability, by Kentucky Bank without cause or by Ms. Neal’s resignation on or after the 91st day following the closing of the share exchange, Ms. Neal will be entitled to continued payment of her annual base salary and continued participation in Kentucky Bank’s benefit plans for her and her spouse and dependents, including payment by Kentucky Bank of health care insurance premiums, through the date that is 18 months after the closing of the share exchange.  If Ms. Neal’s employment is terminated due to her death, her estate will be entitled to continued payment of her annual base salary and the death benefit payable under any term life insurance policy made available to her under Kentucky Bank’s benefit plans and in which she participates.

Share Ownership of Management and Directors of Madison

The following table sets forth information with respect to the beneficial ownership, as of April [•], 2015, of shares of Madison common stock held by (i) each of Madison’s directors and executive officers and (ii) all directors and executive officers as a group. Except as noted below, Madison believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding
Dr. William R. Allen	9,730	4.4%
J. Michael Burns	12,777	5.8%
Michael R. Eaves	16,779	7.6%
Michael D. Edison	12,130	5.5%
Debra G. Neal	6,422	2.9%
Stuart K. Olds	200	*
Donald R. Snyder	9,500	4.3%
Richard M .Thomas	500	*
Directors and Executive Officers as a group	68,038	30.8%

* Less than 1%.

(1)         The information set forth in this table with respect to Madison common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of the date hereof, of which there are none. The percentages are based upon 220,890 shares outstanding.

Share Ownership of Principal Shareholders

To Madison’s  knowledge, the following table sets forth information with respect to the beneficial ownership, as of April [•], 2015, of shares of Madison common stock held by each person or entity that was the beneficial owner of more than 5% of the issued and outstanding shares of Madison common stock and is not one of the directors listed above.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding
David Oliver, Winchester, Kentucky (2)	12,780	5.8%
Franklin D. Morrow, Richmond, Kentucky	12,680	5.7%
Merwyn L. Jackson, Richmond, Kentucky	19,890	9.0%
William M. and Lisa M. Walters, Richmond, Kentucky	14,228	6.4%

(1)         “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which  are exercisable within 60 days of the date hereof. The percentages are based upon  220,890 shares outstanding.

(2)   Includes 10,780 shares held by Oliver Enterprises, Inc. of which Mr. Oliver is a principal.

THE SHARE EXCHANGE AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the share exchange agreement. It is not intended to include every term of the share exchange, but rather addresses only the significant aspects of the share exchange. This discussion is qualified in its entirety by reference to the share exchange agreement, which is attached as Appendix “A” to this proxy statement-prospectus and is incorporated herein by reference. We urge you to read the share exchange agreement as well as the discussion in this document carefully.

General

If the shareholders of Madison approve the share exchange proposal and the other conditions to the consummation of the share exchange are satisfied, Kentucky Bancshares will acquire Madison pursuant to the share exchange.  Kentucky Bancshares will exchange shares of Kentucky Bancshares common stock plus cash in lieu of issuing any fractional shares, for each outstanding share of Madison common stock as to which dissenters’ rights have not been exercised and perfected.  Each share of Kentucky Bancshares common stock issued and outstanding immediately prior to the effective date of the share exchange will remain issued and outstanding and unchanged as a result of the share exchange.

What Madison Shareholders Will Receive in the Share Exchange

Common Stock.  Upon the completion of the share exchange, each share of Madison common stock will be exchanged into 1.1927 shares of Kentucky Bancshares common stock, subject to reduction (“share exchange consideration”).  We use the term “exchange ratio” to include the ratio resulting after any applicable reduction of the 1.1927  ratio.  The 1.1927 ratio may be reduced by 0.0001 shares of Kentucky Bancshares common stock for each $718 by which Madison’s Consolidated Net Book Value is less than $10,981,000 as of the tenth business day before the share exchange (the “Determination Date”).

As of March 31, 2015, Madison reported that it had a Consolidated Net Book Value of $11,562,825. Assuming that Consolidated Net Book Value remains unchanged through the date ten days before the closing, the exchange ratio would be 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock, and the aggregate value of the Kentucky Bancshares shares issued to Madison shareholders in the share exchange would be $7,337,222, based on the $27.85 closing trading price of Kentucky Bancshares common stock on April 21, 2015.

For purposes of the potential reduction, the term “Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Madison  determined in accordance with generally accepted accounting principles as of the Determination Date, without giving effect to

•                  the after-tax impact of any negative provision for loan and lease losses for the period between September 30, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses,

•                  the after-tax impact of any realized gains or losses on securities sold by Madison or Madison Bank after September 30, 2014,

•                  accumulated other comprehensive income (loss), and

•                  expenses paid or incurred by Madison as of the Determination Date in connection with the share exchange.

The following table shows the range of hypothetical adjustments to the exchange ratio (the number of shares of Kentucky Bancshares common stock into which each share of Madison common stock would be converted in the share exchange), and the aggregate value of the Kentucky Bancshares shares to be issued in the share exchange, based on various levels of Consolidated Net Book Value as of the Determination Date.

Consolidated Net Book Value	Exchange Ratio	Value Per Share of Madison*	Aggregate Value*

$10,981,000 or more	1.1927	$ 33.22	$ 7,337,236
10,000,000	1.0561	29.41	6,496,594
9,000,000	0.9168	25.53	5,639,671
8,000,000	0.7775	21.65	4,782,748
7,000,000	0.6382	17.77	3,925,825
6,000,000	0.4989	13.89	3,068,902
5,000,000	0.3596	10.01	2,211,979

*Assigns a per share value to Kentucky Bancshares common stock of $27.85 based on the closing price on April 21, 2015 and assumes 220,890 shares of Madison common stock outstanding as of the closing.  Ignores cash issued in lieu of fractional shares of Kentucky Bancshares common stock.

Preferred Stock.  As a condition to Kentucky Bancshares’ obligation to close the share exchange, all outstanding shares of Madison preferred stock must be redeemable at the election of Madison for its liquidation amount, plus all accrued but unpaid dividends, immediately after the share exchange in accordance with the terms of such preferred stock, with Kentucky Bancshares funding the redemption.  Madison has outstanding 8,508 shares of Series A preferred stock, 3,370 shares of Series B preferred stock and 169 shares of Series C preferred stock.  All of such shares have mandatory redemption provisions that permit Madison  to redeem such shares for an amount equal to their liquidation amount, plus all accrued but unpaid dividends.

Kentucky Bancshares intends prior to closing of the share exchange to negotiate and enter contracts with Madison and the holders of Madison preferred stock wherein the holders would agree to sell their shares of preferred stock in connection with the closing of the share exchange to Madison for the liquidation amount plus accrued but unpaid dividends.  This would eliminate the administrative cost and burdens involved in Madison exercising the mandatory redemption.  For any shares of preferred stock for which Kentucky Bancshares and Madison are unable to enter voluntary purchase contracts, Kentucky Bancshares will cause Madison immediately following closing to call for the mandatory redemption of those shares and funding of the redemption in accordance with the documents governing the preferred stock.  The merger would be effected immediately following the funding of the redemption.

The aggregate liquidation amount and accrued but unpaid dividends on the outstanding Madison preferred shares as of an assumed closing date of June 30, 2015  are set forth in the table below.  Kentucky Bank will fund the purchase or redemption of the shares by Madison existing cash and borrowings under a new term loan.  See “Additional Funding Sources” at page 60.

Class	Aggregate Liquidation Amount	Aggregate Accrued but Unpaid Dividends as of June 30, 2015
Series A preferred stock	$ 850,800	$ 308,770
Series B preferred stock	3,370,000	1,261,348
Series C preferred stock	169,000	103,693
Total	$ 4,389,800	$ 1,673,811

Kentucky Bancshares Stock and Options

Each share of Kentucky Bancshares common stock and options to purchase common stock outstanding immediately prior to the share exchange will remain outstanding immediately following the share exchange.

No Fractional Shares

No fractional shares of Kentucky Bancshares common stock will be issued in the share exchange.  A Madison shareholder who otherwise would have received a fraction of a share of Kentucky Bancshares common stock will instead receive cash equal to the fraction multiplied by $32.50.

Dissenters’ Rights

Holders of shares of Madison common stock who properly elect to exercise the dissenters’ rights provided for in Subtitle 13 of the Kentucky Business Corporation Act will not have their shares of Madison converted into the share exchange consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the share exchange consideration as all other shareholders. For more information, see “The Share Exchange - Dissenters’ Rights” on page  42.

Closing and Effective Time of the Share Exchange

The closing is to take place at 10:00 a.m., local Lexington, Kentucky time, on the date which the share exchange becomes effective. If the share exchange is to become effective before 10:00 a.m., then the closing will be on the immediately preceding day. Kentucky Bancshares and Madison may agree to a different closing date and time.

The share exchange will become effective at the time articles of share exchange that are filed in the Kentucky Secretary of State’s offices become effective. Kentucky Bancshares and Madison have agreed to use reasonable efforts to cause the merger to become effective as soon as is reasonably practicable on the date (the “anticipated closing date”) that is 5 days following the last to occur of:

•                  the effective date of the last required regulatory approval for the share exchange (taking into account any required waiting period after the approval);

•                  the date on which the shareholders of Madison approve the share exchange proposal; and

•                  the date on which all other conditions precedent to each party’s obligations under the share exchange agreement are either satisfied or waived.

The closing and effective time may be altered (1) by agreement of the chief executive officer of Kentucky Bancshares and the chairman of the board or chief financial officer of Madison, or (2) if the share exchange agreement is terminated pursuant to its terms.

Legal Effect of Share Exchange

At the time the share exchange is effective, all outstanding shares of Madison common stock will be converted into the right to receive the share exchange consideration as described above or the consideration required by Subtitle 13 of the Kentucky Business Corporation Act to be paid to Madison shareholders who properly perfect their dissenters’ rights.  All outstanding shares of Kentucky Bancshares common stock will remain outstanding.

Merger of Holding Companies

The share exchange agreement contemplates that immediately following the effective time of the share exchange, Kentucky Bancshares will cause Madison to be merged with and into Kentucky Bancshares, and Madison’s separate existence will cease while Kentucky Bancshares’ existence will continue. The articles of incorporation and bylaws of Kentucky Bancshares immediately prior to the share exchange will remain in effect following the share exchange.

The merger of Madison into Kentucky Bancshares would require the approval of the holders of Madison’s preferred stock, unless such stock is repurchased or called for redemption and sufficient money  to fund the redemption has been deposited in trust with a third party bank or trust company prior to the merger.   Kentucky Bancshares intends prior to closing of the share exchange to negotiate and enter contracts with Madison and the holders of Madison preferred stock wherein the holders would agree to sell their shares of preferred stock in connection with the closing of the share exchange to Madison for the liquidation amount plus accrued but unpaid dividends.  This would eliminate the administrative cost and burdens involved in Madison exercising the mandatory redemption.  For any shares of preferred stock for which Kentucky Bancshares and Madison are unable to enter voluntary purchase contracts, Kentucky Bancshares will cause Madison immediately following closing to call for the mandatory redemption of those shares and funding of the redemption in accordance with the documents governing the preferred stock.  The merger would be effected immediately following the funding of the redemption.

The directors and officers of Kentucky Bancshares will remain unchanged following the share exchange.

Merger of Banks

Similarly, the share exchange agreement contemplates that immediately following the share exchange and the merger of Madison into Kentucky Bancshares, Madison Bank will be merged with and into Kentucky Bank, and Madison Bank’s separate existence will cease while Kentucky Bank’s existence will continue.  The articles of incorporation and bylaws of Kentucky Bank immediately prior to the merger will remain in effect following the merger.

The directors of Kentucky Bank will remain unchanged following the merger.

The officers of Kentucky Bank immediately prior to the merger will retain their offices.  Some officers of Madison Bank are expected to be appointed as officers of Kentucky Bank following the merger.

Exchange of Shares

Transfer Agent.  Kentucky Bancshares has appointed Computershare, Inc., its registrar, as the exchange agent in the share exchange for Kentucky Bancshares common stock to be issued in the share exchange.

Exchange Fund.  Promptly following the effective time of the share exchange, Kentucky Bancshares will deposit with the exchange agent certificates representing the number of shares of Kentucky Bancshares common stock issuable in exchange for outstanding shares of Madison common stock.  Kentucky Bancshares will make available to the exchange agent, as needed, cash sufficient to pay cash in lieu of fractional shares.  The deposited certificates, together with any dividends or distributions with respect thereto, are known as the “exchange fund.”  The exchange agent will, pursuant to irrevocable instructions of Kentucky Bancshares, deliver the Kentucky Bancshares common stock contemplated to be issued in the share exchange out of the exchange fund.  The exchange fund may not be used for any other purpose.

The exchange agent will invest any cash included in the exchange fund, as directed by Kentucky Bancshares, in direct obligations of the U.S. Treasury (or money market funds backed or secured by obligations of the U.S. Treasury) or other investments with the consent of Madison, on a daily basis. Any interest and other income resulting from such investments will be paid to Kentucky Bancshares.

Conversion of Shares.  The conversion of Madison common stock into the right to receive the share exchange consideration will occur automatically at the completion of the share exchange.

As soon as reasonably practicable after the share exchange becomes effective, the exchange agent will mail to each former Madison shareholder, (1) a letter of transmittal; and (2) instructions for use in surrendering Madison common stock certificates in exchange for the shareholder’s portion of Kentucky Bancshares common stock consideration.  Shareholders must complete the letter of transmittal and send it to the exchange agent, together with their Madison common stock certificates.  Upon receipt, the exchange agent will deliver, within five business days, the number of whole shares of Kentucky Bancshares common stock and cash for fractional shares, if any, to which the former Madison shareholder is entitled under the share exchange agreement.  The surrendered certificates will be canceled.  In the event of a transfer of ownership of Madison common stock that is not registered in the transfer records of Madison, payment may be made to a person other than the person in whose name the stock certificate so surrendered is registered, if the stock certificate is properly endorsed or otherwise in proper form for transfer, and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate.

Please do NOT send in your stock certificates with your proxy. You should await further instruction from Kentucky Bancshares or the exchange agent following the share exchange.

Madison Common Stock Has Limited Rights Following Share Exchange.  Until surrendered as contemplated by the share exchange agreement, each certificate of Madison common stock will be deemed after the share exchange to represent only the right to receive upon surrender the portion of the Kentucky Bancshares common stock consideration and cash for fractional shares, if any, into which the shares of Madison common stock have been converted.

No Interest.  No interest will be paid or accrued on any cash or stock payable upon surrender of any certificate.

No Dividends.  No dividends or other distributions with respect to Kentucky Bancshares common stock with a record date on or after the effective time of the share exchange will be paid to a former Madison shareholder until the shareholder has duly surrendered his or her Madison common stock certificates.

Fractional Shares.  Likewise, no cash payment in lieu of fractional shares will be paid to a former Madison shareholder until the shareholder has duly surrendered his or her Madison common stock certificate as required above.

Withholding.  Kentucky Bancshares and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Madison shareholder the amounts it is required to deduct and withhold under any applicable federal, state, local or foreign tax law.  If any such amounts are withheld, these amounts will be treated for all purposes of the share exchange agreement as having been paid to the shareholders from whom they were withheld.

Surrender of Certificates after Exchange Fund Terminated.  Any portion of the exchange fund that remains undistributed to the holders of Madison common stock for six months after the share exchange will be returned to Kentucky Bancshares, upon its demand.  Any holder of Madison common stock who has not then complied with the exchange requirements may thereafter look only to Kentucky Bancshares for payment of its claim for a portion of the share exchange consideration and any applicable dividends or distributions with respect to any Kentucky Bancshares common stock with a record date after the share exchange, without any interest thereon.

Lost Certificate.  Madison shareholders who cannot locate their stock certificates are urged to contact American Stock Transfer & Trust Company as soon as possible and follow the procedure they explain to you for replacing your Madison common stock certificates.  You can speak with the Shareholder Services Department.  Alternatively, you can follow the instructions on www.amstock.com.  You can also write to the following address:

American Stock Transfer & Trust Company, LLC

Shareholder Services Department

6201 15th Avenue

Brooklyn, New York 11219

Madison will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Madison signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Madison and Kentucky Bancshares against any claim that may be made against Madison or Kentucky Bancshares by the owner of the certificate(s) alleged to have been lost or destroyed. Madison or Kentucky Bancshares may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Madison and Kentucky Bancshares.

Representations and Warranties in the Share Exchange Agreement

Kentucky Bancshares and Madison have made representations and warranties to each other as part of the share exchange agreement. Madison’s representations and warranties are contained in Article 5 of the share exchange agreement and relate to, among other things:

•                  its organization and authority to enter the share exchange agreement;

•                  its capitalization, subsidiaries, liabilities and financial statements;

•                  its regulatory reports and corporate records;

•                  its loans, allowance for loans and lease losses and deposits;

•                  its assets and investments;

•                  absence of material changes affecting Madison since December 31, 2013, unless otherwise disclosed;

•                  its material compliance with laws;

•                  environmental compliance of real estate it owns or leases;

•                  its relations with its employees and the status of its employee benefit plans;

•                  its material contracts;

•                  pending and threatened litigation; and

•                  its technology systems and material compliance with the Bank Secrecy Act of 1970, as amended.

Kentucky Bancshares’ representations and warranties are contained in Article 6 of the share exchange agreement and relate to, among other things:

•                  its organization and authority to enter the share exchange agreement;

•                  its capitalization, subsidiaries, and financial statements;

•                  absence of material changes affecting Kentucky Bancshares since December 31, 2013, unless otherwise disclosed;

•                  its material compliance with certain laws, including securities laws;

•                  the material accuracy of its SEC filings;

•                  pending and threatened litigation; and

•                  that it is well-capitalized under bank holding company regulatory guidelines.

Conditions to the Share Exchange

The share exchange agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the share exchange. The conditions include, among other things:

•                  obtaining all consents and approvals of, and filing all registrations and notifications with, all regulatory agencies required for closing the share exchange and completing the mergers, including approval of the Federal Reserve Board, the FDIC and the Kentucky Department of Financial Institutions (see “The Share Exchange - Regulatory Approvals Required for the Share Exchange”);

•                  each party will have obtained all non-regulatory consents required for closing the share exchange and completing the mergers, such as consents of third parties under contracts, where if the consent is not obtained it would be reasonably likely to have, individually or collectively, a material adverse effect on the party;

•                  continued material accuracy as of the closing date of the representations and warranties set forth in the share exchange agreement and fulfillment in all material respects of the parties’ agreements and covenants set forth in the share exchange agreement;

•                  no governmental agency or court will have taken any action which prohibits, restricts or makes illegal the closing of the share exchange and contemplated mergers;

•                  the shareholders of Madison have approved the share exchange agreement and share exchange;

•                  the registration statement of which this proxy statement-prospectus is a part becomes effective and no stop orders are issued with respect to it, no proceeding or investigation by the SEC to suspend the effectiveness of the registration statement is initiated and continuing, and all necessary approvals under Federal and state securities laws relating to the issuance or trading of the shares of Kentucky Bancshares common stock issuable in the share exchange are received;

•                  issuance of legal opinions by counsel for Madison and Kentucky Bancshares related to the capitalization of their respective clients and the enforceability of the share exchange agreement against their clients;

•                  each of the directors of Madison and Madison Bank must have executed and delivered an affiliate agreement (see “Madison Special Meeting – Affiliate Agreements”);

•                  all shares of Madison preferred stock must be redeemable at the election of Madison immediately after the share exchange in accordance with their terms, with Kentucky Bancshares funding the consideration of the liquidation amount and accrued but unpaid dividends on the preferred stock in connection with any redemption;

•                  the Loan Department Lease, dated February 1, 1999, respecting approximately 2,260 square feet at Madison Bank’s Gibson Bay location, has been amended to provide for a termination date of November 15, 2015;

•                  there are no events, changes or occurrences after January 21, 2015, which have had, individually or in the aggregate, a material adverse effect on Madison, Madison Bank or Kentucky Bancshares;

•                  Kentucky Bank shall have executed the employment agreement with Debra G. Neal, in the form attached to the Madison disclosure memorandum delivered in connection with the share exchange agreement (see “Interests of Madison Directors and Executive Officers in the Share Exchange”);

•                  the Madison board has received a written opinion from Professional Bank Services to the effect that, subject to the terms, conditions, assumptions and qualifications set forth in such opinion, as of the date of the opinion, that the exchange ratio of 1.1927 shares of Kentucky Bancshares common stock for each share of Madison common stock in the share exchange is fair, from a financial viewpoint, to the Madison shareholders; and

•                  Wyatt, Tarrant & Combs, LLP has delivered an opinion to the effect that the share exchange followed by the holding companies merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code so that no gain or loss will be recognized for Federal income tax purposes by a shareholder of Madison who exchanges Madison common stock solely for shares of Kentucky Bancshares common stock in the share exchange.

The conditions to the share exchange are set forth in Article 9 of the share exchange agreement.

Waiver and Amendment

Nearly all of the conditions to completing the share exchange may be waived at any time by the party for whose benefit they were created.  However, the share exchange agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation.  Also, the parties may amend or supplement the share exchange agreement at any time by written agreement. The parties’ boards of directors must approve any amendments.  Any material change in the terms of the share exchange agreement after the special meeting may require a re-solicitation of votes from Madison’s shareholders with respect to the amendment.

Business of Madison Pending the Share Exchange

The share exchange agreement requires Madison to continue to operate its business as usual pending the share exchange.  Among other things, each of Madison and its subsidiaries may not, without Kentucky Bancshares’ consent, which will not be unreasonably withheld, delayed or denied, take or agree to take any of the following actions:

•                  amend its articles of incorporation, bylaws or other governing instruments;

•                  except in the ordinary course of business, incur any additional debt, allow any lien or encumbrance to be placed on any asset or guaranty or become contingently liable for any obligation of other persons;

•                  repurchase, redeem or otherwise acquire or exchange any shares of its common stock or any subsidiary’s equity or declare or pay any dividend or distribution in respect of its common stock or any other equity interest in any subsidiary;

•                  issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, or any right to acquire, any capital stock or other equity interest or any security convertible into capital stock or other equity interest;

•                  adjust, split, combine or reclassify any capital stock or authorize the issuance of any other securities in respect of or in substitution of shares of its capital stock;

•                  sell, lease or transfer any assets having an aggregate book value in excess of $50,000;

•                  except for investments in securities acquired in the ordinary course of business, purchase any securities or make any investment in any person, other than foreclosures in the ordinary course of business, acquisitions of control in its fiduciary capacity or satisfaction of debts previously contracted in good faith and in the ordinary course of business;

•                  grant any increase in compensation or benefits to any employees, directors or officers, other than compensation adjustments in the ordinary course of business for employees and officers that are employees, or pay any severance or termination pay or bonus;

•                  enter into or amend any severance agreements with officers;

•                  grant any increase in fees or compensation or other benefits to directors;

•                  voluntarily accelerate the vesting of any employee benefits;

•                  hire any person as an employee, except for at-will employees at an annual rate of salary of $50,000 or less to fill vacancies;

•                  promote any employee except to satisfy contractual obligations identified in the share exchange agreement;

•                  enter into or modify any employment contract with any person, except for changes required by law;

•                  adopt any new employee benefit plan or terminate or withdraw from or materially change any existing employee benefit plan, unless required by law or necessary to maintain the tax qualified status of a plan;

•                  make any change in any of its tax or accounting methods or systems of internal account controls, except as required by law or applicable accounting principles;

•                  commence any litigation or other proceeding other than in the ordinary course of business or settle any litigation or other proceeding for material money damages or restrictions upon its operations, which settlement involves payment by Madison or its subsidiaries in excess of $15,000 or that would impose any restriction on its business or create precedent for claims that are reasonably likely to be material to Madison or its subsidiaries;

•                  enter into any agreement or arrangement that would result in a change in control of more than 10% of the assets or ownership of Madison or its subsidiaries other than competing acquisition proposals in the manner permitted by the share exchange agreement;

•                  except in connection with a workout, encourage or solicit any Madison Bank customer or depositor to replace or diminish his relationship with Madison Bank;

•                  enter into or acquire a loan, discount or lease financing other than in the ordinary course of business;

•                  except in the ordinary course of its business, enter into, amend or terminate any contract or waive, release, compromise or assign any material rights or claims;

•                  make any changes to Madison Bank’s deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices) that increase the rate of interest paid on Madison Bank deposit products to a rate that exceeds 50 basis points or more the interest rate paid by competitors of Madison Bank of deposit products of comparable size and maturity in Madison County and are not consented to in writing by Kentucky Bancshares;

•                  except for loans or extensions of credit approved and/or committed as of January 21, 2015, that were disclosed to Kentucky Bancshares, make, renew, renegotiate, increase, extend or modify any (1) unsecured loan in excess of $50,000, (2) loan secured by other than a first lien in excess of $50,000, (3) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, or (4) any first lien secured loan over $500,000, unless any such loan or extension of credit has been expressly consented to in writing by Kentucky Bancshares (which consent will not be unreasonably withheld, denied or delayed); or

•                  take any action which would (1) materially adversely affect the ability of Kentucky Bancshares or Madison to obtain any consents required for the share exchange and mergers or (2) materially adversely affect the ability of any Kentucky Bancshares or Madison to perform its covenants and agreements under the share exchange agreement.

The restrictions on Madison’s business activities are set forth in Section 7.2 of the share exchange agreement.

Business of Kentucky Bancshares Pending the Share Exchange

Under the share exchange agreement, each of Kentucky Bancshares and its subsidiaries may not, without Madison’s consent, which will not be unreasonably withheld, delayed or denied, take or agree to take any of the following actions:

•                  enter into any agreement that would result in a change in control;

•                  take any action which would (1) materially adversely affect the ability of Kentucky Bancshares or Madison to obtain any consents required for the share exchange and mergers or (2) materially adversely affect the ability of any Kentucky Bancshares or Madison to perform its covenants and agreements under the share exchange agreement;

•                  knowingly take or omit to take any action that as a result would materially adversely affect or delay regulatory approval of the share exchange and mergers;

•                  encourage or solicit any Madison Bank customer or depositor to replace or diminish his relationship with Madison Bank;

•                  amend the Kentucky Bancshares articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the share exchange to the holders of Madison common stock;

•                  declare, set aside or pay any dividend or make any other distribution in respect of Kentucky Bancshares common stock except for regular cash dividends substantially consistent in timing and amount with past practices; or

•                  take any action or knowingly fail to take any action where such action or failure would reasonably be expected to prevent the share exchange from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The restrictions on Kentucky Bancshares’ business activities are set forth in Section 7.3 of the share exchange agreement.

No Solicitation of Alternative Transactions

Upon signing the share exchange agreement, Madison and its subsidiaries were required to immediately cease any negotiations with any person regarding any transaction to acquire Madison or its subsidiaries.  In addition, Madison and its subsidiaries may not:

•                  solicit, initiate or knowingly encourage any acquisition proposal from any person other than Kentucky Bancshares;

•                  enter into any contract or letter of intent with respect to any acquisition proposal, except in limited circumstances where Madison has paid a required $350,000 termination fee as described below; or

•                  participate in any discussions or negotiations regarding, or furnish or disclose any of their non-public information to any person in connection with, any inquiry or proposal that constitutes, or is reasonably likely to lead to, an acquisition proposal.

Notwithstanding the above restrictions, Madison may provide information under a confidentiality agreement to a party in response to an unsolicited acquisition proposal made after January 21, 2015 and before the effective time of the share exchange, if the board of directors of Madison determines in good faith that the alternative acquisition proposal is likely to lead to a superior proposal.

The share exchange agreement prohibits the Madison board of directors from recommending, approving, or permitting Madison or its subsidiaries to enter into, any contract, letter of intent or other agreement constituting or relating to an acquisition proposal other than the share exchange, unless:

•                  the Madison board of directors determines in good faith after consultation with outside counsel that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties; and

•                  Madison advises Kentucky Bancshares in writing that its board of directors has made such a determination.

Once the Madison board has satisfied these requirements, the board of directors of Madison may take either or both of the following actions: (a) change its recommendation in favor of the alternative acquisition proposal, and (b) terminate the share exchange agreement and enter into agreement relating to the alternative acquisition proposal.  However, before it can terminate the share exchange agreement, Madison must negotiate with Kentucky Bancshares for a minimum of 15 days to amend the terms of the share exchange to make it as favorable as the alternative proposal, the Madison board must determine in good faith that the alternative proposal remains superior to the share exchange as amended, and Madison must pay a termination fee of $350,000.

Termination

The share exchange agreement specifies the circumstances under which the parties may terminate the agreement and abandon the share exchange. Those circumstances include:

•                  by mutual written consent of Kentucky Bancshares and Madison;

•                  by either party if the other party has an inaccuracy in its representations and warranties and such inaccuracy is not cured by the earlier of July 31, 2015 or 30 days after written notice and the inaccuracy would provide the terminating party the ability to refuse to close the share exchange;

•                  by either party if the other party materially breaches any covenant, and such material breach cannot be, or is not, cured by the earlier of July 31, 2015 or 30 days after written notice of the breach;

•                  by Madison, prior to approval of the plan of share exchange at the special meeting, in order to concurrently enter a contract respecting an acquisition proposal more favorable to Madison than the share exchange, where the following conditions are satisfied:

♦                 the acquisition proposal has been received by Madison in compliance with the restrictions set forth in the share exchange agreement;

♦                 the Madison board of directors has concluded in good faith the acquisition proposal is a superior acquisition proposal to the terms of the share exchange;

♦                 Madison has negotiated with Kentucky Bancshares in good faith for a 15-day period to amend the terms of the share exchange to make it as favorable as the new alternative proposal but the Madison board of directors determines in good faith the alternative proposal remains more favorable; and

♦                 Madison pays Kentucky Bancshares a termination fee of $350,000.

•                  by Kentucky Bancshares, prior to the approval of the share exchange by the Madison shareholders, if the Madison board of directors fails to make its approval recommendation of the share exchange or recommends or approves a competing acquisition proposal;

•                  by Kentucky Bancshares or Madison in the event any approval by a regulatory authority required to complete the share exchange and mergers is denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, except a party may not terminate the share exchange agreement if the failure to receive the regulatory approval is due in any material respect to that party’s or its affiliates’ failure to comply with the share exchange agreement;

•                  by Kentucky Bancshares if, as of the date that is ten days’ prior to the share exchange, Madison’s and its subsidiaries nonperforming assets exceed 5% of Madison’s consolidated total assets; or

•                  by Madison or Kentucky Bancshares if the share exchange is not closed by July 31, 2015, which date is extended except in limited circumstances, until September 30, 2015 if Madison and Kentucky Bancshares are still awaiting regulatory approval.

Payment of Expenses Relating to the Share Exchange

The parties will pay all of their own expenses related to negotiating and completing the share exchange.

Kentucky Bancshares Dividends

The holders of Kentucky Bancshares common stock receive dividends if and when declared by the Kentucky Bancshares board of directors out of legally available funds.  Kentucky Bancshares declared a quarterly dividend of $0.26 per share of common stock for the first quarter of 2015, $0.25 per share of common stock for each quarter of 2014 and $0.24 per share of common stock for each quarter of 2013.  Following the completion of the share exchange and the repurchase and redemption of the Madison preferred stock, Kentucky Bancshares expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon future income, financial position, capital requirements and consideration by the Kentucky Bancshares board of directors of other relevant factors.

Resale of Kentucky Bancshares Common Stock

The shares of Kentucky Bancshares common stock to be issued in the share exchange have been registered under the Securities Act of 1933, as amended.  Madison shareholders who are not affiliates of Kentucky Bancshares may freely trade their Kentucky Bancshares common stock upon completion of the share exchange. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of Kentucky Bancshares before or after the share exchange.

ADDITIONAL FUNDING SOURCES

To fund the repurchase and redemption of the Madison preferred stock, Kentucky Bancshares anticipates using approximately $1,100,000 of its existing cash on hand and obtaining an additional term loan of approximately $5,000,000.

Kentucky Bancshares has received a commitment letter from Stock Yards Bank, Louisville, Kentucky, for a $5,000,000 term loan, expected to close in July 2015, or earlier, with a 10-year term and an interest rate equal to the Federal Home Loan Bank Fixed Rate Advance Rate at the time of closing plus 250 basis points, which would as of April 14, 2015, would have resulted in an interest rate of 4.99%.  Under the terms of the commitment, principal and interest would be due quarterly and amortized over the 10-year period of the loan, with equal payments over the ten year term of the loan.  The term loan would be secured by all the outstanding capital stock of Kentucky Bank.

This will increase the debt levels of the combined company.  This will result in Kentucky Bancshares’ interest expense and debt reduction obligations increasing following the share exchange.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE AND HOLDING COMPANIES’ MERGER

The following is a summary description of the material United States federal income tax consequences of the share exchange and holding companies’ merger to the shareholders of Madison who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the share exchange and holding companies’ merger to all shareholders of Madison.  For example, it may not apply to shareholders who received their common stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code of 1986, as amended (the “Code”). It also may not apply to insurance companies, securities dealers, financial institutions, tax-exempt entities or foreign persons.  In addition, this summary description deals only with the federal income tax consequences of the share exchange and holding companies’ merger.  No information is provided on the tax consequences of the share exchange and holding companies’ merger under state, local, gift, estate, foreign or other tax laws.  This discussion does not address any tax consequences to shareholders of Madison that exercise dissenters’ rights.

This discussion is based upon the income tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences to you of the share exchange and holding companies’ merger.

Wyatt, Tarrant & Combs, LLP has delivered to Madison a tax opinion that concludes that the federal income tax consequences of the share exchange and holding companies’ merger are as follows:

•                  the share exchange and holding companies’ merger together will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•                  the exchange of Madison common stock for Kentucky Bancshares common stock followed by the holding companies’ merger will not give rise to gain or loss to the shareholders of Madison with respect to such exchange (except to the extent of any cash received).

The tax opinion is based upon law existing on the date of the opinion, April 24, 2015, and upon certain facts, assumptions (including but not limited to the assumption that the share exchange and holding companies’ merger will be completed in accordance with the terms of the share exchange agreement), limitations, representations and covenants that, if incorrect in certain material respects, would jeopardize the conclusions reached by Wyatt, Tarrant & Combs, LLP in its opinion. The tax opinion does not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the share exchange and holding companies’ merger or on any matter relating to the tax consequences of the share exchange and holding companies’ merger.

The United States federal income tax consequences of the share exchange and holding companies’ merger are as follows:

•                  Classification as a “Reorganization.” The share exchange and holding companies’ merger together will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code.

•                  Federal Income Tax Consequences to Kentucky Bancshares and Madison. Neither Kentucky Bancshares nor Madison will recognize taxable gain or loss as a result of the share exchange and holding companies’ merger.

•                  Federal Income Tax Consequences to Kentucky Bancshares Shareholders Who Do Not Hold any Madison Common Stock. Because Kentucky Bancshares common stock shareholders will retain their common stock in the share exchange, Kentucky Bancshares shareholders will not recognize gain or loss upon the share exchange and holding companies’ merger.

•                  Federal Income Tax Consequences to Madison Shareholders. A Madison shareholder will not recognize taxable gain or loss upon the exchange of Madison common stock solely for Kentucky Bancshares common stock, except in respect of cash received instead of a fractional share of Kentucky Bancshares common stock (as discussed below).

•                  Receipt of Cash in Lieu of Fractional Share. A Madison shareholder who receives cash instead of a fractional share of Kentucky Bancshares common stock will recognize gain or loss as if such fractional share of Kentucky Bancshares common stock was distributed as part of the share exchange and then redeemed by Kentucky Bancshares, subject to the provisions and limitations of Section 302 of the Code.

•                  Tax Basis of Kentucky Bancshares Common Stock Received in the Share Exchange. The tax basis of any Kentucky Bancshares common stock (including fractional shares deemed received and redeemed as described above) exchanged for Madison common stock in the share exchange will equal the tax basis of Madison common stock surrendered in the exchange.

•                  Holding Period of Kentucky Bancshares Common Stock Received in the Share Exchange. The holding period for any Kentucky Bancshares common stock exchanged for Madison common stock in the share exchange will include the period during which Madison common stock surrendered in the exchange was held.

•                  Reporting Requirements. Certain U.S. holders of Madison common stock receiving Kentucky Bancshares common stock in the share exchange will be required to attach to their federal income tax returns for the taxable year in which the share exchange occurs a statement regarding the share exchange.  U.S. holders of Madison common stock receiving Kentucky Bancshares common stock in the share exchange are required to maintain a permanent record of all the facts relating to the exchange of stock in connection with the share exchange. The facts to be disclosed by a U.S. holder include the holder’s basis in Madison common stock transferred to Kentucky Bancshares and the number of shares of Kentucky Bancshares common stock received by the holder in the share exchange.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE SHARE EXCHANGE AND HOLDING COMPANIES’ MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE SHARE EXCHANGE AND HOLDING COMPANIES’ MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE SHARE EXCHANGE AND HOLDING COMPANIES’ MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF KENTUCKY BANCSHARES CAPITAL STOCK

As a result of the share exchange, Madison shareholders who receive shares of Kentucky Bancshares common stock in the share exchange will become shareholders of Kentucky Bancshares. Your rights as shareholders of Kentucky Bancshares will be governed by Kentucky law and the amended and restated articles incorporation, as amended, and the bylaws of Kentucky Bancshares. The following briefly summarizes the material terms of Kentucky Bancshares common stock and preferred stock. We urge you to read the applicable provisions of the Kentucky Business Corporation Act (“KBCA”), Kentucky Bancshares’ amended and restated articles of incorporation, as amended, Kentucky Bancshares’ bylaws and federal law governing bank holding companies carefully in their entirety. Copies of Kentucky Bancshares’ governing documents have been filed with the SEC.  To find out where copies of these documents can be obtained, see “Where You Can Find Additional Information.”

Authorized Capital

Kentucky Bancshares is authorized to issue 10,000,000 shares of common stock of no par value, and 300,000 shares of serial preferred stock, no par value. As of March 31, 2015, there were 2,725,648 shares of Kentucky Bancshares common stock issued and outstanding. No shares of Kentucky Bancshares preferred stock are presently outstanding. Kentucky Bancshares’ common stock represents nonwithdrawable capital, is not an account of an insurable type and is not insured by the FDIC or any other governmental authority.

Kentucky Bancshares Common Stock

Dividends. Kentucky Bancshares can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of Kentucky Bancshares common stock are entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available therefor. If Kentucky Bancshares issues preferred stock, the holders thereof may have a priority over the holders of common stock with respect to dividends.

Voting Rights. The holders of Kentucky Bancshares common stock possess voting rights in Kentucky Bancshares at one vote per share. They elect Kentucky Bancshares’ board of directors and act on such other matters as are required to be presented to them under Kentucky law or Kentucky Bancshares’ articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of Kentucky Bancshares common stock is generally entitled to one vote per share and may cumulate his or her votes in the election of directors, ensuring certain minority voting blocks will be able to elect representation to the board.  If Kentucky Bancshares issues preferred stock, holders of the preferred stock may have the right to vote.

Kentucky Bancshares’ board of directors is divided into three classes, each with a term of three years. See “Comparison of Shareholders’ Rights – Number and Classification of Board of Directors” and “Comparison of Shareholders’ Rights – Voting Rights” contained elsewhere in this proxy statement-prospectus for a discussion of the effect of the classification of the board. If Kentucky Bancshares issues preferred stock, holders of the preferred stock may have the right to vote with the holders of common stock as a single class or have voting rights as a separate class.

Liquidation. In the event of any liquidation, dissolution or winding up of Kentucky Bancshares, the holders of the then-outstanding common stock would be entitled to receive all of the assets of Kentucky Bancshares available for distribution after payment or provision for payment of all of Kentucky Bancshares’ debts and liabilities.  If Kentucky Bancshares issues preferred stock, the holders thereof may have a priority over the Kentucky Bancshares common stock shareholders in the event of liquidation or dissolution.

Preemptive Rights. Kentucky Bancshares common stock shareholders do not have preemptive rights to purchase any shares which may be issued in the future.

Redemption. Kentucky Bancshares common stock is not subject to redemption.

Limitations on change of control. Kentucky Bancshares’ articles of incorporation limit certain business combinations which may have the effect of delaying, deferring or preventing a change in control of Kentucky Bancshares. See “Comparison of Shareholders’ Rights – Actions that Require a Supermajority Vote; Business Combinations with Interested Shareholders” contained elsewhere in this proxy statement-prospectus for a discussion about these limits.

Kentucky Bancshares Preferred Stock

The board of directors of Kentucky Bancshares is authorized to issue preferred stock in series and fix and state voting powers, designations, preferences or other special rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof. Kentucky Bancshares preferred stock may rank prior to common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Kentucky Bancshares common stock. The holders of any class or series of preferred stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by Kentucky law.   Kentucky Bancshares does not have any current plans to issue any preferred stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the share exchange is completed, Madison’s shareholders (other than those exercising dissenters’ rights) will receive shares of Kentucky Bancshares common stock in exchange for their shares of Madison common stock.  Their rights as shareholders will then be governed by Kentucky Bancshares’ amended and restated articles of incorporation, as amended, and bylaws rather than by Madison’s amended and restated articles of incorporation, as amended, and bylaws.  Madison and Kentucky Bancshares are both Kentucky corporations governed by Kentucky law and their respective articles of incorporation and bylaws.

The following summary discusses the material differences between the current rights of Kentucky Bancshares shareholders and Madison shareholders under the Kentucky Bancshares articles and Kentucky Bancshares bylaws and the Madison articles and the Madison bylaws and the KBCA. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Kentucky Bancshares articles and bylaws and the Madison articles and bylaws, as applicable.  Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find Additional Information” included elsewhere in this proxy statement-prospectus.

Kentucky Bancshares	Madison

Authorized Capital Stock

Authorized Shares. Kentucky Bancshares is authorized to issue 10,300,000 shares, including 10,000,000 shares of common stock, no par value per share, and 300,000 shares of serial preferred stock, no par value.

Preferred Stock. There are currently no shares of Kentucky Bancshares’ preferred stock issued and outstanding.

Authorized Shares. Madison is authorized to issue 2,000,000 shares, including 1,000,000 shares of common stock, par value $10.00 per share and 1,000,000 shares of serial preferred stock no par value per share.

Preferred Stock. Madison currently has three (3) series of preferred stock issued and outstanding as follows:

•      There are currently 8,508 shares of Madison’s Series A Cumulative Nonvoting Perpetual Preferred Stock issued and outstanding;

•      There are currently 3,370 shares of Madison’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B issued and outstanding; and

•      There are currently 169 shares of Madison’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C issued and outstanding.

Issuance of Additional Shares

Kentucky Bancshares’ board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in its articles, without shareholder approval, subject only to the restrictions of the KBCA and Kentucky Bancshares’ articles.

Kentucky Bancshares’ board of directors may also authorize the issuance of preferred stock up to the

Madison’s board of directors has the same right to issue common and preferred shares as Kentucky Bancshares’ board of directors.

Kentucky Bancshares	Madison

amounts authorized in its articles, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Kentucky Bancshares’ common shareholders, subject to any restrictions imposed on the issuance of such shares by the KBCA and Kentucky Bancshares’ articles.

Preemptive Rights
Kentucky Bancshares’ shareholders do not have preemptive rights.	Madison shareholders do not have preemptive rights.

Voting Rights

Common Stock: Each holder of Kentucky Bancshares’ common stock generally has the right to cast one vote for each share of Kentucky Bancshares common stock held of record on all matters, other than the election of directors, submitted to a vote of shareholders. In the election of directors, each holder has “cumulative voting rights.”

 “Cumulative voting rights” means each shareholder is entitled to cast all of his or her votes for a single nominee for the board of directors. This is in contrast to “regular” or “plurality” voting in which shareholders may not give more than one vote per share to any single director nominee. For example, if Kentucky Bancshares had four director nominees, then a shareholder holding 500 shares (with one vote per share), under the regular method could vote a maximum of 500 shares for each one candidate (giving the shareholder 2,000 votes total—500 votes per each of the four candidates). With cumulative voting, the Kentucky Bancshares shareholder is afforded the 2,000 votes from the start and could choose to vote all 2,000 votes for one candidate, 1,000 for each of two candidates, or otherwise divide his or her votes whichever way he or she wanted. Cumulative voting ensures certain minority voting blocks will be able to elect representation to the board.

Preferred Stock: Kentucky Bancshares’ board of directors is authorized to determine the voting rights of preferred stock.

Common Stock: Each holder of Madison’s common stock generally has the right to cast one vote for each share of Madison common stock held of record on all matters submitted to a vote of shareholders.

Madison has plurality voting for its directors, and shareholders are not permitted to cumulate their votes. Under plurality voting, each shareholder is entitled to cast one vote for or against each director nominee or abstain from voting with respect to one or more director nominees. If there are more director nominees than director positions to be filled, then the director nominees with the most votes (which may or may not be a majority of all of the votes that may be cast) are elected as directors until the director positions are filled.

Preferred Stock: Madison’s board of directors is authorized to determine the voting rights of preferred stock. Each of Madison’s Series A, Series B and Series C preferred stock is non-voting, except as required by law or as set forth in the Madison articles in certain circumstances.

Dissolution

In the event of dissolution, liquidation, or winding up of Kentucky Bancshares, the common stock holders, after payment to creditors and holders of any class having priority over common stock, are entitled to receive the net assets of Kentucky Bancshares in a pro rata distribution. If Kentucky Bancshares issues preferred stock, the holders thereof may have a priority over the Kentucky Bancshares common stock shareholders in the event of liquidation or dissolution.

In the event of dissolution, liquidation, or winding up of Madison, the common stock holders, after payment to creditors and holders of any class having priority over common stock, are entitled to receive the net assets of Madison in a pro rata distribution. Each of the Series A, the Series B and the Series C preferred stock has liquidation priority over Madison common stock.

Kentucky Bancshares	Madison

Mergers and Share Exchanges

In general, a merger or share exchange must be approved by the affirmative vote of a majority of Kentucky Bancshares’ outstanding shares of common stock.

In addition, the approval requirements of the Kentucky Business Combination Act may apply. See below.

In general, a merger or share exchange must be approved by the affirmative vote of at least two-thirds of Madison’s outstanding shares of common stock.

Approval of the share exchange proposal requires the affirmative vote of at least two-thirds of the shares of Madison common stock outstanding on the record date. Abstentions and broker non-votes are treated as votes against the share exchange proposal.

In addition, the approval requirements of the Kentucky Business Combination Act may apply. See below.

Actions That Require A Supermajority Vote; Business Combinations with Interested Shareholders

In order to approve a business combination involving an interested shareholder, Kentucky Bancshares’ articles of incorporation require the affirmative vote of the holders of (a) at least 67% of all outstanding shares entitled to vote in an election of directors and (b) a majority of the outstanding shares entitled to vote in an election of directors that are not owned directly or indirectly by the interested shareholder. A “business combination” may include:

•   a merger or consolidation with an interested shareholder or affiliate,

•   a share exchange involving Kentucky Bancshares and an interested shareholder or affiliate,

•   the sale, lease, exchange, transfer or other disposition of all or a substantial part of the Kentucky Bancshares’ assets with an interested shareholder or affiliate,

•   the issuance of securities to an interested shareholder or affiliate,

•   a reclassification or recapitalization that would increase the voting shares of Kentucky Bancshares which are owned by an interested shareholder or affiliate, or

•   a dissolution or liquidation of Kentucky Bancshares when such dissolution or liquidation is proposed by or is on behalf of an interested shareholder.

An “interested shareholder” is any person who, by itself or with affiliates or associates, owns ten percent (10%) or more of Kentucky Bancshares’ outstanding securities entitled to vote, or is a person who was assigned or succeeded to such person’s shares.

However, a vote of sixty-seven percent (67%) is not required for the approval of a business combination if such transaction is approved by a majority of “disinterested directors”. In such cases, a business combination must be approved by the affirmative vote of a majority of Kentucky Bancshares’ outstanding shares of

Madison’s articles of incorporation have similar supermajority voting requirements (though not applicable to share exchanges) except that an “interested shareholder” is any person who, by itself or with affiliates or associates, owns fifteen percent (15%) or more of Madison’s outstanding securities entitled to vote.

As a Kentucky corporation, Madison is subject to the same additional restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders. Under Kentucky law, an interested shareholder would own ten percent (10%) or more of Madison (not fifteen percent (15%) as defined in Madison’s articles). There are no interested shareholders involved in the proposed share exchange.

Kentucky Bancshares	Madison

common stock.

“Disinterested directors” means any member of the board of directors who is unaffiliated with the interested shareholder and was a member of the board prior to the time that the interested shareholder became an interested shareholder. It also includes any successor of a disinterested director who is not an affiliate of an interested shareholder and who is recommended to succeed a disinterested director by a majority of the disinterested directors then on the board.

As a Kentucky corporation, Kentucky Bancshares is subject to certain additional restrictions on business combinations under Kentucky law, including, the prohibition from engaging in a transaction with an interested shareholder for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the independent directors who are continuing directors, approves the combination prior to the 10% or greater acquisition.

The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Kentucky Bancshares by allowing a minority of Kentucky Bancshares’ shareholders to prevent a transaction favored by the majority of the shareholders. The primary purpose of the supermajority vote requirement is to encourage negotiations with Kentucky Bancshares by groups or corporations interested in acquiring control of Kentucky Bancshares and to reduce the danger of a forced merger or sale of assets.

Amendment to the Articles of Incorporation

The KBCA generally requires that a majority of the board of directors adopt a proposed amendment to the articles of incorporation and recommend it for the approval of shareholders. The amendment must then be approved by the affirmative vote of (a) a majority of the shares entitled to vote of any voting group for whom the amendment would create dissenters’ rights and (b) a plurality of the other shares voting on the amendment at a meeting of shareholders at which a quorum is present.

The following provisions of Kentucky Bancshares’ Articles may only be altered, amended or repealed by the affirmative vote of the holders of (a) at least two-thirds (2/3) of the outstanding shares of Kentucky Bancshares common stock entitled to vote generally in the election of directors and (b) a majority of all shares entitled to vote in the election of directors excluding certain shareholders who generally own ten percent (10%) or more of the outstanding shares of Kentucky Bancshares or its subsidiaries.

Madison is subject to the same KBCA general requirements. Further, the following provisions of Madison’s articles of incorporation may only be altered, amended or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Madison common stock:

•      Article VI – Capital Stock

•      Article VII - Directors,

•      Article VIII – Call of Special Meeting of Shareholders,

•      Article XI – Change in Control,

•      Article XII – Business Combinations, and

•      Article XII - Evaluation of Business Combinations.

Kentucky Bancshares	Madison

•      Article V - Board of Directors,

•      Article VI - Bylaws,

•      Article VII - Higher Vote for Certain Business Combinations Required,

•      Article VIII - Shareholder Action,

•      Article IX - Indemnification and Insurance,

•      Article X - Limitation on Director Liability,

•      Article XII - Change in Control Proposals, and

•      Article XIII -Super Majority Approval for Certain Amendments to These Amended and Restated Articles of Incorporation.

Amendment to the Bylaws

The Kentucky Bancshares board of directors may adopt, amend or repeal Kentucky Bancshares’ bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Kentucky Bancshares’ shareholders, provided that the holders of at least eighty percent (80%) of the outstanding voting shares of Kentucky Bancshares must approve the alteration, amendment or repeal of provisions regarding advance notice of shareholder business at the annual meeting and nominations of director candidates.

Both Madison’s board of directors and shareholders may adopt, amend, restate or repeal Madison’s bylaws.

Special Meetings of Shareholders

A majority of the whole board of directors may call a special meeting of the shareholders. A special meeting may also be called by the secretary at the request of at least sixty-seven percent (67%) of shareholders entitled to vote on any issue proposed to be considered at such meeting.

A majority of the whole board of directors may call a special meeting of the shareholders. A special meeting may also be called by the shareholders of not less than 50% of the votes entitled to be cast on any issue proposed to be considered at such meeting.

Number and Classification of Board of Directors

Authority to direct the management of Kentucky Bancshares’ business and affairs is vested in its board of directors. Kentucky Bancshares’ articles of incorporation provide for a board of directors consisting of not fewer than 9 nor more than 15 members, the exact number of directors to be determined from time to time by a majority of the entire board of directors. Kentucky Bancshares’ board currently consists of ten (10) members.

Kentucky Bancshares’ board of directors is divided into three classes. Each class of directors serves a three-year term, with one class of directors elected at each annual meeting of shareholders.

The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by ensuring that experienced personnel familiar with Kentucky Bancshares will be represented on the board of directors at all times, and to permit

Authority to direct the management of Madison’s business and affairs is vested in its board of directors. Madison’s articles of incorporation provide for a board of not less than 5 nor more than 25 directors, the exact number of directors to be determined from time to time by a majority of the entire board of directors. Madison’s board currently consists of 8 members.

Madison’s board of directors is divided into three classes. Each class of directors serves a three-year term, with one class of directors elected at each annual meeting of shareholders.

Kentucky Bancshares	Madison

management to plan for the future. However, the effect of having a classified board of directors is that only approximately one-third of the members of the board of directors in question are elected each year. As a result, two annual meetings are required to change a majority of the members of the Kentucky Bancshares board of directors. By potentially delaying the time within which an acquirer could obtain working control of the Kentucky Bancshares board of directors, such provisions may discourage some potential mergers, tender offers and takeover attempts.

Board of Directors Vacancies

Kentucky Bancshares’ articles of incorporation provide that vacancies in Kentucky Bancshares board of directors shall be filled by a majority vote of the whole board of directors then in office, whether or not a quorum. Any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

Madison’s bylaws provide that vacancies in Madison’s board of directors shall be filled by majority vote of the whole board of directors then in office. Any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which directors are elected.

Director Liability and Indemnification

Under the KBCA, a Kentucky corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable case to believe that the individual’s conduct was unlawful.

Directors: Unless limited by its articles of incorporation, a Kentucky corporation must also indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met: (a) the director furnishes the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above; (b) the director furnishes the corporation a written

Madison’s articles of incorporation require the indemnification of its directors and officers generally to the same extent as permitted by Kentucky law.

Kentucky Bancshares	Madison

undertaking, executed personally or on his or her behalf, to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. A director may apply for court-ordered indemnification under certain circumstances.

Officers: Unless a corporation’s articles of incorporation provide otherwise, an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director; and a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Federal Law Restrictions: The indemnification of directors and officers by Kentucky Bancshares may be prevented by federal regulations with respect to expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action in the form of payments to Kentucky Bancshares..

Articles of Incorporation: Kentucky Bancshares’ articles of incorporation require the indemnification of its directors and officers generally to the same extent as permitted by Kentucky law. If a director is entitled to indemnification and Kentucky Bancshares has not paid such director in full within thirty (30) days after a written claims has been received by Kentucky Bancshares, such director may bring suit against Kentucky Bancshares to recover the unpaid amount and, if successful in whole or in part, the director is entitled to be paid also the expense of prosecuting such claim.

Insurance: The KBCA permits Kentucky Bancshares to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Kentucky Bancshares, whether or not such liabilities would subject to indemnification as provided above.

Kentucky Bancshares	Madison

Limitation On Director Liability

Kentucky Bancshares’ articles of incorporation limit the liability of its directors to the greatest extent permitted by KBCA and provide that no director will be personally liable to the corporation or its shareholders for monetary damages for a breach of his or her duties as a director, except for liability:

•   for any transaction in which the director’s personal financial interest is in conflict with the financial interest of the corporation or its shareholders,

•   for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law,

•   for voting for or assenting to any distributions made in violation of the law, or

•   for any transaction from which the director derived an improper personal benefit.

Madison’s articles of incorporation contain the same limits on liability.

Distributions

The KBCA allows a corporation to make distributions to its shareholders so long as the corporation would be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

Kentucky Bancshares’ board of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends on common stock is subject to certain limitations imposed by law. Under Federal Reserve policy, a bank holding company such as Kentucky Bancshares generally should not declare a cash dividend unless the available net income of the bank holding company is sufficient to fully fund the dividend. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, Kentucky Bancshares may not pay dividends that would render it insolvent.

Madison’s board of directors may declare dividends on shares of common stock out of funds legally available therefore. Madison is subject to the same distribution restrictions under the KBCA and federal reserve policy as Kentucky Bancshares.

Under the terms each of the Series A, B and C preferred stock, Madison may not pay dividends on its common stock if it is behind in paying dividends on any of the series of preferred stock. Madison is currently behind in the payment of its dividends on each of its series A, B and C preferred stock dividends, and thus may not declare dividends on its common stock.

INFORMATION ABOUT KENTUCKY BANCSHARES

General

Kentucky Bancshares, Inc. is a financial holding company headquartered in Paris, Kentucky.  Kentucky Bancshares was organized in 1981 and is registered under the Bank Holding Company Act of 1956, as amended (“BHCA”).

Kentucky Bancshares conducts its business in the Commonwealth of Kentucky through one banking subsidiary, Kentucky Bank, and one non-bank subsidiary, KBI Insurance Company.

Kentucky Bank is a commercial bank and trust company organized under the laws of Kentucky.  Kentucky Bank has its main office in Paris (Bourbon County), with additional offices in Paris, Cynthiana (Harrison County), Georgetown (Scott County), Lexington (Fayette County), Morehead (Rowan County), Nicholasville (Jessamine County), Richmond (Madison County), Sandy Hook (Elliott County), Versailles (Woodford County), Wilmore (Jessamine County) and Winchester (Clark County).  The deposits of Kentucky Bank are insured up to prescribed limits by the Deposit Insurance Fund (“DIF”) of the FDIC.  KBI Insurance Company is a captive insurance subsidiary and was incorporated in 2014.

Kentucky Bancshares had total assets of $855.2 million, total deposits of $654.9 million and stockholders’ equity of $77.9 million as of December 31, 2014.  Our principal executive office is located at 339 Main Street, Paris, Kentucky  40361, and the telephone number at that address is (859) 987-1795.

Business Strategy

Kentucky Bancshares’ current business strategy is to operate a well-capitalized, profitable and independent community bank with a significant presence in Central and Eastern Kentucky.  Management believes the optimum way to grow Kentucky Bancshares is by attracting new loan and deposit customers within its existing markets through its product offerings and premier customer service.  Management continues to consider opportunities for branch expansion and will also consider acquisition opportunities that help advance its strategic objectives.

Lending

Kentucky Bank is engaged in general full-service commercial and consumer banking.  A significant part of Kentucky Bank’s operating activities include originating loans, approximately 86% of which are secured by real estate at December 31, 2014.  Kentucky Bank makes commercial, agricultural and real estate loans to its commercial customers, with emphasis on small-to-medium-sized industrial, service and agricultural businesses.  It also makes residential mortgage, installment and other loans to its individual and other non-commercial customers.

Loan Rates

Kentucky Bank offers variable and fixed rate loans.  Loan rates on variable rate loans generally adjust upward or downward based on changes in the loan’s index.  Rate adjustments on variable rate loans are made from 1 day to 5 years.  Variable rate loans may contain provisions that cap the amount of interest rate increases or decreases over the life of the loan.  In addition to the lifetime caps and floors on rate adjustments, loans secured by residential real estate may contain provisions that limit annual increases at a maximum of 200 basis points.  There is usually no annual limit applied to loans secured by commercial real estate.

Credit Risk

Commercial lending and real estate construction lending, generally include a higher degree of credit risk than other loans, such as residential mortgage loans.  Commercial loans, like other loans, are evaluated at the time of approval to determine the adequacy of repayment sources and collateral requirements. Collateral requirements vary to some degree among borrowers and depend on the borrower’s financial strength, the terms and amount of the loan, and collateral available to secure the loan.  Credit risk results from the decreased ability or willingness to pay by a borrower.  Credit risk also results when a liquidation of collateral occurs and there is a shortfall in collateral value as compared to a loan’s outstanding balance.  For construction loans, inaccurate initial estimates of a project’s costs and the property’s completed value could weaken our position and lead to the property having a value that is insufficient to satisfy full payment of the amount of funds advanced for the property.  Secured and unsecured consumer loans generally are made for automobiles, boats, and other motor vehicles.  In most cases, loans are restricted to Kentucky Bank’s general market area.

Other Products

Kentucky Bank offers its customers a variety of other services, including checking, savings, money market accounts, certificates of deposits, safe deposit facilities, credit cards and other consumer-oriented financial services.  Kentucky Bank has Internet banking, including bill payment available to its customers at www.kybank.com.  Through its Wealth Management Department, Kentucky Bank provides brokerage services, annuities, life and long term care insurance, personal trust and agency services (including management agency services).

Competition and Market Served

Competition

The banking business is highly competitive.  Competition arises from a number of sources, including other bank holding companies and commercial banks, consumer finance companies, thrift institutions, other financial institutions and financial intermediaries.  In addition to commercial banks, savings and loan associations, savings banks and credit unions actively compete to provide a wide variety of banking services.  Mortgage banking firms, finance companies, insurance companies, brokerage companies, financial affiliates of industrial companies and government agencies provide additional competition for loans and for many other financial services.  Kentucky Bank also currently competes for interest-bearing funds with a number of other financial intermediaries, including brokerage firms and mutual funds, which offer a diverse range of investment alternatives.  Some of our competitors are not subject to the same degree of regulatory review and restrictions that apply to Kentucky Bancshares and its subsidiary bank.  In addition, Kentucky Bancshares must compete with much larger financial institutions that have greater financial resources than us.

Market Served

We primarily conduct our business in the Commonwealth of Kentucky.  Our primary market areas consist of Bourbon, Clark, Elliott, Fayette, Harrison, Jessamine, Madison, Rowan, Scott, Woodford and surrounding counties in Kentucky.    Per capita personal income for Kentucky increased from $35,857 in 2012 to $36,214 in 2013, according to the Bureau of Economic Analysis.  The Bureau of Labor Statistics reports that the unemployment rate in Kentucky has shown some improvement.  The unemployment rate in Kentucky is 5.1% for December of 2014, compared to 7.4% for December of 2013.

Supervision and Regulation

Governing Regulatory Institutions

As a financial holding company, Kentucky Bancshares is subject to the regulation and supervision of the Federal Reserve Board.

Our subsidiary bank is subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve Board, the FDIC and the Kentucky Department of Financial Institutions.  Kentucky Bank is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered.  In addition to the impact of regulation, Kentucky Bank is affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Kentucky Bancshares also has a captive insurance subsidiary which is regulated by the State of Nevada Division of Insurance.

Laws Protecting Deposits

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy.  These obligations and restrictions are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insured funds in the event the depository institution becomes in danger of default or is in default.  For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy.  In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.

The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions.  The extent of these powers depends upon whether the institutions in question are “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” or “critically undercapitalized”, as such terms are defined under uniform regulation defining such capital levels issued by each of the federal banking agencies.

Deposit Insurance

We are subject to several deposit insurance assessments, which are described below:

FDIC Assessments.  Our subsidiary bank, Kentucky Bank, is a member of the FDIC, and its deposits are insured by the FDIC’s Deposit Insurance Fund up to the amount permitted by law.  Kentucky Bank is thus subject to FDIC deposit insurance assessments.  The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating.

On February 7, 2011, the FDIC amended its regulations to implement revisions to the Federal Deposit Insurance Act made by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) by modifying the definition of an institution’s deposit insurance assessment base and to change the assessment rate adjustments. Under the Dodd-Frank Act, the assessment base must, with some possible exceptions, equal average consolidated total assets minus average tangible equity.  Previously, the assessment base was based on deposits.  The Dodd-Frank Act also requires the FDIC to adopt a Deposit Insurance Fund restoration plan to ensure that the reserve ratio increases to 1.35% from 1.15% of insured deposits by 2020.

Financing Corporation (“FICO”) Assessments.  FICO assessment costs were $44 thousand in 2014, $41 thousand in 2013 and $40 thousand for 2012.  FICO is a mixed-ownership government corporation established by the Competitive Equality Banking Act of 1987 possessing assessment powers in addition to the FDIC.  The FDIC acts as a collection agent for FICO, whose sole purpose is to function as a financing vehicle for the now defunct Federal Savings & Loan Insurance Corporation.  Outstanding FICO bonds, which are 30-year noncallable bonds, mature in 2017 through 2019.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act was signed into law by the President on July 21, 2010, and represents a significant change in the American financial regulatory environment affecting all Federal financial regulatory agencies and affecting almost every aspect of the nation’s financial services industry.  Dodd-Frank includes, among others, the following:

•                  the creation of a Financial Stability Oversight Counsel to identify emerging systemic risks and improve interagency cooperation;

•                  the establishment of the same or strengthened capital and liquidity requirements for bank holding companies that apply to insured depository institutions;

•                  restrictions in proprietary trading and investing in or sponsoring of any hedge fund or private equity fund;

•                  the establishment of minimum credit risk retention requirements relating to securitizations;

•                  the establishment of detailed asset-level and data-level disclosure requirements relating to loan brokers and originators;

•                  codification and expansion of the “source of strength” doctrine as a statutory requirement.  The source of strength doctrine represents the long held policy view by the Federal Reserve Board that a bank holding company should serve as a source of financial strength for its subsidiary banks;

•                  a permanent increase of FDIC deposit insurance to $250,000;

•                  authorization for financial institutions to pay interest on business checking accounts;

•                  changes in the calculation of FDIC deposit insurance assessments;

•                  expanded restrictions on transactions with affiliates and insiders under Section 23A and 23B of the Federal Reserve Act and lending limits for derivative transactions, repurchase agreements and securities lending and borrowing transactions;

•                  provisions for new disclosure and other requirements regarding corporate governance and executive compensation; and

•                  the creation of a Consumer Financial Protection Bureau, which is authorized to promulgate consumer protection regulations relating to bank and non-bank financial products and examine and enforce these regulations on institutions with more than $10 billion in assets.

Volcker Rule

On December 10, 2013, in implementing section 619 of the Dodd-Frank Act, the final Volcker Rule was approved by the Office of the Comptroller of the Currency, the Federal Reserve Board, the FDIC, the SEC, and the Commodities Futures Trading Commission (“CFTC”).  The Volcker Rule attempts to reduce risk and banking system instability by restricting U.S. banks from investing in or engaging in proprietary trading and speculation and imposing a strict framework to justify exemptions for underwriting, market making and hedging activities.  U.S. banks will be restricted from investing in funds with collateral comprised of less than 100% loans that are not registered with the SEC and from engaging in hedging activities that do not hedge a specific identified risk.  Kentucky Bancshares does not believe the Volcker Rule will have a significant effect on operations.

Many of the requirements of Dodd-Frank will be implemented over time and most will be subject to regulations to be implemented or which will not become fully effective for several years.

Consumer Regulations

In addition to the laws and regulations discussed above, Kentucky Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks.  While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, the Fair Housing Act and the Fair and Accurate Transactions Act, among others.  These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with clients when taking deposits or making loans. These laws also limit Kentucky Bank’s ability to share information with affiliated and unaffiliated entities.  The bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing business operations.

Dividend Restrictions

There are various legal and regulatory limits on the extent to which Kentucky Bank may pay dividends or otherwise supply funds to Kentucky Bancshares.  In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.  Dividends paid by the subsidiary bank have provided substantially all of Kentucky Bancshares’ operating funds, and this may reasonably be expected to continue for the foreseeable future.

Employees

At December 31, 2014, the number of full time equivalent employees of Kentucky Bancshares and its subsidiaries was 215.

Nature of Company’s Business

Kentucky Bancshares’ business is not seasonal.  Our business does not depend upon a single customer, or a few customers, the loss of any one or more of which would have material adverse effect on Kentucky Bancshares.  No material portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of any governmental entity.

Properties

Kentucky Bancshares’ corporate headquarters is located at 339 Main Street, Paris, KY 40361, which it owns.  The main banking office of Kentucky Bank is located at 401 Main Street, Paris, Kentucky 40361.  In addition, Kentucky Bank serves customer needs at 14 other locations.  All locations offer a full range of banking services.  Kentucky Bank owns all of the properties at which it conducts its business with the exception of the Lexington and Richmond locations.  Kentucky Bancshares and Kentucky Bank together own approximately 100,000 square feet of office space and lease approximately 9,600 square feet of office space.

Note 6 to Kentucky Bancshares 2014 Consolidated Financial Statements contains additional information relating to amounts invested in premises and equipment.

Kentucky Bank Banking Offices

•                  401 Main Street, Paris, KY 40361

•                  2021 South Main Street, Paris, KY 40361

•                  24 West Lexington Avenue, Winchester, KY 40391

•                  1975 By Pass Road, Winchester, KY 40391

•                  144 South KY 7, Sandy Hook, KY 41171

•                  360 East Vine Street, Suite 100, Lexington, KY 40507

•                  939 US Hwy 27 South, Cynthiana, KY 41031

•                  920 North Main Street, Nicholasville, KY 40356

•                  108 East Main Street, Wilmore, KY 40390

•                  400 West First Street, Morehead, KY 40351

•                  1500 Flemingsburg Road, Morehead, KY 40351

•                  260 Blossom Park Drive, Georgetown, KY 40324

•                  103 West Showalter Drive, Georgetown, KY 40324

•                  520 Marsailles Road, Versailles, KY 40383

•                  5008 Atwood Drive, Suite 3, Richmond, KY 40475

Legal Proceedings

Kentucky Bancshares and its subsidiaries are from time to time involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, management believes will not have a material impact on Kentucky Bancshares’ financial condition and results of operation.  Further, we maintain liability insurance to cover some, but not all, of the potential liabilities normally incident to the ordinary course of our businesses as well as other insurance coverage’s customary in our business, with coverage limits as we deem prudent.

Kentucky Bancshares terminated the Kentucky Bancshares, Inc. Retirement Plan and Trust (the “Plan”) in a standard termination, with a termination date of December 31, 2008.  Prior to such termination, the Pension Protection Act of 2006 (“PPA”) had amended Internal Revenue Code (“IRC”) Section 417(e)(3) in part by changing the definition of “applicable interest rate” in a manner that in most cases (when combined with other changes to IRC Section 417(e)(3)) would result in a decrease in the value of a participant’s or beneficiary’s plan benefits under pension plans such as the Company’s Plan with the new definition applicable (for most plans, including the Plan) to lump sums with annuity starting dates in or after the 2008 plan year.  The Plan had determined in mid-2008 to comply with IRC Section 417(e)(3), as amended by PPA, by using the assumptions governing minimum lump sums, rather than by using the pre-PPA minimum lump sum assumptions, and operated the Plan in compliance with that decision.  As permitted by the IRC, the Plan was amended on February 24, 2009 (after the termination of the Plan on December 31, 2008) to formalize that decision in accordance with Section 1107 of PPA.

The Internal Revenue Service issued a favorable determination as to the Plan termination in July 2010.  Subsequent to Plan termination and distributions to Plan participants, the Plan was selected for audit by the PBGC.  The PBGC asserted that the February, 2009 amendment to the Plan violated PBGC Regulation Section 4041.8(a) because the amendment served to lower benefits to Plan beneficiaries.  The PBGC filed a Complaint in May 2013 in United States District Court (Eastern District of Kentucky) to require Kentucky Bancshares to make additional distributions to Plan beneficiaries.  On March 17, 2014, the United States District Court (Eastern District of Kentucky) issued an Opinion and Order entering judgment in favor of the PBGC and ruling that Kentucky Bancshares must comply with the PBGC’s determination respecting the Plan.  Kentucky Bancshares appealed, but the District Court’s ruling was affirmed by the United States Court of Appeals for the Sixth Circuit on January 15, 2015.

Kentucky Bancshares accrued approximately $1.6 million as of December 31, 2013 for this matter.    Moreover, Kentucky Bancshares believes it has claims for contribution towards payment of this liability from professionals who assisted Kentucky Bancshares in the termination of the Plan.

Management

Corporate Governance.

Code of Ethics.  Ethical business conduct is a shared value of our board of directors, management and employees.  Our Code of Ethics applies to our employees and officers, including the principal executive officer and principal financial officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business.  We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in the Code of Ethics.  A copy of our Code of Ethics is available at our website www.kybank.com in the section entitled “About Us” under “Investor Relations” in the “Corporate Information – Governance Documents” subsection.

Board Structure and Committees. As of the date of this proxy statement, our board of directors consists of ten members.  Our board of directors held five meetings during 2014, consisting of four regularly scheduled meetings and one special meeting.  All directors, except Mr. Hinkle, attended at least 75% of the total number of board meetings and the meetings of the committees to which they belonged.  Our board of directors does not have a specific policy for director attendance at our annual meeting of shareholders.  Three of our directors attended our 2014 annual meeting.

Our board of directors has a standing Compensation Committee and Audit Committee but does not have a standing nominating committee.

Compensation Committee Members	Functions of the Committee	Meetings in 2014

Edwin S. Saunier (Chairman) Henry Hinkle Ted McClain	Please refer to the sections in this proxy statement entitled “Compensation Discussion and Analysis” and the “Report of the Compensation Committee”	4

Audit Committee Members	Functions of the Committee	Meetings in 2014

Robert G. Thompson (Chairman) Theodore Kuster Betty J. Long	Monitors the integrity of our financial reporting processing and systems of internal controls regarding finance, accounting, and legal compliance	8
	Selects our independent auditor and determines such auditor’s compensation

Edwin S. Saunier	Monitors the independence and performance of the independent auditor, management and the internal audit department

	Provides an avenue of communication among the independent auditors, management, the internal audit department and the board of directors

Board and Committee Independence.  The board has determined that each of its members is independent as defined by the rules of NASDAQ except for its current employee directors:  Mr. Caudill and Mr. Prichard.  While our board determined that Mr. McClain and Mr. Van Meter are each independent under the rules of NASDAQ, it did have to consider the Kentucky Bancshares’ payments to their companies.  Mr. McClain owns 40% of The Hopewell Insurance Co., which is a family business.  The aggregate amount the Kentucky Bancshares paid to The Hopewell Insurance Co. for property or services during each of 2014, 2013 and 2012 did not exceed $200,000 or 5% of Hopewell Insurance Co.’s consolidated gross revenues for the applicable fiscal year, except for 2014 when we exceeded the $200,000 threshold by paying $586,843 ($388,311 of this is for premiums for a 3 year term) to the company.  However, we still view Mr. McClain as independent because the premium payments were directly passed through The Hopewell Insurance Co. to the insurance companies.  The amount retained by the company for services was less than $200,000.  Mr. Van Meter is the sole owner of a company that rents parking space to us.  The aggregate amount the Kentucky Bancshares paid to Mr. Van Meter’s company was below the $120,000 threshold set by NASDAQ.

Audit Committee Financial Expert.  Our board of directors has determined that each of the members of the Audit Committee is independent as defined by the rules of NASDAQ for audit committee members.  Further, our board of directors has determined (in accordance with Securities and Exchange Commission Regulation S-K 407(d)) that Mrs. Betty J. Long satisfies the qualifications of financial expert and Mrs. Betty J. Long accordingly has been designated as the Audit Committee financial expert.

Consideration of Director Nominees.  The members of our board who are independent directors under NASDAQ rules approve the nominees for director to be presented for election based upon their review of all proposed nominees for the board, including those proposed by shareholders.  This year our Strategic Planning/Governance Committee, comprised of Messrs. Caudill, Hinkle, Prichard and Woodford, suggested that the directors whose terms were expiring this May be considered as candidates for nomination.  The independent members of the board of directors select qualified candidates based upon the criteria set forth below and review their recommendations with the board. The independent directors approved the suggested nominees and invited each of these candidates to be a nominee for election to the board.

Board members must possess the acumen, education and experience to make a significant contribution to the board and bring a diverse range of skills and perspectives to satisfy the perceived needs of the board at a particular time.  Board members must have the highest ethical standards, a strong sense of professionalism, independence and an understanding of our business.  Additionally, board members must have the aptitude and experience to fully appreciate the legal responsibilities of a director and the governance processes of a public company, a willingness to commit, as well as have, sufficient time to discharge their duties to the board and such other factors as the independent members of the board of directors determine are relevant in light of the needs of the board and the Kentucky Bancshares.

For a shareholder to submit a candidate for consideration as a director, a shareholder must notify our Secretary.  To be considered for nomination and inclusion in our proxy statement at the 2016 Annual Meeting, a shareholder must notify our Secretary no later than December 16, 2015 (the date that is 120 days before the first anniversary of the date on this proxy statement).  Notices should be sent to: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.

Communications with the Board.  Our board of directors has established a process for shareholders to communicate with the board or an individual director.  Shareholders may contact the board or an individual director by writing to the attention of one or more directors at our principal executive offices at Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.  Each communication intended for the board of directors or an individual director will be forwarded to the specified party.

Board Leadership Structure and Role in Risk Oversight.  We are a financial holding company effective June 26, 2014 (previously a bank holding company) that was formed in 1981 under the Bank Holding Company Act of 1956, as amended. We are the parent company of Kentucky Bank, a separately chartered commercial state bank, and KBI Insurance Company, a captive insurance company.

Our board is comprised of eight independent directors and two employee directors.  We are committed to a strong, independent board and believe that objective oversight of the performance of our management is a critical aspect of effective governance.  Accordingly, the role of Chairman of the board and Chief Executive Officer are held by different individuals.  Our Chairman is an independent director and has the following duties:

•                  Chair and preside at board meetings;

•                  Coordinate with our CEO in establishing the agenda and topic items for board meetings;

•                  Advise on the quality, quantity and timeliness of the flow of information from management to the board;

•                  Act as principal liaison between management and the board on sensitive issues;

•                  Retain independent advisors on behalf of the board as the board may determine is necessary or appropriate;

•                  Assist the Compensation Committee with the annual evaluation of the performance of the CEO; and

•                  Provide an important communication link between the board and shareholders, as appropriate.

Our board of directors, together with the Audit and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk.  These committees report regularly to the entire board of directors on risk-related matters and provide our board of directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.

In addition Kentucky Bank has its own board of directors, audit and asset liability management committees, which provide risk management.  Our CEO serves on the board of Kentucky Bank.  One of the key responsibilities of the subsidiary board is to manage strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.  While we have not developed an enterprise-wide risk statement, our board of directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Kentucky Bancshares’ risk and we require our subsidiaries to follow this philosophy.

Shareholders’ Proposals for 2016 Annual Meeting.

Shareholder proposals.  We presently contemplate that the Kentucky Bancshares 2016 Annual Meeting of Shareholders will be held on or about May 25, 2016.  If a shareholder want us to consider including a proposal in next year’s proxy statement, the shareholder must deliver it in writing by no later than December 16, 2015 (the date that is 120 days before the first anniversary of the date of our proxy statement for the 2015 Annual Meeting of Shareholders) to: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.  We recommend shareholders send any proposals by certified mail, return receipt requested.

If a shareholder wants to present a proposal at Kentucky Bancshares’ 2016 Annual Meeting of Shareholders but does not wish to have it included in our proxy statement, the shareholder does not need to contact us in advance.  Our bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the meeting.  However, if a shareholder does not notify us on or before March 1, 2016 of any matter that the shareholder wishes to present at the Kentucky Bancshares’ 2016 Annual Meeting of Shareholders, then the shareholders’ proxies that we solicit in connection with our 2016 Annual Meeting of Shareholders will confer on the proxy holders discretionary authority to vote on the matter that you present at our 2016 Annual Meeting.

Directors

Classified Board.  Under Kentucky Bancshares’ Amended and Restated Articles of Incorporation, our board of directors consists of three different classes (Class I, Class II and Class III) as nearly equal in number as the then total number of directors constituting the board permits.  The directors in each class serve for a term of three years, and one class is elected annually.

Term; Vacancies.  At the Kentucky Bancshares annual meeting of shareholders to be held on May 27, 2015, the shareholders will be asked to elect four directors for a three-year term.  Any vacancies that occur after the directors are elected may be filled by the board of directors in accordance with law for the remainder of the full term of the vacant directorship.

Independence of Directors.  In accordance with rules of NASDAQ, all of the nominees for director, and all continuing directors listed below, meet the NASDAQ definition of “independent” except for Messrs. Caudill and Prichard.

Director Qualifications.  Kentucky Bancshares’ board of directors consists of ten members who are well-qualified to serve on our board and represent our shareholders’ best interests.  Our nominees are selected with a view of establishing a board of directors that meet the criteria for qualified candidates that is set forth above under the caption “Corporate Governance- Consideration of Director Nominees.”  We believe that each of the director nominees and other directors bring these qualifications to our board of directors.  Together, our director nominees and continuing directors provide our board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, knowledge of the commercial banking industry, experience with companies that serve the same communities that our bank subsidiary serves, and extensive operational and strategic planning experience.  The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to the board of directors, in addition to the general qualifications under “Corporate Governance- Consideration of Director Nominees” and information included in the biographical summaries provided below for each director.  We believe that each individual’s skills and perspectives strengthen our board’s collective qualifications, skills and experience.

Name	Qualifications

B. Proctor Caudill, Jr.

Extensive banking career beginning in 1973; significant executive management experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team.

Louis Prichard

Extensive banking career beginning in 1977; significant executive management experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team.

Woodford Van Meter

Comprehensive business management experience as a managing physician of an ophthalmology practice; extensive analytical and planning skills as a Professor of Ophthalmology for a medical school; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team.

Betty J. Long

Extensive banking career beginning in 1965; significant executive management and financial experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team; brings gender diversity to our board.

Ted McClain	Extensive risk management, financial and operations skills and general business experience through ownership of an insurance company.

Edwin S. Saunier

Extensive executive management and financial experience as owner and president of a moving and storage business; degree in accounting; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations.

Buckner Woodford IV

Extensive banking career beginning in 1971; significant executive management and financial experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team from previously serving as president of Kentucky Bancshares and from serving as a director of Kentucky Bank since 1971.

Henry Hinkle

Extensive executive management and financial experience as owner and president of a paving and construction company; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team from serving as a director of Kentucky Bank since 1989.

Theodore Kuster

Extensive management, financial, operational and general business skills as a business entrepreneur in the farming and thoroughbred industry; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team from serving as a director of Kentucky Bank since 1979.

Robert G. Thompson

Extensive management, financial, operational and general business skills as a business entrepreneur in the farming and thoroughbred industry; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of Kentucky Bancshares’ business, strategy and management team from serving as a director of Kentucky Bank since 1991.

Mrs. Betty J. Long, Mr. Ted McClain, Mr. Edwin S. Saunier and Mr. Buckner Woodford IV are currently serving as directors in the class of directors whose terms expire at the Kentucky Bancshares 2015 Annual Meeting of Shareholders.  Our board has nominated each of them to serve an additional 3-year term, until our 2018 annual shareholders’ meeting (or until their successors have been elected and qualified).  Each of the nominees has agreed to serve as a director if elected.

Information about Director Nominees and Continuing Directors.   The following tables set forth information with respect to each nominee for director, and with respect to continuing directors who (by virtue of the classes in which they serve) are not nominees for re-election at the 2015 Annual Meeting of Shareholders.

Name of Director	Age	Principal Occupations, Other Public Directorships and Positions with Kentucky Bancshares (1)	Year First Elected a Director

		Class I Directors Nominated for a 3-Year Term to Expire in 2018

Betty J. Long	67	Retired President and CEO of First Federal Cynthiana. Director of Kentucky Bank since 2006.	2003

Ted McClain	63	Insurance agent and partial owner of The Hopewell Company, Inc. Director of Kentucky Bank since 2002.	2003

Edwin S. Saunier	57	President of Saunier North American, Inc., a moving and storage company. Director of Kentucky Bank since 2007.	2007

Buckner Woodford IV	70	Chairman of the Board of Kentucky Bancshares and Kentucky Bank. President and CEO of Kentucky Bancshares from 1991-2004. Director of Kentucky Bank since 1971.	1981

Name of Director	Age	Principal Occupations, Other Public Directorships and Positions with Kentucky Bancshares (1)	Year First Elected a Director

		Class II Continuing Directors Whose Terms Expire in 2016

B. Proctor Caudill, Jr.	65	Special Projects Manager of Kentucky Bancshares since 2006. President and CEO of Peoples Bancorp of Sandy Hook, Inc. from 1981 to 2006 and President from 1999 to 2006. CEO of Peoples Bank, (Sandy Hook, Kentucky) from 1981 to 2006.	2006

Louis Prichard	61	President and CEO of Kentucky Bancshares and Kentucky Bank since 2004. President and Chief Operating Officer of Kentucky Bancshares and Kentucky Bank from 2003 to 2004. Director of Kentucky Bank since 2003.	2003

Woodford Van Meter	61	Ophthalmologist. Director of Kentucky Bank since 2004.	2004

		Class III Continuing Directors Whose Terms Expire 2017

Henry Hinkle	63	CEO/Treasurer of Hinkle Holding Company, LLC. Director of Kentucky Bank since 1989.	1989

Theodore Kuster	71	Farmer and thoroughbred horse breeder. Director of Kentucky Bank	1985

since 1979.

Robert G. Thompson	65	Farmer and thoroughbred horse breeder. Director of Kentucky Bank since 1991.	1991

_______________

(1)  Kentucky Bancshares acquired Peoples Bancorp of Sandy Hook Inc. and Peoples Bank, (Sandy Hook, Kentucky) in 2006.  Peoples Bank, (Sandy Hook, Kentucky) was merged into Kentucky Bank in 2006.

None of the nominees or continuing directors is a director of any company with a class of securities registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation.

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. Additionally, each director of Kentucky Bancshares is also a director of Kentucky Bank, our operating subsidiary.  In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to Kentucky Bancshares as well as the skill-level required by Kentucky Bancshares be an effective member of the board.

The form and amount of director compensation is reviewed by the Compensation Committee, which makes recommendations to the full board.

Cash Compensation.  Each director receives an annual fee of $3,000 and a fee of $500 for attending each Kentucky Bancshares’ board meeting and each Kentucky Bank board meeting, including $500 for one paid absence per year.  The Chairman of the board will receive $1,000 for each meeting, including one paid absence per year.  Each Audit Committee member will receive $2,000 in addition to the committee meeting fee, and the Audit Committee Chairman receives an additional annual fee of $2,000.  Non-employee directors are paid $100 for each committee meeting of Kentucky Bancshares and of Kentucky Bank that he or she attends (for which he or she is a member).

Equity-Based Compensation.  Non-employee directors have received equity-based compensation under our 1993 Non-Employee Directors Stock Ownership Incentive Plan.  Pursuant to this plan, non-employee directors have been granted options to purchase shares of our common stock following each year in which Kentucky Bank has a return on assets of one percent (1%) or greater.  If options were granted, then the options were typically awarded on the first business day in March following the year the performance goals were met, have terms of ten years, vest immediately and are exercisable at a strike price equal to 100% of the closing market price of a share of our common stock on the grant date.  Exercise rights expire 90 days after resignation or retirement (before age 72) from the board and one (1) year after death, disability or mandatory retirement from the board (age 72).  Some of our directors hold vested, unexercised options under this plan.  We no longer issue any options under this plan because it has expired.

Non-employee directors receive equity-based compensation in the form of restricted stock under our 2009 Stock Award Plan following each year in which Kentucky Bank has a return on assets of one percent (1%) or greater. Twenty percent of each grant vests annually on anniversary date of the grant (assuming the recipient is still a director).  Vesting expires 90 days after termination of directorship and one (1) year after death, disability or retirement.  Upon a change of control, any restriction period will expire immediately and the director will hold the restricted stock free of any restrictions.  In 2014, no shares were granted.  In 2013 we granted 100 shares of restricted stock to each of our Directors, except Mr. Prichard, because Kentucky Bank had a return on assets greater than one percent (1%) in 2012.

2014 Director Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our non-employee directors and Mr. Caudill (employee) during 2014.  The compensation of Mr. Prichard is reflected in the Summary Compensation Table under Executive Compensation.

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total

B. Proctor Caudill, Jr.	$ 11,500	$ -	-	$ 87,053	$ 98,553
Henry Hinkle	11,200	-	-	-	14,020
Theodore Kuster	17,700	-	-	-	19,720
Betty J. Long	19,600	-	-	-	21,120
Ted McClain	14,200	-	-	-	15,920
Edwin S. Saunier	19,600	-	-	-	20,520
Robert G. Thompson	19,600	-	-	-	20,920
Woodford Van Meter	14,700	-	-	6,000	21,920
Buckner Woodford IV	22,200	-	-	-	24,220

(1)  Includes fees paid for serving as a director of Kentucky Bank.

(2)  The amounts under this column represent the aggregate grant date fair value of the restricted stock that we granted each Director, except Mr. Prichard (reflected in the Summary Compensation Table under Executive Compensation) computed in accordance with FASB ASC Topic 718.  We did not grant any stock awards in 2014.

(3)  We did not grant any stock options to our directors in 2014.  The aggregate number of stock options held by each our directors, except Mr. Prichard, as of December 31, 2014 is as follows:  Messrs. Hinkle, Kuster, McClain, Thompson and Van Meter - 400 each, Mrs. Long – 300, Mr. Saunier - 200, and Messrs. Caudill and Woodford – 0 each.

(4)  The amount for Mr. Caudill includes employee compensation, premiums paid for life insurance and Kentucky Bancshares’ matching contribution of the first 6% of voluntarily deferred salary contribution into his 401(k) plan.  Mr. McClain is a partial owner of The Hopewell Company, Inc., which received $586,843 from Kentucky Bancshares.  The amounts attributed to premium payments are directly passed through to insurance companies that issued the insurance policies we bought.  The amount retained by the company for services was less than $200,000.  Because these fees are not paid directly to Mr. McClain, we have not included them in the table.  The amount paid to Mr. Van Meter reflects the amount we paid him for parking lot rent.

Stock Ownership of Directors and Executive Officers.

We believe it is important for our directors and executive officers to align their interests with the long-term interests of our shareholders.  Although we have encouraged stock accumulation through the grant of equity incentives to our directors and executive officers, we do not require our directors and executive officers to own shares of our common stock.

Except as otherwise indicated below, the table below shows the amount of our common stock each of our directors and Named Executive Officers (as defined in the Executive Compensation section below) owned on March 7, 2015.  Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Options	Number of Shares Subject to Exercisable Options (1)	Total Number of Shares Beneficially Owned (2)	Percent of Class (3)

Jim Braden	998	-	998	*
B. Proctor Caudill, Jr.(4)	128,300	-	128,300	4.7%
Gregory J. Dawson	6,395	-	6,395	*
Norman J. Fryman	170	-	170	*
Henry Hinkle (5)	42,150	300	42,450	1.6%
William Hough	11,832	-	11,832	*
Theodore Kuster (6)	9,230	300	9,530	*
Betty J. Long (7)	2,253	300	2,553	*
Ted McClain (8)	2,628	300	2,928	*
Louis Prichard (9)	7,872	-	7,872	*
Edwin S. Saunier (10)	1,040	200	1,240	*
Robert G. Thompson (11)	5,940	300	6,240	*
Woodford Van Meter (12)	33,719	300	34,019	1.2%
Buckner Woodford IV (13)	202,513	-	202,513	7.4%

Directors and Executive Officers as a group	464,524	2,000	466,524	17.0%

* Ownership is less than 1.0%

(1) Shares of common stock attributed to a named person by virtue of options exercisable currently or within sixty days of March 7, 2015.

(2) Total number of shares beneficially owned does not include the following non-vested shares of restricted stock:

Number of Shares of
Name of Beneficial Owner	Restricted Common Stock

Executive Officers
Jim Braden	662
Gregory J. Dawson	495
Norman J. Fryman	495
William Hough	882
Louis Prichard	1,050
Executive Officers as a group	6,535

Directors
B. Proctor Caudill, Jr.	60
Henry Hinkle	60
Theodore Kuster	60
Betty J. Long	60
Ted McClain	60
Edwin S. Saunier	60
Robert G. Thompson	60

Woodford Van Meter	60
Buckner Woodford IV	60
Directors as a group	540

(3) Based on 2,725,648 shares of our common stock outstanding as of March 7, 2015.

(4) Includes 19,725 shares held of record by Mr. Caudill’s wife, as to which Mr. Caudill’s disclaims beneficial ownership.

(5) Includes 180 shares held by his wife and 2,225 shares held by relatives, as to which Mr. Hinkle disclaims beneficial ownership.  Includes 37,280 shares held of record by Hinkle Holding Company, LLC, as to which Mr. Hinkle, as president, has shared voting power.

(6) Includes 6,755 shares held of record by Mr. Kuster’s wife, as to which Mr. Kuster disclaims beneficial ownership and 175 shares held jointly with his wife.

(7) Includes 2,213 shares held in a retirement account.

(8) Includes 1,000 shares held of record by The Hopewell Company, Inc., as to which Mr. McClain, as a 40% owner and officer, has voting power.

(9) Includes 725 shares held of record by Mr. Prichard’s wife, as to which Mr. Prichard disclaims beneficial ownership, 2,587 shares held by a trust, as to which Mr. Prichard disclaims beneficial ownership and 2,110 shares held jointly with his wife.

(10) Includes 500 shares held in a retirement account.

(11) Includes 400 shares held of record by Mr. Thompson’s wife, as to which Mr. Thompson disclaims beneficial ownership.

(12) Includes 2,200 shares held of record by Mr. Van Meter’s wife, as to which Mr. Van Meter disclaims beneficial ownership.

(13) Includes 9,000 shares held by his wife, as to which Mr. Woodford disclaims beneficial.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program. The Compensation Committee (“Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy.  The Committee ensures that the total compensation paid is fair, reasonable and competitive.  The individuals who served as Kentucky Bancshares’ Chief Executive Officer and Chief Financial Officer during fiscal 2014, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by Kentucky Bancshares, and which aligns executives’ interests with those of the shareholders by rewarding performance above established corporate and individual goals, with the ultimate objective of improving shareholder value.  The Committee evaluates both performance and compensation to ensure that Kentucky Bancshares maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  To that end, the Committee believes that the executive compensation packages we provide to our executives, including the Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

In making compensation decisions, the Committee, and the President and Chief Executive Officer (“CEO”), evaluated and relied upon the information in the annual Kentucky Bankers Association Financial Institution Compensation Survey (“KBA Survey”), particularly the percentage increase in compensation, and also evaluated and considered surveys from Comp Data and Crowe Horwath prior to 2013.  During 2013, the Committee and CEO evaluated and relied upon the American Bankers Association Compensation and Benefits Survey (“ABA Survey”), and to a lesser degree, relied upon surveys from Comp Data.  For 2014, the Committee and CEO evaluated and relied upon the survey from Comp Data, and to a lesser degree, relied upon information from Hay Group, the Conference Board, Towers Watson Data Services, Society for Human Resource Management, Mercer and World at Work Salary Budget survey.   After reviewing and evaluating these surveys and information, the Committee then makes a subjective judgment to determine a percentage increase in total base pay.  Each manager, based on this aggregate percentage increase, is allocated a pool of funds to award increases among the employees the manager supervises.  For 2014, increases of 3-4% were granted to the Named Executive Officers.  The Committee chose to review the following banks from the Comp Data surveys because they were deemed to be peers of Kentucky Bancshares based on their lines of business, asset size and location:

Community Trust Bank	First Federal Savings Bank
First Southern Bank	Fort Knox Federal Credit Union
Monticello Banking Company	OneMain Financial
Traditional Bank

Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for the CEO and approves recommendations regarding equity awards to all officers of Kentucky Bancshares.  Using his discretion, our CEO and Chief Administrative Officer awards the salary and non-equity compensation to the remaining executive officers, using the pool of funds allocated to them from the overall percentage increase established by the Committee.

Setting Executive Compensation.  Based on the foregoing objectives, the Committee has structured Kentucky Bancshares’ annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by Kentucky Bancshares and reward the executives for achieving such goals.  A significant percentage of total compensation is allocated to incentives.

The Committee reviews relevant market data and alternatives when making compensation decisions for the CEO.  Up to 52.5% of base compensation may be earned in performance-based incentive compensation as a result of the performance of Kentucky Bancshares, compared to established goals.

2014 Executive Compensation Components.  For the fiscal year ended December 31, 2014, the principal components of compensation for Named Executive Officers were base salary, performance-based incentive compensation, long-term equity incentive compensation, and retirement and other benefits.

Currently Paid Compensation Components:

Base Salary.  We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility.  Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility.  The Committee and the CEO primarily use the annual ABA Survey in setting salary ranges on an annual basis.  Every five years, the Committee recalibrates salary ranges based on the overall value of each job by comparing current market rates of benchmark jobs and assigning all jobs to salary grades, after considering their market value and internal value.  During his review of base salaries for other executives, the CEO primarily focuses on the individual’s performance.

Performance-Based Incentive Compensation.  The Management Incentive Plan (“MIP”) was created to promote continual high performance by officers of Kentucky Bancshares through achievement of corporate goals and encouragement of growth of shareholder value.  We currently have approximately 66 officers (including the Named Executive Officers) who are eligible to receive cash awards under MIP.  The MIP provides guidelines for the calculation of semi-annual non-equity incentive based compensation, subject to Committee oversight and modification.  Annually, the Committee considers whether any changes should be made with the MIP.  The MIP includes various incentive levels based on the participant’s accountability and impact on our operations, with target award opportunities that are established as a percentage of base salary.  These maximum targets range from 45.0% of base salary to 52.5% of base salary for the Named Executive Officers.

The Named Executive Officers individual performance goals are aligned with Kentucky Bancshares’ strategic focus areas.  For the 2014 performance year, the Compensation Committee set the following individual performance objectives for the President and Chief Executive Officer, and the President and Chief Executive Officer set the following goals for the other Named Executive Officers:

•                  Mr. Prichard, President and Chief Executive Officer.  Mr. Prichard’s individual performance objectives were aligned with Kentucky Bancshares’ strategic focus areas of profitability and growth.  Specifically, Mr. Prichard’s goals were to improve earnings, and increase market share in loans and deposits.

•                  Other Named Executive Officers.  For 2014, the performance objectives of the Named Executive Officers were identical to Mr. Prichard’s.

MIP for Fiscal Year 2012, 2013 and 2014.  Because of the difficulties facing the financial industry in recent years, the Committee chose to change the goals so that they were no longer tied solely to Company earnings.  The goals for each participant varied and related to the individuals potential to affect our operations.  For fiscal years 2012, 2013 and 2014, the Committee established specific monthly department and/or individual and bank goals with a threshold (bronze), target (silver) and maximum (gold) achievement level for each goal that remained constant throughout the year.  Bronze and gold levels are set below and above the silver level (generally ten to twenty percentage points, as applicable).  The monthly department and/or individual goals included loan and deposit increases, new customer accounts, increasing the number of residential mortgages that close within 20 days after interest rate has been chosen by the customer, efficiency measures and specific customer service improvements.  Kentucky Bancshares goals were to increase earnings, deposit growth, and loan growth.

We made semi-annual MIP Payments.  To help our employees individually monitor his or her achievement results, each month we evaluated whether the applicable department, individual or company achieved the bronze level or achieved or exceeded the silver or gold level for each of its, his or her goals.  On a semi-annual basis, we calculated the average of each of the prior 6-month results for each goal and then evaluated whether the department, individual or company achieved or exceeded the bronze, silver or gold levels for the 6-month period for each of its, his or her goals.  Each goal had an award value based upon a percentage of an individual’s salary and each individual received 50% of the gold goal award if the bronze level was met, 75% of the gold goal award if silver level was met and 100% of the gold goal award if gold level was met.  The payout percentages (as a percent of salary) for the Named Executive Officers ranged from 26% to 30% for 2014.  Awards made to Named Executive Officers under the MIP for performance in 2012, 2013 and 2014 are reflected in the “non-equity incentive plan compensation” column of the Summary Compensation Table.

Long-Term Incentive Compensation:

2009 Stock Award Plan.  The 2009 Stock Award Plan is intended to help us enhance the link between the creation of shareholder value and long-term executive incentive compensation, to provide an opportunity for increased equity ownership by executives and to maintain competitive levels of total compensation.  Under this plan, our board and the Committee have the ability to issue stock options, stock appreciation rights, restricted stock and other stock-based awards.

2005 Restricted Stock Grant Plan.  The 2005 Restricted Stock Grant Plan encourages participants to focus on long-term company performance and provides an opportunity for executives and other officers to increase their stake in Kentucky Bancshares through restricted grants of our common stock.  Starting in 2006, the Committee utilized the 2005 Restricted Stock Grant Plan to compensate executives and other officers for sustained increases in our stock performance.  Twenty percent of each grant vests annually on anniversary date of the grant (assuming the recipient is still in our employ).  Vesting expires 90 days after termination of employment and one (1) year after death, disability or retirement.  Upon a change of control, any restriction period will expire immediately and the employee will hold the restricted stock free of any restrictions.

Based on its subjective judgment, the Committee annually establishes the awards to the executive officers under the 2005 Restricted Stock Grant Plan based on the salary level of each employee.  The Committee, in its discretion, may also award stock grants to newly hired employees and to employees who are promoted.  These awards are reflected in the Summary Compensation Table and the Grants of Plan Based Awards Table for our Named Executive Officers.  This plan expires in May of 2015 and there are no remaining shares available for issuance.

Retirement Plan & Trust.  The Retirement Plan & Trust (the “Plan”) was terminated at December 31, 2008.  Kentucky Bancshares made distributions under the Plan and the distribution amounts made to Plan participants were based upon amendments made to the Pension Protection Act of 2006 and the Internal Revenue Code of 1986, as amended.  While the Internal Revenue Service issued a favorable determination as to the Plan termination in July 2010, the Pension Benefit Guaranty Corporation (“PBGC”) chose to audit the Plan.  Following the audit, the PBGC asserted that the Plan termination benefits were too low.  Kentucky Bancshares and PBGC litigated the matter and the courts found in favor of the PBGC.  As a result, Kentucky Bancshares did distribute approximately $1.5 million in additional benefits to Plan participants on March 31, 2015, a portion of which will be paid by professionals who assisted Kentucky Bancshares in the termination of the Plan.  Additional information concerning this litigation is hereby incorporated by reference to Item 3 Legal Proceedings of our Annual Report on Form 10-K.

In connection with the termination of the Plan, employees had the choice of choosing to receive their distributions as a rollover to their 401(k) plans or to IRAs, or they could choose to receive cash or an annuity.   Additionally, employees who had more than 50 years of combined age plus years of service as of December 31, 2008 received additional distribution credits (“transition credit amounts”), which have been and will continue to be paid through the 401k Plan.  Finally, Plan participants also had the option to rollover their additional $1.5 million Plan termination distributions to a 401(k) or IRA, or to receive cash.

Profit Sharing (401k) Plan.  Our Profit Sharing (401k) Plan is available to all employees, including the Named Executive Officers.  We match 100% of the first 6% of pay that is contributed by an employee to the plan.  All employee contributions to the plan are fully-vested upon contribution, and matching contributions are vested after 3 years of service.  We may, at our discretion, make a profit sharing contribution to the plan.  We have not made a profit sharing contribution since we added the 401(k) feature to the plan.  Due to the termination of the Retirement Plan mentioned above, transition credits will be earned by employees who have more than 50 years of combined age plus years of service as of December 31, 2008 and this will be paid through the 401k Plan.

Employee Stock Gift Program.  We provide gifts of shares of our common stock to our full time employees, including the Named Executive Officers, who have completed at least 15 years of service.  Under the Employee Stock Gift Program, participants may be awarded an increasing number of shares of common stock for each five-year anniversary starting with 15 years for their continued dedicated service to Kentucky Bancshares.

Compensation Policies and Practices as They Relate to Kentucky Bancshares’ Risk Management.  We do not believe that there is anything inherent in the various compensation plans described above that encourages the manipulation of reported earnings to enhance the compensation of any employee or encourages behavior focused on short-term results rather than long-term value creation.  Our compensation plans use multiple performance goals and risk-based criteria and, in a number of cases (a) provide for delayed payment of awards in order to ensure that risk-

based performance measurements continue to be met over an extended period of time; and (b) provide for payment in the common stock of Kentucky Bancshares, which effectively aligns the interests of employees with those of shareholders in enhancing the long-term value of Kentucky Bancshares’ stock.

Report of the Compensation Committee.

The Compensation Committee of our board of directors is composed of three members who are independent, outside directors as defined under NASDAQ director independence rules.  The Compensation Committee has furnished the following report:

We determine the total compensation of Kentucky Bancshares’ CEO.  With input from the CEO, we also determine the total long-term compensation of the other executive officers and the total short-term and long-term compensation of the directors.  We do not have power to delegate our authority.  We do not have a charter.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of Kentucky Bancshares’ philosophy and procedures. We have reviewed and discussed the Compensation Discussion and Analysis with management.  Based on our review of the Compensation Discussion and Analysis and discussions with management, we recommended to the board of directors that the Compensation Discussion and Analysis be included in Kentucky Bancshares’ proxy statement for its 2015 Annual Meeting of Shareholders.

Dated:  April 8, 2015

Edwin S. Saunier, Chairman
Henry Hinkle

Ted McClain

Compensation of Named Executive Officers

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our CEO, our chief financial officer, and each of our three most highly compensated executive officers other than the CEO and chief financial officer.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
Name & Position	Year	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
			(1)	(2)	(3)	(4)	(5)
Louis Prichard	2014	$244,007	$ -	$ 8,484	$72,592	$ -	$ 29,808	$ 354,891
President, CEO	2013	236,900	-	6,475	99,498	-	29,303	372,176
	2012	230,000	-	6,653	66,413	-	27,453	330,519

Gregory J. Dawson	2014	122,855	-	4,000	31,328	8,035	11,185	177,403
Sr VP, CFO	2013	119,277	-	3,052	42,939	8,025	9,951	183,244
	2012	115,802	-	3,137	28,662	7,458	10,833	165,892

Jim Braden	2014	132,761	-	4,000	33,854	-	11,010	181,625
Sr VP, Chief	2013	127,655	-	3,052	45,955	-	9,642	186,304
Admin Officer	2012	105,066	-	3,137	26,004	-	8,753	142,960

Norman J. Fryman	2014	166,304	-	4,000	42,408	15,368	18,080	246,160
Exec VP, Chief	2013	159,908	-	3,052	57,567	14,796	15,093	250,416
Credit Officer	2012	155,250	377	3,137	38,425	12,817	15,408	225,414

William H. Hough	2014	126,756	-	4,000	32,323	-	10,999	174,078
Sr VP, Director of	2013	123,064	-	3,052	44,304	-	10,338	180,758
Sales and Service	2012	119,480	-	3,137	29,572	-	11,163	163,352

(1)  Represents compensation for referrals, awards, and/or special projects.

(2)  The amounts under this column represent the aggregate grant date fair value of the restricted stock that we granted each of our Named Executive Officers computed in accordance with FASB ASC Topic 718.  The restricted stock will vest ratably over a five-year period.  The grant date fair value of each restricted stock awarded in 2012 was $19.01, in 2013 was $18.50 and in 2014 was $24.24.

(3) Represents cash payments from satisfaction of the performance goals under the MIP plan.  See discussion above under “Currently Paid Compensation Components:  Performance-Based Incentive Compensation”.

(4) Represents the transition credit amount from the termination of the pension plan.

(5) The amounts reflected in this column for the Named Executive Officers include premiums paid for life insurance, a car allowance for Mr. Prichard and Mr. Hough, Kentucky Bancshares’ matching contributions of the first 6% of voluntarily deferred salary contribution into his/her 401(k) plan (which was $14,700 for Mr. Prichard) and director fees of $11,500 for Mr. Prichard.

Grants of Plan Based Awards Table

The following table contains information regarding incentive compensation under Kentucky Bancshares’ MIP plan and the grant of restricted stock under the 2005 Restricted Stock Grant Plan to the Named Executive Officers eligible for incentive plan awards during the year ended December 31, 2014.

		Grants of Plan Based Awards

					All Other
		Estimated Future Payments Under			Stock Awards:	Grant
		Non-Equity Incentive Plan Awards			Number of	Date Fair
		(1)			Shares of	Value
	Grant				Restricted	of Stock
Name	Date	Threshold	Target	Maximum	Stock	Awards
					(2)

Louis Prichard
Restricted Stock	1/2/2014				350	$ 8,484
MIP	1/1/2014	$42,701	$85,403	$128,104

Gregory J. Dawson
Restricted Stock	1/2/2014				165	4,000
MIP	1/1/2014	18,428	36,856	55,285

Jim Braden
Restricted Stock	1/2/2014				165	4,000
MIP	1/1/2014	19,914	39,828	59,743

Norman J. Fryman
Restricted Stock	1/2/2014				165	4,000
MIP	1/1/2014	24,946	49,891	74,837

William Hough
Restricted Stock	1/2/2014				165	4,000
MIP	1/1/2014	19,013	38,027	57,040

____________

(1)  Represents three potential management incentive plan compensation amounts that could be paid to the individual Named Executive Officer depending upon Kentucky Bancshares’ meeting these various targets in 2014.  See the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above for amounts earned by the respective individuals.  For a discussion of the goals and requirements of the incentive compensation, see “Currently Paid Compensation Components:  Performance-Based Incentive Compensation - MIP for Fiscal Year 2014.”

(2)  Awards of restricted shares of our common stock in 2014 under our 2005 Restricted Stock Grant Plan.  The shares of restricted stock vest ratably over 5-years.

Outstanding Equity Awards Table

		Outstanding Equity Awards at December 31, 2014
		Option Awards(1)				Stock Awards(2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock that	Stock that
	Grant	Options	Options	Exercise	Expiration	Have not	Have not
Name	Date	Exercisable	Unexercisable	Price	Date	Vested	Vested

Louis Prichard	1/2/14	-	-	-	-	350	$9,572
	1/2/13	-	-	-	-	280	7,658
	1/3/12	-	-	-		210	5,744
	1/2/11	-	-	-	-	140	3,829
	1/4/10	-	-	-	-	70	1,914
	1/3/05	4,000	-	30.50	1/3/15

Gregory J. Dawson	1/2/14	-	-	-	-	165	4,513
	1/2/13	-	-	-	-	132	3,610
	1/3/12	-	-	-	-	99	2,708
	1/2/11	-	-	-	-	66	1,805
	1/4/10	-	-	-	-	33	902
	1/3/05	500	-	30.50	1/3/15

Jim Braden	1/2/14	-	-	-	-	165	4,513
	1/2/13	-	-	-	-	132	3,610
	1/3/12	-	-	-	-	99	2,708
	1/2/11	-	-	-	-	400	10,940

Norman J. Fryman	1/2/14	-	-	-	-	165	4,513
	1/2/13	-	-	-	-	132	3,610
	1/3/12	-	-	-		99	2,708
	1/2/11	-	-	-	-	66	1,805
	1/4/10	-	-	-	-	33	902
	1/3/05	500	-	30.50	1/3/15

William Hough	1/2/14	-	-	-	-	165	4,513
	1/2/13	-	-	-	-	132	3,610
	1/3/12	-	-	-	-	99	2,708
	7/2/11	-	-	-	-	400	10,940
	1/2/11	-	-	-	-	40	1,094
	1/4/10	-	-	-	-	20	547

___________

(1)  The stock options vest ratably over a five-year period and have a term of ten-years.  In the event of a change of control of Kentucky Bancshares, each outstanding option will become fully vested and immediately exercisable.

(2)  The shares of restricted common stock vest ratably over a five-year period.  In the event of a change in control of Kentucky Bancshares, any restrictions will expire immediately and the employee will thereafter hold the shares of common stock without any restrictions.

Option Exercises and Stock Vested Table

The following table sets forth certain information regarding the vesting of restricted stock and the exercise of options by the Named Executive Officers during calendar year 2014.

	Option Awards		Stock Awards

	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
Louis Prichard	-	-	350	$ 8,484
Gregory J. Dawson	-	-	165	4,000
Jim Braden	-	-	266	6,448
Norman J. Fryman	-	-	165	4,000
William Hough	-	-	326	6,304

Market for Common Equity and Related Shareholder Matters

Market Information

There is no established public trading market for Kentucky Bancshares’ common stock.  Kentucky Bancshares common stock is not listed on any national securities exchange.  However, it is traded on the OTC Bulletin Board under the symbol “KTYB”.  Trading in the common stock has been infrequent, with retail brokerage firms making the market.

The following table sets forth the high and low closing sales prices of Kentucky Bancshares common stock from the OTC Bulletin Board and the dividends declared thereon, for the periods indicated as follows:

		High	Low	Dividend

2014	Quarter 4	$28.85	$27.15	$0.25
	Quarter 3	28.85	26.10	0.25
	Quarter 2	27.50	23.75	0.25
	Quarter 1	24.80	23.90	0.25
2013	Quarter 4	$26.25	$24.15	$0.24
	Quarter 3	27.67	24.75	0.24
	Quarter 2	25.00	23.03	0.24
	Quarter 1	24.50	18.50	0.24

Note 16 to Kentucky Bancshares’ Consolidated Financial Statements at Appendix “D” contains additional information relating to amounts available to be paid as dividends.

Holders

As of April 21, 2015, Kentucky Bancshares had 2,725,609 shares of common stock outstanding and approximately 458 holders of record of its common stock.

Dividends

During 2014 and 2013, Kentucky Bancshares declared quarterly cash dividends aggregating $1.00 and $0.96 per share, respectively.

Purchases of Equity Securities by the Issuer and Affiliates Purchasers

The table below lists purchases of Kentucky Bancshares’ common stock by Kentucky Bancshares during 2014.

	(a)		(c) Total Number	(d) Maximum Number
	Total	(b)	of Shares (or Units)	(or Approximate Dollar
	Number of	Average	Purchased as Part	Value) of Shares (or
	Shares (or	Price Paid	of Publicly	Units) that May Yet Be
	Units)	Per Share	Announced Plans	Purchased Under the
Period	Purchased	(or Unit)	Or Programs	Plans or Programs

10/1/14 - 10/31/14	—	—	—	83,929 shares

11/1/14 - 11/30/14	—	—	—	83,929 shares

12/1/14 - 12/31/14	700	27.15	—	83,229 shares

Total	700	27.15	—	83,229 shares

On October 25, 2000, we announced that Kentucky Bancshares’ board of directors approved a stock repurchase program.  We were authorized to purchase up to 100,000 shares of our outstanding common stock.  On November 11, 2002, the board of directors approved and authorized Kentucky Bancshares’ repurchase of an additional 100,000 shares.  On May 20, 2008, the board of directors approved and authorized the purchase of an additional 100,000 shares.  On May 17, 2011, the board of directors approved and authorized Kentucky Bancshares’ repurchase of an additional 100,000 shares.  Shares will be purchased from time to time in the open market depending on market prices and other considerations.

Through December 31, 2014, 316,771 shares have been purchased, with the most recent share repurchase under the Board-approved stock repurchase program having occurred on December 12, 2014.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information regarding Kentucky Bancshares’ compensations plans under which equity securities of the company are authorized for issuance.

			No. of securities
			remaining available
	Number of securities		for future issuance
	to be issued	Weighted average	under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column 1)

Plans Approved By Stockholders:

1993 Nonemployee Directors Stock Ownership Incentive Plan	3,200	30.34	—

1999 Employee Stock Option Plan	9,425	30.50	—

2005 Restricted Stock Grant Plan	—	—	5,385

2009 Stock Award Plan	—	—	149,100

Performance Graph

The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of listed NASDAQ banks and the Russell Microcap Index from 2009 through 2014.  This comparison assumes $100 invested on December 31, 2009 in (a) our common stock, (b) NASDAQ Bank and (c) the Russell Microcap Index.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section presents an analysis of the consolidated financial condition of Kentucky Bancshares and its wholly-owned subsidiary, Kentucky Bank, at December 31, 2014, 2013 and 2012, and the consolidated results of operations for each of the years in the three-year period ended December 31, 2014.  The following discussion and analysis of financial condition and results of operations should be read in conjunction with the 2014 Consolidated Financial Statements of Kentucky Bancshares included at Appendix “D” which are incorporated herein by reference.  When necessary, reclassifications have been made to prior years’ data throughout the following discussion and analysis for purposes of comparability with 2014 data.

Critical Accounting Policies

Overview.  The accounting and reporting policies of Kentucky Bancshares and its subsidiary are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry.  Significant accounting policies are listed in Note 1 of Kentucky Bancshares’ 2014 Consolidated Financial Statements included in Appendix “D”.  Critical accounting and reporting policies include accounting for loans and the allowance for loan losses, goodwill and fair value.  Different assumptions in the application of these policies could result in material changes in the consolidated financial position or consolidated results of operations.

Loan Values and Allowance for Loan Losses.  Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.  Interest on loans is recognized on the accrual basis, except for those loans on the nonaccrual status.  Interest income received on such loans is accounted for on the cash basis or cost recovery method.  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Kentucky Bank’s management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  The accounting policies relating to the allowance for loan losses involve the use of estimates and require significant judgments to be made by management.  The loan portfolio also represents the largest asset group on the consolidated balance sheets.  Additional information related to the allowance for loan losses that describes the methodology and risk factors can be found under the captions “Asset Quality” and “Loan Losses” in this management’s discussion and analysis of financial condition and results of operation, as well as Notes 1 and 4 of Kentucky Bancshares’ 2014 Consolidated Financial Statements.

Goodwill.    Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually.  Kentucky Bancshares has selected December 31 as the date to perform the annual impairment test.  Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Fair Values.  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in the description of each asset and liability category in Note 17 of Kentucky Bancshares’ 2014 Consolidated Financial Statements.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Forward-Looking Statements

This discussion contains forward looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Although we believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included herein will prove to be accurate.  Factors that could cause actual results to differ from the results discussed in the forward looking statements include, but are not limited to:

•                  economic conditions (both generally and more specifically in the markets, including the tobacco market, the thoroughbred horse industry and the automobile industry relating to Toyota vehicles, in which Kentucky Bancshares and its bank operate);

•                  competition for our customers from other providers of financial and mortgage services;

•                  government legislation, regulation and monetary policy (which changes from time to time and over which we have no control);

•                  changes in interest rates (both generally and more specifically mortgage interest rates);

•                  material unforeseen changes in the liquidity, results of operations, or financial condition of ours customers; and

•                  other risks detailed elsewhere in this proxy statement-prospectus.

We undertake no obligation to republish revised forward looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

Overview

We conduct our business through our one bank subsidiary, Kentucky Bank, and our one non-bank subsidiary KBI Insurance Company.  Kentucky Bank is engaged in general full-service commercial and consumer banking.  A significant part of Kentucky Bank’s operating activities include originating loans, approximately 85% of which are secured by real estate at December 31, 2014.  Kentucky Bank makes commercial, agricultural and real estate loans to its commercial customers, with emphasis on small-to-medium-sized industrial, service and agricultural businesses.  It also makes residential mortgages, installment and other loans to its individual and other non-commercial customers.  Kentucky Bank’s primary market is Bourbon, Clark, Elliott, Fayette, Harrison, Jessamine, Madison, Rowan, Scott, Woodford and surrounding counties in Kentucky.  KBI Insurance Company is a captive insurance subsidiary and was incorporated in 2014.

Net income for the year ended December 31, 2014 was $7.1 million, or $2.60 per common share compared to $5.8 million, or $2.15 for 2013 and $7.0 million, or $2.59 for 2012.  Earnings per share assuming dilution were $2.60, $2.15 and $2.59 for 2014, 2013 and 2012, respectively.  For 2014, net income increased $1.2 million, or 21.5%.  Net interest income increased $1.3 million, the loan loss provision decreased $100 thousand, total other income decreased $64 thousand, while total other expenses increased $12 thousand and income tax expense increased $39 thousand.

For 2013, net income decreased $1.2 million, or 16.9%.  Net interest income increased $195 thousand, the loan loss provision decreased $1.0 million, total other income decreased $1.6 million, while total other expenses increased $1.5 million and income tax expense decreased $785 thousand.

Return on average equity was 9.5% in 2014 compared to 8.1% in 2013 and 9.7% in 2012.  Return on average assets was 0.89% in 2014 compared to 0.80% in 2013 and 1.03% in 2012.

Non-performing loans as a percentage of loans (including held for sale) were 2.36%, 2.22% and 3.51% as of December 31, 2014, 2013 and 2012, respectively.

Results of Operations

Net Interest Income

Net interest income, our largest source of revenue, on a tax equivalent basis increased from $26.2 million in 2012 to $26.3 million in 2013, and to $27.6 million in 2014.  The taxable equivalent adjustment (nontaxable interest income on state and municipal obligations net of the related non-deductible portion of interest expense) is based on our Federal income tax rate of 34%.

Average earning assets and interest bearing liabilities both increased from 2013 to 2014.  Average earning assets increased $65.3 million, or 9.6%.  Average investment securities increased $14.9 million primarily due to increased deposits.  Average loans increased $50.4 million as a result of improved economic conditions, increased demand over 2013 and entering two new markets.  Average interest bearing liabilities increased $50.5 million, or 10.1% during this same period.  This change was mostly attributed to an increase of $38.5 million, or 108.7%, in Federal Home Loan Bank advances.  Average interest bearing deposits increased $10.1 million, or 2.3%.  We continue to actively pursue quality loans and fund these primarily with deposits and Federal Home Loan Bank advances.

The bank prime rates have declined since 2006.  Bank prime rates decreased 100 basis points in 2007, decreased another 400 basis points in 2008, and have remained unchanged since then.  The tax equivalent yield on earning assets decreased from 4.36% in 2013 to 4.19% in 2014.

The volume rate analysis for 2014 that follows indicates that $3.0 million of the increase in interest income is attributable to an increase in volume, while the change in rates contributed to a decrease of $1.4 million in interest income.  Further, decreases in rates caused a decrease in the cost of interest bearing liabilities.  The average rate of these liabilities decreased from 0.69% in 2013 to 0.68% in 2014.  Based on the volume rate analysis that follows, the lower level of interest rates contributed to a decrease of $468 thousand in interest expense and a change in volume contributed to a $768 thousand increase in interest expense.  In summary, the increase in our 2014 net interest income is attributed mostly to an increase in volume in the loan and security portfolios and decreases in rates in time deposits and Federal Home Loan Bank advances.

The volume rate analysis for 2013 that follows indicates that $2.3 million of the decrease in interest income is attributable to the decrease in rates, while the change in rates volume contributed to an increase of $2.2 million in interest income.  Further, decreases in rates caused a decrease in the cost of interest bearing liabilities.  The average rate of these liabilities decreased from 0.81% in 2012 to 0.69 in 2013.  Based on the volume rate analysis that follows, the lower level of interest rates contributed to a decrease of $577 thousand in interest expense and a change in volume contributed to a $317 thousand increase in interest expense.  As a result, the increase in our 2013 net interest income is attributed mostly to an increase in volume in the loan and security portfolios and decreases in rates in time deposits and Federal Home Loan Bank advances.

The accompanying analysis of changes in net interest income in the following table shows the relationships of the volume and rate portions of these changes in 2014 vs. 2013 and 2013 vs. 2012.  Changes in interest income and expenses due to both rate and volume are allocated on a pro rata basis.

Changes in Interest Income and Expense

	(in thousands)
	2014 vs. 2013			2013 vs. 2012
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
	Volume	Rate	Net Change	Volume	Rate	Net Change
INTEREST INCOME
Loans	$2,491	$(1,569)	$922	$1,431	$(1,857)	$(426)
Investment Securities	350	123	473	790	(429)	361
Trading Assets	168	—	168
Federal Funds Sold and Securities Purchased under Agreements to Resell	—	—	—	—	—	—
Deposits with Banks	(10)	10	—	(3)	3	—
Total Interest Income	2,999	(1,436)	1,563	2,218	(2,283)	(65)
INTEREST EXPENSE
Deposits
Demand	15	(65)	(50)	45	(82)	(37)
Savings	13	(19)	(6)	17	(5)	12
Negotiable Certificates of Deposit and Other Time Deposits	(54)	(134)	(188)	(22)	(175)	(197)

Securities sold under agreements to repurchase and other borrowings	32	(17)	15	118	(96)	22
Federal Home Loan Bank advances	762	(233)	529	159	(219)	(60)
Total Interest Expense	768	(468)	300	317	(577)	(260)
Net Interest Income	$2,231	$(968)	$1,263	$1,901	$(1,706)	$195

Average Consolidated Balance Sheets and Net Interest Analysis ($ in thousands)

	2014			2013			2012
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-Earning Assets
Securities Available for Sale (1)
U.S. Treasury and Federal Agency Securities	$142,426	$2,583	1.81%	$131,538	$2,145	1.63%	$100,359	$1,527	1.52%
State and Municipal obligations	85,772	2,835	3.31%	81,471	2,771	3.40%	80,219	3,007	3.75%
Other Securities	6,664	259	3.89%	7,001	288	4.11%	7,001	308	4.40%
Total Investment Securities	234,862	5,677	2.42%	220,010	5,204	2.37%	187,579	4,842	2.58%
Tax Equivalent Adjustment		1,620	0.69%		1,556	0.71%		1,640	0.87%
Tax Equivalent Total		7,297	3.11%		6,760	3.07%		6,482	3.46%
Trading Assets	5,199	168	3.23%
Federal Funds Sold and Agreements to Repurchase	327	—	—	290	—	—	389	—	—%
Interest-Bearing Deposits with Banks	12,079	28	0.23%	17,238	29	0.17%	18,749	30	0.16%
Loans, Net of Deferred Loan Fees (2)
Commercial	48,307	2,268	4.69%	48,877	2,380	4.87%	48,006	2,550	5.31%
Real Estate Mortgage	429,773	20,249	4.71%	378,468	19,191	5.07%	352,674	19,407	5.50%
Installment	16,886	1,340	7.94%	17,244	1,364	7.91%	17,369	1,403	8.08%
Total Loans	494,966	23,857	4.82%	444,589	22,935	5.16%	418,049	23,360	5.59%
Total Interest-Earning Assets	747,433	31,350	4.19%	682,127	29,725	4.36%	624,766	29,872	4.78%
Allowance for Loan Losses	(5,673)			(5,838)			(5,949)
Cash and Due From Banks	12,274			7,127			6,898
Premises and Equipment	16,700			16,922			16,667
Other Assets	26,414			28,871			39,261
Total Assets	$797,148			$729,209			$681,643

LIABILITIES
Interest-Bearing Deposits
Negotiable Order of Withdrawal (“NOW”) and Money Market Investment Accounts	$202,185	$368	0.18%	$195,302	$418	0.21%	$176,654	$455	0.26%
Savings	68,023	83	0.12%	58,799	89	0.15%	47,577	77	0.16%
Certificates of Deposit and Other Deposits	187,012	1,587	0.85%	193,038	1,775	0.92%	195,207	1,972	1.01%
Total Interest-Bearing Deposits	457,220	2,038	0.45%	447,139	2,282	0.51%	419,438	2,504	0.60%

Securities sold under agreements to repurchase and other borrowings	20,264	325	1.60%	18,340	311	1.70%	12,218	288	2.36%
Federal Home Loan Bank advances	73,947	1,392	1.88%	35,435	863	2.44%	29,728	923	3.10%
Total Interest-Bearing Liabilities	551,431	3,755	0.68%	500,914	3,456	0.69%	461,384	3,715	0.81%
Noninterest-Bearing Earning Demand Deposits	164,712			151,127			141,448
Other Liabilities	6,587			5,442			6,552
Total Liabilities	722,730			657,483			609,384
STOCKHOLDERS’ EQUITY	74,418			71,726			72,259
Total Liabilities and Stockholders’ Equity	$797,148			$729,209			$681,643
Average Equity to Average Total Assets	9.34%			9.84%			10.60%
Net Interest Income		25,795			24,713			24,517
Net Interest Income (tax equivalent) (3)		27,595			26,269			26,157
Net Interest Spread (tax equivalent) (3)			3.51%			3.67%			3.97%
Net Interest Margin (tax equivalent) (3)			3.69%			3.85%			4.19%

(1)                 Averages computed at amortized cost.

(2)                 Includes loans on a nonaccrual status and loans held for sale.

(3)                 Tax equivalent difference represents the nontaxable interest income on state and municipal securities net of the related non-deductible portion of interest expense.

Noninterest Income and Expenses

Noninterest income was $10.2 million in 2014, $10.2 million in 2013 and $11.9 million in 2012.  In 2014, decreases in gains on sold mortgage loans, net loan servicing fees and overdraft income were offset by increases in fees generated within our wealth management department, gains on trading assets and debit card interchange income.  In 2013, decreases in gains on sold mortgage loans, gains on sold securities and service charges account for the majority of the decrease.

Securities gains were $1.0 million in 2014, $1.0 million in 2013 and $1.8 million in 2012.  These gains are primarily attributed to selling securities which had gains in market value due to declining interest rates and the related inverse relationship of interest rates and market values.  Some securities gains were taken in 2014, 2013 and 2012 and used to offset additions to the loan loss reserve and write-downs of other real estate properties owned.

Gains on loans sold were $951 thousand, $1.7 million and $2.3 million in 2014, 2013 and 2012, respectively.  Loans held for sale are generally sold after closing to the Federal Home Loan Mortgage Corporation or other government agencies.  During 2014, the loan servicing fee income, net of amortization expense for the mortgage servicing right asset, decreased $137 thousand, compared to an increase of $97 thousand in 2013.  In 2014, the mortgage servicing right asset had a net valuation write-down of $20 thousand compared to a net recovery of prior write-downs of $155 thousand in the valuation allowance in 2013.  Proceeds from the sale of loans were $37 million, $55 million and $67 million in 2014, 2013 and 2012, respectively.  The volume of loan originations is inverse to rate changes with historic low rates spurring activity.  The volume of loan originations during 2014 was $37 million, $54 million in 2013, and $64 million in 2012.

Other noninterest income, excluding security net gains and gains on the sale of mortgage loans, was $8.2 million in 2014, $7.6 million in 2013 and $7.7 million in 2012.  Service charge income, and more particularly overdraft income, is the largest contributor to these numbers.  Overdraft income was $2.6 million in 2014, $2.8 million in 2013 and $3.4 million in 2012.  The decreases in 2014 and 2013 are primarily attributable to increased consumer awareness and regulatory pressures.  Debit card interchange income was the second largest contributor to noninterest income, excluding security gains and gains on the sale of mortgage loans.  Debit card interchange income was $2.1 million in 2014, $1.9 million in 2013 and $1.9 million in 2012.  Other income was $81 thousand in 2014, $25 thousand in 2013 and $93 thousand in 2012.  The decrease in other income during 2013 was attributable to the bank recording a loss of $100 thousand for the sale of a former branch building.

Noninterest expense increased $12 thousand in 2014 to $27.2 million, and increased $1.5 million in 2013 to $27.2 million from $25.7 million in 2012.  The decrease in salaries and benefits from $15.4 million in 2013 to $14.8 million in 2014 is attributable to additional pension expense recorded in 2013 for the 2008 termination of the defined benefit pension plan.  The number of full-time equivalent employees increased from 208 at December 31, 2013 to 215 at December 31, 2014.

The increase in salaries and benefits from $12.6 million in 2012 to $15.4 million in 2013 is attributable to a non-recurring expense of $973 thousand related to additional pension expense for the 2008 termination of the defined benefit pension plan, to normal salary and benefit increases, an increase in full-time equivalent employees and increased incentive compensation.

The number of full-time equivalent employees increased from 193 at December 31, 2012 to 208 at December 31, 2013.  The increase in the number of employees is largely due to the new branch opened in Lexington, KY during the year.  Incentive compensation expense increased $527 thousand in 2013 compared to 2012 due to the increased number of employees and Kentucky Bank achieving many of the goals as stated in the incentive compensation plan.  The largest component of occupancy expense, depreciation, increased $90 thousand to $1.3 million in 2014, and decreased $83 thousand to $1.2 million in 2013.  Building repairs and maintenance decreased $48 thousand during 2014 to $366 thousand and building and equipment rents increased $70 thousand during 2014 to $229 thousand.  The increase in rent expense is due to the branch expansion into Richmond, KY during the year and into Lexington, KY midway through the prior year.  Other noninterest expenses decreased from $10.1 million in 2012 to $8.7 million in 2013 and increased to $9.1 million in 2014.  Repossession expenses, net of rental income, increased $104 thousand in 2014 compared to 2013 to $371 thousand.  FDIC insurance increased $49 thousand in 2014 compared to 2013 due to the recent growth experienced by Kentucky Bancshares and its bank subsidiary.  Legal and professional fees increased $227 thousand from 2013 to 2014, mainly from additional professional services obtained by Kentucky Bancshares during the year.  Amortization of core deposits was $140 thousand in 2014, compared to $215 thousand in 2013.  See Note 7 in the Kentucky Bancshares’ 2014 Consolidated Financial Statements on more detail of the goodwill and intangible assets.

The following table is a summary of noninterest income and expense for the three-year period indicated.

	For the Year Ended Year Ended December 31
	(in thousands)
	2014	2013	2012
NON-INTEREST INCOME
Service Charges	$4,240	$4,325	$4,741
Loan Service Fee Income (Loss), net	66	202	105
Trust Department Income	979	746	663
Investment Securities Gains (Losses),net	966	967	1,835
Gains on trading assets	202	—	—
Gains on Sale of Mortgage Loans	951	1,658	2,325
Brokerage Income	554	351	240
Debit Card Interchange Income	2,119	1,947	1,868
Other	81	26	93
Total Non-interest Income	$10,158	$10,222	$11,870

NON-INTEREST EXPENSE
Salaries and Employee Benefits	$14,806	$15,387	$12,584
Occupancy Expenses	3,308	3,129	3,033
Other	9,101	8,687	10,069
Total Non-interest Expense	$27,215	$27,203	$25,686

Net Non-interest Expense as a Percentage of Average Assets	2.14%	2.33%	2.02%

Income Taxes

As part of normal business, Kentucky Bank typically makes tax free loans to select municipalities in our market and invests in selected tax free securities, primarily in the Commonwealth of Kentucky.  In making these investments, we consider the overall impact to managing our net interest margin, credit worthiness of the underlying issuer and the favorable impact on our tax position.  For the year ended December 31, 2014, Kentucky Bancshares averaged $84.5 million in tax free securities, $5.2 million in tax free trading assets and $18.5 million in tax free loans.

For the year ended December 31, 2013, Kentucky Bancshares averaged $79.5 million in tax free securities and $18.5 million in tax free loans.

As of December 31, 2014, the weighted average remaining maturity for the tax free securities is 130 months, while the weighted average remaining maturity for the tax free loans is 165 months.

We had income tax expense of $898 thousand in 2014 and $859 thousand in 2013 and $1.6 million in 2012.  This represents an effective income tax rate of 11.3% in 2014, 12.9% in 2013 and 19.0% in 2012.  The difference between the effective tax rate and the statutory federal rate of 34% is primarily due to tax exempt income on certain investment securities and loans.  In addition, Kentucky Bancshares had additional tax credits which also contributed to the lower effective income tax rate for those years.  In 2014, we had tax credits totaling $555 thousand for investments made in low income housing projects which represented an increase of $197 thousand compared to similar tax credits in 2013.

Balance Sheet Review

Assets increased from $770.6 million at December 31, 2013 to $855.2 million at December 31, 2014.  Securities increased $16.5 million and outstanding loan balances increased $69.7 million during 2014.  Deposits grew $37.5 million and Federal Home Loan Bank borrowings increased $35.9 million.  Assets at year-end 2013 totaled $771 million compared to $701 million in 2012.  Loan balances increased $38.7 million in 2013.  Deposits grew $27.0 million and Federal Home Loan Bank borrowings increased $40.4 million during 2013.

Loans

Total loans (including loans held for sale) were $539 million at December 31, 2014 compared to $469 million at December 31, 2013 and $430 million at December 31, 2012.  The increases in the loan portfolio during 2014 and 2013 are attributed to improved economic conditions, an increase in demand and entering into two new markets.  As of December 31, 2014 and compared to the prior year-end, commercial loans increased $12.5 million, real estate construction loans increased $5.8 million, 1-4 family residential property loans decreased $4.9 million, multi-family residential property loans increased $18.0, non-farm & non-residential property loans increased $35.0 million, agricultural loans increased $3.3 million and installment loans decreased $201 thousand.  As of the end of 2013 and compared to the prior year-end, commercial loans increased $1.5 million, real estate construction loans decreased $2.9 million, 1-4 family residential property loans increased $23.9 million, multi-family residential property loans increased $4.9 million, non-farm & non-residential property loans increased $13.4 million, agricultural loans decreased $1.8 million and installment loans decreased $377 thousand.

As of December 31, 2014, the real estate mortgage portfolio comprised 72% of total loans in both 2014 and 2013.  Of this, 1-4 family residential property represented 35% in 2014 and 58% in 2013.  Agricultural loans comprised 13% of the loan portfolio in 2014 and 14% in 2013.  Approximately 87% of the agricultural loans are secured by real estate in 2014 compared to 81% in 2013.  The remainder of the agricultural portfolio is used to purchase livestock, equipment and other capital improvements and for general operation of the farm.  Generally, a secured interest is obtained in the capital assets, equipment, livestock or crops.

Automobile loans account for 22% in 2014 and 23% 2013 of the consumer loan portfolio, while the purpose of the remainder of this portfolio is used by customers for purchasing retail goods, home improvement or other personal reasons.  The commercial loan portfolio is mainly for capital outlays and business operation.

Collateral is requested depending on the creditworthiness of the borrower.  Unsecured loans are made to individuals or companies mainly based on the creditworthiness of the customer.  Approximately 4% of the loan portfolio is unsecured.  Management is not aware of any significant concentrations that may cause future material risks, which may result in significant problems with future income and capital requirements.

The following table represents a summary of Kentucky Bancshares’ loan portfolio by category for each of the last five years.  There is no concentration of loans (greater than 5% of the loan portfolio) in any industry.  We have  no foreign loans or highly leveraged transactions in our loan portfolio.

Loans Outstanding

	December 31 (in thousands)
	2014	2013	2012	2011	2010
Commercial	$47,185	$34,654	$33,137	$28,892	$22,840
Real Estate Construction	16,938	11,177	14,102	13,261	13,518
Real Estate Mortgage:
1-4 Family Residential	190,357	194,718	170,825	161,407	158,997
Multi-Family Residential	34,415	16,420	11,512	13,305	13,519
Non-Farm & Non-Residential	161,822	126,791	113,440	100,047	105,580
Agricultural	71,345	68,002	69,806	77,820	78,375
Installment	16,863	17,065	17,442	17,572	18,830
Other	279	158	337	324	291
Total Loans	539,204	468,985	430,601	412,628	411,950
Less Deferred Loan Fees	123	107	140	136	120
Total Loans, Net of Deferred Loan Fees	539,081	468,985	430,461	412,492	411,830
Less loans held for sale	776	223	486	625	—
Less Allowance for Loan Losses	6,012	5,441	6,047	5,842	4,925
Net Loans	532,293	463,214	423,928	406,025	406,905

The following table sets forth the maturity distribution and interest sensitivity of selected loan categories at December 31, 2014.  Maturities are based upon contractual term.  The total loans in this report represent loans net of deferred loan fees, including loans held for sale but excluding the allowance for loan losses.  In addition, deferred loan fees on the above table are netted with real estate mortgage loans on the following table.

Loan Maturities and Interest Sensitivity

	December 31, 2014 (in thousands)
	One Year	One Through	Over	Total
	or Less	Five Years	Five Years	Loans
Commercial	$21,452	$22,637	$3,096	$47,185
Real Estate Construction	7,142	4,169	5,627	16,938
Real Estate Mortgage:
1-4 Family Residential	66,450	86,604	36,404	189,458
Multi-Family Residential	1,100	22,325	10,990	34,415
Non-Farm & Non-Residential	17,971	98,980	44,871	161,822
Agricultural	21,462	46,762	3,121	71,345
Installment	6,331	9,970	562	16,863
Other	279	—	—	279
Total Loans, Net of Deferred Loan Fees	142,187	291,447	104,671	538,305
Fixed Rate Loans	22,611	72,588	99,996	195,195
Floating Rate Loans	119,576	218,859	4,675	343,110
Total Loans, Net of Deferred Loan Fees	142,187	291,447	104,671	538,305

Mortgage Banking

We have been in mortgage banking since the early 1980’s.  The activity in origination and sale of these loans fluctuates, mainly due to changes in interest rates.  Mortgage loan originations decreased from $64 million in 2012 to $54 million in 2013, and decreased to $37 million in 2014.  Proceeds from the sale of loans were $37 million, $55 million and $67 million for the years 2014, 2013 and 2012, respectively.  Mortgage loans held for sale were $776 thousand at December 31, 2014 and $223 thousand at December 31, 2013.  Fixed rate residential mortgage loans are generally sold when they are made.  The volume of loan originations is inverse to rate changes.  Historically low interest rates during 2012 resulted in higher loan originations during that year. During 2013, interest rates began to slightly increase resulting in a decrease in mortgage originations and continuing through 2014.  The effect of these changes was also reflected on the income statement.  As a result, the gain on sale of mortgage loans was $951 thousand in 2014 compared to $1.7 million in 2013 and $2.3 million in 2012.

Kentucky Bank has sold various loans to the Federal Home Loan Mortgage Corporation and the Federal Home Loan Bank while retaining the servicing rights.  Gains and losses on loan sales are recorded at the time of the cash sale, which represents the premium or discount paid by the Federal Home Loan Mortgage Corporation and the Federal Home Loan Bank.  The Bank receives a servicing fee from the Federal Home Loan Mortgage Corporation and the Federal Home Loan Bank on each loan sold.  Servicing rights are capitalized based on the relative fair value of the rights and the expected life of the loan and are expensed in proportion to, and over the period of, estimated net servicing revenues.  Mortgage servicing rights were $1.2 million at December 31, 2014, $1.3 million at December 31, 2013 and $1.2 million at December 31, 2012.

Amortization of mortgage servicing rights was $405 thousand (including $20 thousand in valuation write-downs), $254 thousand (including $155 thousand in net recoveries of prior valuation write-downs) and $310 thousand (including $36 thousand in net recoveries of prior valuation write-downs) for the years ended December 31, 2014, 2013 and 2012, respectively.

Deposits

For 2014, total deposits increased $37 million to $655 million.  Noninterest bearing deposits increased $25 million, time deposits of $100 thousand and over increased $465 thousand, and other interest bearing deposits increased $12 million.  Public fund balances totaled $171 million at December 31, 2014, of which $168 million was interest bearing.

For 2013, total deposits increased $27 million to $617 million.  Noninterest bearing deposits increased $7 million, time deposits of $100 thousand and over increased $4 million, and other interest bearing deposits increased $15 million.  Public fund balances totaled $156 million at December 31, 2013, of which $153 million was interest bearing).

The table below provides information on the maturities of time deposits of $100,000 or more at December 31, 2014:

Maturity of Time Deposits of $100,000 or More

At December 31, 2014
(in thousands)
Maturing 3 Months or Less	$17,126
Maturing over 3 Months through 6 Months	22,087
Maturing over 6 Months through 12 Months	24,053
Maturing over 12 Months	33,463
Total	96,729

Borrowings

Kentucky Bancshares utilizes both long and short term borrowings.  Long-term borrowing at Kentucky Bank are mainly from the Federal Home Loan Bank. This borrowing is mainly used to fund longer term, fixed rate mortgages, as part of a leverage strategy and to assist in asset/liability management.  Advances are either paid monthly or at maturity.  As of December 31, 2014, $93.8 million was borrowed from FHLB, an increase of $35.9 million from December 31, 2013.  Throughout 2014, Kentucky Bank borrowed $225 million in short-term funds from the Federal Home Loan Bank.  As of December 31, 2014, $10 million in short-term borrowings from the Federal Home Loan Bank were outstanding.  Also, during 2014, Kentucky Bank borrowed $38.7 million in longer-term advances and paid down $12.7 million in long term advances from prior years.  These advances each have an original maturity of more than 1 year.  The increase in long-term advances is attributed to funding the growth in Kentucky Banks’ loan portfolio and strategically locking in long-term funding with historically low interest rates.

In 2013, Kentucky Bank borrowed $47.7 million in long-term advances from the Federal Home Loan Bank and paid down $7.3 million in long-term advances.  Kentucky Bank borrowed $217.5 million in short-term borrowings during 2013 and had no outstanding short-term advances as of December 31, 2013.  The following table depicts relevant information concerning our short term borrowings.

Short Term Borrowings

	As of and for the year ended
	December 31 (in thousands)
	2014	2013	2012

Federal Funds Purchased:
Balance at Year end	$—	$—	$—
Average Balance During the Year	777	1,313	159
Maximum Month End Balance	7,952	12,530	2,691
Year end rate	0.00%	0.00%	0.00%
Average annual rate	0.28%	0.49%	0.26%
Repurchase Agreements:

Balance at Year end	$12,457	$12,867	$3,815
Average Balance During the Year	12,270	9,646	3,848
Maximum Month End Balance	13,788	13,198	5,034
Year end rate	0.75%	0.73%	0.22%
Average annual rate	0.76%	0.68%	0.27%
Other Borrowed Funds:
Balance at Year end	$10,000	$—	$500
Average Balance During the Year	—	164	995
Maximum Month End Balance	10,000	500	1,300
Year end rate	0.14%	0.00%	3.25%
Average annual rate	0.14%	3.25%	3.25%

Contractual Obligations

Kentucky Bank has required future payments for time deposits and long-term debt.  The other required payments under such commitments at December 31, 2014 are as follows:

	Payments due by period (in thousands)
		Less			More
		than 1	1-3	3-5	than 5
Contractual Obligations	Total	year	years	years	years

Federal Home Loan Bank advances	$93,785	$20,956	$21,267	$25,782	$25,780
Subordinated debentures	7,217	—	—	—	7,217
Time deposits	182,643	119,427	43,975	19,226	15
Lease payments on premises	1,279	168	311	293	507

Asset Quality

With respect to asset quality, management considers three categories of assets to merit close scrutiny.  These categories include:  loans that are currently nonperforming, other real estate, and loans that are currently performing but which management believes require special attention.

During periods of economic slowdown, Kentucky Bancshares may experience an increase in nonperforming loans.

Kentucky Bancshares discontinues the accrual of interest on loans that become 90 days past due as to principal or interest unless reasons for delinquency are documented such as the loan being well collateralized and in the process of collection.  A loan remains in a non-accrual status until factors indicating doubtful collection no longer exist.  A loan is classified as a restructured loan when the interest rate is materially reduced or the term is extended beyond the original maturity date because of the inability of the borrower to service the interest payments at market rates.  Other real estate is recorded at fair  value less estimated costs to sell.  A summary of the components of nonperforming assets, including several ratios using period-end data, is shown as follows.

Nonperforming Assets

	At December 31 (in thousands)
	2014	2013	2012	2011	2010
Non-accrual Loans	$6,577	$2,974	$7,024	$6,017	$12,479
Accruing Loans which are Contractually past due 90 days or more	24	554	841	398	706
Restructured Loans	6,138	6,901	7,227	1,104	—
Total Nonperforming Loans	12,739	10,429	15,092	7,519	13,185
Other Real Estate	4,604	3,379	4,168	8,296	8,424
Total Nonperforming Assets	$17,343	$13,808	$19,260	$15,815	$21,609
Total Nonperforming Loans as a Percentage of Loans (including loans held for sale) (1)	2.36%	2.22%	3.51%	1.83%	3.20%
Total Nonperforming Assets as a Percentage of Total Assets	2.03%	1.79%	2.75%	2.40%	3.28%
Allowance to nonperforming assets	0.35%	0.39%	0.31%	0.37%	0.23%

(1)  Net of deferred loan fees

Total nonperforming assets at December 31, 2014 were $17.3 million compared to $13.8 million at December 31, 2013 and $19.3 million at December 31, 2012.  The increase from 2013 to 2014 is credited to increases in non-accrual loans and other real estate.  The decrease from 2012 to 2013 is credited to decreases in non-accrual loan balances.  Total other real estate properties totaled $4.6 million at December 31, 2014, of which $730 thousand is income producing property.  Total nonperforming loans were $12.7 million, $10.4 million, and $15.1 million at December 31, 2014, 2013 and 2012, respectively.  The increase in non-accrual loan balances from December 31, 2013 to December 31, 2014 was mostly attributed to one customer who had total non-accrual balances of $4.0 million at December 31, 2014.  Total loan charge offs in 2014 were $1.3 million.  The decrease in non-accrual loan balances from December 31, 2012 to December 31, 2013 was mostly attributed to one loan which had a non-accrual balance of $3.0 million at December 31, 2012.  During 2013, payments of $2.4 million were received on this loan and $578 thousand was charged-off.  This loan had a specific allocated loan loss reserve of $503 thousand at December 31, 2012.  Total loan charge offs in 2013 were $2.3 million.  The amount of lost interest on our non-accrual loans was $271 thousand for 2014 and $131 thousand for 2013.  At December 31, 2014, loans currently performing but which management believes requires special attention were $20.8 million, with 26% being 1-4 family residential, 25% being non-farm & non-residential and 37% being agricultural.  Kentucky Bancshares continues to follow its long-standing policy of not engaging in international lending and not concentrating lending activity in any one industry.

Impaired loans as of December 31, 2014 were $13.8 million compared to $13.5 million in 2013 and $19.2 million in 2012.  These amounts are generally included in the total nonperforming and restructured loans presented in the table above.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement.

Nonaccrual loans are loans for which payments in full of principal or interest is not expected or which principal or interest has been in default for a period of 90 days or more unless the asset is both well secured and in the process of collection.  Impaired loans may be loans showing signs of weakness or interruptions in cash flow, but ultimately are current or less than 90 days past due with respect to principal and interest and for which we anticipate full payment of principal and interest through collateral liquidation.

Additional factors considered by management in determining impairment and non-accrual status include payment status, collateral value, availability of current financial information, and the probability of collecting all contractual principal and interest payments.  At December 31, 2014, impaired loans totaling $11.7 million had specific impairment allocations of $998 thousand.  The remaining $2.1 million in impaired loans did not have a specific impairment allocation.  At December 31, 2013, impaired loans totaling $9.1 million had specific impairment allocations of $712 thousand.  The remaining $4.4 million in impaired loans did not have a specific impairment allocation.

The allowance for loan losses on impaired loans is determined using one of two methods.  Either the present value of estimated future cash flows of the loan, discounted at the loan’s effective interest rate or the fair value of the underlying collateral.  The entire change in present value of expected cash flows is reported as a provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for loan losses that otherwise would be reported.  The total allowance for loan losses related to these loans was $998 thousand, $712 thousand and $1.5 million on December 31, 2014, 2013 and 2012, respectively.

Kentucky Bank has a “Problem Loan Committee” that meets at least monthly to review problem loans, including past dues and non-performing loans, and other real estate.  When analyzing the problem loans and the loan quality as of December 31, 2014, the following factors have been considered:

•                  Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off and recovery practices not considered elsewhere in estimating credit losses.

•                  Change in international, national, regional and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments.

•                  Changes in the nature and volume of the portfolio and in the terms of loans.

•                  Changes in the experience, ability and depth of lending management and other relevant staff.

•                  Changes in the volume and severity of past due loans; the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans.

•                  Changes in the quality of the Bank’s loan review system.

•                  Changes in the value of underlying collateral for collateral-dependent loans.

•                  The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

•                  The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Bank’s existing portfolio.

Loan Losses

The following table is a summary of Kentucky Bancshares’ loan loss experience for each of the past five years.

	For the Year Ended December 31 (in thousands)
	2014	2013	2012	2011	2010
Balance at Beginning of Year	$5,441	$6,047	$5,842	$4,925	$7,600
Amounts Charged-off:
Commercial	258	12	21	36	24
Real Estate Construction	—	578	74	143	1,236
Real Estate Mortgage:
1-4 Family Residential	274	262	1,090	659	2,009
Multi-Family Residential	42	161	88	178	1,336
Non-Farm & Non-Residential	—	99	126	333	1,498
Agricultural	8	109	15	27	83
Consumer	758	1,083	921	1,170	607
Total Charged-off Loans	1,340	2,304	2,335	2,546	6,793
Recoveries on Amounts Previously Charged-off:
Commercial	—	28	24	74	43
Real Estate Construction	14	23	19	—	—
Real Estate Mortgage
1-4 Family Residential	59	63	38	15	35
Multi-Family Residential	57	113	1	144	—
Non-Farm & Non-Residential	368	18	1	14	706

Agricultural	27	24	9	15	17
Consumer	436	379	398	751	67
Total Recoveries	961	648	490	1,013	868
Net Charge-offs	379	1,656	1,845	1,533	5,925
Provision for Loan Losses	950	1,050	2,050	2,450	3,250
Balance at End of Year	6,012	5,441	6,047	5,842	4,925
Total Loans (1)
Average	494,966	444,589	418,049	408,135	418,531
At December 31	539,081	468,878	429,975	411,866	411,830
As a Percentage of Average Loans (1):
Net Charge-offs	0.08%	0.37%	0.44%	0.38%	1.42%
Provision for Loan Losses	0.19%	0.24%	0.49%	0.60%	0.78%
Allowance as a Percentage of Year-end Loans (1)	1.12%	1.16%	1.41%	1.42%	1.20%
Beginning Allowance as a Multiple of Net Charge-offs	14.4	3.7	3.2	3.2	1.3
Ending Allowance as a Multiple of Nonperforming Assets	0.35	0.39	0.31	0.37	0.23

(1)  Net of deferred loan fees and includes loans held for sale

Loans are typically charged-off when the collection of principal is considered doubtful, and would be well documented and approved by the appropriate responsible party or committee.  The provision for loan losses for 2014 was $950 thousand compared to $1.1 million in 2013 and $2.1 million in 2012.  Net charge-offs were $379 thousand in 2014, $1.7 million in 2013 and $1.8 million in 2012.  Net charge-offs to average loans were 0.08%, 0.37% and 0.44% in 2014, 2013 and 2012, respectively.  The loan loss provision decreased $100 thousand from 2013 to 2014 and decreased $1.0 million from 2012 to 2013.  The provision for 2014 is lower than 2013 and 2012 due to better loan quality and less net charge-offs.  The allowance for loan losses increased $571 thousand from December 31, 2013 to December 31, 2014.  The increase in the allowance for loan losses was largely related to four loans which became impaired during 2014 which resulted in $469 thousand being added to the allowance for loan losses.  In addition, the growth in the Banks’ loan portfolio contributed to the increase in the allowance for loan losses as well.  Further, as our loan quality improves and expected charge-off loan balances decrease, the needed allowance for loan losses based on these measures calculated by management decreased.

In evaluating the allowance for loan losses, management considers the composition of the loan portfolio, the historical loan loss experience, the overall quality of the loans and an assessment of current economic conditions.  The decline in the economy over the past few years has resulted in more loan losses, higher loan loss provisions and declining loan quality numbers, compared to prior years.  At December 31, 2014, the allowance for loan losses was 1.12% of loans outstanding compared to 1.16% at year-end 2013 and 1.41% at year-end 2012.  Management believes the allowance for loan losses at the end of 2014 is adequate to cover probable incurred credit losses within the portfolio.

The following tables set forth an allocation for the allowance for loan losses and loans by category.  In making the allocation, management evaluates the risk in each category, current economic conditions and charge-off experience.  An allocation for the allowance for loan losses is an estimate of the portion of the allowance that will be used to cover future charge-offs in each loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.

Allowance for Loan Losses (in thousands)

	2014	2013	2012	2011	2010

Commercial	$410	$280	$250	$342	$264
Real Estate Construction	400	358	918	1,008	758
Real Estate Mortgage:
1-4 Family Residential	2,145	2,535	2,421	2,258	1,850
Multi-family Residential	562	327	414	336	168
Non-farm & Non-residential	800	664	628	604	917
Agricultural	1,125	678	845	720	296
Consumer	570	599	571	574	675
Total	6,012	5,441	6,047	5,842	4,928

	2014		2013		2012		2011		2010
Loans (in thousands)	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage

Commercial	$47,185	8.77%	$34,654	7.39%	$33,137	7.71%	$28,892	7.01%	$22,840	5.55%
Real Estate Construction	16,938	3.15%	11,177	2.38%	14,102	3.28%	13,261	3.22%	13,518	3.28%
Real Estate Mortgage:
1-4 Family Residential	189,458	35.20%	194,388	41.50%	170,199	39.58%	160,645	39.01%	158,877	38.58%
Multi-family Residential	34,415	6.39%	16,420	3.50%	11,512	2.68%	13,305	3.23%	13,519	3.28%
Non-farm & Non-residential	161,822	30.06%	126,791	27.05%	113,440	26.38%	100,047	24.29%	105,580	25.64%
Agricultural	71,345	13.25%	68,002	14.51%	69,806	16.23%	77,820	18.89%	78,375	19.03%
Consumer	16,863	3.13%	17,065	3.64%	17,442	4.06%	17,572	4.27%	18,830	4.57%
Other	279	0.05%	158	0.03%	337	0.08%	324	0.08%	291	0.07%
Total, Net (1)	538,305	100.00%	468,655	100.00%	429,975	100.00%	411,866	100.00%	411,830	100.00%

(1)  Including loans held for sale, net of deferred loan fees

Off-balance Sheet Arrangements

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance sheet risk were as follows at year-end (in thousands):

	2014	2013
Unused lines of credit	$88,741	$85,655
Commitments to make loans	6,178	3,482
Letters of credit	441	554

Unused lines of credit are substantially all at variable rates.  Commitments to make loans are generally made for a period of 60 days or less and are primarily fixed at current market rates ranging from 2.75% to 5.00% with maturities ranging from 1 to 30 years and are intended to be sold.

Capital

As displayed by the following table, Kentucky Bancshares’ Tier I capital (as defined by the Federal Reserve Board under the Board’s risk-based guidelines) at December 31, 2014 increased $4.4 million to $70.9 million.  Stockholders’ equity, excluding accumulated other comprehensive income, was $77.2 million at December 31, 2014.  Included in Tier I capital is $7 million of trust preferred securities issued in August 2003.  The disallowed amount of stockholders’ equity is mainly attributable to the goodwill and core deposit intangible, resulting from the Peoples acquisition in 2006 and the Kentucky First acquisition in 2003.  Our risk-based capital and leverage ratios, as shown in the following table, exceeded the levels required to be considered “well capitalized”.  The leverage ratio compares Tier I capital to total average assets less disallowed amounts of goodwill.

	At December 31 (in thousands)
	2014	2013	Change
Stockholders’ Equity (1)	$77,151	$72,799	4,352
Trust Preferred Securities	7,000	7,000	—
Less Disallowed Amount	13,234	13,331	(97)
Tier I Capital	70,917	66,468	4,449
Allowance for Loan Losses	6,087	5,516	571
Other	12	9	3
Tier II Capital	6,099	5,525	574
Total Capital	77,016	71,993	5,023
Total Risk Weighted Assets	590,098	510,900	79,198
Ratios:
Tier I Capital to Risk-weighted Assets	12.0%	13.0%	(1.0)%
Total Capital to Risk-weighted Assets	13.1%	14.1%	(1.0)%
Leverage	8.7%	8.8%	(0.1)%

(1)  Excluding accumulated other comprehensive income/loss.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital categories for insured depository institutions under its Prompt Corrective Action Provisions.  The bank regulatory agencies adopted regulations, which became effective in 1992, defining these five capital categories for banks they regulate.  The categories vary from “well capitalized” to “critically undercapitalized”.  A “well capitalized” bank is defined as one with a total risk-based capital ratio of 10% or more, a Tier I risk-based capital ratio of 6% or more, a leverage ratio of 5% or more, and one not subject to any order, written agreement, capital directive, or prompt corrective action directive to meet or maintain a specific capital level.  At December 31, 2014, Kentucky Bank had ratios that exceeded the minimum requirements established for the “well capitalized” category.

In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method of calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirement unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for the

Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

In management’s opinion, there are no other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations.

Securities and Federal Funds Sold

Securities, classified as available for sale, increased from $230.4 million at December 31, 2013 to $246.9 million at December 31, 2014.  Federal funds sold totaled $398 thousand at December 31, 2014 and $510 thousand at December 31, 2013.

Per Kentucky Bancshares policy, fixed rate asset backed securities will not have an average life exceeding seven years, but final maturity may be longer.  Adjustable rate securities shall adjust within three years per our policy.  As of December 31, 2014 and 2013, we held no adjustable rate mortgage backed securities.  Unrealized gains (losses) on investment securities are temporary and change inversely with movements in interest rates.  In addition, some prepayment risk exists on mortgage-backed securities and prepayments are likely to increase with decreases in interest rates.  The following tables present the investment securities for each of the past three years and the maturity and yield characteristics of securities as of December 31, 2014.

Securities Available for Sale and Trading Assets at Fair Value

	At December 31 (in thousands)
	2014	2013	2012
Available for Sale
U.S. government agencies	$60,586	$69,286	$48,831
States and political subdivisions	89,281	90,183	82,607
Mortgage-backed
Fixed -
GNMA, FNMA, FHLMC Passthroughs	43,072	55,299	47,950
GNMA, FNMA, FHLMC CMO’s	53,626	15,339	13,087
Total mortgage backed	96,698	70,638	61,037
Equity Securities	296	289	305
Total	$246,861	$230,396	$192,780
Trading Assets	$5,370	—	—

Maturity Distribution of Securities Available for Sale

December 31, 2014 (in thousands)
		Over One	Over Five		Asset
		Year	Years		Backed
	One Year	Through	Through	Over Ten	& Equity
	or Less	Five Years	Ten Years	Years	Securities	Total
Available for Sale
U.S. government agencies	$—	$9,334	$44,418	$6,834	$—	$60,586
States and political subdivisions	41	1,054	34,946	53,240	—	89,281
Mortgage-backed	—	—	—	—	96,698	96,698
Equity Securities	—	—	—	—	296	296
Total	41	10,388	79,364	60,074	96,994	246,861
Percent of Total	0.1%	4.2%	32.1%	24.3%	39.3%	100.0%
Weighted Average Yield (1)	0.91%	1.75%	2.71%	4.84%	2.32%	3.03%

(1)     Tax Equivalent yield

Tax Equivalent Yield

Trading assets totaling $5.3 million are generally held for a short period of time before being sold.

Impact of Inflation and Changing Prices

The majority of Kentucky Bancshares’ assets and liabilities are monetary in nature.  Therefore, Kentucky Bancshares differs greatly from most commercial and industrial companies that have significant investments in nonmonetary assets and inventories.  However, inflation does have an important impact on the growth of assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio.  Inflation also affects other expenses, which tend to rise during periods of inflation.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market prices and rates.  Management considers interest rate risk and liquidity risk to be significant market risks to Kentucky Bancshares, but considers interest risk to be the most significant.

Kentucky Bank’s Asset/Liability Committee oversees our interest rate risk and liquidity risks.  Kentucky Bank has developed procedures designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve acceptable net interest income.  The exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee.

Interest Rate Risk

Interest rate risk is the potential of economic losses due to future interest rate changes.  These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values.  The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximize income.

Management realizes certain risks are inherent and that the goal is to identify and minimize the risks.  The primary tool used by management is an interest rate shock simulation model.

Certain assumptions, such as prepayment risks, are included in the model.  However, actual prepayments may differ from those assumptions.

In addition, immediate withdrawal of interest checking and other savings accounts may have an effect on the results of the model.  Kentucky Bank has no market risk sensitive instruments held for trading purposes.

The following table depicts the change in net interest income resulting from 100 and 300 basis point changes in rates.  The projections are based on balance sheet growth assumptions and repricing opportunities for new, maturing and adjustable rate amounts.  In addition, the projected percentage changes from level rates are outlined below along with the board of directors approved limits.  As of December 31, 2014 the projected net interest income percentages are within the board of directors limits.  Please note that in the current low interest rate environment, many rates cannot decline 100 basis points.  Therefore, the projected net interest income changes below as of December 31, 2014 for a declining rate environment are not as relevant.  The projected net interest income report summarizing the Kentucky Bancshares’ interest rate sensitivity as of December 31, 2014 and 2013 is as follows:

Projected Net Interest Income (December 31, 2014)

		Level
	-100	Rates	+100	+300
Rate Change:
Year One (1/15 - 12/15)
Net interest income	$26,674	$27,318	$27,386	$27,336

Net interest income dollar change	$(643)	$—	$69	$18
Net interest income percentage change	-2.4%	N/A	0.3%	0.7%
Limitation on % Change	>-6.0%	N/A	>-4.0%	>-10.0%

Projected Net Interest Income (December 31, 2013)

		Level
	-100	Rates	+100	+300
Rate Change:
Year One (1/14 - 12/14)
Net interest income	$24,965	$25,786	$26,067	$26,056
Net interest income dollar change	$(820)	$—	$282	$270
Net interest income percentage change	-3.2%	N/A	1.1%	1.0%
Limitation on % Change	>-6.0%	N/A	>-4.0%	>-10.0%

The numbers in 2014 are comparable to 2013.  In 2014, year one reflected an increase in net interest income of 0.3% compared to 1.1% projected increase from 2013 with a 100 basis point increase.  The 300 basis point increase in rates reflected a 0.7% increase in net interest income in 2014 compared to a 1.0% increase in 2013.  The 100 point decrease in rates reflected a 2.4% decrease in net interest income in 2014 compared to a 3.2% decrease in 2013.

Management measures our interest rate risk by computing estimated changes in net interest income in the event of a range of assumed changes in market interest rates.  Our exposure to interest rates is reviewed on a monthly basis by senior management and quarterly with the board of directors.

Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in net interest income in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of Kentucky Bancshares’ assets and liabilities.  If estimated changes to net interest income are not within the limits established by the board, the board may direct management to adjust our asset and liability mix to bring interest rate risk within board approved limits.

Liquidity Risk

Liquidity risk is the possibility that Kentucky Bancshares may not be able to meet its cash requirements.  Management of liquidity risk includes maintenance of adequate cash and sources of cash to fund operations and meet the needs of borrowers, depositors and creditors.  Excess liquidity generally has a negative impact on earnings resulting from the lower yields on short-term assets.

In addition to cash and cash equivalents, the securities portfolio provides an important source of liquidity.  Total securities maturing within one year along with cash and cash equivalents totaled $17.2 million at December 31, 2014.  Additionally, securities available-for-sale with maturities greater than one year totaled $246.8 million at December 31, 2014.  The available for sale securities are available to meet liquidity needs on a continuing basis.  In addition, trading assets totaled $5.4 million at December 31, 2014.

Kentucky Bancshares maintains a relatively stable base of customer deposits and its steady growth is expected to be adequate to meet its funding demands.  In addition, management believes the majority of its $100,000 or more certificates of deposit are no more volatile than its core deposits.  At December 31, 2014 these balances totaled $96.7 million, approximately 15% of total deposits.

We also rely on Federal Home Loan Bank advances for both liquidity and asset/liability management purposes.  These advances are used primarily to fund long-term fixed rate residential mortgage loans.  We have sufficient collateral to borrow an additional $55 million from the Federal Home Loan Bank at December 31, 2014.  In addition, as of December 31, 2014, $31 million is available in overnight borrowing through various correspondent banks and Kentucky Bancshares has access to $281 million in brokered deposits.

Generally, we rely upon net cash inflows from financing activities, supplemented by net cash inflows from operating activities, to provide cash used in its investing activities.  As is typical of many financial institutions, significant financing activities include deposit gathering, and the use of short-term borrowings, such as federal funds purchased and securities sold under repurchase agreements along with long-term debt.  Our primary investing activities include purchasing investment securities and loan originations.  Management believes there is sufficient cash flow from operations to meet investing and liquidity needs related to reasonable borrower, depositor and creditor needs in the present economic environment.

The cash flow statements for the periods presented provide an indication of our sources and uses of cash as well as an indication of our ability to maintain an adequate level of liquidity.

A number of other techniques are used to measure the liquidity position, including the ratios presented below.  These ratios are calculated based on annual averages for each year.

Liquidity Ratios

	December 31
	2014	2013	2012
Average Loans (including loans held for sale)/Average Deposits	79.6%	74.3%	74.5%
Average Securities sold under agreements to repurchase and other borrowings/Average Assets	2.5%	2.5%	1.8%

This chart shows that the loan to deposit ratio increased in 2014 and slightly decreased in 2013.  The increase in the ratio in 2014 compared to 2013 is attributed to loan growth exceeding deposit growth.

INFORMATION ABOUT MADISON

Madison Financial Corporation is a Kentucky corporation and a bank holding company headquartered in Richmond, Kentucky. Madison was organized in 1998 and conducts its business through its one banking subsidiary, Madison Bank.

Madison Bank is a commercial bank with a main office and two branch offices in Richmond (Madison County), Kentucky.  Since August 2010, Madison and Madison Bank have operated under a written agreement with their regulators which required an approved capital plan, requiring regulatory approval for payment of any dividends, operational oversight and other matters.

As of December 31, 2014, Madison had consolidated total assets of $122.6 million, consolidated total deposits of $101.6 million and consolidated shareholders’ equity of  $11.3 million.

Strategy and Operations

Madison is engaged in general full-service commercial and consumer banking.  A significant part of Madison Bank’s operating activities include originating loans.  Madison Bank makes commercial, agricultural and real estate loans to its commercial customers, with emphasis on small-to-medium-sized industrial, service and agricultural businesses.  It also makes residential mortgage, installment and other loans to its individual and other non-commercial customers.

Loan Rates

Madison Bank offers variable and fixed rate loans.  Loan rates on variable rate loans generally adjust upward or downward based on changes in the loan’s index.  Rate adjustments on variable rate loans are made from 1 day to 5 years.  Variable rate loans may contain provisions that cap the amount of interest rate increases or decreases over the life of the loan.  In addition to the lifetime caps and floors on rate adjustments, loans secured by residential real estate may contain provisions that limit annual increases at a maximum of 200 basis points.  There is usually no annual limit applied to loans secured by commercial real estate.

Credit Risk

Commercial lending and real estate construction lending, generally include a higher degree of credit risk than other loans, such as residential mortgage loans.  Commercial loans, like other loans, are evaluated at the time of approval to determine the adequacy of repayment sources and collateral requirements. Collateral requirements vary to some degree among borrowers and depend on the borrower’s financial strength, the terms and amount of the loan, and collateral available to secure the loan.  Credit risk results from the decreased ability or willingness to pay by a borrower.  Credit risk also results when a liquidation of collateral occurs and there is a shortfall in collateral value as compared to a loan’s outstanding balance.  For construction loans, inaccurate initial estimates of a project’s costs and the property’s completed value could weaken our position and lead to the property having a value that is insufficient to satisfy full payment of the amount of funds advanced for the property.  Secured and unsecured consumer loans generally are made for automobiles, boats, and other motor vehicles.  In most cases, loans are restricted to Madison Bank’s general market area of Madison County, Kentucky.

Other Products

Madison Bank offers its customers a variety of other services, including checking, savings, money market accounts, certificates of deposits, safe deposit facilities and other consumer-oriented financial services.  Madison Bank has Internet banking, including bill payment available to its customers at www.bankwithmadison.com.

Competition

The banking business is highly competitive.  Competition arises from a number of sources, including other bank holding companies and commercial banks, consumer finance companies, thrift institutions, other financial institutions and financial intermediaries.  In addition to commercial banks, savings and loan associations, savings banks and credit unions actively compete to provide a wide variety of banking services.  Mortgage banking firms, finance companies, insurance companies, brokerage companies, financial affiliates of industrial companies and government agencies provide additional competition for loans and for many other financial services.  Madison Bank also currently competes for interest-bearing funds with a number of other financial intermediaries, including brokerage firms and mutual funds, which offer a diverse range of investment alternatives.  Some of Madison’s competitors are not subject to the same degree of regulatory review and restrictions that apply to Madison and Madison Bank.  In addition, Madison must compete with much larger financial institutions that have greater financial resources than Madison.

Supervision and Regulation

As a bank holding company, Madison is subject is subject to the regulation and supervision of the Federal Reserve Board.  The regulation and supervision that apply to Madison are similar to the regulation and supervision applicable to Kentucky Bancshares.

Madison Bank is subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve Board, the FDIC and the Kentucky Department of Financial Institutions.  The requirements and restrictions applicable to Madison Bank are similar to those applicable to Kentucky Bank.

There are various legal and regulatory limits on the extent to which Madison Bank may pay dividends or otherwise supply funds to Madison.  Due to Madison Bank’s currently written agreement with its regulators, it is required to obtain approval from its regulators prior to paying dividends to Madison.

Madison has not paid any dividends to its shareholders in several years.

Employees

At December 31, 2014, the number of employees of Madison and its subsidiaries was 29.

Nature of Company’s Business

Madison’s business is not seasonal.  Its business does not depend upon a single customer, or a few customers, the loss of any one or more of which would have material adverse effect on Madison.  No material portion of Madison’s business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of any governmental entity.

Properties

Madison’s headquarters and Madison Bank’s main office are located at 1001 Gibson Bay Drive, Suite 101 Richmond, Kentucky, which it leases.  In addition, Madison Bank serves customer needs at two other locations, both of which are leased.  All locations offer a full range of banking services.

Madison Bank’s banking offices are located at:

•                  660 University Shopping Center, Richmond, Kentucky

•                  1001 Gibson Bay Drive, Suite 101, Richmond, Kentucky

•                  724 West Main Street, Richmond, Kentucky

Legal Proceedings

Madison and its subsidiaries are from time to time involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, Madison’s management believes will not have a material impact on its financial condition and results of operation.  Further, Madison maintains liability insurance to cover some, but not all, of the potential liabilities normally incident to the ordinary course of our businesses as well as other insurance coverage’s customary in its business, with coverage limits it deems prudent.

ACCOUNTING TREATMENT OF THE SHARE EXCHANGE

Kentucky Bancshares is required to account for the share exchange as a purchase transaction under U.S. generally accepted accounting principles.  Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Madison will be recorded, as of completion of the share exchange, at their respective fair values and added to those of Kentucky

Bancshares. Any excess of purchase price over the net fair value of Madison’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Kentucky Bancshares issued after completion of the share exchange will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Madison. The results of operations of Madison will be included in the results of operations of Kentucky Bancshares following the effective time of the share exchange.

LEGAL MATTERS

The validity of the Kentucky Bancshares common stock to be issued in connection with the share exchange have been passed upon by Stoll Keenon Ogden PLLC, counsel to Kentucky Bancshares.  The federal income tax consequences of the share exchange have been passed upon by Wyatt, Tarrant & Combs, LLP, counsel to Madison.

EXPERTS

The consolidated financial statements of Kentucky Bancshares at Appendix “D” to this proxy statement-prospectus at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, have been included in this proxy statement-prospectus in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY STATEMENT-PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement-prospectus addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.  In connection with the Madison special meetings, some brokers may be “householding” proxy materials. As a result, those brokers may deliver only one copy of this proxy statement-prospectus to shareholders residing at the same address, unless contrary instructions have been received from the applicable shareholders.

If you would prefer to receive a separate proxy statement-prospectus, please contact Kentucky Bancshares or Madison. Each of Kentucky Bancshares and Madison will promptly deliver, upon oral or written request, a separate copy of this proxy statement-prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Greg Dawson, Chief Financial Officer, Kentucky Bancshares, Inc., 339 Main Street, P.O. Box 157, Paris, KY 40361, telephone (859) 987-1795, or Debra Neal, Executive Vice President, Madison Financial Corporation, 1001 Gibson Bay Drive, Suite 101, Richmond, Kentucky  40475, telephone: (859)  626-8008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Kentucky Bancshares is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Kentucky Bancshares.  The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Kentucky Bancshares at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC  20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may obtain reports, proxy statements and other information Kentucky Bancshares publicly files with the SEC free of charge through Kentucky Bancshares’ Internet site at http://www.kybank.com.

Kentucky Bancshares has filed a registration statement on Form S-4 with the SEC that registers the Kentucky Bancshares common stock to be issued in the share exchange. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Kentucky Bancshares and a  proxy statement of Madison for its special meeting of shareholders.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Kentucky Bancshares and the Kentucky Bancshares common stock to be issued in the share exchange. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Kentucky Bancshares has supplied all of the information contained in this proxy statement-prospectus relating to Kentucky Bancshares and its subsidiaries. Madison has supplied all of the information relating to Madison and its subsidiaries.

Appendix “A”           Agreement and Plan of Share Exchange, dated January 21, 2015, by and between Kentucky Bancshares, Inc. and Madison Financial Corporation

AGREEMENT AND PLAN OF SHARE EXCHANGE

BETWEEN

KENTUCKY BANCSHARES, INC.

AND

MADISON FINANCIAL CORPORATION

“Appendix A”

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (the “Agreement”) is made and entered into as of the 21st day of January, 2015, by and between (i) MADISON FINANCIAL CORPORATION, a Kentucky corporation with its principal executive offices located at 1001 Gibson Bay Drive, Suite 101, Richmond, Kentucky 40475 (“MFC”), and (ii) KENTUCKY BANCSHARES, INC., a Kentucky corporation with its principal executive offices located at 339 Main Street, Paris, Kentucky 40361 (“KBI”).

PREAMBLE

The boards of directors of MFC and KBI have determined that the transactions contemplated herein are in the best interests of their respective shareholders and banking subsidiaries and have agreed to combine their businesses pursuant to the terms of this Agreement. This Agreement and the Plan of Share Exchange attached hereto and incorporated by reference at Exhibit A provide for the acquisition of MFC by KBI pursuant to a statutory share exchange.  At the Effective Time, the outstanding shares of common stock of MFC shall be converted into the right to receive KBI Common Stock, all as described herein.  The transactions described in this Agreement are subject to the approvals of the FRB, the Department and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual and dependent covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1.      Certain Defined Terms.  The words listed in this Article 1 when used and capitalized in this Agreement shall have the meanings set forth for each by this Article 1.  Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them when first encountered elsewhere in this Agreement:

(a)  “Acquisition Proposal” shall mean any bona fide written proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the Assets of MFC and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of equity securities of MFC or MB representing 50% or more of the combined voting power of MFC or, as applicable, MB, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of MFC or MB representing 50% or more of the combined voting power of MFC or MB or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MFC or MB, other than the transactions contemplated by this Agreement.

(b)  “Additional Environmental Assessment” shall have the meaning assigned such term in Section 8.16(d) hereof.

Appendix “A”	1

(c)  “Adverse Consequences” shall mean all Proceedings, charges, injunctions, Orders, damages, assessments, expenditures, outlays, awards, penalties, fines, costs, interest, amounts paid in settlement, liabilities, obligations, payments, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys’ fees and expenses.

(d)  “Affiliate” means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the equity capital of such Person; provided, however, that it is the intent of the parties that neither KBI nor KB shall be deemed or construed to be an Affiliate of MFC or MB and neither MFC nor MB  shall be deemed or construed to be an Affiliate of KBI or KB.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)  “Affiliate Agreement” shall mean an agreement between KBI and the directors of MFC and MB in the form of Exhibit B attached hereto (provided, however, that the provisions of Section 5 of the Affiliate Agreement for Debra G. Neal shall be omitted).

(f)  “Agreement” shall mean this Agreement and Plan of Share Exchange and the Schedules, Exhibits and other certificates or documents delivered pursuant hereto.

(g)  “Assets” of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

(h)  “Bank Merger” shall mean a merger of MB into KB contemplated for consummation immediately following the Share Exchange and the Holding Company Merger.

(i)  “Bank Secrecy Act” shall have the meaning assigned such term in Section 5.29 hereof.

(j)  “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841, et. seq.

(k)  “Book Value Shortfall Factor” shall mean the quotient obtained by dividing (i) the difference between $10,981,000 and the Consolidated Net Book Value by (ii) $32.50, if the Consolidated Net Book Value is less than $10,981,000.  If the Consolidated Net Book Value is greater than $10,981,000, the Book Value Shortfall Factor shall be zero.

(l)  “Certificates” shall have the meaning assigned such term in Section 4.1(b) hereof.

Appendix “A”	2

(m)  “Change in Control” shall mean (i) any merger, consolidation, share exchange or other reorganization or recapitalization to which a Party or any of its Subsidiaries is a party or subject, (ii) the sale, lease or exchange following the date of this Agreement out of the Ordinary Course (either in one (1) transaction or a series of transactions) of ten percent (10%) or more of the Assets of a Party or any of its Subsidiaries within a one (1) year period, (iii) the issuance of equity interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) which increases by ten percent (10%) or more the equity of a Party or any of its Subsidiaries or (iv) the issuance of voting interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) equal to ten percent (10%) or more of the voting interests of a Party or any of its Subsidiaries prior to such issuance.

(n)  “Closing” shall mean the consummation of the Contemplated Transactions and the satisfaction of all other conditions precedent thereto as set forth hereinafter.

(o)  “Closing Date” shall mean the date on which the Closing occurs.

(p)  “COBRA” shall have the meaning assigned such term in Section 5.18(c)(11) hereof.

(q)  “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and all rulings and regulations issued pursuant thereto or any successor thereto.

(r)  “Common Stock Consideration” shall mean the shares of KBI Common Stock (and cash under Section 4.1(e) hereof) into which shares of MFC Common Stock are converted under the Share Exchange.

(s)  “Confidentiality Agreement” shall mean that confidentiality Letter of Agreement dated August 6, 2014 between Investment Bank Services, Incorporated (on behalf of MFC) and KBI.

(t)  “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

(u)  “Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of MFC as of the Determination Date, determined in accordance with GAAP, but without giving effect to (i) the after-tax impact of any negative provision for loan and lease losses for the period between September 30, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses, (ii) the after-tax impact of any realized gains or losses on securities sold by MFC or MB after September 30, 2014, (iii) accumulated other comprehensive income (loss) and (iv) expenses paid or incurred by MFC as of the Determination Date in connection with the Contemplated Transactions.  For the avoidance of doubt, net unrealized holding gains and losses on available-for-sale securities, accumulated net gains and losses on cash flow hedges, cumulative foreign currency translation adjustments and minimum pension liability adjustments shall be excluded from the calculation of Consolidated Net Book Value.

Appendix “A”	3

(v)  “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including the Share Exchange, the Holding Company Merger and the Bank Merger.

(w)  “Contract” shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, order, permit, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its equity capital, assets or business.

(x)  “CRA” shall have the meaning assigned such term in Section 5.26 hereof.

(y)  “Criticized Assets” shall have the meaning assigned such term in Section 5.8(b) hereof.

(z)  “Default” shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke, modify, cancel, amend, change the current terms of, renegotiate, or to accelerate, increase or impose any liability under, any Contract.

(aa)  “Department” shall mean the Kentucky Department of Financial Institutions.

(bb)  “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(cc)  “Determination Date” shall mean the tenth business day prior to the Closing Date.

(dd)   “Disclosure Memorandum” shall mean the written informational document entitled “Disclosure Memorandum” delivered to KBI by MFC in connection with the execution and delivery of this Agreement.

(ee)  “Dissenting Shares” shall mean any shares of MFC Common Stock with respect to which the record or beneficial holder has properly perfected the holder’s rights to dissent under Subtitle 13 of the KBCA.

(ff)   “Effective Time” shall have the meaning assigned such term in Section 2.3 hereof.

Appendix “A”	4

(gg)  “Encumbrance” shall mean any claim, lien, security interest (statutory or otherwise), other security arrangement, charge, equity, mortgage, pledge, community property interest, condition, equitable interest, option, right of first refusal, deed of trust, conditional sale agreement, default of title, hypothecation, reservation, right of way, title defect, title retention or encumbrance of any nature whatsoever.

(hh)  “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

(ii)  “Environmental Consultant” shall have the meaning assigned such term in Section 8.16(a) hereof.

(jj)  “Environmental Laws” means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that chemical substances are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting environmental resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been released preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to the Environment, or permitting self-appointed representatives of the public interest to recover for environmental injuries done to public assets.  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, §§42 U.S.C. 9601 et seq. (“CERCLA”) or any successor law, and regulations and rules issued pursuant thereto or any successor, and the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor law, and regulations and rules issued pursuant thereto or any successor and all similar state and local Laws.

(kk)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

(ll)  “ERISA Affiliate” shall have the meaning assigned such term in Section 5.18(a) hereof.

(mm)  “Exchange Agent” shall mean Computershare, Inc.

(nn)  “Exchange Fund” shall have the meaning assigned such term in Section 4.1(a) hereof.

Appendix “A”	5

(oo)  “Exchange Ratio” shall have the meaning assigned such term in Section 3.1(b) hereof.

(pp)  “Exhibits” shall mean the exhibits so marked and attached to this Agreement, which Exhibits are hereby incorporated herein by reference and made a part hereof.

(qq)  “FDIC” shall mean the Federal Deposit Insurance Corporation.

(rr)  “FRB” shall mean the Board of Governors of the Federal Reserve System.

(ss)  “Funded Debt” shall mean, at any date, all indebtedness for borrowed money issued, incurred, assumed or guaranteed of or by a Person which would, in accordance with GAAP, be classified as indebtedness, but in any event “Funded Debt” shall include all indebtedness for borrowed money, whether secured or unsecured.  However, notwithstanding the foregoing, “Funded Debt” shall not include, with respect to the subject Person, any Liability or obligation of the subject Person incurred in the Ordinary Course of the subject Person’s banking or trust business with respect to (i) any deposits held by the subject Person or funds collected by the subject Person; (ii) any banker’s acceptance or letter of credit issued by the subject Person; (iii) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange accepted or endorsed by the subject Person; (iv) any lease of real or personal property, purchase money security agreement or similar instrument not involving an obligation of the subject Person for borrowed money other than purchase money indebtedness; (v) any guarantee or similar obligation incurred by the subject Person in such circumstances as are incidental or usual in carrying on the banking or trust business; (vi) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by the subject Person for the account of a third party after the application by the subject Person of the same banking considerations and legal lending limits that would otherwise be applicable if the transaction were a loan to such party; and (vii) any transaction in which the subject Person acts solely in a fiduciary or agency capacity.

(tt)  “GAAP” shall mean generally accepted accounting principles applicable to banks and bank holding companies as set forth in the opinions, statements and pronouncements of the statements of the Financial Accounting Standards Board and SEC, in each case which are applicable to the circumstances as of the date of determination.

(uu)  “Gibson Bay Lease” shall mean the Loan Department Lease dated February 1, 1999 respecting the Gibson Bay location of MB.

(vv)  “Governmental Authorization” shall mean any approval, Consent, license, permit, waiver, certificate of authority, accreditation, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(ww)  “Governmental Body” shall mean any:  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any self-regulatory organization, governmental agency, branch, department, commission, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body

Appendix “A”	6

exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(xx)  “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including (without limitation) any admixture or solution thereof, and specifically including (without limitation) petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls, substances containing polychlorinated biphenyls, nitrate, perchloroethylene, 1,1,1-trichloroethane, trichloroethylene, tetrachloroethylene, 1,1-dichloroethane, 1, 1-dichloroethene, cis-1, 2-dichloroethene, trans-1, 2-dichloroethene, copper, chromium, zinc, cadmium, lead, mercury, nickel, iron, magnesium, nitrite and aluminum.

(yy)  “Holding Company Merger” shall mean a merger of MFC into KBI contemplated for consummation immediately following the Share Exchange.

(zz)  “IIPI” shall have the meaning assigned such term in Section 5.27(a) hereof.

(aaa)  “Indemnified Parties” shall have the meaning assigned such term in Section 8.11(a) hereof.

(bbb)  “Informational Systems Conversion” shall have the meaning assigned such term in Section 8.14 hereof.

(ccc)  “Intellectual Property” shall mean any copyrights (in both published and unpublished works), patents (including patents that are pending), trademarks (registered and unregistered), service marks, service names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

(ddd)  “KB” shall mean Kentucky Bank, a Kentucky banking corporation.

(eee)  “KBCA” shall mean the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes.

(fff)  “KBI” shall mean Kentucky Bancshares, Inc., a Kentucky corporation.

(ggg)  “KBI Common Stock” shall mean the common stock, no par value per share, of KBI.

(hhh)  “Knowledge” – a Person who is an individual will be deemed to have “Knowledge” of a particular fact or other matter if:  (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise

Appendix “A”	7

become aware of such fact or other matter in the course of conducting a reasonable review of the documents and other information used by him or her in the normal course of business concerning the existence of such fact or other matter.  With respect to any Person (who is not an individual), it shall be deemed to have “the Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time during the twelve (12) months prior to the Closing Date served, as a director, or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(iii)  “Law” shall mean any code, law, constitution, ordinance, regulation, principle of common law, principle of equity, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

(jjj)  “Liability” shall mean any direct or indirect, or primary or secondary, liability, indebtedness, duty, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, executory, known or unknown, vested or unvested, whether or not foreseeable, regardless of when asserted and whether or not the same is required to be accrued or the financial statements of the subject Person.

(kkk)  “Loans” shall have the meaning assigned such term in Section 5.8(b) hereof.

(lll)   “LOI” shall mean the Indication of Interest between KBI and MFC dated October 7, 2014.

(mmm)  “Material Adverse Effect” shall mean that the Adverse Consequences from an event, circumstance, change, occurrence, fact, development, condition or effect, individually or together with any other event, circumstance, change, occurrence, fact, development, condition or effect, have had or can reasonably be expected to have a material adverse impact (financial or otherwise) on a consolidated basis on (i) the financial condition, business, results of operations or properties of the subject Person or (ii) the ability of the subject Person to perform its obligations under this Agreement or to consummate other transactions contemplated by this Agreement in accordance with applicable Law; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies that do not disproportionately affect MFC or any MFC Subsidiary or KBI or any KBI Subsidiary (as applicable), (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies that do not disproportionately affect MFC or any MFC Subsidiary or KBI or any KBI Subsidiary (as applicable) or (c) the effects of or changes related to the performance of this Agreement and the consummation of the transactions contemplated hereby, including (without limitation) expenses incurred by the parties in preparing this Agreement, performing their obligations hereunder and consummating the transaction contemplated hereby.

Appendix “A”	8

(nnn)  “MB” shall mean Madison Bank, a Kentucky state banking corporation.

(ooo)  “MB Common Stock” shall mean the common stock, $10.00 par value per share, of MB.

(ppp)  “Mergers” shall mean collectively the Holding Company Merger and the Bank Merger.

(qqq)  “MFC” shall mean Madison Financial Corporation, a Kentucky corporation.

(rrr)  “MFC Adverse Recommendation Change” shall have the meaning assigned such term in Section 8.8(b) hereof.

(sss)  “MFC Benefit Plans” shall have the meaning assigned such term in Section 5.18(a) hereof.

(ttt)  “MFC Common Stock” shall mean the common stock, $10.00 par value per share, of MFC.

(uuu)   “MFC ERISA Plan” shall mean any MFC Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(vvv)    “MFC Financial Statements” shall have the meaning assigned such term in Section 5.5 hereof.

(www)  “MFC Preferred Stock” shall mean collectively the MFC Series A Preferred Stock, MFC Series B Preferred Stock and the MFC Series C Preferred Stock.

(xxx)  “MFC Proxy Statement” shall mean the proxy statement used by MFC to solicit the approval of its shareholders of the Share Exchange and Plan of Share Exchange.

(yyy)  “MFC Regulatory Agreement” shall have the meaning assigned such term in Section 5.16 hereof.

(zzz)  “MFC Series A Preferred Stock” shall mean the Series A Cumulative Nonvoting Preferred Stock, no par value per share, stated liquidation amount of $100.00 per share.

(aaaa)  “MFC Series B Preferred Stock” shall mean the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share, stated liquidation amount $1,000.00 per share.

(bbbb)  “MFC Series C Preferred Stock” shall mean the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, no par value per share, stated liquidation amount $1,000.00 per share.

Appendix “A”	9

(cccc)  “MFC Shareholders’ Meeting” shall mean the meeting of the shareholders of MFC to be held pursuant to Section 8.1 hereof, including any adjournment or adjournments thereof, for the approval by the shareholders of MFC of the Share Exchange and Plan of Share Exchange.

(dddd)   “MFC Subsidiaries” shall mean the Subsidiaries of MFC, which shall include the MFC Subsidiaries described in Section 5.4 hereof and any other Person acquired as a Subsidiary of MFC in the future and owned by MFC (directly or indirectly) at the Closing Date.

(eeee)   “NASDAQ-QB” shall mean the Quotation Bureau of The NASDAQ Stock Market, Inc.

(ffff)  “Neal Employment Agreement” shall mean an Employment Agreement between KBI and Debra G. Neal in the form included at Section 1.1(ffff) of the Disclosure Memorandum.

(gggg)   “1933 Act” shall mean the Securities Act of 1933, as amended.

(hhhh)  “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(iiii)  “Nonperforming Assets” shall mean the sum of (i) non-accrual loans, (ii) loans past due ninety (90) days and still accruing, (iii) restructured loans and (iv) OREO (as all of the above-referenced terms are defined in Schedule RC-N to the Instructions for Preparation of Consolidated Reports of Condition and Income of the Federal Financial Institutions Examination Council).

(jjjj)  “Non-scope Issues” shall have the meaning assigned such term in Section 8.16(c) hereof.

(kkkk)  “Notice of Adverse Recommendation” shall have the meaning assigned such term in Section 8.8(b) hereof.

(llll)  “Operating Property” shall mean any property owned (or previously owned) by the Party in question or any of its Subsidiaries or in which the Party in question or any of its Subsidiaries holds (or previously held) a security interest and, where required by Contract, such term means the owner or operator of the said property, but only with respect to such property.

(mmmm)  “Order” shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

(nnnn)   “Ordinary Course” or “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course” or the “Ordinary Course of Business” only if:  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day to day operations of such Person; (b) such action is not required to be authorized by the board of directors (apart from required approvals by the board of directors for certain loan transactions consistent with such Person’s policies) or the shareholders of such Person (or by any Person or group of Persons exercising similar authority);

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and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or the shareholders (or by any Person or group of Persons exercising similar authority or shareholders), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(oooo)  “OREO” shall mean other real estate owned.

(pppp)  “Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates (or previously participated) in the management of such facility or property and, where required by the Contract, such term means the owner or operator of said facility or property, but only with respect to said facility or property.

(qqqq)  “Party” shall mean MFC or KBI, and “Parties” shall mean, collectively, MFC and KBI.

(rrrr)  “Permit” shall mean any federal, state, local or foreign Governmental Authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

(ssss)  “Permitted Encumbrances” means (a) liens for current ad valorem Taxes which are not yet due and payable, (b) landlord’s, mechanic’s, materialmen’s, warehousemen’s, repairmen’s, carriers’ and similar liens incurred in the Ordinary Course and payment for which is not yet due, (c) easements, rights-of-way, minor imperfections of title and restrictions that do not materially interfere with the use of real property as currently used and (d) the Encumbrances identified in Disclosure Memorandum Schedule 5.11.

(tttt)  “Person” shall mean any individual, association, corporation (including, without limitation, any non-profit corporation) estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

(uuuu)  “Plan of Share Exchange” shall mean the Plan of Share Exchange of even date herewith entered into by MFC and KBI, in the form of Exhibit A hereto.

(vvvv)  “Preferred Stock Consideration” shall mean that aggregate cash sum equal to (i) in the case of MFC Series A Preferred Stock, $100.00 per share plus accrued but unpaid dividends thereon (but in no event less than the applicable redemption price for said Preferred Stock) and (ii) in the case of MFC Series B Preferred Stock and MFC Series C Preferred Stock, $1,000.00 per share plus accrued but unpaid dividends thereon (but in no event less than the applicable redemption price for said Preferred Stock).

(wwww)  “Proceeding” shall mean any action, arbitration, adjudication, case, cause of action, claim, audit, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation,

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administrative or other proceeding of whatever nature, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting any Person, its business, Assets or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(xxxx)  “Real Property” shall have the meaning assigned such term in Section 5.11(b) hereof.

(yyyy)  “Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by KBI under the 1933 Act with respect to the shares of KBI Common Stock to be issued to the shareholders of MFC in connection with the transactions contemplated by this Agreement.

(zzzz)  “Regulatory Authorities” shall mean, collectively, the FRB, the FDIC, the Department, the SEC, and all other federal or state regulatory agencies, having jurisdiction over any of the Parties or their respective Subsidiaries.

(aaaaa)  “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant or other representative of a Person.

(bbbbb)  “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, options, phantom stock options or rights, purchase rights, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests of whatever nature or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or other equity interests of whatever nature, or by which a Person is or may be bound to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

(ccccc)  “Schedules” shall mean the schedules so marked and attached to this Agreement, which Schedules are hereby incorporated herein by reference and made a part hereof.

(ddddd)  “SEC” shall mean the Securities and Exchange Commission.

(eeeee)  “SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, certifications, exhibits and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

(fffff)  “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

(ggggg)  “Section 409A” shall have the meaning assigned such term in Section 5.18(k) hereof.

Appendix “A”	12

(hhhhh)  “SERPs” shall have the meaning assigned such term in Section 5.18(c)(4) hereof.

(iiiii)  “Share Exchange” shall have the meaning assigned such term in Section 2.1 hereof.

(jjjjj)   “Subsidiaries” shall mean all those Persons of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

(kkkkk)  “Superior Proposal” shall mean an Acquisition Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of MFC or MB then outstanding or all or substantially all of the Assets of MFC or MB that the Board of Directors of MFC determines in its good faith judgment, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including, without limitation, any break-up fees, expense reimbursement provisions, required financing and whether conditions to consummation are reasonably capable of being completed), would be more favorable from a financial point of view to MFC than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions to this Agreement proposed by KBI in response to such Acquisition Proposal).

(lllll)  “Taxes” shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

(mmmmm)  “Tax Returns” shall mean all returns and reports of or with respect to any Tax, which are required to be filed by or with respect to the applicable Person.

(nnnnn)  “Technology Systems” shall have the meaning assigned such term in Section 5.28(a) hereof.

(ooooo)  “Termination Fee” shall mean $350,000.

ARTICLE 2
TRANSACTIONS AND TERMS OF SHARE EXCHANGE

2.1.                        Share Exchange. Subject to the terms and conditions of this Agreement and the Plan of Share Exchange, at the Effective Time, KBI shall acquire all outstanding shares of MFC Common Stock in accordance with the provisions of KRS 271B.11-020 of the KBCA, and with

Appendix “A”	13

the effect provided in KRS 271B.11-060 of the KBCA (the “Share Exchange”).  The Share Exchange shall be consummated pursuant to the terms of this Agreement and the Plan of Share Exchange, which have been approved and adopted by the respective Boards of Directors of MFC and KBI.

2.2.                        Time and Place of Closing. The Closing will take place at 10:00 A.M., local Lexington, Kentucky time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 10:00 A.M., local Lexington, Kentucky time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

2.3.                        Effective Time. The Share Exchange shall become effective at the time the Articles of Share Exchange reflecting the Share Exchange shall become effective with the Secretary of State of Kentucky (the “Effective Time”).  Subject to the terms and conditions hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officer of KBI and the Chairman of the Board or chief financial officer of MFC or (ii) this Agreement is terminated pursuant to Article 10 hereof, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Closing Date”) five (5) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Share Exchange (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of MFC approve this Agreement and the Plan of Share Exchange, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1.                        Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Plan of Share Exchange), at the Effective Time, by virtue of the Share Exchange and without any action on the part of KBI, MFC, or the shareholders of any of the foregoing, the shares of the constituent Parties shall be converted as follows:

(a)                               Each share of KBI Common Stock (and any Rights with respect to KBI Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Share Exchange;

(b)                              Subject to adjustment pursuant to section 3.1(d) hereof, each issued and outstanding share of MFC Common Stock outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this Article 3, into 1.1927 shares of KBI Common Stock (the “Exchange Ratio”);

(c)                               Dissenting Shares shall not be converted pursuant to Section 3.1(b) above in the Share Exchange but, at and after the Effective Time, shall represent only the right to

Appendix “A”	14

receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(b) above effective as of the Effective Time; and

(d)                             In the event the Consolidated Net Book Value is less than $10,981,000, the Exchange Ratio shall be reduced by the quotient obtained by dividing the Book Value Shortfall Factor by 220,890.

3.2.                        Exchange Ratio Adjustment.  In the event KBI changes the number of shares of KBI Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Consideration shall be proportionately adjusted in such fashion as KBI and MFC may agree, such agreement not to be unreasonably withheld, conditioned or delayed.

3.3.                        Shares Held by MFC or KBI.  Each of the shares of MFC Common Stock held by MFC, any MFC Subsidiary, KBI or any KBI Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Common Stock Consideration shall be issued in exchange therefor.

ARTICLE 4
EXCHANGE MECHANISM

4.1.                        Exchange of Certificates.

(a)                               Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the MFC Proxy Statement, KBI shall appoint the Exchange Agent to act as exchange agent for payment of the Common Stock Consideration upon surrender of certificates representing MFC Common Stock.  The Exchange Agent shall also act as the agent for the MFC shareholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in such shares of MFC Common Stock. Promptly following the Effective Time, KBI shall deposit with the Exchange Agent, for the benefit of the holders of shares of MFC Common Stock, for exchange in accordance with Article 3 through the Exchange Agent, certificates representing the number of shares of KBI Common Stock issuable pursuant to Section 3.1(b) hereof in exchange for outstanding shares of MFC Common Stock (such shares of KBI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the KBI shall assume that there will not be any fractional shares of KBI Common Stock issued as part of the Common Stock Consideration. KBI shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 4.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions, deliver KBI Common Stock contemplated to be issued

Appendix “A”	15

pursuant to Section 3.1(b) hereof out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b)                              Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of MFC Common Stock (such certificates are referred to hereinafter collectively as the “Certificates”) whose shares or options were converted into the right to receive Common Stock Consideration pursuant to Section 3.1(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as KBI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Common Stock Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by KBI, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall effect delivery within five (5) business days to the holder of such Certificate, in exchange therefor, the amount of cash, if any, and the number of whole shares of KBI Common Stock, if any, into which the aggregate number of shares of MFC Common Stock previously represented by such Certificate shall have been converted pursuant to Section 3.1(b) hereof, and the Certificate so surrendered shall forthwith be canceled. Thereafter, each such holder who received any KBI Common Stock shall be treated as a holder of KBI Common Stock for all purposes under the KBCA and the KBI’s Articles of Incorporation and Bylaws, in each case as amended.  In the event of a transfer of ownership of MFC Common Stock that is not registered in the transfer records of MFC, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of KBI that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Common Stock Consideration into which the shares of MFC Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(b) hereof. No interest shall be paid or accrued on any cash or stock payable upon surrender of any Certificate.

(c)                               Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to KBI Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing MFC Common Stock with respect to the shares of MFC Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.1(e) hereof, until the surrender of such Certificate in accordance with this Article 4.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate entitled to whole shares of KBI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of KBI Common Stock to which such holder is entitled pursuant to Section 4.1(e) hereof and the amount of dividends or other distributions with a record

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date after the Effective Time theretofore paid with respect to such whole shares of KBI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of KBI Common Stock.

(d)                             No Further Ownership Rights in MFC Common Stock.  The Common Stock Consideration paid and/or issued in accordance with the terms of this Article 4 upon conversion of any shares of MFC Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of MFC Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the shares of MFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of MFC Common Stock are presented to the MFC or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 4.

(e)                               No Fractional Shares.

(1)                              No certificates or scrip representing fractional shares of KBI Common Stock shall be issued upon the conversion of MFC Common Stock pursuant to Section 3.1(b), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of KBI Common Stock. For purposes of this Section 4.1(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2)                              In lieu of any such fractional shares, each holder of MFC Common Stock who would otherwise be entitled to such fractional shares of KBI Common Stock shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of KBI Common Stock to which such holder is entitled under Section 3.1(b) (or would be entitled but for this Section 4.1(e)) and (B) $32.50.

(f)                                Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of MFC Common Stock on the date that is six months after the Effective Time shall be delivered to KBI, upon demand, and any holder of MFC Common Stock who has not theretofore complied with this Article 4 shall thereafter look only to KBI for payment of its claim for a portion of the Common Stock Consideration (including any cash in lieu of fractional shares of KBI Common Stock to which such Person is entitled pursuant to Section 4.1(e)) and any applicable dividends or distributions with respect to any KBI Common Stock constituting Common Stock Consideration as provided in Section 4.1(c), in each case, without any interest thereon.

(g)                              No Liability.  None of MFC, KBI or the Exchange Agent shall be liable to any Person in respect of any shares of KBI Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Common Stock Consideration in respect of such Certificate would otherwise escheat to or become the property

Appendix “A”	17

of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of KBI, free and clear of all claims or interest of any person previously entitled thereto.

(h)                              Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by KBI, in direct obligations of the U.S. Treasury (or money market funds backed or secured by obligations of the U.S. Treasury) or otherwise with the consent of MFC (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to KBI.

(i)                                  Withholding Rights.  KBI and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of MFC Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, KBI will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of MFC Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j)                                  Income Tax Treatment.  It is intended by the Parties that the Share Exchange followed by the Holding Company Merger, as provided for in this Agreement, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The Parties hereto hereby adopt this Agreement and the Plan of Share Exchange as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MFC

MFC hereby represents and warrants to KBI, except as set forth in the Disclosure Memorandum, as follows:

5.1.                        Organization, Standing and Power.  MFC is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  MFC is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.2.                        Authority; No Conflict.

(a)                               MFC has the requisite corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements, documents or instruments contemplated hereunder and to consummate the transactions contemplated hereby and thereby.  Subject to the receipt of all Consents required from Governmental Bodies and the

Appendix “A”	18

expiration of all mandatory waiting periods, and assuming the due authorization, execution and delivery of this Agreement by KBI, this Agreement represents a legal, valid and binding obligation of MFC, enforceable against MFC in accordance with its terms.

(b)                              Neither the execution and delivery of this Agreement by MFC nor the consummation of the transactions contemplated hereby, nor compliance by MFC with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of MFC, (ii) constitute or result in a Default (except such Defaults as to which waivers have been obtained in writing and provided to KBI) under, or require any Consent apart from necessary consents from Regulatory Authorities pursuant to, or result in the creation of any Encumbrance on any Asset of, MFC or any of the MFC Subsidiaries under, any Contract or Governmental Authorization of or applicable to MFC or any of the MFC Subsidiaries, where such Default, Consent or Encumbrance would reasonably be expected to have a Material Adverse Effect on MFC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(a) hereof, violate any Law or Order applicable to MFC or any of the MFC Subsidiaries or any of their respective material Assets.

(c)                               Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by MFC of the transactions contemplated in this Agreement.

5.3.                        Capital Stock.

(a)                               The authorized capital stock of MFC consists solely of (i)1,000,000 shares of MFC Common Stock, of which 220,890 shares are issued and outstanding; (ii) 30,000 shares of MFC Series A Preferred Stock, of which 8,508 shares are issued and outstanding; (iii) 3,370 shares of MFC Series B Preferred Stock, of which 3,370 shares are issued and outstanding and (iv) 169.00169 shares of MFC Series C Preferred Stock, of which 169 shares are issued and outstanding.  All issued and outstanding shares of MFC Common Stock and MFC Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable under applicable Law and the Articles of Incorporation and Bylaws of MFC.  None of the Shares of MFC Common Stock has been issued in violation of any preemptive rights of any current or past shareholder of MFC.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of MFC having the right to vote on any matters on which MFC shareholders may vote are issued and outstanding.  Since January 1, 2011, MFC has not directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock.

(b)                              There are no outstanding Rights with respect to MFC Common Stock or MFC Preferred Stock.

5.4.                        Subsidiaries.  MFC has disclosed on Disclosure Memorandum Schedule 5.4 all of the MFC Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the MFC Subsidiaries that are general or limited partnerships, trusts or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of MFC Subsidiaries).  MFC or one of its wholly-owned

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Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity or ownership interests) of each of the MFC Subsidiaries (including, without limitation, all shares of MB Common Stock).  No capital stock (or other equity interest) of any MFC Subsidiary is or may become required to be issued (other than to another MFC Subsidiary) by reason of any Rights, and there are no Contracts by which MFC or any of the MFC Subsidiaries is bound to issue (other than to MFC or another of the MFC Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which MFC or any of the MFC Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of MFC or any of the MFC Subsidiaries (other than to MFC or any of the MFC Subsidiaries).  There are no Contracts relating to the rights of MFC or any MFC Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of MFC or any MFC Subsidiary.  All of the shares of capital stock (or other equity interests) of each MFC Subsidiary held by MFC or any MFC Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by MFC or a MFC Subsidiary free and clear of any Encumbrances.  Each MFC Subsidiary is a bank, a corporation, a limited liability company or a trust, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.  Each MFC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The only MFC Subsidiary that is a depository institution is MB.  MB is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, MB is a member in good standing with the FDIC and all premiums and assessments required to be paid in connection therewith have been paid when due.  MB is a member of the Bank Insurance Fund.  The minute books and other organizational documents (and all amendments thereto) for MFC, MB and each other MFC Subsidiary have been or will be made available to KBI for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

5.5.                        Financial Statements.

(a)                               MFC has delivered to KBI (or will deliver, when available, with respect to periods ended after the date of this Agreement) complete copies of (i) the audited consolidated balance sheets (including related notes and schedules, if any) of MFC as of December 31, 2013, 2012 and 2011, and the related audited statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) as of such dates, as well as the unconsolidated statements of financial position of MFC and MB and any other material MFC Subsidiary (including related notices and schedules, if any) with respect to any quarterly period ending subsequent to December 31, 2013, and prior to the Closing Date (audited if for a fiscal year-end) and (ii) all Consolidated Reports of Condition and Income (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by MB for the years ended December 31, 2013, 2012 and 2011, and with respect to any quarterly period ending subsequent to December 31, 2013, and prior to the Closing Date, together with any

Appendix “A”	20

correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and reports (collectively, the “MFC Financial Statements”). Such MFC Financial Statements (i) were (or will be) prepared from the records of MFC and/or each MFC Subsidiary; (ii) were (or will be) prepared in all material respects in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present), in all material respects, MFC’s and each MFC Subsidiary’s financial condition and the results of its operations, changes in stockholders’ equity and cash flows at the relevant dates thereof and for the periods covered thereby (subject, in the case of unaudited financial statements, to the absence of notes and to normal year-end adjustments that are not material in amount or effect); (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of MFC’s and each MFC Subsidiary’s financial condition and the results of MFC’s and each MFC Subsidiary’s operations and cash flows for the periods covered by such financial statements (subject, in the case of unaudited financial statements, to the absence of notes and to normal year-end adjustments that are not material in amount or effect); (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions pursuant to ASC Topics 715 and 712; (vi) do not (or will not) contain any of items or special or nonrecurring income or any other income not earned in the Ordinary Course of Business; (vii) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances, as reasonably determined by MFC management and in compliance with GAAP, regulatory accounting principles and applicable Law, for loan losses, for OREO reserves, and for all reasonably anticipatable Liabilities and Taxes, with respect to the periods then ended; and (viii) do not (or, when prepared, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the numbers and statements therein, in light of the circumstances in which they were made, not misleading.

(b)                              Since December 31, 2011, (i) through the date hereof, neither MFC nor any MFC Subsidiaries nor, to the Knowledge of the officers of MFC, any director, officer, employee, auditor, accountant or representative of MFC or any MFC Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MFC or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that MFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing MFC or any of its Subsidiaries, whether or not employed by MFC or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by MFC or any of its officers, directors, employees or agents to the Board of Directors of MFC or any committee thereof or to any director or officer of MFC.

5.6.                        Absence of Undisclosed Liabilities.  None of MFC or any of the MFC Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC, except Liabilities which are accrued or reserved against in the MFC Financial Statements or are incurred in connection with the transactions contemplated by this Agreement.  Neither MFC nor any of the MFC Subsidiaries has incurred or paid any Liability since December 31, 2011, except for such Liabilities (i) incurred or paid in the Ordinary Course of Business consistent with past business practice and (ii) which are not

Appendix “A”	21

reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC or MB.

5.7.                        Regulatory Reports; Corporate Records.  MFC has made available to KBI true and complete copies of (i) any and all material reports, the disclosure of which to KBI is not prohibited by Law, which MFC or MB has filed with any Governmental Body since January 1, 2008, (ii) the Articles of Incorporation and Bylaws of MFC, MB and any other MFC Subsidiary and (iii) stock transfer records and corporate minutes (except those related to the Contemplated Transactions or any similar transaction considered by the MFC Board of Directors) for the past five (5) years of MFC, MB and any other MFC Subsidiary.  All of the foregoing are current, complete and correct in all material respects as of the respective dates thereof.

5.8.                        Loans; Allowance for Loan and Lease Losses.

(a)                               All outstanding MFC or MB loans, discounts and lease financings (as well as those reflected on the MFC Financial Statements) have been (a) made for good, valuable and adequate consideration in the Ordinary Course of Business and (b) evidenced by notes, other evidences of indebtedness and (as applicable) Contracts granting an Encumbrance to MB which are true, genuine, what they purport to be and enforceable in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).  To MFC’s Knowledge, subject to the exception set forth in the immediately preceding sentence, no MB loan, discount or lease financing is subject to any defense with respect to the enforceability of same.  The signature of any party appearing on any note or instrument evidencing any MB loan, discount or lease financing, or on any instrument evidencing any security therefore, is, to the Knowledge of MFC, valid and the balances for MB loans, discounts or lease financings, as reflected on the books and records of MB, are accurate.  The balances for MB loans, discounts or lease financings, as reflected on the books and records of MB, are accurate.  All currently outstanding MB Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and MB’s lending policies at the time of origination of such MB Loans, and the loan documents with respect to each such MB Loan are complete and correct in all material respects.  To MFC’s Knowledge, there are no oral modifications or amendments or additional agreements related to the MB Loans that are not reflected in the written records of MB.  All such MB Loans are owned by MB free and clear of any Encumbrances. No claims of defense as to the enforcement of any MB Loan have been asserted in writing against MB for which there is a reasonable likelihood of an adverse determination, and neither MFC nor any of its Subsidiaries has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable likelihood of an adverse determination to MB. Except as set forth on Disclosure Memorandum Schedule 5.8, none of the MB Loans are presently serviced by third parties, and there is no obligation which could result in any MB Loan becoming subject to any third party servicing.

(b)                              Except as set forth on Disclosure Memorandum Schedule 5.8(b), neither MFC nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or

Appendix “A”	22

borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) which (i) under the terms of which the obligor was, as of December 31, 2013, over sixty (60) days delinquent in payment of principal or interest or (ii) is an obligation of any director, executive officer or 10% shareholder of MFC or MB who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Affiliate of any of the foregoing.  Disclosure Memorandum Schedule 5.8(b) identifies (i) each Loan that as of December 30, 2013 was classified as “Special Mention,” “Substandard,” “Doubtful,” and “Loss,” or words of similar import by MFC, any of its Subsidiaries or any Governmental Body (collectively, the “Criticized Assets”), together with the principal amount of each such Loan and the identity of the borrower thereunder and (ii) each asset of MFC or any of its Subsidiaries that as of December 31, 2013 was classified as OREO and the book value thereof as of the date of this Agreement. Set forth in Disclosure Memorandum Schedule 5.8(b) is a true and correct copy of MB Policy Exception Report as of December 31, 2013.

(c)                               Any MB Loan made under, or in conjunction with, any Governmental Body program (including, without limitation, the Farm Services Administration) was made, and has been serviced and administered, in compliance with any applicable requirements of Law except for such non-compliances which could not have, individually or in the aggregate, a Material Adverse Effect on MFC or MB.  Any MB Loan which has been assigned by MB was made, in all material respects, in accordance with applicable Law and in accordance with the requirements of the subject assignee and no such assignment (the revocation of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MFC or MB) is subject to any valid defense with respect to the enforceability of same or subject to revocation by the assignee whereby the assignee could require MB to repurchase any subject Loan.

(d)                             Except for such secured Loans the default of which would not have, individually or in the aggregate, a Material Adverse Effect on MB, (i) each of MB’s secured Loans is secured with the collateral and priority indicated on the books and records of MB and (ii) each such Encumbrance is perfected and evidenced by a security agreement or mortgage that is true, genuine and enforceable in all material respects in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).  There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to MB Loans that have been cited in any compliance report to MB as a result of examination by any Governmental Body and the Loan documentation with respect to all MB Loans, discounts or lease financings, complies in all material respects with applicable Law.

(e)                               Each of the allowances for possible loan and lease losses and any allowance for real estate owned shown on the MFC Financial Statements (i) is adequate to provide for probable incurred credit losses of MFC and/or MB as of the respective dates of the MFC Financial Statements and (ii) were, as of each of the dates thereof, in compliance with

Appendix “A”	23

GAAP and MB’s existing methodology for determining the adequacy of its allowance for loan and lease losses.

(f)                                No borrower or obligor under any MB Loan has requested, and MB has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

(g)                              Neither MFC nor any of its Subsidiaries is a party to any Contract with any Person which obligates MFC or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of MFC or any of its Subsidiaries, unless there is a material breach of a representation or covenant by MFC or its Subsidiaries.

5.9.                        Repurchase Agreements; Investment Securities.

(a)                               With respect to all repurchase agreements to which MB is a party, (i) where MB has the obligation to sell securities, it has a valid, perfected first Encumbrance in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where MB has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

(b)                              Disclosure Memorandum Schedule 5.9(b) sets forth as of December 31, 2013, the investment securities of MFC and MFC Subsidiaries, as well as any purchases or sales of such securities between December 31, 2013 and November 30, 2014, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in ASC 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold after December 31, 2013. Except as set forth in Disclosure Memorandum Schedule 5.9(b), neither MFC nor any of MFC Subsidiaries has purchased or sold any such securities listed and described thereon.  Neither MFC nor any of MFC Subsidiaries owns, individually or in the aggregate, any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than MB.

5.10.                Absence of Certain Changes or Events.  Since December 31, 2013, the business of MFC and each MFC Subsidiary has been conducted in the Ordinary Course and none of MFC or any of the MFC Subsidiaries has otherwise:

(a)                               experienced or suffered any change constituting a Material Adverse Effect or events or transactions reasonably likely to result in a Material Adverse Effect with respect to MFC or any of the MFC Subsidiaries;

(b)                              incurred any Funded Debt or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person other than in the Ordinary Course of Business;

Appendix “A”	24

(c)                               created or suffered any Encumbrance with respect to its Assets, other than in the Ordinary Course of Business;

(d)                             other than sales of loans or securities in the Ordinary Course of Business, sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the Ordinary Course of Business and not exceeding in the aggregate $50,000;

(e)                               conveyed or agreed to convey any property to any Affiliate or entered into any non-arm’s length transaction with any Affiliate;

(f)                                experienced any general work stoppage, labor dispute or other employee disturbance;

(g)                              incurred or become subject to any claim or liability for any damages, for negligence or any other tort, or for breach of Contract, which is reasonably likely to result in a Material Adverse Effect with respect to MFC or any MFC Subsidiaries;

(h)                              entered into any Contract, or otherwise operated its business, other than in the Ordinary Course of Business;

(i)                                  committed any act or omitted to do any act which would cause a Default under any Contract to which it is a party or by which it is bound on the date hereof, which Default is reasonably likely to result in a Material Adverse Effect on MFC, MB or any other MFC Subsidiary;

(j)                                  issued, sold, purchased or redeemed any stock, bonds, debentures, notes, or other securities of MFC, MB or any other MFC Subsidiary, or issued, sold or granted any Right in respect thereof;

(k)                              waived, released or canceled any material debts owed to it, claims, rights of value or suffered any extraordinary loss, or paid any of its non-current obligations or liabilities, or written down the value of any assets or written down or off any receivable except for loan charge-offs and writedowns in other real estate owned in the Ordinary Course of Business;

(l)                                  declared, set aside or paid any dividend or distributions on any shares of MFC Common Stock or MFC Preferred Stock;

(m)                          made any capital expenditures or capital additions or betterments (or commitment therefor) in excess of $5,000 for any single item or in excess of $50,000 in the aggregate;

(n)                              suffered any casualty, damage, destruction or loss to any of its assets not covered by insurance in excess of $5,000 for any one event or in excess of $50,000 in the aggregate;

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(o)                              terminated, placed on probation, disciplined, or experienced any resignation of (other than resignations for retirement) any employee;

(p)                              paid or obligated itself to pay any bonuses, extra compensation or extraordinary compensation to, pensions or severance pay, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any present or former officer, director or employee, or entered into any Contract of employment;

(q)                              terminated or amended or suffered the termination or amendment of (i) any material lease, bids, Contracts, commitments or other agreements, or (ii) any material Permits, licenses, concessions, Governmental Authorizations, franchises and similar rights granted to or held by it, which are necessary to its operations;

(r)                                 failed to use reasonable efforts to preserve its business or preserve the goodwill of its customers and others with which it has business relations;

(s)                                received notice or had Knowledge that any MB credit or deposit customers (other than deposit customers with Criticized Assets) with loans or deposit balances (other than deposit balances of Governmental Bodies or deposits that have been converted into repurchase agreements) in the aggregate (with respect to all such customers) in excess of $1,000,000 have terminated or intend to terminate their relationships with MB;

(t)                                 taken (or failed to take) any action which action or failure if taken after the date of this Agreement, would represent or result in a breach or violation of Sections 7.1 or 7.2 hereof;

(u)                              experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix of interest-bearing versus noninterest-bearing deposits;

(v)                              changed any accounting methods, principles or practices affecting its Assets, Liabilities or business, including any reserving, renewal or resolved method, practice or policy; other than as may be required by changes in GAAP or any applicable Laws; or

(w)                          entered into any Contract to do any of the foregoing.

5.11.                Assets.

(a)                               Except as disclosed or reserved against in the MFC Financial Statements, MFC and the MFC Subsidiaries have good, marketable and indefeasible title, free and clear of all Encumbrances, to all of their respective Assets except for Permitted Encumbrances.  All tangible properties used in the businesses of MFC and the MFC Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business of MFC and the MFC Subsidiaries, except for instances in which the failure to be in such condition is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC.  All Assets which are material to MFC’s business on a consolidated basis, held under leases or subleases by MFC or any of the MFC Subsidiaries, are held under valid Contracts enforceable in

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accordance with their respective terms, assuming the enforceability with respect to third parties to such Contracts, of which MFC has no reason to believe that any such Contracts are not enforceable against any such third party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S. and Kentucky Constitutions) affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)                              Disclosure Memorandum Schedule 5.11(b) contains a complete list of all real property, leaseholds or other interests in real property (other than mortgage interests held by MB with respect to its borrowers) owned by MFC or a MFC Subsidiary (collectively, the “Real Property”).  With respect to each lease of any real property or personal property to which MFC or any MFC Subsidiary is a party (whether as lessee or lessor), except for financing leases in which MFC or any MFC Subsidiary is lessor, (i) such lease is in full force and effect in accordance with its terms against MFC or any MFC Subsidiary; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by MFC or any MFC Subsidiary; (iii) there exists no material Default under such lease by MFC or any MFC Subsidiary; and (iv) upon receipt of the consents described in Disclosure Memorandum Schedule 5.11(b), neither of the Mergers, nor the Share Exchange, will constitute a Default or a cause for termination or modification of such lease.

(c)                               Apart from any non-compliances which in the aggregate would not have a Material Adverse Effect on MFC or MB, (i) the improvements on the Real Property comply with all (and none of MFC or any MFC Subsidiary has received an uncured notice from any Governmental Body respecting any violation of any) Laws including, without limitation, all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes and ordinances and any and all requirements imposed in connection with the zoning or rezoning of the Real Property (including, without limitation, requirements with respect to on-site storm water detention or retention), (ii) Certificates of Occupancy and all other required Governmental Authorizations have been issued for each building or structure constituting a portion of the Real Property improvements and for all leased or leasable areas of such improvements and all fees and other expenses required to be paid in connection with any zoning or rezoning of the Real Property and all obligations to be performed by or on behalf of MFC or any MFC Subsidiary with respect to any such zoning or rezoning have been paid and performed in full, (iii) the Real Property is zoned in a manner which permits MFC or any MFC Subsidiary to use the Real Property for the purpose and in the manner as the Real Property is currently being used and (iv) there are no Contracts with Governmental Bodies with respect to the Real Property which would bind the Real Property following the Closing.

(d)                             There are no Proceedings pending or, to the Knowledge of MFC, threatened against or relating to the Real Property (including, without limitation, any Proceeding for the taking or condemnation of all or any portion of the Real Property).

(e)                               There are no outstanding construction accounts payable or mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other Person in connection with construction on any portion of the Real Property.

Appendix “A”	27

(f)                                None of the Real Property is located within an area which has been designated by any Governmental Body as having, or being subject to, special flood hazards or wetlands restrictions.

(g)                              There are no encroachments from or upon property adjoining the Real Property or upon any easements located on the Real Property.

(h)                              The structures on the Real Property and the improvements thereon (including, without limitation, (i) the walls, ceilings and other structural elements of any improvements erected thereon and (ii) the building systems, such as heating, plumbing, ventilation, air conditioning and electrical systems, related thereto) constitute all of the real property currently used in relation to the business of MFC and MB and the aforesaid building systems located on such properties are in good working order, repair and operating condition, ordinary wear and tear excepted.

(i)                                  There are no items of maintenance scheduled by MFC or any MFC Subsidiary for completion during the past two years that have been deferred with respect to any building system located on the Real Property or with respect to the structural soundness of the improvements comprising part of such premises.

(j)                                  None of MFC or any MFC Subsidiary has received any notice from any insurance company or insurance broker or underwriter of any material defects or inadequacies in respect of the Real Property that could reasonably be expected to affect the insurability of such property.

5.12.                Intellectual Property.  All of the Intellectual Property rights of MFC and each of the MFC Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of MFC, there currently are not, any material Defaults thereunder by MFC or any MFC Subsidiary.  MFC and each MFC Subsidiary (as applicable) owns, is the valid licensee of, or otherwise has the unrestricted right to use in the manner in which it is or has been used, all such Intellectual Property rights (except to the extent limited by any applicable Contract) free and clear of all Encumbrances or claims of infringement. To the Knowledge of MFC, none of MFC or any of the MFC Subsidiaries, nor any of their respective predecessors, has infringed the Intellectual Property rights of others and, to the Knowledge of MFC, none of the Intellectual Property rights as used in the business conducted by MFC or the MFC Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement.  None of MFC or the MFC Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property.  To the Knowledge of MFC, MFC and each MFC Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using.  No officer, director, or employee of MFC or the MFC Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including MFC or any of the MFC Subsidiaries, except any such Contracts which are not reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on MFC or MB.

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5.13.                Insurance.  Each of MFC and each MFC Subsidiary currently maintains insurance pursuant to the policies disclosed on Disclosure Memorandum Schedule 5.13.  All premiums due and payable under any of such insurance policies have been paid or have been (or will be) properly accrued for in the MFC Financial Statements.  None of MFC or any of the MFC Subsidiaries is liable for any material, retroactive premium adjustments respecting any of its insurance policies.  As of the date hereof, none of MFC or any of the MFC Subsidiaries has received notice from any insurance carrier that (i) any of such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by MFC or any MFC Subsidiary under such policies.  None of MFC or any of the MFC Subsidiaries has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material claim under its insurance policies and bonds.  None of MFC or any of the MFC Subsidiaries has, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.

5.14.                Tax Matters.  All Tax Returns required to be filed by or on behalf of MFC or any MFC Subsidiary have been timely filed for periods ended on or before the date hereof (and will have been filed for periods ended on or before the Closing Date) and all such Tax Returns are (or will be ) true, complete and accurate. All Taxes shown on each filed Tax Return of MFC or any MFC Subsidiary have been paid (or for Tax Returns filed after the date hereof, will be paid), except for Taxes being contested in good faith for which adequate reserves have been established on the financial statements of MFC in accordance with GAAP.  There is no audit examination, deficiency or refund Proceeding respecting MFC or any MFC Subsidiary pending (or, to the Knowledge of MFC, threatened) with respect to any Taxes.  No presently pending assessments of deficiencies in respect of Taxes have been made against MFC or any MFC Subsidiary or with respect to the income, receipts or net worth of MFC or any MFC Subsidiary, and no extensions of time are in effect for the assessment of deficiencies against MFC or any MFC Subsidiary.  None of MFC or any MFC Subsidiary has executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.  Deferred Taxes of MFC or any MFC Subsidiary have been provided for in accordance with GAAP under the MFC Financial Statements.  Each of MFC and each MFC Subsidiary is in material compliance with, and the records of MFC or any MFC Subsidiary contain all information and documents (including, without limitation, properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with adequate specificity all accounts subject to backup withholding under Section 3406 of the Code.  None of MFC or any MFC Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.  There has not been an ownership change, as defined in Code Section 382(g), of MFC or any MFC Subsidiary that occurred during or after any taxable period in which MFC or any MFC Subsidiary incurred a net operating loss that carries over to any taxable period ending after December 31, 2002, except in connection with the transactions contemplated pursuant to this Agreement.  None of MFC or any MFC Subsidiary is a party to any tax allocation or sharing agreement nor does MFC or any MFC Subsidiary have any material liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar

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provision of Law) as a transferee or successor or by Contract or otherwise.  Within the past five years, neither MFC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.  Neither MFC nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by MFC or any of its Subsidiaries.  Neither MFC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  Neither MFC nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Share Exchange together with the Holding Company Merger from qualifying as a reorganization under Section 368(a) of the Code.  None of MFC or any MFC Subsidiary has received notice of any claim by any Governmental Body that MFC or any MFC Subsidiary or the income, receipts or net worth of MFC or any MFC Subsidiary may be subject to Taxes.  All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of MFC or any MFC Subsidiary have been paid or will be paid to the extent not yet due. There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the assets of MFC or any MFC Subsidiary.

5.15.                Environmental Matters.

(a)                               Each of MFC and each MFC Subsidiary and their respective Participation Facilities and Operating Properties are, and have been (or, in the case of Operating Properties in which MFC or any MFC Subsidiary holds or has held a security interest, to MFC’s Knowledge are and have been), in compliance with all Environmental Laws, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on MFC or any MFC Subsidiary.

(b)                              There is no Proceeding pending or (to the Knowledge of MFC) threatened before any Governmental Body or other forum in which MFC or any MFC Subsidiary or any of their respective Operating Properties or Participation Facilities has been or, with respect to threatened Proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by MFC or any MFC Subsidiary or any respective Operating Properties or Participation Facilities.

(c)                               During the period of (i) MFC or any MFC Subsidiary’s ownership or operation of any of their respective current properties, (ii) MFC or any MFC Subsidiary’s participation in the management of any Participation Facility, or (iii) MFC or any MFC Subsidiary’s holding of a security interest in an Operating Property, there have been (or, in the case of an Operating Property in which MFC or any MFC Subsidiary holds or has held a security interest, there have to the Knowledge of MFC been) no releases of Hazardous Material in, on, under, adjacent to, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC or any MFC Subsidiary. Prior to the period of (i) MFC’s or any MFC Subsidiary’s ownership or operation of any of its current properties, (ii) MFC’s or any MFC Subsidiary’s participation in the management of any

Appendix “A”	30

Participation Facility or (iii) MFC’s or any MFC Subsidiary’s holding of a security interest in an Operating Property, there were to the Knowledge of MFC no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC.

5.16.                Compliance With Laws.  MFC is duly registered as a bank holding company under the BHC Act.  Each of MFC and each of the MFC Subsidiaries has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC or any MFC Subsidiaries.  Except as set forth on Disclosure Memorandum Schedule 5.16, none of MFC or any of the MFC Subsidiaries is (or has been during the past five (5) years) in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for such violations which could not have, individually, or in the aggregate, a Material Adverse Effect on MFC.  None of MFC or any of the MFC Subsidiaries has received notification or communication from any Governmental Body or the staff thereof (i) asserting that MFC or any MFC Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFC) or threatening to revoke any Permits.  Except as set forth in Disclosure Memorandum Schedule 5.16 or for agreements or other items the disclosure of which is prohibited by Law, neither MFC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Memorandum Schedule 5.16, a “MFC Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has MFC or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any MFC Regulatory Agreement. Except as set forth in Disclosure Memorandum Schedule 5.16, to MFC’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to MFC or any of its Subsidiaries.  No event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to constitute or result in a material violation by MFC or any of the MFC Subsidiaries of, or a failure on the part of MFC or any of the MFC Subsidiaries to materially comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of MFC or any of the MFC Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

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5.17.                Labor Relations.

(a)                               With respect to MFC and each MFC Subsidiary:

(1)                              Neither MFC nor any MFC Subsidiary is a party to or bound by any labor or collective bargaining agreement and to the Knowledge of MFC there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of MFC or any MFC Subsidiary. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of MFC, threatened and neither MFC nor any MFC Subsidiary has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(2)                              Neither MFC nor any MFC Subsidiary is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Body relating to employees or employment practices.

(3)                              Each of MFC and each MFC Subsidiary is in material compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Body relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and has not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(4)                              Neither MFC nor any MFC Subsidiary has any workers’ compensation liability outside the Ordinary Course of Business.

(5)                              To the Knowledge of MFC, no executive officer of MFC or any MFC Subsidiary: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive officer’s current duties.

(6)                              Disclosure Memorandum Schedule 5.17(a)(6) contains a true, complete and correct list of the following information for each employee of MFC and each MFC Subsidiary: name; employing entity; job title; primary work location; current compensation rate; MFC or expected bonus; and MFC’s or MFC Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(b)                              Disclosure Memorandum Schedule 5.17(b) sets forth a true, complete and correct list of all noncompetition, non-solicitation, noninterference, nondisclosure and similar agreements between MFC or MFC Subsidiary and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to KBI. Each of the agreements set forth on Disclosure Memorandum Schedule 5.17(b) is valid and binding and in full force and effect (except as may be limited by

Appendix “A”	32

bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

5.18.                Employee Matters.

(a)                               Disclosure Memorandum Schedule 5.18(a) sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of MFC or any MFC Subsidiary or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by MFC or any of its ERISA Affiliates or to which MFC or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “MFC Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes MFC or any MFC Subsidiary. No other MFC Benefit Plan exists.

(b)                              With respect to each MFC Benefit Plan, MFC has made available to KBI true, complete and correct copies of the following (as applicable): (i) the written document evidencing such MFC Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Body relating to any compliance issues in respect of any such MFC Benefit Plan; and (ix) a list of each Person who has options to purchase MFC Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by MFC or any MFC Subsidiary, noting for each Person the number of options, units and other awards available and the strike price, if any, associated therewith. Disclosure Memorandum Schedule 5.18(b) sets forth as of September 30, 2014 the accrued liability for any such plans, programs and arrangements.

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(c)                               With respect to each MFC Benefit Plan:

(1)                              each MFC Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each MFC Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any MFC Benefit Plan, and each MFC Benefit Plan;

(2)                              each MFC Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of MFC, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such MFC Benefit Plan;

(3)                              either an application for a new determination letter was filed by the end of such MFC Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(4)                              each MFC Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Disclosure Memorandum Schedule 5.18(c)(4) contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 5.18(b)(iii);

(5)                              no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to MFC’s or any ERISA Affiliate’s Knowledge, is anticipated against any of the MFC Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, MFC (including any MFC Subsidiary), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the MFC Benefit Plans;

(6)                              all contributions, premiums and other payments required to be made with respect to any MFC Benefit Plan have been made on or before their due dates under applicable law and the terms of such MFC Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any MFC Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of MFC for the fiscal year ended December 31, 2013 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2013;

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(7)                              no MFC Benefit Plan is under, and MFC (including any MFC Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(8)                              no MFC Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each MFC Benefit Plan that is funded in whole or in part through an insurance policy, neither MFC (including any MFC Subsidiary) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(9)                              all reports and disclosures relating to each MFC Benefit Plan required to be filed with or furnished to Governmental Bodies (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), MFC Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable Law;

(10)                      neither the execution, delivery or performance of this Agreement by MFC nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require MFC or any MFC Subsidiary to make a larger contribution to, or pay greater benefits or provide other rights under, any MFC Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any MFC Benefit Plan or (C) conflict with the terms of any MFC Benefit Plan;

(11)                      all obligations of MFC, each MFC Subsidiary and ERISA Affiliate and each fiduciary under each MFC Benefit Plan, whether arising by operation of Law or by Contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(12)                      to the Knowledge of MFC, MFC and each MFC Subsidiary and ERISA Affiliate of MFC, as applicable, has maintained in all material respects all employee data necessary to administer each MFC Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(13)                      except as disclosed on Disclosure Memorandum Schedule 5.18(c)(13), no MFC Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)                             No MFC Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither MFC nor any MFC

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Subsidiary or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither MFC nor any MFC Subsidiary or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the MFC Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to MFC or any MFC Subsidiary or ERISA Affiliates.

(e)                               Except as otherwise provided in this Agreement or as disclosed on Section 5.18(e) of the Disclosure Memorandum, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of MFC or any MFC Subsidiary or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)                                Neither MFC, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the Knowledge of MFC, any trustee or administrator of any MFC Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the MFC Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. MFC and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the MFC Benefit Plans.

(g)                              No payment made or to be made in respect of any employee or former employee of MFC or any MFC Subsidiary would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h)                              Except as disclosed in Disclosure Memorandum Schedule 5.18(h) (which shall contain the actual value of the obligations of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither MFC nor MFC Subsidiary (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(i)                                  Neither MFC nor any MFC Subsidiary or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

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(j)                                  Any individual who performs services for MFC or any MFC Subsidiary and who is not treated as an employee for federal income tax purposes by MFC or any MFC Subsidiary is not an employee under applicable law or for any purpose including for tax withholding purposes or MFC Benefit Plan purposes.

(k)                              (i) Each MFC Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since its date of inception in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither MFC nor any MFC Subsidiary (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such MFC Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any MFC Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such MFC Benefit Plan to Section 409A.

5.19.                Material Contracts.  None of MFC, any MFC Subsidiary or any of their respective Assets, businesses or operations is a party to, is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by MFC or any of the MFC Subsidiaries or the guarantee by MFC or any of the MFC Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, fully-secured repurchase agreements, letters of credit and trade payables made or incurred in the Ordinary Course of Business), (iii) any Contracts which prohibit or restrict MFC or any of the MFC Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract which is a financial derivative Contract (including various combinations thereof), (v) any Contract not made in the Ordinary Course of Business, (vi) any Contract relating to capital expenditures and involving future payments which (either alone or when combined with other like Contracts) exceed $10,000, (vii) apart from this Agreement and the LOI, any Contract involving an Acquisition Proposal, (viii) any Contract involving Intellectual Property, (ix) any Contract involving the provision of data processing or other technical services, or (x) any Contract which (A) will not be performed within sixty (60) days of the date of this Agreement, (B) involves future payments by MFC or any MFC Subsidiary (whether during the term of any such Contract or in connection with its termination or expiration) in excess of $5,000 or (C) is not cancelable by MFC or any MFC Subsidiary without penalty of $5,000 or less (provided that the aggregate of all such contract penalties shall not exceed $25,000) on no more than thirty (30) days’ notice.  A copy of any Contract, and all amendments thereto, described in the immediately preceding sentence to which MFC, any MFC Subsidiary or any of their respective Assets, businesses or operations is

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party to, is bound or affected by, or receives benefits under, has been provided to KBI.  With respect to each MFC Contract: (i) the Contract is valid and in full force and effect in accordance with its terms; (ii) none of MFC or any MFC Subsidiary is in Default thereunder; (iii) none of MFC or any MFC Subsidiary has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of MFC, in material Default in any respect or has repudiated or waived any material provision thereunder; (v) no event or condition has occurred or exists (or is alleged to have occurred or existed) which constitutes (or with the lapse of time might constitute) a material Default; and (vi) the Contract may be assigned by MFC or any MFC Subsidiary in connection with the Share Exchange and the Mergers without the consent of the other party or parties thereto (or without a Change in Control occurring with respect to MFC or MB).

5.20.                Legal Proceedings.  There is no Proceeding instituted or pending, or, to the Knowledge of MFC, threatened (or unasserted but considered probable of assertion) against MFC or any MFC Subsidiary, or against any asset, employee benefit plan, interest or right of MFC or any MFC Subsidiary nor are there any Orders of any Governmental Body outstanding against MFC or any MFC Subsidiary. There is no Proceeding instituted or pending, or to the Knowledge of MFC, threatened (or unasserted but considered probable of assertion) against any officer, director or employee of MFC or any MFC Subsidiary arising in connection with actions taken (or omitted to be taken) by such officer, director or employee in his capacity as an officer, director or employee. Disclosure Memorandum Schedule 5.20 includes a summary report of all Proceedings as of the date of this Agreement to which MFC or any MFC Subsidiary (or officer, director or employee of MFC or any MFC Subsidiary) is a party.

5.21.                Risk Management Instruments.  All Derivative Transactions, whether entered into for the account of MFC or any MFC Subsidiary or for the account of a customer of MFC or any MFC Subsidiary, were entered into in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by MFC and MFC Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of MFC or an MFC Subsidiary enforceable against it in accordance with their terms, and are in full force and effect.  MFC and MFC Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to MFC’s Knowledge, there are no Defaults, or allegations or assertions of Defaults by any party, thereunder.

5.22.                Reports.  Since January 1, 2009, MFC and each MFC Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Body and has paid all fees and assessments due and payable in connection therewith.  As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws.  As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such

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filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Copies of all reports, correspondence, notices and other documents relating to any inspection, examination, audit, monitoring or other form of review or enforcement action by a Regulatory Authority that are permitted to be disclosed to KBI by Law have been made available to KBI.

5.23.                Deposits.  The deposit records of MB accurately reflect MB’s deposit accounts.  There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to MB deposit liabilities and the terms and conditions and other documentation with respect to MB deposit liabilities comply in all material respects with all applicable Laws and have been made available to KBI.  MB deposit liabilities are insured by the FDIC to the full extent provided by Law.  MB is in material compliance with all terms and conditions and other documentation applicable to bank deposit liabilities.  To the Knowledge of MFC, there are not (and have not been within the past three years) any “kiting” schemes associated with any of MB’s deposit liabilities.

5.24.                Books and Records.  The books of account, general ledger and records of MFC and each MFC Subsidiary fairly and accurately in all material respects reflect the assets and liabilities of MFC and each MFC Subsidiary, respectively.  The books of account, general ledger and records of MFC and each MFC Subsidiary (i) are maintained by each such Person substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions.  The records and other information provided in accordance with this Agreement will accurately reflect in all material respects the book value of the assets and liabilities referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with the subject Person’s historical accounting policies, all in accordance with GAAP and regulatory accounting practices consistently applied.

5.25.                Safe Deposit Boxes.  MB is in compliance in all material respects with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by MB.

5.26.                Community Reinvestment Act.  MB has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.27.                Privacy of Customer Information.

(a)                               MB is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to KB pursuant to this Agreement, the Bank Merger and the other transactions contemplated hereby.  For

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purposes of this Section 5.27, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)                              The collection and use of such IIPI by MB and the transfer of such IIPI to KB complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.  In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, MFC and MB (i) maintain the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such records; and (iii) protect against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

5.28.                Technology Systems.

(a)                               No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including, without limitation, any outsourced systems and processes, and any Intellectual Property that is used by MFC or MB (collectively, the “Technology Systems”), following the Closing.

(b)                              The Technology Systems (for a period of 18 months prior to the Closing Date) have not suffered unplanned disruption causing a Material Adverse Effect.  Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Encumbrances.  Access to business critical parts of the Technology Systems is not shared with any third party.

(c)                               MB’s disaster recovery and business continuity arrangements have been provided to KBI with the Disclosure Memorandum.  To the best of MFC’s Knowledge, such program ensures that MFC and MB can recover its mission critical functions, and complies with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”), the SEC, and the FDIC.

(d)                             Neither MFC nor MB has received notice of, nor is any of same aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.29.                Bank Secrecy Act Compliance.  MB is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs.  MB has implemented a Bank Secrecy Act compliance program that covers all of the required program elements as required by 12 C.F.R. § 326.8.

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5.30.                Statements True and Correct.

(a)                               This Agreement and the Disclosure Memorandum, taken as a whole, do not contain an untrue statement of a material fact by MFC or omit to state a material fact necessary to make the statements by MFC contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b)                              All of the information supplied or to be supplied by MFC expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete on the date thereof and will comply as to form in all material respects with the provisions of applicable Law.

5.31.                Regulatory Matters. MFC has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 8.1(a) of this Agreement.

5.32.                Brokers’ or Finders’ Fees.  Apart from Investment Bank Services, Incorporated, no agent, broker or other Person acting on behalf of MFC or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF KBI

KBI hereby represents and warrants to MFC, as follows:

6.1.                        Organization, Standing and Power.  KBI is a corporation validly existing, and in good standing under the Laws of the Commonwealth of Kentucky, as applicable, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets.  KBI is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI.

6.2.                        Authority; No Breach by Agreement.

(a)                               KBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by KBI and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of KBI.  Subject to the receipt of all Consents required from Governmental Bodies and the expiration of all mandatory waiting periods, and assuming the due authorization, execution and delivery of this Agreement by MFC this Agreement represents a legal, valid and binding obligation of KBI, enforceable against KBI in accordance with its terms.

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(b)                              Neither the execution and delivery of this Agreement by KBI, nor the consummation by KBI of the transactions contemplated hereby or thereby, nor compliance by KBI with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of KBI’s Articles of Incorporation or Bylaws (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Encumbrance on any material asset of KBI or any KBI Subsidiary under, any Contract or Governmental Authorization of or applicable to KBI or any KBI Subsidiary except for such Defaults and Encumbrances which will not, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on KBI or any KBI Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(a) hereof, violate any Law or Order applicable to KBI or any KBI Subsidiary or any of their respective material Assets.

(c)                               Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by KBI of the transactions contemplated in this Agreement.

6.3.                        Capital Stock. The authorized capital stock of KBI consists solely of (i) 300,000 shares of blank check preferred stock, of which no shares are issued and outstanding, and (ii) 10,000,000 shares of KBI Common Stock, of which 2,725,948 shares are issued and outstanding.  All of the issued and outstanding shares of KBI Common Stock are, and all of the shares of KBI Common Stock to be issued in exchange for shares of MFC Common Stock upon consummation of the Share Exchange, when issued in exchange for shares of MFC Common Stock upon consummation of the Share Exchange and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the KBCA and KBI’s Articles of Incorporation and Bylaws. None of the shares of KBI Common Stock are, and none of the shares of KBI Common Stock to be issued in exchange for shares of MFC Common Stock upon consummation of the Share Exchange will be, issued in violation of any preemptive rights of any Person.  There are no outstanding Rights with respect to KBI Common Stock apart from options held by current or former KBI or KB directors issued pursuant to a Directors Option Plan dated March 9, 1993 for the purchase in the aggregate of 3,200 shares of KBI Common Stock.

6.4.                        KBI Subsidiaries.  KBI or one of the KBI Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other KBI Subsidiaries which would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of KBI. No capital stock (or other equity interest) of any KBI Subsidiary which would qualify as a Significant Subsidiary of KBI, is or may become required to be issued (other than to another KBI Subsidiary) by reason of any Rights, and there are no Contracts by which KBI or any of KBI Subsidiaries which is a Significant Subsidiary of KBI, is bound to issue (other than to KBI or any of KBI Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which KBI or any of KBI Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of KBI or any of KBI Subsidiaries (other than to KBI or any of KBI Subsidiaries). There are no Contracts relating to the rights of KBI or any KBI Subsidiary which

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is wholly-owned by KBI or which would qualify as a Significant Subsidiary of KBI, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of KBI Subsidiaries. All of the shares of capital stock (or other equity interests) of each KBI Subsidiary which would qualify as a Significant Subsidiary of KBI and which is held by KBI or any KBI Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by KBI or a KBI Subsidiary free and clear of any Encumbrances. None of the issued and outstanding shares of capital stock of any KBI Subsidiary which qualifies as a Significant Subsidiary of KBI, has been issued in violation of any preemptive rights of any Person. Each KBI Subsidiary is either a bank, partnership, limited liability company or a corporation, and each such KBI Subsidiary which qualifies as a Significant Subsidiary of KBI is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each KBI Subsidiary which qualifies as a Significant Subsidiary of KBI is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  Each KBI Subsidiary which is a depository institution is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, is in good standing with the FDIC and all premiums and assessments required to be paid in connection therewith have been paid when due.  The minute book and other organizational documents (and all amendments thereto) for KBI and each KBI Subsidiary that qualifies as a Significant Subsidiary of KBI, have been made available to MFC for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

6.5.                        Financial Statements. Each of KBI Financial Statements (including, in each case, any related notes) contained in KBI SEC Documents, including any KBI SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of KBI and KBI Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows of KBI and KBI Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.  Each of KBI Financial Statements (including, in each case, any related notes) do not (or, when prepared, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to made the numbers and statements therein, in light of the circumstances in which they were made, not misleading.

6.6.                        Absence of Certain Changes or Events. Since December 31, 2013, except as disclosed in KBI SEC Documents made available prior to the date of this Agreement, there have

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been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI or any of the KBI Subsidiaries.  Neither KBI nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Share Exchange together with the Holding Company Merger from qualifying as a reorganization under Section 368(a) of the Code.

6.7.                        Compliance With Laws. KBI is duly registered as a bank holding company under the BHC Act. Each of KBI and the KBI Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI or any KBI Subsidiary. None of KBI or any of KBI Subsidiaries:

(a)                               is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI; or

(b)                              has received any notification or communication from any Governmental Body or the staff thereof (i) asserting that KBI or any KBI Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI), (ii) threatening to revoke any Permits, or (iii) requiring KBI or any KBI Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts, or by its terms will in the future restrict, the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, its business or operations or the payment of dividends, nor has KBI or any KBI Subsidiary been advised by an Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any KBI Regulatory Agreement.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by KBI or any of KBI Subsidiaries of, or a failure on the part of KBI or any of KBI Subsidiaries to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of KBI or any of KBI Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.8.                        Legal Proceedings. Except as set forth in KBI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, there is no Proceeding instituted or pending, or, to the Knowledge of KBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against KBI or any KBI Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on KBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against KBI or any KBI Subsidiary.

6.9.                        Brokers’ or Finders’ Fees.  Apart from Raymond James & Associates, Inc., no agent, broker or other Person acting on behalf of KBI or under its authority is or shall be entitled

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to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

6.10.                No MFC Common Stock Owned.  None of KBI or any KBI Subsidiary owns any shares of MFC Common Stock except in a fiduciary capacity.

6.11.                Accuracy of SEC Information. None of the information supplied or to be supplied by KBI expressly for inclusion in the Registration Statement to be filed by KBI with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by KBI expressly for inclusion in the MFC Proxy Statement to be mailed to MFC’s shareholders in connection with the MFC Shareholders’ Meeting, and any other documents to be filed by KBI or any KBI Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the MFC Proxy Statement, when first mailed to the shareholders of MFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the MFC Proxy Statement or any amendment thereof or supplement thereto, at the time of the MFC Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by KBI in any earlier communication with respect to the solicitation of any proxy for the MFC Shareholders’ Meeting. All documents that KBI or any KBI Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.12.                SEC Documents.  KBI has been in compliance in all material respects with the Securities Laws and has filed all SEC Documents it has been required to file and KBI will be in compliance in all material respects with the Securities Laws and will file all SEC Documents it is required to file between the date hereof and the Effective Time.  No KBI SEC Document, at the time filed or furnished(and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

6.13.                Capital.  KBI is well-capitalized under the appropriate bank holding company regulatory guidelines.

6.14.                Bank Secrecy Act Compliance.  KBI is and has been in compliance in all material respects with the provisions of the Bank Secrecy Act, and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs.  KBI has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. § 21.21.

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6.15.                Community Reinvestment Act.  KB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.16.                Statements True and Correct.

(a)                               Neither this Agreement, nor any Exhibit, Schedule or document delivered by KBI to MFC in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b)                              All of the information supplied or to be supplied by KBI expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1.                        Affirmative Covenants of MFC.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, MFC shall (and covenants to cause MB and any other MFC Subsidiary to) (i) operate its business only in the Ordinary Course, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) make determinations respecting the designation and classification of MB loans in accordance with GAAP and the requirements of Regulatory Authorities having jurisdiction over MFC and any MFC Subsidiary.

7.2.                        Negative Covenants. Except as specifically permitted or contemplated by this Agreement, and except as otherwise set forth on Disclosure Memorandum Schedule 7.2, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, MFC covenants and agrees that it will not (and will cause each of MB and any other MFC Subsidiary not to) do any of the following without the prior written consent of the chief executive officer or chief financial officer of KBI, which consent shall not be unreasonably withheld, denied or delayed:

(a)                               amend its Articles of Incorporation, Bylaws or other governing instruments;

(b)                              except in the Ordinary Course of Business, (i) incur any Funded Debt, (ii) impose, or suffer the imposition of, on any material Asset (or Assets) any Encumbrance or permit any such Encumbrance to exist (other than in the Ordinary Course of Business in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts, equipment leases, and the satisfaction of legal requirements in the exercise of trust

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powers), or (iii) guarantee or become a surety or otherwise contingently liable for any obligations of others;

(c)                               repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of MFC Common Stock or MB Common Stock or any other equity interest in an MFC Subsidiary or declare, set aside or pay any dividend or make any other distribution in respect of MFC Common Stock or MB Common Stock or any other equity interest in an MFC Subsidiary;

(d)                             issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue capital stock or other equity interest, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock or other equity interest, or any other Right to acquire any such stock or other equity interest, or any security convertible into any such stock or other equity interest;

(e)                               adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock;

(f)                                sell, lease or transfer in any fashion Assets having in the aggregate a book value in excess of $50,000;

(g)                              except for purchases of investment securities acquired in the Ordinary Course of Business, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the Ordinary Course of Business, or (ii) acquisitions of control in its fiduciary capacity, or (iii) satisfaction of debts previously contracted in good faith and in the Ordinary Course of Business;

(h)                              grant any increase in compensation or benefits to its employees, directors or officers (except in the case of employees [including officers] for compensation adjustments in the ordinary course of business) or pay any severance or termination pay or any bonus; enter into or amend any severance agreements with officers; grant any increase in fees or other increases in compensation or other benefits to directors; or voluntarily accelerate the vesting of any employee benefits; hire any person as an employee of MFC or any MFC Subsidiary, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business; or promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Memorandum Schedule 7.2(g);

(i)                                  enter into or modify any employment Contract with any Person, except for changes that are required by Law;

(j)                                  adopt any new employee benefit plan of or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel to MFC, is necessary or advisable to maintain the tax qualified status of any such plan, nor make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a

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manner consistent with past practices with respect to the applicable plan, nor make any contributions to any such employee benefit plans except in a manner consistent with past practices;

(k)                              make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or other Laws, regulatory accounting requirements, or GAAP;

(l)                                  commence any Proceeding other than in the Ordinary Course of Business or settle any Proceeding involving any Liability for material money damages or restrictions upon its operations, which settlement involves payment by MFC or any MFC Subsidiary in excess of $15,000 and/or that would impose any material restriction on the business of MFC or any MFC Subsidiary or create precedent for claims that are reasonably likely to be material to MFC or any MFC Subsidiary;

(m)                          enter into any agreement or arrangement that would result in a Change in Control other than pursuant to Section 8.8;

(n)                              except in connection with any workout, encourage or solicit any MB customer or depositor to replace or diminish his relationship with MB including, without limitation, through entering into (or enhancing) a relationship with an Affiliate of MB or MFC;

(o)                              enter into (or acquire the entirety of or a portion of) a loan, discount or lease financing other than in the Ordinary Course;

(p)                              except in the Ordinary Course, enter into, modify, amend, or terminate any Contract or waive, release, compromise, or assign any material rights or claims;

(q)                              make any changes to MB’s deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices) that (i) increase the rate of interest paid on MB’s deposit products to a rate that exceeds by 50 basis points or more the interest rate paid by competitors of MB on deposit products of comparable size and maturity in Madison County, Kentucky and (ii) are not consented to in writing by KBI (provided that any requisite consent of KBI will not be unreasonably withheld or delayed);

(r)                                 except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Memorandum Schedule 7.2(q), make, renew, renegotiate, increase, extend or modify any (A) unsecured loan in excess of $50,000, (B) loan secured by other than a first lien in excess of $50,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, or (D) any first lien secured loan over $500,000, unless any such loan or extension of credit has been consented to in writing by KBI (which consent will not be unreasonably withheld, denied or delayed); or

(s)                                take any action which would (i) materially adversely affect the liability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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For purposes of Sections 7.2(q) and 7.2(r), KBI shall be deemed to expressly consent in writing and agree to a rate increase or a loan or extension of credit to the extent it does not notify MFC’s Chief Financial Officer otherwise within 24 hours of a request to consent to such rate increase or loan or extension of credit.

7.3.                        Negative Covenants of KBI. Except as specifically permitted or contemplated by this Agreement, and except as otherwise set forth on Disclosure Memorandum Schedule 7.3, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, KBI covenants and agrees that it will not (and will cause each of KB and any other KBI Subsidiary not to) do any of the following without the prior written consent of the Chairman of the Board or chief financial officer of MFC, which consent shall not be unreasonably withheld, denied or delayed;

(a)                               enter into any agreement that would result in a Change in Control;

(b)                              take any action which would (i) materially and adversely affect the ability of any Party to obtain any Consent required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement;

(c)                               knowingly take or omit to take any action that as a result would materially adversely affect or delay regulatory approval of the transactions contemplated by this Agreement;

(d)                             encourage or solicit any MB customer or depositor to replace or diminish his relationship with MB;

(e)                               amend the KBI articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the Share Exchange to the holders of MFC Common Stock;

(f)                                declare, set aside or pay any dividend or make any other distribution in respect of KBI Common Stock except for regular cash dividends substantially consistent in timing and amount with past practices; or

(g)                              take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Share Exchange from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.4.                        Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) could have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of any condition precedent set forth in Article 9 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

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7.5.                        Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Governmental Bodies between the date of this Agreement and the Closing Date and, to the extent permitted by Law, shall deliver to the other Parties copies of all such reports (the delivery of which is not prohibited by Law) promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Person filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholder’s equity, and cash flows of such Person for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) unless otherwise required by applicable Law.  As of their respective dates, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  MFC shall deliver to KBI the Consolidated Reports of Condition and Income filed by MB from the date of this Agreement through the Closing Date.  MFC shall make available at MB’s main office a list of all of MB’s paid-off loans, loan reductions, new loans or increases in existing loans to customers setting forth the amount of such loans, the collateral securing such loans, and any other matters or information concerning such loans as KBI shall reasonably request.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1.                        Registration Statement; Proxy Statement; Shareholder Approval.  KBI shall prepare and file the Registration Statement, of which the MFC Proxy Statement shall form a part, with the SEC, and use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Company Common Stock constituting the Stock Consideration upon consummation of the Share Exchange. MFC shall furnish all information concerning it and the holders of its capital stock as Company may reasonably request in connection with such action.  The parties agree to exercise their best efforts to cause the Registration Statement to be filed with the SEC no later than 14 days after the date KBI files with the SEC its Annual Report on Form 10-K for the year ended December 31, 2014.  Subject to Section 8.8 hereof, MFC shall call the MFC Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Share Exchange and such other related matters as deemed appropriate. In connection with the MFC Shareholders’ Meeting, subject to the exercise of its fiduciary duties as required by Law, (i) the Board of Directors of  MFC shall recommend (subject to Section 8.8 hereof) to its shareholders the approval of the Share Exchange, and (ii) the Board of Directors of MFC (subject to Section 8.8 hereof) shall use their reasonable efforts to obtain shareholder approval of the Share Exchange.

8.2.                        Securities Exchange Listing.  KBI shall give all notices and make all filings with the NASDAQ-QB required in connection with the transactions contemplated herein.

8.3.                        Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, KBI and MFC each agree to execute if necessary and file Articles of Share Exchange with the Secretary of State of Kentucky in connection with the Closing.

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8.4.                        Applications.  As soon as practicable following the date of this Agreement (and in any event within 30 days after the date of this Agreement), KBI shall prepare and file, and all Parties shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities (apart from the SEC) having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five days prior to each filing, KBI shall provide MFC and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

8.5.                        Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without being limited to, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6.                        Investigation and Confidentiality.

(a)                               MFC agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, MFC shall afford KBI and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time prior to the Effective Time to MFC’s and MFC’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as KBI may reasonably request and, during such period, shall from time to time furnish promptly to KBI all information concerning the business, properties and personnel of MFC and its Subsidiaries as KBI may reasonably request.

(b)                              No investigation by KBI or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of MFC set forth in this Agreement, or the conditions to the respective obligations of KBI and MFC to consummate the transactions contemplated hereby.

(c)                               Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Party gathered from the other Party, or their respective officers, directors, employees, agents or Representatives, pursuant to this Agreement, except to the extent that such

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documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information, (b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving Party from other sources not themselves bound by, and in breach of, a confidentiality obligation. Except as required by Law, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party’s auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.  KBI, KB and their Affiliates shall not be bound by any restrictions on confidentiality contained in this Section 8.6 from and after the Closing Date.

8.7.                        Press Releases.  Prior to the Closing Date, each Party shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel indicates in writing is required in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of any stock exchange.

8.8.                        Acquisition Proposals.

(a)                               From and after the date of this Agreement, MFC shall, and shall cause all MFC Subsidiaries to, and each shall use its reasonable best efforts to cause any of its and their Representatives to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  From and after the date of this Agreement until the earlier of the Closing Date or the termination hereof and except as permitted by the following provisions, MFC shall not, and shall cause the MFC Subsidiaries and each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) except in accordance with Section 10.1(d) hereof,  enter into any Contract or letter of intent with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.8(a)), (iii) other than informing Persons of the provisions contained in this Section 8.8, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to MFC or MB in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; provided, however, that, at any time prior to the Effective Time, in response to an unsolicited Acquisition Proposal that the Board of Directors of MFC determines in good faith is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not result from a material breach of this Section 8.8, MFC may (i) furnish information with respect to MFC and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided, however, that all such information has previously been, or is, in substance, provided to KBI contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal, and its officers, directors, employees, Representatives and agents regarding such Acquisition Proposal.

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(b)                              Neither the Board of Directors of MFC nor any committee thereof shall (i) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “MFC Adverse Recommendation Change”) or (ii) approve or recommend, or allow MFC or any of the MFC Subsidiaries to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than one or more of the confidentiality agreements referred to in Section 8.8(a) hereof).  Notwithstanding the foregoing, if (x) MFC receives an Acquisition Proposal, (y) the Board of Directors of MFC shall have determined in good faith after consultation with outside counsel that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (z) MFC provides written notice (a “Notice of Adverse Recommendation”) advising KBI that the Board of Directors of MFC has made the determination described in clause (y) above, then the Board of Directors of MFC may take either or both of the following actions: (A) make a MFC Adverse Recommendation Change and (B) upon termination of this Agreement in accordance with Section 10.1(d), approve and enter into a Contract relating to an Acquisition Proposal that constitutes a Superior Proposal.

(c)                               From and after the date of this Agreement, unless the Board of Directors of MFC shall have determined reasonably and in good faith that taking such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, MFC shall promptly (but in any event within twenty-four hours) advise KBI of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to MFC or any of its Subsidiaries by any Person that informs MFC or any MFC Representative that such Person is considering making, or has made, an Acquisition Proposal.  Any such notice shall be made in writing, shall indicate the material terms and conditions thereof and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer.  MFC agrees that it shall keep KBI informed on a current basis of the status and terms of any Acquisition Proposal.

(d)                             Nothing contained in this Section 8.8 shall prohibit MFC from making any disclosure to MFC shareholders if, in the good faith judgment of the Board of Directors, failure so to disclose would be reasonably likely to result in a breach of its fiduciary duties or any other obligations under applicable Law.

8.9.                        Employee Benefits.  Following the Closing Date, KBI shall generally provide to employees of MB who continue as employees of KB following the Bank Merger, employee benefits under employee benefit and welfare plans of KBI or KBI Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those provided and made available by KBI or a KBI Subsidiary at the time in question to their similarly situated officers and employees.  For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of MFC and any MFC Subsidiary prior to the Closing Date shall be treated as service with KBI or a KBI Subsidiary.  With respect to any employee benefit plans of KBI or KBI Subsidiaries in which employees of MB who continue as employees of KB become eligible to participate on or after the Effective Time, KB shall use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for

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any co-payments and deductible paid prior to the Effective Time under a MB plan (to the same extent such credit was given under the analogous MB plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any KBI plans.

8.10.                Affiliate Agreement. Within five (5) business days of the date of this Agreement, each MFC and MB director shall execute and deliver to KBI an Affiliate Agreement.

8.11.                Director and Officer Liability Insurance.

(a)                               For six (6) years after the Effective Time, KBI shall indemnify and hold harmless each present and former director, officer and employee of MFC (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of matters existing or occurring at or prior to the Effective Time, based on or arising out of the fact that such Indemnified Party is or was a director, officer or employee of MFC, to the fullest extent permitted by law and to which such Indemnified Parties would be entitled under the MFC Articles and Bylaws, in each case as in effect on the date hereof.

(b)                              Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 8.11, upon learning of any such Proceeding, shall promptly notify KBI thereof, provided that the failure so to notify shall not affect the obligations of KBI under this Section 8.11unless and to the extent such failure materially increases KBI Liability under this Section 8.11.  In the event of any such Proceeding, (i) KBI shall have the right to assume the defense thereof and KBI shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if KBI elects not to assume such defense or counsel for KBI advises that there are substantive issues which raise conflicts of interest between KBI and the Indemnified Person, the Indemnified Person may retain counsel satisfactory to him or her, and KBI shall pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; provided, that KBI shall be obligated pursuant to this Section 8.11(b) to pay for only one firm or counsel for all Indemnified Persons in any jurisdiction to the extent one firm or counsel may ethically do so, (ii) any Indemnified Person will cooperate in the defense of any such Proceeding, to the extent he or she may do so without adversely affecting any of his or her legal rights or defenses and (iii) KBI shall not be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

(c)                               KBI shall maintain, at no expense to the beneficiaries, in effect for six years after the Closing Date, the current directors’ and officers’ liability insurance policies maintained by MFC (provided that KBI may (i) substitute therefor policies of at least the same coverage containing terms and conditions which are, in the aggregate, no less advantageous to any beneficiary thereof or (ii) arrange for “tail” coverage for such six year period under MFC’s current directors’ and officers’ liability insurance policies) with respect to matters existing or occurring at or prior to the Closing Date.

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(d)                             This Section 8.11 shall survive the Closing Date and is intended to benefit each MFC director and officer and shall be enforceable by each of them following the Closing Date.

8.12.                Current Information.  During the period from the date of this Agreement to the Effective Time, each of MFC and KBI will cause two of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other Party and to report the general status of the ongoing operations of MFC and its Subsidiaries and KBI and its Subsidiaries, respectively. Without limiting the foregoing, to the extent permitted to do so by Law, MFC agrees to provide to KBI (i) a copy of each report filed by MFC or any of its Subsidiaries with a Governmental Body within two (2) business days following the filing thereof and (ii) by the seventh business day of each month, a copy of MB’s statement of condition and profit and loss statement for the preceding month.

8.13.                Right to Attend Monthly Board Meetings.  During the period from the date of this Agreement to the Effective Time, KBI shall have the right to send one representative to attend any MFC monthly board of directors meeting (or meetings of committees of MFC’s board of directors) for observation purposes only.  Notwithstanding the foregoing, KBI’s representative[s] shall not be permitted to observe at the board meeting, and shall not be entitled to receive at the board meeting any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter respecting which MFC’s board of directors has been advised by counsel that disclosure to KBI may violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of MFC’s attorney-client privilege.

8.14.                Transition; Informational Systems Conversion.  From and after the date hereof, KBI and MFC shall use their commercially reasonable efforts to facilitate the integration of MFC with the business of KBI following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of MFC and each MFC Subsidiary (the “Informational Systems Conversion”) to those used or to be used by KBI, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of MFC and each MFC Subsidiary; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by MFC and each MFC Subsidiary in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. KBI shall promptly reimburse MFC on request for any reasonable out-of-pocket fees, expenses or charges that MFC may incur as a result of taking, at the request of KBI, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

8.15.                Access to Customers and Suppliers.  From and after the date that all Consents and approvals of Regulatory Authorities and MFC’s shareholders required for the satisfaction of the conditions specified in Sections 9.1(a) and 9.1(d) hereof have been obtained, MFC shall, upon KBI’s reasonable request, introduce KBI and its representatives to customers and suppliers of MFC and its Subsidiaries for the purpose of facilitating the integration of MFC and its business into that of KBI. Any interaction between KBI and MFC’s customers and suppliers shall be

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coordinated by MFC. MFC shall have the right to participate in any discussions between KBI and MFC’s customers and suppliers.

8.16.                Environmental Assessments.

(a)                               Upon KBI’s request, and to the extent that MFC or any of its Subsidiaries does not have reasonably current Phase I reports meeting the standards described below already in its possession, MFC shall cooperate with and grant access to an environmental consulting firm selected and paid for by KBI and reasonably acceptable to MFC (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by MFC), to any property set forth on Disclosure Memorandum Schedule 5.15, for the purpose of conducting an ASTM Phase I, as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM.  Each Phase I shall be delivered in counterpart copies to KBI and MFC, and will include customary language allowing both KBI and MFC to rely upon its findings and conclusions.  The Environmental Consultant will provide a draft of any Phase I to MFC and KBI for review and comment prior to the finalization of such report.

(b)                              To the extent the final version of any Phase I identifies any “recognized environmental condition,” MFC shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by MFC), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment paid for by KBI, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I.

(c)                               Where any Phase I identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), MFC shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by MFC) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by MFC.

(d)                             Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) above (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to MFC and KBI.

(e)                               The reports of any Additional Environmental Assessment will be given directly to KBI and to MFC by the Environmental Consultant.

(f)                                In the event that KBI wishes the Environmental Consultant or another qualified environmental consultant to undertake environmental assessment activities in addition to those described above, it may do so provided that (i) it obtains prior written consent from MFC for such consultant to enter upon any properties owned or leased by MFC or any MFC Subsidiary (not to be unreasonably withheld, conditioned or delayed) and (ii) KBI pays for the costs of such additional assessment activities.

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8.17.                Certain Litigation.  In the event that any shareholder litigation related to this Agreement or the Share Exchange and the other transactions contemplated by this Agreement, is brought, or, to MFC’s Knowledge, threatened, against MFC and/or the members of the board of directors of MFC prior to the Effective Time, MFC shall give KBI the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without KBI’s prior written consent (not to be unreasonably withheld). MFC shall promptly notify KBI of any such shareholder litigation brought, or threatened, against MFC and/or members of the board of directors of MFC within one (1) business day after MFC receives notice of any such claim or threat, and shall keep KBI reasonably informed with respect to the status thereof.

8.18.                Coordination.

(a)                               From and after the date that the parties have obtained all Consents and approvals of Regulatory Authorities and shareholders sufficient to satisfy the conditions to closing, MFC and its Subsidiaries shall, at KBI’s expense, exercise commercially reasonable efforts to take any actions KBI may reasonably request from time to time to better prepare the Parties for integration of the operations of MB with KB. Without limiting the foregoing, senior officers of MFC and KBI shall meet from time to time as KBI may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of MFC and its Subsidiaries, and MFC shall give due consideration to KBI’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither KBI nor KB shall under any circumstance be permitted, directly or indirectly, to exercise control of MFC or any of its Subsidiaries prior to the Effective Time. Upon KBI’s reasonable request, MFC shall permit representatives of KB to be onsite at MB during MB’s normal business hours (or as otherwise agreed to by MFC) to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)                              MFC shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to implement at KBI’s reasonable request internal control procedures which are consistent with KBI’s and KB’s current internal control procedures to allow KBI to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act.

(c)                               No change in policy or procedure made by MFC or any of its Subsidiaries pursuant to this Section 8.18 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

8.19.                Holding Company Merger; Bank Merger.

(a)                               Immediately following the Effective Time, KBI shall cause MFC to be merged with and into KBI pursuant to the Holding Company Merger in accordance with the KBCA, with KBI surviving the Holding Company Merger.  Following the Holding Company Merger, the separate corporate existence of MFC shall cease.

(b)                              Immediately following the Holding Company Merger, KBI shall cause MB to be merged with and into KB pursuant to the Bank Merger in accordance with the KBCA,

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with KB surviving the Bank Merger as a wholly-owned subsidiary of KBI.  Following the Bank Merger, the separate corporate existence of MB shall cease.

(c)                               MFC agrees to take all reasonable actions and do all things reasonably necessary to assist KBI with the consummation of the Holding Company Merger and the Bank Merger immediately after the consummation of the transactions contemplated by this Agreement, including without limitation, (i) causing the board of directors of MB to adopt a resolution approving the Bank Merger and MFC, as the sole shareholder of MB, to approve the Bank Merger, (ii) to file or submit all notices or other documents with applicable Governmental Entities with are necessary to complete the Holding Company Merger and the Bank Merger immediately after the Effective Time, and (iii) execute and deliver any agreements reasonably required by KBI in connection with the transactions contemplated by the Holding Company Merger and the Bank Merger.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1.                        Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a)                               Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the Contemplated Transactions shall be conditioned or restricted in a nonstandard manner which in the reasonable judgment of KBI Board of Directors would so materially adversely impact the economic benefits of the Contemplated Transactions hereunder that, had such condition or requirement been known, KBI Board of Directors would not, in its reasonable judgment, have entered into this Agreement.

(b)                              Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Contemplated Transactions (other than those referred to in Section 9.1(a)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any such Party.  No Consent so obtained which is necessary to consummate the Contemplated Transactions hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of KBI would so materially adversely impact the economic or business benefits of the Contemplated Transactions by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)                               Legal Proceedings.  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Contemplated Transactions.

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(d)                             Shareholder Approval.  The shareholders of MFC shall have approved this Agreement and the consummation of the Share Exchange, as and to the extent required by Law, the rules of any stock exchange, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

(e)                               Registration Statement.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of KBI Common Stock issuable pursuant to the Share Exchange shall have been received.

9.2.                        Conditions to Obligations of KBI. The obligations of KBI to perform this Agreement and consummate the Contemplated Transactions and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by KBI pursuant to Section 11.4(a) of this Agreement:

(a)                               Representations and Warranties.  For purposes of this Section 9.2(a), the accuracy of the representations and warranties of MFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made immediately prior to the Closing Date (provided that representations and warranties which are confined to a specific date shall speak only as of such date).  In addition, as of the Closing Date, there shall not exist inaccuracies in the representations and warranties of MFC set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on MFC on a consolidated basis, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b)                              Performance of Agreements and Covenants.  Each and all of the agreements and covenants of MFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)                               Certificate.  MFC shall have delivered to KBI (i) a certificate, dated as of the Closing Date and signed by the chief financial officer of MFC, to the effect that the conditions of their obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by MFC’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby all in such reasonable detail as KBI shall request.

(d)                             Affiliate Agreement.  Each MFC and MB director shall have executed an Affiliate Agreement.

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(e)                               Legal Opinion.  MFC shall have delivered to KBI an opinion of Wyatt, Tarrant & Combs, LLP, counsel to MFC, dated as of the Closing Date, covering those matters set forth in Exhibit C hereto.

(f)                                MFC Preferred Stock.  All shares of MFC Preferred Stock shall be redeemable at the election of MFC for the Preferred Stock Consideration immediately after the Effective Time in accordance with their terms, with KBI funding all Preferred Stock Consideration payable in connection with any redemption.

(g)                              Gibson Bay Lease.  The Gibson Bay Lease shall have been amended to provide for a termination date of November 15, 2015.

(h)                              No Material Adverse Effect.  Without intending in any manner to limit the provisions of Section 9.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on MFC or MB.

9.3.                        Conditions to Obligations of MFC.  The obligations of MFC to perform this Agreement and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by MFC pursuant to Section 11.4(b) of this Agreement:

(a)                               Representations and Warranties.  For purposes of this Section 9.3(a), the accuracy of the representations and warranties of KBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made immediately prior to the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of KBI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.  In addition, as of the Closing Date, there shall not exist inaccuracies in the representations and warranties of KBI set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on KBI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b)                              Performance of Agreements and Covenants.  Each and all of the agreements and covenants of KBI to be performed and complied with by KBI pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)                               Certificate.  KBI shall have delivered to MFC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by KBI’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby all in such reasonable detail as MFC shall request.

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(d)                             Legal Opinion.  KBI shall have delivered to MFC to an opinion of Stoll Keenon Ogden PLLC, counsel to KBI, dated as of the Closing Date, covering those matters set forth in Exhibit D hereto.

(e)                               Opinion of MFC Financial Advisor.  The Board of Directors of MFC shall have received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Investment Bank Services to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Exchange Ratio is fair, from a financial viewpoint, to the holders of MFC Common Stock.

(f)                                Neal Employment Agreement.  KBI shall have executed the Neal Employment Agreement.

(g)                              No Material Adverse Effect.  Without intending to limit in any manner the provisions of Section 9.3(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on KBI.

(h)                              Tax Opinion.  MFC shall have received an opinion of Wyatt, Tarrant & Combs, LLP to the effect that the Share Exchange followed by the Holding Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code so that no gain or loss will be recognized for Federal income tax purposes by a shareholder of MFC who exchanges MFC Common Stock solely for shares of KBI Common Stock in the Share Exchange.

ARTICLE 10
TERMINATION

10.1.                Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Share Exchange abandoned at any time:

(a)                               By mutual consent of KBI and MFC in a writing executed and approved by both KBI and MFC;

(b)                              By KBI or MFC (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of MFC and Section 9.3(a) in the case of KBI or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within the earlier of July 31, 2015 or thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Share Exchange under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of KBI and Section 9.3(a) of this Agreement in the case of MFC;

(c)                               By KBI or MFC (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement which breach would provide the non-terminating Party the ability to refuse to close the Share Exchange under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of MFC and Section 9.3(a) in

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the case of KBI or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within the earlier of July 31, 2015 or thirty (30) days after the giving of written notice to the breaching Party of such breach;

(d)                             By the Board of Directors of MFC in order to concurrently enter into a Contract respecting an Acquisition Proposal that (i) has been received by MFC and the Board of Directors of MFC in compliance with Section 8.8 hereof and (ii) the Board of Directors of MFC has concluded in good faith, in consultation with its financial and legal advisors, is a Superior Proposal; provided, however, that this Agreement may be terminated by MFC pursuant to this Section 10.1(d) only after the fifteenth calendar day following MFC’s provision of written notice to KBI advising KBI that the Board of Directors is prepared to accept a Superior Proposal and setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of MFC Common Stock the shareholders of MFC will receive (valuing any non-cash consideration at what the Board of Directors of MFC determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and only if (i) during such fifteen-calendar day period, MFC has caused its financial and legal advisors to negotiate with KBI in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) the Board of Directors of MFC has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by KBI and provided further that such termination shall not be effective until MFC pays the Termination Fee;

(e)                               By KBI if, prior to the approval of the Share Exchange at the MFC Shareholders’ Meeting, the Board of Directors of MFC shall have failed to make its approval recommendation of the Share Exchange or shall have effected a MFC Adverse Recommendation Change;

(f)                                By KBI or MFC in the event any Consent of any Regulatory Authority required for consummation of the Contemplated Transactions shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; provided, however, that no Party shall be entitled to terminate the Agreement under this section if such failure to receive a Consent is due in any material respect to its failure or the failure of any of its Affiliates to comply with this Agreement;

(g)                              By KBI if, as of the Determination Date, total Nonperforming Assets of MFC and its Subsidiaries exceed five percent (5%) of MFC’s consolidated total Assets; or

(h)                              By the Board of Directors of KBI or MFC in the event that the Share Exchange shall not have been consummated by July 31, 2015, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(i) (provided, however, that should the failure to consummate by that date be due to or arising out of (i) a Proceeding with respect to any Acquisition Proposal to which the Parties, or any of them, are a

Appendix “A”	62

Party, then such date shall be extended until 45 days after the final termination or resolution of such Proceeding) and (ii) the failure to satisfy Section 9.1(a) hereof, then such date shall be extended to September 30, 2015.

10.2.                Effect of Termination.

(a)                               In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall be deemed terminated and have no further force or effect, and, subject to Sections 10.2(b) and 10.2(c) below, neither KBI or MFC shall have any liability of any nature whatsoever under this Agreement, except that (i) the provisions of Section 8.6, this Section 10.2, and Article 11 of this Agreement shall survive any such termination and abandonment and (ii) if this Agreement is terminated by KBI or MFC pursuant to Sections 10.1(b) or (c) by reason of the willful breach of a representation, warranty or covenant herein, or the interference with satisfaction of any condition herein, then the Party eligible to terminate this Agreement shall be entitled to such remedies as are available under Law.

(b)                              If (i) an Acquisition Proposal respecting MFC shall have been publicly announced and not withdrawn, (ii) thereafter this Agreement is terminated by either KBI or MFC pursuant to Section 10.1(d) or (e), respectively, and at the time of such termination KBI is not in breach in any material respect of any of its representations, warranties or covenants in this Agreement and (iii) on or before June 30, 2016, MFC or any of its Subsidiaries enters into a Contract with respect to, or consummates, any Acquisition Proposal, then MFC shall pay the Company the Termination Fee in immediately available funds by wire-transfer to an account designated by KBI, on or prior to the earlier of the date on which the Contract with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.  Notwithstanding anything to the contrary contained in this Agreement, any payment of the Termination Fee pursuant to this Section 10.2(b) shall represent the sole remedy for any termination of this Agreement requiring such payment and MFC and its Subsidiaries shall have no further liability under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1.                Expenses.

(a)                               Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, subject to Section 11.1(b).

(b)                              The following costs and expenses will not be deemed to be expenses paid or incurred by MFC in connection with the Contemplated Transactions and KBI shall be responsible for the payment thereof:

(1)                              Any costs or expenses paid or incurred by MFC or KBI in connection with the repurchase or redemption of any Preferred Stock; and

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(2)                              Any costs or expenses paid or incurred by MFC or KBI in connection with any legal opinion obtained by MFC or KBI regarding the tax treatment of the Contemplated Transactions to the shareholders of MFC, including any legal fees and expenses associated therewith.

(c)                               Nothing contained in this Section 11.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

11.2.                Entire Agreement; Benefits of Agreement.  This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the transactions contemplated hereunder and concedes and supersedes all prior arrangements or understandings with respect thereto, written or oral, between the Parties (including, without limitation, the Confidentiality Agreement and the LOI).  Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.3.                Amendments.  To the extent permitted by Law, this Agreement may be amended, only by a subsequent writing signed by each of the Parties, upon the approval of the Board of Directors of each of KBI and MFC.

11.4.                Waivers.

(a)                               Prior to or at the Closing Date, KBI, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by MFC, to waive or extend the time for the compliance or fulfillment by MFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of KBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of KBI.

(b)                              Prior to or at the Closing Date, MFC shall have the right to waive any Default in the performance of any term of this Agreement by KBI, to waive or extend the time for the compliance or fulfillment by KBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of KBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.

(c)                               The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.5.                Assignment.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or

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otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6.                Notices.  Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by certified mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier or (iv) if sent by facsimile transmission, to the following addresses and numbers:

KBI:	Kentucky Bancshares, Inc.
Louis Prichard
President and Chief Executive Officer
339 Main Street
Paris, Kentucky 40361
Email: louis.prichard@kybank.com

Copy to Counsel for KBI:	Stoll Keenon Ogden PLLC
J. David Smith, Jr.
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
Email: david.smith@skofirm.com

MFC:	Madison Financial Corporation
Debra G. Neal
Executive Vice President and
Chief Financial Officer
1001 Gibson Bay Drive, Suite 101
Richmond, Kentucky 40475
Email: DNeal@bankwithmadison.com

Copy to Counsel for MFC:	Wyatt, Tarrant & Combs, LLP
Cynthia W. Young
500 W. Jefferson Street, Suite 2800
Louisville, Kentucky 40202
Email: cyoung@wyattfirm.com

or, as to each party, at such other address or number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.  All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail,  (iii) on the date following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile.

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11.7.                Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a)                               This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of law or choice of law.

(b)                              The parties irrevocably agree that any legal action, suit or proceedings against them, jointly or severally, with respect to the enforcement of any other matter under or arising out of or in connection with this Agreement, may be brought in the Bourbon Circuit Court, Commonwealth of Kentucky, or the United States District Court for the Eastern District of Kentucky (Lexington Division), and by execution and delivery of this Agreement, the parties hereby irrevocably accept and submit to the exclusive in personam jurisdiction of such courts generally and unconditionally with respect to any such action, suit or proceeding for themselves jointly and severally and in respect of their property.  The final judgment against any of them in any action, suit or proceeding referred to herein shall be conclusive and may be enforced in any other jurisdiction within the United State of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of their obligations and liabilities.  In addition, the parties hereby irrevocably and unconditionally waive any objection which they may now or hereafter have to laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with the enforcement of any other matter arising out or in connection with this Agreement brought in the aforesaid courts, and hereby further irrevocably  and unconditionally waive and agree not to please or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or without personal jurisdiction.

(c)                               MFC AND KBI HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS EVIDENCED HEREBY, OR ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF MFC AND KBI IN ENTERING INTO THIS AGREEMENT.

(d)                             This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Any such counterpart may be delivered through facsimile transmission provided the original thereof is promptly delivered to the Parties hereto.

11.8.                Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.9.                Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties

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acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.10.        Enforcement of Agreement.  The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled under this Agreement.

11.11.        Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.12.        Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law, Order, or otherwise.

11.13.        Investigation.  No party’s access to documents and information of another Party or its Subsidiaries, or any investigation by any such Party, shall affect the right of such Party to rely on any representations and warranties of another Party made in this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

MADISON FINANCIAL CORPORATION

By:	/s/ MICHAEL R. EAVES
Michael R. Eaves
Chairman of the Board of Directors

KENTUCKY BANCSHARES, INC.

By:	/s/ LOUIS PRICHARD
Louis Prichard
President and Chief Executive Officer

Signature Page to Agreement and Plan of Share Exchange - 68

EXHIBIT “A”

PLAN OF SHARE EXCHANGE
BETWEEN
MADISON FINANCIAL CORPORATION
AND
KENTUCKY BANCSHARES, INC.

Pursuant to this Plan of Share Exchange (“Plan of Share Exchange”), all outstanding shares of common stock of Madison Financial Corporation (“MFC”), a Kentucky corporation, shall be acquired by Kentucky Bancshares, Inc. (“KBI”), a Kentucky corporation, pursuant to a statutory share exchange.

Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain Agreement and Plan of Share Exchange dated as of January 21, 2015 between KBI and MFC (the “Agreement”), of which this Plan of Share Exchange is Exhibit A.

ARTICLE 1
TRANSACTIONS AND TERMS OF SHARE EXCHANGE

1.1.         Share Exchange. Subject to the terms and conditions of this Plan of Share Exchange and the Agreement, at the Effective Time, KBI will acquire all outstanding shares of MFC Common Stock in accordance with the provisions of KRS 271B.11-020 of the KBCA, and with the effect provided in KRS 271B.11-060 of the KBCA (the “Share Exchange”).  The Share Exchange shall be consummated pursuant to the terms of this Plan of Share Exchange and the Agreement, which have been approved and adopted by the respective Boards of Directors of MFC and KBI.

1.2.         Time and Place of Closing. The Closing will take place at 10:00 A.M., local Lexington, Kentucky time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 10:00 A.M., local Lexington, Kentucky time), or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

1.3.         Effective Time. The Share Exchange and other transactions contemplated by this Plan of Share Exchange shall become effective at the time the Articles of Shares Exchange reflecting the Share Exchange shall become effective with the Secretary of State of Kentucky (the “Effective Time”). Subject to the terms and conditions hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each Party or (ii) this Plan of Share Exchange is terminated pursuant to Article 10 of the Agreement, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Closing Date”) five (5) days following the last to occur of (a) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Share Exchange (taking into account any requisite waiting period in respect thereto), (b) the date on which the shareholders of MFC approve this Plan of Share Exchange, and (c) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

ARTICLE 2
MANNER OF EXCHANGING SHARES

2.1.         Exchange of Shares. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Share Exchange and without any action on the part of KBI, MFC or the shareholders of either, the shares of the constituent Parties shall be exchanged as follows:

(a)           Each share of KBI Common Stock (and any Rights with respect to KBI Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Share Exchange;

Appendix “A”

(b)           Subject to adjustment pursuant to Section 2.1(c) below, each issued and outstanding share of MFC Common Stock outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this Article 2, into 1.1927 shares of KBI Common Stock (the “Exchange Ratio”);

(c)           Dissenting Shares shall not be converted pursuant to Section 2.1(b) hereof in the Share Exchange but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be exchanged in the manner set forth in Section 2.1(b) hereof effective as of the Effective Time; and

(d)           In the event the Consolidated Net Book Value is less than $10,981,000, the Exchange Ratio shall be reduced by the quotient obtained by dividing the Book Value Shortfall Factor by 220,890.

2.2.         Shares Held by MFC or KBI. Each of the shares of MFC Common Stock held by MFC, any MFC Subsidiary, KBI or any KBI Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Common Stock Consideration shall be issued in exchange therefor.

ARTICLE 3
EXCHANGE OF SHARES

3.1.         Exchange of Certificates.

(a)           Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the MFC Proxy Statement, KBI shall appoint the Exchange Agent to act as exchange agent for payment of the Common Stock Consideration upon surrender of certificates representing MFC Common Stock. The Exchange Agent shall also act as the agent for the MFC shareholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in such shares of MFC Common Stock. Promptly following the Effective Time, KBI shall deposit with the Exchange Agent, for the benefit of the holders of shares of MFC Common Stock for exchange in accordance with Article 2 through the Exchange Agent, certificates representing the number of shares of KBI Common Stock issuable pursuant to Section 2.1(b) hereof in exchange for outstanding shares of MFC Common Stock (such shares of KBI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the KBI shall assume that there will not be any fractional shares of KBI Common Stock issued as part of the Common Stock Consideration. KBI shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions, deliver KBI Common Stock contemplated to be issued pursuant to Section 2.1(b) hereof out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b)           Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of MFC Common Stock (such certificates are referred to hereinafter collectively as the “Certificates”) whose shares or options were converted into the right to receive Common Stock Consideration pursuant to Section 2.1(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as KBI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Common Stock Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by KBI, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall effect delivery within five (5) business days to the holder of such Certificate, in exchange therefor, the amount of cash, if any, and the number of whole shares of KBI Common Stock, if any, into which the aggregate number of shares of MFC Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.1(b) hereof, and the Certificate so surrendered shall forthwith be canceled. Thereafter, each such holder who received any KBI Common Stock shall be treated as a holder of KBI Common Stock for all purposes under the

Appendix “A”

KBCA and the KBI’s Articles of Incorporation and Bylaws, in each case as amended.  In the event of a transfer of ownership of MFC Common Stock that is not registered in the transfer records of MFC, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of KBI that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Common Stock Consideration into which the shares of MFC Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.1(b) hereof. No interest shall be paid or accrued on any cash or stock payable upon surrender of any Certificate.

(c)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to KBI Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing MFC Common Stock with respect to the shares of MFC Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(e) hereof, until the surrender of such Certificate in accordance with this Article 3.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate entitled to whole shares of KBI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of KBI Common Stock to which such holder is entitled pursuant to Section 3.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of KBI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of KBI Common Stock.

(d)           No Further Ownership Rights in MFC Common Stock.  The Common Stock Consideration paid and/or issued in accordance with the terms of this Article 3 upon conversion of any shares of MFC Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of MFC Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the shares of MFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of MFC Common Stock are presented to the MFC or the Exchange for any reason, they shall be canceled and exchanged as provided in this Article 3.

(e)           No Fractional Shares.

(i)            No certificates or scrip representing fractional shares of KBI Common Stock shall be issued upon the conversion of MFC Common Stock pursuant to Section 3.1(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of KBI Common Stock. For purposes of this Section 3.1(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(ii)           In lieu of any such fractional shares, each holder of MFC Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of KBI Common Stock to which such holder is entitled under Section 2.1(b) (or would be entitled but for this Section 3.1(e)) and (B) $32.50.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of MFC Common Stock on the date that is six months after the Effective Time shall be delivered to KBI, upon demand, and any holder of MFC Common Stock who has not theretofore complied with this Article 3 shall thereafter look only to KBI for payment of its claim for a portion of the Consideration (including any cash in lieu of fractional shares of KBI Common Stock to which such Person is entitled pursuant to Section 3.1(e)) and any applicable dividends or distributions with respect to any KBI Common Stock constituting Consideration as provided in Section 3.1(c), in each case, without any interest thereon.

Appendix “A”

(g)           No Liability.  None of MFC, KBI or the Exchange Agent shall be liable to any Person in respect of any shares of KBI Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of KBI, free and clear of all claims or interest of any person previously entitled thereto.

(h)           Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by KBI, in direct obligations of the U.S. Treasury (or money market funds backed or secured by obligations of the U.S. Treasury) or otherwise with the consent of MFC (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to KBI.

(i)            Withholding Rights.  KBI and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of MFC Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, KBI will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of MFC Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j)            Income Tax Treatment.  KBI will cause MFC to merge into KBI in the Holding Company Merger immediately following the Effective Time.  It is intended by the Parties that the Share Exchange qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The Parties hereto hereby adopt this Plan of Share Exchange as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

ARTICLE 4
MISCELLANEOUS

4.1.         Conditions Precedent. Consummation of the Share Exchange shall be conditioned on the satisfaction of or waiver by KBI of the conditions precedent to the Share Exchange set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Share Exchange by MFC shall be conditioned on the satisfaction, or waiver by MFC, of the conditions precedent to the Share Exchange set forth in Sections 9.1 and 9.3 of the Agreement.

4.2.         Termination. This Plan of Share Exchange may be terminated at any time prior to the Effective Time by the Parties as provided in Article 10 of the Agreement.

4.3.         Amendments. To the extent permitted by Law, this Plan of Share Exchange may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Share Exchange has been obtained; provided, that after any such approval by the holders of MFC Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the MFC shareholders.

4.4.         Assignment. Except as expressly contemplated hereby, neither this Plan of Share Exchange nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party  (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, the Agreement and this Plan of Share Exchange will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Appendix “A”

4.5.         Governing.  This Plan of Share Exchange shall be governed by and construed in accordance with the Laws of the Commonwealth of Kentucky, without regard to any applicable conflicts of Laws.

4.6.         Captions. The captions contained in this Plan of Share Exchange are for reference purposes only and are not part of this Plan of Share Exchange.

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Share Exchange to be duly executed on its behalf as of the day and year first above written.

MADISON FINANCIAL CORPORATION

By:	/s/ MICHAEL R. EAVES
Michael R. Eaves
Chairman of the Board of Directors

KENTUCKY BANCSHARES, INC.

By:	/s/ LOUIS PRICHARD
Louis Prichard
President and Chief Executive Officer

Appendix “A”

EXHIBIT “B”
AFFILIATE AGREEMENT

Kentucky Bancshares, Inc.
Attention:     Louis Prichard

                        President and Chief Executive Officer
339 Main Street
Paris, Kentucky 40361

Gentlemen:

The undersigned is a shareholder and a director of (i) Madison Financial Corporation (“MFC”), a Kentucky corporation, or (ii) the subsidiary of MFC, Madison Bank (“MB”).  Pursuant to the transactions described in the Agreement and Plan of Share Exchange, dated as of January 21, 2015 (the “Agreement”), by and between MFC and Kentucky Bancshares, Inc. (“KBI”), all of the outstanding shares of MFC Common Stock will be acquired by KBI pursuant to a statutory share exchange (the “Share Exchange”) for the Common Stock Consideration. This Affiliate Agreement represents an agreement between the undersigned and KBI regarding certain rights and obligations of the undersigned in connection with the Share Exchange.

In consideration of the benefits the undersigned will receive under the Share Exchange as a shareholder of MFC and the mutual covenants contained herein, the undersigned and KBI hereby agree as follows:

1.             Vote on the Share Exchange.

(a)           The undersigned agrees that, at any time the Agreement remains in effect, he or she will vote all shares of MFC Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless KBI is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of MFC Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any Person other than MFC, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other Person.

(b)           KBI acknowledges that the undersigned is not making any agreement pursuant to this Section 1 or any other Section of this Letter Agreement in his capacity as a director or officer of MFC and that the undersigned is agreeing to the voting provisions of this Section 1 solely in his or her capacity as the beneficial or record owner of shares of MFC Common Stock and nothing herein shall limit or in any way affect any actions taken by the undersigned in his or her capacity as a director or officer of MFC.  Nothing herein shall limit or affect MFC’s rights in connection with the Agreement.

(c)           The obligation of the undersigned pursuant to this Section 1 is subject to the absence of any of the following changes (by amendment, waiver or otherwise) to the Agreement: (i) any decrease in the Common Stock Consideration not contemplated by the Agreement; (ii) any change in the form of the Common Stock Consideration; or (iii) any change in the Agreement or the structure of the transactions contemplated thereby that would, in the judgment of the undersigned, adversely affect the tax consequences to the undersigned from the Agreement.

2.             Restriction on Transfer.  The undersigned further agrees that he or she will not, without the prior written consent of KBI (which consent may be withheld for any reason or no reason), transfer any shares of MFC Common Stock prior to the Effective Date, except by operation of law, by will, or under the laws of descent and distribution.

3.             Affiliate Status.  The undersigned understands and agrees that as to MFC the undersigned is an “affiliate” (a “MFC Affiliate”) as defined in Rule 405 of the Rules and Regulations of the SEC under the 1933 Act, and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Share Exchange.

Appendix “A”

4.             Confidentiality Agreement.  After the Effective Time, the undersigned shall not disclose or use or otherwise exploit (for his own benefit or the benefit of any other Person) at any time, any Confidential Information of which the undersigned became aware while a director or employee of MFC or MB, whether or not any such information was developed by him or her unless required by Law to do so.  For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary information of or respecting MFC, MB or any Affiliate, including, without limitation, manner of operations, financial information and customer lists, records and relationships, other than information which, at the time of such disclosure or use, exists in the public domain through no breach or violation by the undersigned of this Affiliate Agreement or the undersigned’s duties or contractual obligations to MFC or MB.  For the avoidance of doubt, nothing contained herein shall prevent any disclosure of information required by Law or any disclosure by the undersigned in his or her capacity as an officer or director of MFC or its subsidiaries.

5.             Restrictive Covenants.

(a)           Acknowledgments.  The undersigned acknowledges that, except as otherwise contemplated by Section 5(c), (i) his or her services with MFC or MB were of a special, unique and extraordinary character and that his or her position with MFC or MB placed him or her in a position of confidence and trust with the customers of MFC and MB and allowed him or her access to Confidential Information, (ii) he or she will benefit from the consummation of the transactions contemplated under the Share Exchange, (iii) he or she would not have had significant contact with any MFC or MB customers if not for his or her service as a director or officer of MFC or MB and the name, reputation and for the goodwill of MFC or MB, (iv) the nature and periods of restrictions imposed by the covenants contained in this Section 5 are fair, reasonable and necessary to protect and preserve for KBI (A) the customer relationships developed by MFC or MB through significant time and expense and (B) the benefits of the undersigned’s service with MFC or MB, (v) KBI and its Affiliates would sustain great and irreparable loss and damage if the undersigned were to breach any of such covenants, (vi) KBI and its Affiliates conduct their business actively in and throughout the entire Territory (as herein defined) and (vii) the Territory is reasonably sized.

(b)           Covenants.  Having acknowledged the foregoing, the undersigned covenants and agrees with KBI that, subject to Section 5(c), he or she will not, directly or indirectly, from the date hereof through the second anniversary of the Closing Date, engage in any of the following:

(i)            attempt in any manner to cause or otherwise encourage any employee of MFC, MB, KBI or KB to leave the employ of MFC, MB, KBI or KB;

(ii)           engage in, own, manage, operate, or control as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time engaged in the Competitive Business within the Territory (provided, however, that the undersigned may own, solely as a passive investment, securities of any Person which are traded on a national securities exchange or in the over-the-counter market if the undersigned does not own more than 5% of any class of securities of such Person);

(iii)          solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any of the customers, borrowers or depositors of MB or KB, or any prospective customers, borrowers or depositors which were solicited by MB while the undersigned was a director or executive officer of MFC or MB, for the purpose of selling to or servicing for any such customer, borrower or depositor or prospective customer, borrower or depositor any Competitive Business product or service; or

(iv)          cause or attempt to cause any of the foregoing customers, borrowers or depositors or prospective customers, borrowers or depositors to refrain from maintaining or acquiring from or through MFC, MB, KBI or KB any Business product or service, and will not assist any other Person or Persons to do so.

(c)           Exceptions.  Notwithstanding the foregoing, nothing contained in this Section 5 shall: (i) require the undersigned to divest or otherwise sell any shares owned as of the date of this Agreement (provided the undersigned has given KBI a written description of such shares including the undersigned’s ownership thereof prior to the date of this Agreement); or (ii) prohibit the undersigned from providing legal, tax, insurance, stock brokerage,

Appendix “A”

accounting or engineering professional advisory services to any person, including any person who is, may be, may have been or may become a competitor, customer or employee of MFC, MB, KBI or KB or who may engage in a Competitive Business within the Territory.  The parties acknowledge that both Michael Eaves and Stuart Olds practice in law in the Territory and Mike Eidson provides engineering services in the Territory and each currently represents or provides services to (and will continue to represent and provide services to) other banks and financial institutions and agree that nothing contained herein will restrict or limit their ability to do so.  For the avoidance of doubt, nothing contained herein restricts in any way MFC or its Subsidiaries or actions by the undersigned in his or her capacity as an officer or director of MFC and/or its Subsidiaries prior to the Effective Time.

(d)           Definitions.  For purposes of this Agreement,

(i)            the “Territory” shall mean that area comprised of all points in Madison County, Kentucky  and in all Kentucky counties contiguous to Madison County.  The undersigned shall be prohibited from maintaining a business address within such Territory if he or she is engaged in any of the prohibited activities enumerated in Subsection 5(b)(ii) hereof at such address, and he or she shall also be prohibited from engaging in any of the activities enumerated in Subsection 5(b)(ii) hereof within such Territory even if the undersigned maintains a business or residential address outside said Territory; and

(ii)           the “Competitive Business” shall mean the business or operations customarily conducted by a bank, thrift, credit union, mortgage bank, industrial bank, finance company or bank holding company.

(e)           Injunctive Relief; Invalidity of Any Provision.  The undersigned acknowledges that his or her breach of any covenant contained in this Section 5 will result in irreparable injury to KBI and its Affiliates and that KBI’s and the Affiliates’ remedy at Law for such a breach will be inadequate.  Accordingly, the undersigned agrees and consents that KBI or any of its Affiliates, in addition to all other remedies available to any of them at Law, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the undersigned of any covenant contained in this Section 5.  If any provision of this Section 5 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable.  The parties further agree to execute all documents necessary to evidence such amendment.

(f)            Rights Cumulative.  The rights and remedies of KBI and its Affiliates under this Section 5 are in addition to, and cumulative of, any other rights and remedies that KBI and its Affiliates may have by Law with respect to this Agreement.  The parties further agree that in the event of a breach by the undersigned of Section 5(b) hereof, the period set forth in Section 5(b) hereof shall not begin until the undersigned permanently ceases his breach thereof.

6.             Termination.  Section 1 of this Affiliate Agreement shall terminate upon the earlier to occur of (a) the termination of the Agreement by KBI or MFC in accordance with its terms pursuant to Section 10.1 thereof and (b) the Effective Time.  All other provisions of this Affiliate Agreement shall terminate upon the termination of the Agreement by KBI or MFC in accordance with its terms pursuant to Section 10.1 thereof.  Upon termination, this Affiliate Agreement shall have no further force or effect.

7.             Entire Agreement; Modification; Waiver.  This Affiliate Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral.  No supplements, modification, or amendment of this Affiliate Agreement shall be binding unless executed in writing by all parties hereto.  No waiver of any of the provisions of this Affiliate Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

8.             Successors and Assigns; Assignment.  This Affiliate Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns; provided, however, that this Affiliate Agreement is intended to be personal to the undersigned and the rights and obligations of the undersigned hereunder may not be assigned or transferred by him, and the rights and

Appendix “A”

obligations of KBI or its Affiliates hereunder may not be assigned or transferred by it, without the prior written consent of the other party hereto.

9.             Governing Law.  This Affiliate Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky without taking into account provisions regarding choice of Law or conflicts of Law, except to the extent certain matters may be governed as a matter of law by federal Law.

10.          Execution in Counterparts.  This Affiliate Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

11.          Severability of Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Affiliate Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.          WAIVER OF JURY TRIAL.  THE UNDERSIGNED HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING HEREUNDER.

13.          Third Party Beneficiaries.  Each Affiliate of KBI shall be deemed to be a third party beneficiary of the rights of KBI hereunder.

14.          Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meanings as given such terms under the Agreement.

This Affiliate Agreement is executed as of the __ day of __________, 2015.

Very truly yours,

Signature

Printed Name

Address

Telephone Number

AGREED TO AND ACCEPTED as of _____________ __, 2015
KENTUCKY BANCSHARES, INC.

By:
Louis Prichard
President and Chief Executive Officer

Appendix “A”

EXHIBIT “C”

MATTERS AS TO WHICH WYATT, TARRANT & COMBS, LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1.             MFC is a corporation validly existing under the Laws of the Commonwealth of Kentucky.

2.             MB is a Kentucky banking corporation validly existing under the Laws of the Commonwealth of Kentucky and the Laws of the United States with corporate power and authority to conduct its business and to own and use its Assets, and its deposits are insured with the FDIC.

3.             MFC’s authorized capital stock consists of (i) 1,000,000 shares of MFC Common Stock, of which 220,890 shares are issued and outstanding; (ii) 30,000 shares of MFC Series A Preferred Stock, of which 8,508 shares are issued and outstanding; (iii) 3,370 shares of MFC Series B Preferred Stock, of which 3,370 shares are issued and outstanding and (iv) 169.00169 shares of MFC Series C Preferred Stock, of which 169 shares are issued and outstanding.  MB’s authorized capital stock consists of 1,000,000 shares of MB Common Stock, of which 223,890 shares are issued and outstanding as of the Closing Date and owned by MFC.  To our Knowledge, the outstanding shares of MFC Common Stock and MB Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable.  To our Knowledge, there are no Rights obligating MFC or MB to issue or acquire any of their respective equity securities.

4.             The Agreement has been duly and validly executed and delivered by MFC and, assuming valid authorization, execution and delivery of the Agreement by KBI, constitutes a valid and binding agreement of MFC, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

The foregoing opinions may expressly rely on statements of government officials, representatives of MFC, and third parties that provide services to MFC which would have knowledge of such matters.

C-1

Appendix “A”

EXHIBIT “D”

MATTERS AS TO WHICH STOLL KEENON OGDEN PLLC WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1.             KBI is a bank holding company existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets.

2.             The execution and delivery by KBI of the Agreement do not, and if KBI was now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of KBI or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which KBI is a party or by which it is bound.

3.             The Agreement has been duly and validly executed and delivered by KBI and, assuming valid authorization, execution and delivery of the Agreement by MFC, constitutes a valid and binding agreement of KBI enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

4.             KBI’s authorized capital stock consists of (i) 300,000 shares of blank check preferred stock, of which no shares are outstanding as of the Closing Date, and (ii) and 10,000,000 shares of KBI Common Stock, of which 2,720,842 shares are outstanding as of the Closing Date.  To our Knowledge, the outstanding shares of KBI Common Stock and Preferred Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

5.             The shares of KBI Common Stock to be issued to the shareholders of MFC as contemplated in the Agreement have been registered under the 1933 Act, and when issued and delivered following consummation of the Share Exchange will be duly authorized, validly issued, not issued in violation of any statutory preemptive rights of shareholders and fully paid and nonassessable.

The foregoing opinions may expressly rely on statements of government officials, representatives of KBI and third parties that provide services to KBI which would have knowledge of such matters.

Appendix “A”	D-1

Appendix “B”                                              Chapter 13 of the Kentucky Business Corporation Act

– Dissenters’’ Rights

FULL TEXT OF

SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 271B.13-010.  Definitions for subtitle.

As used in this subtitle:

(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 271B.13-020.  Right to dissent.

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to

Appendix “B”

court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

(e) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(f) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 271B.13-030.  Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 271B.13-200.  Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

2

Appendix “B”

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

§ 271B.13-210.  Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

§ 271B.13-220.  Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

§ 271B.13-230.  Duty to demand payment.

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

3

Appendix “B”

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

§ 271B.13-240.  Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 271B.13-250.  Payment.

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

§ 271B.13-260.  Failure to take action.

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

§ 271B.13-270.  After-acquired shares.

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

4

Appendix “B”

§ 271B.13-280.  Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

§ 271B.13-300.  Court action.

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

5

Appendix “B”

§ 271B.13-310. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

6

Appendix “B”

Appendix  “C”                                         Form of Affiliate Agreement

AFFILIATE AGREEMENT

Kentucky Bancshares, Inc.
Attention:     Louis Prichard

                     President and Chief Executive Officer

339 Main Street
Paris, Kentucky 40361

Gentlemen:

The undersigned is a shareholder and a director of (i) Madison Financial Corporation (“MFC”), a Kentucky corporation, or (ii) the subsidiary of MFC, Madison Bank (“MB”).  Pursuant to the transactions described in the Agreement and Plan of Share Exchange, dated as of January 21, 2015 (the “Agreement”), by and between MFC and Kentucky Bancshares, Inc. (“KBI”), all of the outstanding shares of MFC Common Stock will be acquired by KBI pursuant to a statutory share exchange (the “Share Exchange”) for the Common Stock Consideration. This Affiliate Agreement represents an agreement between the undersigned and KBI regarding certain rights and obligations of the undersigned in connection with the Share Exchange.

In consideration of the benefits the undersigned will receive under the Share Exchange as a shareholder of MFC and the mutual covenants contained herein, the undersigned and KBI hereby agree as follows:

15.                               Vote on the Share Exchange.

(a)                                 The undersigned agrees that, at any time the Agreement remains in effect, he or she will vote all shares of MFC Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless KBI is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of MFC Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any Person other than MFC, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other Person.

(b)                                 KBI acknowledges that the undersigned is not making any agreement pursuant to this Section 1 or any other Section of this Letter Agreement in his capacity as a director or officer of MFC and that the undersigned is agreeing to the voting provisions of this Section 1 solely in his or her capacity as the beneficial or record owner of shares of MFC Common Stock and nothing herein shall limit or in any way affect any actions taken by the undersigned in his or her capacity as a director or officer of MFC.  Nothing herein shall limit or affect MFC’s rights in connection with the Agreement.

(c)                                  The obligation of the undersigned pursuant to this Section 1 is subject to the absence of any of the following changes (by amendment, waiver or otherwise) to the Agreement: (i) any decrease in the Common Stock Consideration not contemplated by the Agreement; (ii) any change in the form of the Common Stock Consideration; or (iii) any change in the Agreement or the structure of the transactions contemplated thereby that would, in the judgment of the undersigned, adversely affect the tax consequences to the undersigned from the Agreement.

16.                               Restriction on Transfer.  The undersigned further agrees that he or she will not, without the prior written consent of KBI (which consent may be withheld for any reason or no reason), transfer any shares of MFC Common Stock prior to the Effective Date, except by operation of law, by will, or under the laws of descent and distribution.

17.                               Affiliate Status.  The undersigned understands and agrees that as to MFC the undersigned is an “affiliate” (a “MFC Affiliate”) as defined in Rule 405 of the Rules and Regulations of the SEC under the 1933 Act, and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Share Exchange.

1

Appendix “C”

18.                               Confidentiality Agreement.  After the Effective Time, the undersigned shall not disclose or use or otherwise exploit (for his own benefit or the benefit of any other Person) at any time, any Confidential Information of which the undersigned became aware while a director or employee of MFC or MB, whether or not any such information was developed by him or her unless required by Law to do so.  For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary information of or respecting MFC, MB or any Affiliate, including, without limitation, manner of operations, financial information and customer lists, records and relationships, other than information which, at the time of such disclosure or use, exists in the public domain through no breach or violation by the undersigned of this Affiliate Agreement or the undersigned’s duties or contractual obligations to MFC or MB.  For the avoidance of doubt, nothing contained herein shall prevent any disclosure of information required by Law or any disclosure by the undersigned in his or her capacity as an officer or director of MFC or its subsidiaries.

19.                               Restrictive Covenants.

(a)                                 Acknowledgments.  The undersigned acknowledges that, except as otherwise contemplated by Section 5(c), (i) his or her services with MFC or MB were of a special, unique and extraordinary character and that his or her position with MFC or MB placed him or her in a position of confidence and trust with the customers of MFC and MB and allowed him or her access to Confidential Information, (ii) he or she will benefit from the consummation of the transactions contemplated under the Share Exchange, (iii) he or she would not have had significant contact with any MFC or MB customers if not for his or her service as a director or officer of MFC or MB and the name, reputation and for the goodwill of MFC or MB, (iv) the nature and periods of restrictions imposed by the covenants contained in this Section 5 are fair, reasonable and necessary to protect and preserve for KBI (A) the customer relationships developed by MFC or MB through significant time and expense and (B) the benefits of the undersigned’s service with MFC or MB, (v) KBI and its Affiliates would sustain great and irreparable loss and damage if the undersigned were to breach any of such covenants, (vi) KBI and its Affiliates conduct their business actively in and throughout the entire Territory (as herein defined) and (vii) the Territory is reasonably sized.

(b)                                 Covenants.  Having acknowledged the foregoing, the undersigned covenants and agrees with KBI that, subject to Section 5(c), he or she will not, directly or indirectly, from the date hereof through the second anniversary of the Closing Date, engage in any of the following:

(i)                                     attempt in any manner to cause or otherwise encourage any employee of MFC, MB, KBI or KB to leave the employ of MFC, MB, KBI or KB;

(ii)                                  engage in, own, manage, operate, or control as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time engaged in the Competitive Business within the Territory (provided, however, that the undersigned may own, solely as a passive investment, securities of any Person which are traded on a national securities exchange or in the over-the-counter market if the undersigned does not own more than 5% of any class of securities of such Person);

(iii)                               solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any of the customers, borrowers or depositors of MB or KB, or any prospective customers, borrowers or depositors which were solicited by MB while the undersigned was a director or executive officer of MFC or MB, for the purpose of selling to or servicing for any such customer, borrower or depositor or prospective customer, borrower or depositor any Competitive Business product or service; or

(iv)                              cause or attempt to cause any of the foregoing customers, borrowers or depositors or prospective customers, borrowers or depositors to refrain from maintaining or acquiring from or through MFC, MB, KBI or KB any Business product or service, and will not assist any other Person or Persons to do so.

(c)                                  Exceptions.  Notwithstanding the foregoing, nothing contained in this Section 5 shall: (i) require the undersigned to divest or otherwise sell any shares owned as of the date of this Agreement (provided the undersigned has given KBI a written description of such shares including the undersigned’s ownership thereof prior

2

Appendix “C”

to the date of this Agreement); or (ii) prohibit the undersigned from providing legal, tax, insurance, stock brokerage,  accounting or engineering professional advisory services to any person, including any person who is, may be, may have been or may become a competitor, customer or employee of MFC, MB, KBI or KB or who may engage in a Competitive Business within the Territory.  The parties acknowledge that both Michael Eaves and Stuart Olds practice in law in the Territory and Mike Eidson provides engineering services in the Territory and each currently represents or provides services to (and will continue to represent and provide services to) other banks and financial institutions and agree that nothing contained herein will restrict or limit their ability to do so.  For the avoidance of doubt, nothing contained herein restricts in any way MFC or its Subsidiaries or actions by the undersigned in his or her capacity as an officer or director of MFC and/or its Subsidiaries prior to the Effective Time.

(d)                                 Definitions.  For purposes of this Agreement,

(i)                                     the “Territory” shall mean that area comprised of all points in Madison County, Kentucky  and in all Kentucky counties contiguous to Madison County.  The undersigned shall be prohibited from maintaining a business address within such Territory if he or she is engaged in any of the prohibited activities enumerated in Subsection 5(b)(ii) hereof at such address, and he or she shall also be prohibited from engaging in any of the activities enumerated in Subsection 5(b)(ii) hereof within such Territory even if the undersigned maintains a business or residential address outside said Territory; and

(ii)                                  the “Competitive Business” shall mean the business or operations customarily conducted by a bank, thrift, credit union, mortgage bank, industrial bank, finance company or bank holding company.

(e)                                  Injunctive Relief; Invalidity of Any Provision.  The undersigned acknowledges that his or her breach of any covenant contained in this Section 5 will result in irreparable injury to KBI and its Affiliates and that KBI’s and the Affiliates’ remedy at Law for such a breach will be inadequate.  Accordingly, the undersigned agrees and consents that KBI or any of its Affiliates, in addition to all other remedies available to any of them at Law, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the undersigned of any covenant contained in this Section 5.  If any provision of this Section 5 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable.  The parties further agree to execute all documents necessary to evidence such amendment.

(f)                                   Rights Cumulative.  The rights and remedies of KBI and its Affiliates under this Section 5 are in addition to, and cumulative of, any other rights and remedies that KBI and its Affiliates may have by Law with respect to this Agreement.  The parties further agree that in the event of a breach by the undersigned of Section 5(b) hereof, the period set forth in Section 5(b) hereof shall not begin until the undersigned permanently ceases his breach thereof.

20.                               Termination.  Section 1 of this Affiliate Agreement shall terminate upon the earlier to occur of (a) the termination of the Agreement by KBI or MFC in accordance with its terms pursuant to Section 10.1 thereof and (b) the Effective Time.  All other provisions of this Affiliate Agreement shall terminate upon the termination of the Agreement by KBI or MFC in accordance with its terms pursuant to Section 10.1 thereof.  Upon termination, this Affiliate Agreement shall have no further force or effect.

21.                               Entire Agreement; Modification; Waiver.  This Affiliate Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral.  No supplements, modification, or amendment of this Affiliate Agreement shall be binding unless executed in writing by all parties hereto.  No waiver of any of the provisions of this Affiliate Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

22.                               Successors and Assigns; Assignment.  This Affiliate Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and permitted

3

Appendix “C”

assigns; provided, however, that this Affiliate Agreement is intended to be personal to the undersigned and the rights and obligations of the undersigned hereunder may not be assigned or transferred by him, and the rights and obligations of KBI or its Affiliates hereunder may not be assigned or transferred by it, without the prior written consent of the other party hereto.

23.                               Governing Law.  This Affiliate Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky without taking into account provisions regarding choice of Law or conflicts of Law, except to the extent certain matters may be governed as a matter of law by federal Law.

24.                               Execution in Counterparts.  This Affiliate Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

25.                               Severability of Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Affiliate Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

26.                               WAIVER OF JURY TRIAL.  THE UNDERSIGNED HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING HEREUNDER.

27.                               Third Party Beneficiaries.  Each Affiliate of KBI shall be deemed to be a third party beneficiary of the rights of KBI hereunder.

28.                               Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meanings as given such terms under the Agreement.

This Affiliate Agreement is executed as of the __ day of __________, 2015.

Very truly yours,

Signature

Printed Name

Address

Telephone Number

AGREED TO AND ACCEPTED as of	, 2015
KENTUCKY BANCSHARES, INC.

By:
Louis Prichard
President and Chief Executive Officer

4

Appendix “C”

Appendix “D”                                             Kentucky Bancshares, Inc. 2014 Consolidated Financial Statements

Appendix “D”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Kentucky Bancshares, Inc.

Paris, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky Bancshares, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
March 20, 2015

1

KENTUCKY BANCSHARES, INC.

Paris, Kentucky

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013 and 2012

2

Appendix “D”

CONSOLIDATED BALANCE SHEETS

December 31

	2014	2013
ASSETS
Cash and due from banks	$16,770,880	$22,350,487
Federal funds sold	398,000	510,000
Cash and cash equivalents	17,168,880	22,860,487
Interest bearing time deposits	1,280,000	300,000
Securities available for sale	246,860,871	230,396,296
Trading Assets	5,370,177	—
Mortgage loans held for sale	776,109	223,250
Loans	538,305,272	468,654,972
Allowance for loan losses	(6,012,175)	(5,440,720)
Net loans	532,293,097	463,214,252

Federal Home Loan Bank stock	5,981,000	6,730,600
Real estate owned, net	4,603,587	3,378,958
Bank premises and equipment, net	16,479,555	16,708,962
Interest receivable	3,298,631	3,617,673
Mortgage servicing rights	1,208,727	1,343,887
Goodwill	13,116,710	13,116,710
Other intangible assets	177,000	316,760
Other assets	6,594,780	8,371,008

Total assets	$855,209,124	$770,578,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$176,743,135	$152,052,558
Time deposits, $250,000 and over	52,912,913	50,468,672
Other interest bearing	425,212,913	414,879,202
Total deposits	654,868,961	617,400,432
Repurchase agreements and other borrowings	12,457,285	12,867,341
Short-term Federal Home Loan Bank advances	10,000,000	—
Long-term Federal Home Loan Bank advances	83,784,615	57,846,833
Subordinated debentures	7,217,000	7,217,000
Interest payable	641,830	735,859
Other liabilities	8,297,674	6,838,880
Total liabilities	777,267,365	702,906,345

Commitments and contingent liabilities	—	—

Stockholders’ equity
Preferred stock, 300,000 shares authorized and unissued	—	—
Common stock, no par value; 10,000,000 shares authorized; 2,720,098 and 2,717,434 shares issued and outstanding in 2014 and 2013	12,662,320	12,569,979
Retained earnings	64,488,435	60,228,702
Accumulated other comprehensive income (loss)	791,004	(5,126,183)
Total stockholders’ equity	77,941,759	67,672,498

Total liabilities and stockholders’ equity	$855,209,124	$770,578,843

See accompanying notes.

1

Appendix “D”

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31

	2014	2013	2012
Interest income
Loans, including fees	$23,857,272	$22,934,826	$23,360,430
Securities
Taxable	2,611,814	2,179,857	1,561,085
Tax exempt	2,811,530	2,742,349	2,982,158
Trading Assets	167,698	—	—
Other	282,465	310,756	329,238
	29,730,779	28,167,788	28,232,911
Interest expense
Deposits	2,038,085	2,282,033	2,504,425
Repurchase agreements and other borrowings	95,498	79,469	43,526
Federal Home Loan Bank advances	1,392,321	862,631	922,771
Subordinated debentures	229,662	231,638	244,918
	3,755,566	3,455,771	3,715,640
Net interest income	25,975,213	24,712,017	24,517,271
Provision for loan losses	950,000	1,050,000	2,050,000
Net interest income after provision for loan losses	25,025,213	23,662,017	22,467,271

Other income
Service charges	4,240,180	4,324,986	4,740,500
Loan service fee income (loss), net	65,551	202,091	105,490
Trust department income	979,046	745,973	662,548
Securities gains, net	965,985	967,454	1,834,839
Gain on trading assets, net	202,479	—	—
Gain on sale of mortgage loans	950,722	1,658,226	2,325,468
Brokerage income	554,015	350,544	239,980
Debit card interchange income	2,118,580	1,947,394	1,868,283
Other	81,336	24,976	92,864
	10,157,894	10,221,644	11,869,972
Other expenses
Salaries and employee benefits	14,806,347	15,387,011	12,583,775
Occupancy expenses	3,307,558	3,129,413	3,033,060
Repossession expenses, net	370,550	266,805	1,735,764
FDIC insurance	535,438	486,380	572,752
Legal and professional fees	1,066,750	839,423	689,362
Data processing	1,351,017	1,346,325	1,186,622
Debit card expenses	1,004,551	955,113	884,445
Amortization	139,759	214,973	233,736
Advertising and marketing	826,582	824,980	744,456
Taxes other than payroll, property and income	851,092	875,029	842,568
Telephone	341,134	268,304	301,111
Postage	321,456	303,260	296,798
Loan fees	346,245	398,464	587,351
Other	1,946,227	1,907,310	1,994,208
	27,214,706	27,202,790	25,686,008
Income before income taxes	7,968,401	6,680,871	8,651,235
Provision for income taxes	897,683	858,997	1,643,673

Net income	$7,070,718	$5,821,874	$7,007,562
Earnings per share:
Basic	$2.60	$2.15	$2.59
Diluted	2.60	2.15	2.59

See accompanying notes.

2

Appendix “D”

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Loss)

Years Ended December 31

	2014	2013	2012
Net income	$7,070,718	$5,821,874	$7,007,562

Other comprehensive income (loss)
Unrealized gains (losses) on securities arising during the period	9,931,420	(13,289,258)	2,612,889
Reclassification of realized amount	(965,985)	(967,454)	(1,834,839)
Net change in unrealized gain (loss) on securities	8,965,435	(14,256,712)	778,050
Less: Tax impact	3,048,248	(4,847,282)	264,537

Other comprehensive income (loss)	5,917,187	(9,409,430)	513,513

Comprehensive income (loss)	$12,987,905	$(3,587,556)	$7,521,075

See accompanying notes.

3

Appendix “D”

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2013, 2012 and 2011

				Accumulated
				Other	Total
	Common Stock		Retained	Comprehensive	Stockholders’
	Shares	Amount	Earnings	Income (Loss)	Equity
Balances, January 1, 2011	2,716,805	$12,447,832	$52,735,535	$3,769,734	$68,953,101

Common stock issued including tax benefit, net (including stock grants of 6,955 shares and employee gifts of 34 shares)	5,634	1,026	—	—	1,026
Stock compensation expense	—	92,683	—	—	92,683
Common stock purchased and retired	(2,745)	(12,553)	(43,996)	—	(56,549)
Other Comprehensive Income	—	—	—	513,513	513,513
Net income	—	—	7,007,562	—	7,007,562
Dividends declared - $0.92 per share	—	—	(2,502,676)	—	(2,502,676)
Balances, December 31, 2012	2,719,694	$12,528,988	$57,196,425	$4,283,247	$74,008,660

Common stock issued including tax benefit, net (including stock grants of 5,615 shares and employee gifts of 49 shares)	6,758	462	—	—	462
Stock compensation expense	—	82,115	—	—	82,115
Common stock purchased and retired	(9,018)	(41,586)	(176,619)	—	(218,205)
Other Comprehensive Income	—	—	—	(9,409,430)	(9,409,430)
Net income	—	—	5,821,874	—	5,821,874
Dividends declared - $0.96 per share	—	—	(2,612,978)	—	(2,612,978)
Balances, December 31, 2013	2,717,434	$12,569,979	$60,228,702	$(5,126,183)	$67,672,498

Common stock issued including tax benefit, net (including stock grants of 7,475 shares and employee gifts of 74 shares)	7,159	1,971	—	—	1,971
Stock compensation expense	—	111,031	—	—	111,031
Common stock purchased and retired	(4,495)	(20,661)	(90,186)	—	(110,847)
Other Comprehensive Income (Loss)	—	—	—	5,917,187	5,917,187
Net income	—	—	7,070,718	—	7,070,718
Dividends declared - $1.00 per share	—	—	(2,720,799)	—	(2,720,799)
Balances, December 31, 2014	2,720,098	$12,662,320	$64,488,435	$791,004	$77,941,759

See accompanying notes.

4

Appendix “D”

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31

	2014	2013	2012
Cash flows from operating activities
Net income	$7,070,718	$5,821,874	$7,007,562
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,830,441	1,664,975	1,822,714
Provision for loan losses	950,000	1,050,000	2,050,000
Securities amortization, net	638,322	844,962	1,587,182
Securities (gains) losses, net	(965,985)	(967,454)	(1,834,839)
Net change in trading assets	(5,370,177)	—	—
Originations of loans held for sale	(37,042,912)	(53,578,104)	(64,419,001)
Proceeds from sale of loans	37,440,775	55,498,925	66,884,024
Gain on sale of mortgage loans	(950,722)	(1,658,226)	(2,325,468)
Stock based compensation expense	111,031	82,115	92,683
Losses (gain) on disposal of fixed assets	(2,175)	99,625	(13,742)
Losses (gain) on other real estate	(146,413)	(43,213)	179,873
Changes in:
Interest receivable	319,042	328,805	105,414
Write-downs of other real estate, net	144,100	63,302	990,570
Other assets	1,506,140	(3,249,889)	(2,035,285)
Interest payable	(94,029)	126,095	(352,764)
Other liabilities	(1,589,454)	4,700,176	2,174,250
Net cash from operating activities	3,848,702	10,783,968	11,913,173

Cash flows from investing activities
Net change in interest bearing time deposits	(980,000)	—	—
Purchases of securities	(127,326,127)	(141,135,109)	(135,155,986)
Proceeds from sales of securities	73,984,876	38,088,640	59,050,719
Proceeds from principal payments and maturities of securities	46,169,775	51,296,426	64,769,877
Net change in loans	(73,304,166)	(40,807,996)	(22,219,911)
Proceeds from redemption of Federal Home Loan Bank Stock	749,600	—	—
Purchases of bank premises and equipment	(1,056,026)	(1,494,072)	(1,348,567)
Proceeds from sale of other real estate	2,053,005	1,311,582	5,224,277
Proceeds from sale of bank premises and equipment	2,175	258,133	16,800
Net cash from investing activities	(79,706,888)	(92,482,396)	(29,662,791)

Cash flows from financing activities
Net change in deposits	37,468,529	26,975,848	47,500,706
Net change in repurchase agreements and other borrowings	(410,056)	9,051,957	591,858
Net change in short-term advances from Federal Home Loan Bank	10,000,000	—	—
Long-term advances from Federal Home Loan Bank	38,666,000	47,660,000	—
Payments on long-term Federal Home Loan Bank advances	(12,728,219)	(7,262,099)	(12,877,297)
Payments on note payable	—	(500,000)	(800,000)
Proceeds from issuance of common stock, including options and grants, including tax benefits	1,971	462	1,026
Purchase of common stock	(110,847)	(218,205)	(56,549)
Dividends paid	(2,720,799)	(2,612,978)	(2,502,676)
Net cash from financing activities	70,166,579	73,094,985	31,857,068

5

Appendix “D”

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31

	2014	2013	2012
Net change in cash and cash equivalents	$(5,691,607)	$(8,603,443)	$14,107,450

Cash and cash equivalents at beginning of year	22,860,487	31,463,930	17,356,480

Cash and cash equivalents at end of year	$17,168,880	$22,860,487	$31,463,930

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense	$3,849,595	$3,329,676	$4,068,404
Income taxes	1,200,000	1,475,000	1,300,000

Supplemental schedules of non-cash investing activities
Real estate acquired through foreclosure	$3,275,321	$471,500	$2,266,875

See accompanying notes.

6

Appendix “D”

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  The consolidated financial statements include the accounts of Kentucky Bancshares, Inc. (the Company), its wholly-owned subsidiaries, Kentucky Bank (the Bank) and KBI Insurance Company, Inc., a captive insurance subsidiary, and the Bank’s wholly-owned subsidiary, KB Special Assets Unit, LLC.  Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations:  The Bank operates under a state bank charter and provides full banking services, including trust services, to customers located in Bourbon, Clark, Elliot, Fayette, Harrison, Jessamine, Madison, Rowan, Scott, Woodford and adjoining counties in Kentucky.  As a state bank, the Bank is subject to regulation by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC).  The Company, a bank holding company, is regulated by the Federal Reserve.  KBI Insurance Company, Inc., a captive insurance subsidiary, is regulated by the state of Nevada Division of Insurance.

Estimates in the Financial Statements:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flows:  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and certain short-term investments with maturities of less than three months.  Generally, federal funds are sold for one-day periods.  Net cash flows are reported for loan, deposit and short-term borrowing transactions.

Interest Bearing Time Deposits:  Interest bearing time deposits in other financial institutions have original maturities between one and three years and are carried at cost.

Securities:  The Company is required to classify its securities portfolio into one of three categories:  trading securities, securities available for sale and securities held to maturity.  Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category.  The Company has no investments classified as held to maturity.  Securities available for sale and trading securities are carried at fair value. Unrealized holding gains and losses for securities which are classified as available for sale are reported in other comprehensive income, net of deferred tax.  Unrealized holding gains and losses for securities which are classified as trading securities are reported in other income.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated.  Gains and losses on sales are recorded on the settlement date and determined using the specific identification method.

7

Appendix “D”

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale:  Loans held for sale are valued at the lower of cost or fair value as determined by outstanding commitments from investors or current secondary market prices, calculated on the aggregate loan basis.  The Company also provides for any losses on uncovered commitments to lend or sell.  Loans are generally sold with servicing rights retained but with some exceptions.

Loans:  Loans that management has the intent and ability to hold for the forseeable future or until maturity are stated at the amount of unpaid principal, reduced by an allowance for loan losses.  Interest income on loans is recognized on the accrual basis except for those loans on a nonaccrual status.  The accrual of interest on impaired loans is discontinued when management believes, after consideration of economic and business conditions and collection efforts, that the borrowers’ financial condition is such that collection of interest is doubtful.  Interest income on real estate mortgage (1-4 family residential and multi-family residential) and consumer loans is discontinued at the time the loan is 90 days delinquent, and interest income on real estate construction, non-farm and non-residential mortgage, agricultural and commercial loans is discontinued at the time the loan is 120 days delinquent, unless the loan is well-secured and in process of collection.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  Recorded investment is the outstanding loan balance, excluding accrued interest receivable.

When interest accrual is discontinued, interest income received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  Typically, the Company seeks to establish a payment history of at least six consecutive payments made on a timely basis before returning a loan to accrual status.  Consumer and credit card loans are typically charged off no later than 120 days past due.  Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

8

Appendix “D”

Loans are charged off when available information confirms that loans, or portions thereof, are uncollectible.  While management considers the number of days a loan is past due in its evaluation process, we also consider a variety of other factors.   Factors considered by management in evaluating the charge-off decision include collateral value, availability of current financial information for both borrower and guarantor, and the probability of collecting contractual principal and interest payments.  These considerations may result in loans being charged off before they are 90 days or more past due.  This evaluation framework for determining charge-offs is consistently applied to each segment.  Consumer loans are typically charged off no later than 120 days past due.  Other types of loans do not have a defined number of days delinquent before they are charged off.

From time to time, the Company will charge-off a portion of impaired and non-performing loans.  Loans that meet the criteria under ASU 310 are evaluated individually for impairment.  Management considers payment status, collateral value, availability of current financial information for the borrower and guarantor, actual and expected cash flows, and probability of collecting amounts due.  If a loan’s collection status is deemed to be collateral dependent or foreclosure is imminent, the loan is charged down to the fair value of the collateral, less selling costs.  In circumstances where the loan is not deemed to be collateral dependent, but we believe, after completing our evaluation process, that probable loss has been incurred, we will provide a specific allocation on that loan.

At December 31, 2014, loans totaling $153 thousand (net of partial charge-offs) had partial charge-offs of $45 thousand.  At December 31, 2013, loans totaling $660 thousand (net of partial charge-offs) had partial charge-offs of $143 thousand.  These loans are classified as impaired and are generally on non-accrual status.

The impact of recording partial charge-offs is a reduction of gross loans and a reduction of the loan loss reserve.  The net loan balance is unchanged in instances where the loan had a specific allocation as a component of the allowance for loan losses.  The allowance as a percentage of total loans may be lower as the allowance no longer needs to include a component for the loss, which has now been recorded, and net charge-off amounts are increased as partial charge-offs are recorded.

Concentration of Credit Risk:  Most of the Company’s business activity is with customers located within Bourbon, Clark, Elliott, Fayette, Harrison, Jessamine, Madison, Rowan, Scott, Woodford and surrounding counties located in Kentucky.  Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in these counties.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

9

Appendix “D”

Adjustments are made to the historical loss experience ratios based on the qualitative factors as outlined in the regulatory Interagency Policy Statement on the Allowance for Loan and Lease Losses.  These qualitative factors include the nature and volume of portfolio, economic and business conditions, classification, past due and non-accrual trends.  Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance for loan losses is evaluated at the portfolio segment level using the same methodology for each segment.  The recent historical actual net losses is the basis for the general reserve for each segment which is then adjusted for qualitative factors as outlined above (i.e., nature and volume of portfolio, economic and business conditions, classification, past due and non-accrual trends) specifically evaluated at individual segment levels.

As of December 31, 2014, the allowance for loan losses related to loans collectively evaluated for impairment is $5,014,000.  The amount attributable to the recent historical actual net average is $4,474,000, leaving $540,000 attributable to qualitative factors.  As of December 31, 2013, the allowance for loan losses related to loans collectively evaluated for impairment is $4,729,000.  The amount attributable to the recent historical actual net loss average is $4,213,000, leaving $516,000 attributable to qualitative factors.  The amount related to qualitative factors increased $24,000 from December 31, 2013 to December 31, 2014.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.  The general component covers non-classified loans and is based on historical loss experience adjusted for current factors for non-classified loans and a migration analysis for classified loans.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties and has been granted a concession, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

10

Appendix “D”

Commercial and real estate construction and real estate mortgage loans (multi-family residential, and non-farm and non-residential mortgage) over $200 thousand are individually evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and 1-4 family residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.  Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.    If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

A “portfolio segment” is defined as the level at which an entity develops and documents a systematic methodology to determine its allowance for loan losses.  The Company has identified the following portfolio segments:  commercial, real estate construction, real estate mortgage (1-4 family residential, multi-family residential, and non-farm & non-residential), agricultural, consumer (credit cards and other consumer) and other (overdrafts).

Commercial:  These loans to businesses do not have real estate as the underlying collateral.  Instead of real estate, collateral could be business assets such as equipment or accounts receivable or the personal guarantee of one or more guarantors.  These loans generally present a higher level of risk than loans secured by commercial real estate because in the event of default by the borrower, the business assets must be liquidated and/or guarantors pursued for deficit funds.  Business assets are worth more while they are in use to produce income for the business and worth significantly less if the business is no longer in operation.

Real estate construction:  Real estate construction consist of loans secured by real estate for additions or alterations to existing structures, as well as constructing new structures.  They include fixed and floating rate loans.  Real estate construction loans generally present a higher level of risk than loans secured by 1-4 family residential real estate primarily because of the length of the construction period and the potential change in prices of construction materials.

Real Estate Mortgage:

1-4 family residential:  Loans secured by 1-4 family residential real estate represent the lowest risk of loans for the Company.  They include fixed and floating rate loans as well as loans for commercial purposes or consumer purposes.  Borrowers with loans in this category, whether for commercial or consumer purposes, tend to make their payments timely as they do not want to risk foreclosure and loss of property.

Multifamily residential:  Loans secured by multifamily residential real estate consist primarily of loans secured by apartment buildings and can be either fixed or floating rate loans.  Multi-family residential real estate loans generally present a higher level of risk than loans secured by 1-4 family residential real estate because the borrower’s repayment ability typically comes from rents from tenants.  Local economic and employment fluctuations impact rent rolls and potentially the borrower’s repayment ability.

11

Appendix “D”

Non-farm & non-residential:  Loans secured by non-farm non-residential real estate consist of loans secured by commercial real estate that is not owner occupied.  These loans generally consist of loans collateralized by property whereby rents received from commercial tenants of the borrower are the source of repayment.   These loans generally present a higher level of risk than loans secured by owner occupied commercial real estate because repayment risk is expanded to be dependent on the success of multiple businesses which are paying rent to the borrower.  If multiple businesses fail due to deteriorating economic conditions or poor business management skills, the borrower may not have enough rents to cover their monthly payment.  Repayment risk is also increased depending on the level of surplus available commercial lease space in the local market area.

Agricultural:  These loans to agricultural businesses do not have real estate as the underlying collateral.  Instead of real estate, collateral could be assets such as equipment or accounts receivable or the personal guarantee of one or more guarantors.  These loans generally present a higher level of risk than loans secured by real estate because in the event of default by the borrower, the assets must be liquidated and/or guarantors pursued for deficit funds.  Farm assets are worth more while they are in use to produce income and worth significantly less if the farm is no longer in operation.

Consumer:  Consumer loans are generally loans to borrowers for non-business purposes.  They can be either secured or unsecured.  Consumer loans are generally small in the individual amount of principal outstanding and are repaid from the borrower’s private funds earned from employment.  Consumer lending risk is very susceptible to local economic trends.  If there is a consumer loan default, any collateral that may be repossessed is generally not well maintained and has a diminished value.  For this reason, consumer loans tend to have higher overall interest rates to cover the higher cost of repossession and charge-offs.  However, due to their smaller average balance per borrower, consumer loans are collectively evaluated for impairment in determining the appropriate allowance for loan losses.

Other:  All other loan types are aggregated together for credit risk evaluation due to the varying nature but small number of the remaining types of loans in the Company’s loan portfolio.  Loans in this segment include but are not limited to overdrafts.  Due to their smaller balance, other loans are collectively evaluated for impairment in determining the appropriate allowance for loan losses.

12

Appendix “D”

Due to the overall high level of real estate mortgage loans within the loan portfolio as a whole, as compared to other portfolio segments, for risk assessment and allowance purposes this segment was segregated into more granular pools by collateral property type.  Real estate construction loans have the highest qualitative adjustments for economic and other credit risk factors, such as the incomplete status of the collateral and the effect of the recent economic downturn on these types of properties.  The non-farm non-residential and the multi-family real estate mortgage loan portfolio segments had the next highest level of qualitative adjustments due to the effects of local markets and economies on the underlying collateral property values, as well as for industry concentrations and risks related to the this type of property.  Within the commercial portfolio, risk analysis is performed primarily based on the individual loan type.

Mortgage Servicing Rights:  The Bank has sold certain residential mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC) while retaining the servicing rights.

Servicing rights are recognized separately when they are acquired through sales of loans.  When mortgage loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of mortgage loans.  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount.  Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement as loan service income, net, is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights and valuation allowance are netted against loan servicing fee income.  Servicing fees totaled $470,800, $456,452, and $415,727 for the years ended December 31, 2014, 2013 and 2012 and are included in loan service fee income in the income statement.  Late fees and ancillary fees related to loan servicing are not material.

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Bank Premises and Equipment:  Land is carried at cost.  Bank premises and equipment are stated at cost less accumulated depreciation.  Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years.  Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.

Real Estate Owned:  Real estate acquired through foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell.  The value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary.

13

Appendix “D”

Any subsequent write-downs are charged to operating expenses.  Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

Investments in Limited Partnerships:  Investments in limited partnerships represent the Company’s investments in affordable housing projects for the primary purpose of available tax benefits.  The Company is a limited partner in these investments and as such, the Company is not involved in the management or operation of such investments.  These investments are accounted for using the equity method of accounting.  Under the equity method of accounting, the Company records its share of the partnership’s earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet.  These investments are evaluated for impairment when events indicate the carrying amount may not be recoverable.  The investment recorded at December 31, 2014 was $4.0 million and $4.2 million at December 31, 2013, respectively, and is included with other assets in the balance sheet.

Repurchase Agreements:  Substantially all repurchase agreement liabilities represent amounts advanced by various customers.  Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock-Based Compensation:  Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant.  A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.  Compensation cost is recognized over the required service period, generally defined as the vesting period.  For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other expense.

Retirement Plans:  Employee 401(k) and profit sharing plan expense is the amount of matching contributions.

Goodwill and Intangible Assets:  Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually.  The Company has selected December 31 as the date to perform the annual impairment test.  Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions.  They are initially measured at fair value and then are amortized on either an accelerated or straight-line basis, over ten or fifteen years.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

14

Appendix “D”

Earnings Per Common Share:  Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.  Earnings and dividends per share are restated for all stock splits and dividends through the date of issuance of the financial statements.

Comprehensive Income (Loss):  Comprehensive income consists of net income and other comprehensive income.  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments:  While the Company’s chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis.  Accordingly, all of the Company’s operations are considered by management to be aggregated into one reportable operating segment: banking.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

Adoption of New Accounting Standards

ASU 2014-1, Investments-Equity Method and Joint Ventures (Topic 323) — Accounting for Investments in Qualified Affordable Housing Projects

In January 2014, the FASB amended existing guidance to eliminate the effective yield election and to permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Disclosures for a change in accounting principle are required upon transition.  The amendments in this standard should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method before the date of adoption of this standard may continue to apply it for preexisting investments. Early adoption is permitted.  The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

ASU 2014-04, Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40) — Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure

In January 2014, the FASB amended existing guidance to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required.  Amendments in this standard can be applied using a modified retrospective or prospective transition method. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

15

Appendix “D”

Included in cash and due from banks are certain interest bearing deposits that are held at the Federal Reserve or maintained in vault cash in accordance with average balance requirements specified by the Federal Reserve Board of Governors.  The reserve requirement was $0 at both December 31, 2014 and 2013.

NOTE 3 — SECURITIES AVAILABLE FOR SALE

The following table summarizes the amortized cost and fair value of the securities at December 31, 2014 and 2013 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2014
U. S. government agencies	$61,721,469	$1,331	$(1,136,740)	$60,586,060
States and municipals	86,322,227	3,233,870	(274,768)	89,281,329
Mortgage-backed - residential	97,348,684	267,475	(918,266)	96,697,893
Equity securities	270,000	25,589	—	295,589
Total	$245,662,380	$3,528,265	$(2,329,774)	$246,860,871

2013
U. S. government agencies	$73,930,275	$51,000	$(4,695,333)	$69,285,942
States and municipals	91,043,216	1,613,981	(2,473,566)	90,183,631
Mortgage-backed - residential	72,919,750	43,956	(2,325,919)	70,637,787
Equity securities	270,000	18,936	—	288,936
Total	$238,163,241	$1,727,873	$(9,494,818)	$230,396,296

The amortized cost and fair value of securities at December 31, 2014, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  Securities not due at a single maturity are shown separately.

	Amortized	Fair
	Cost	Value
Due in one year or less	$39,983	$41,053
Due after one year through five years	10,466,972	10,388,114
Due after five years through ten years	79,460,009	79,364,278
Due after ten years	58,076,732	60,073,944
	148,043,696	149,867,389
Mortgage-backed - residential	97,348,684	96,697,893
Equity	270,000	295,589

Total	$245,662,380	$246,860,871

Trading assets totaling $5.3 million are excluded from securities available for sale and consist primarily of municipal securities and are generally held for a minimal time period.

Proceeds from sales of securities during 2014, 2013 and 2012 were $73,984,876 $38,088,640 and $59,050,719.  Gross gains of $1,366,284, $967,454 and $1,834,839 and gross losses of $400,299, $0 and $0, were realized on those sales, respectively.  The tax provision related to these realized gains and losses was $328,934, $328,934 and $623,845, respectively.

16

Appendix “D”

Securities with an approximate carrying value of $231,513,000 and $212,724,000 at December 31, 2014 and 2013, were pledged to secure public deposits, trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Securities with unrealized losses at year end 2014 and 2013 not recognized in income are as follows:

2014

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

U.S. Government agencies	$12,527,691	$(176,585)	$45,066,658	$(960,155)	$57,594,349	$(1,136,740)
States and municipals	5,011,681	(26,826)	9,737,756	(247,942)	14,749,437	(274,768)
Mortgage-backed - residential	46,684,921	(571,673)	18,746,559	(346,593)	65,431,480	(918,266)

Total temporarily impaired	$64,224,293	$(775,084)	$73,550,973	$(1,554,690)	$137,775,266	$(2,329,774)

2013

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

U.S. Government agencies	$57,203,132	$(3,812,603)	$8,117,270	$(882,730)	$65,320,402	$(4,695,333)
States and municipals	32,288,713	(2,105,793)	2,879,347	(367,773)	35,168,060	(2,473,566)
Mortgage-backed - residential	62,125,854	(2,325,919)	—	—	62,125,854	(2,325,919)

Total temporarily impaired	$151,617,699	$(8,244,315)	$10,996,617	$(1,250,503)	$162,614,316	$(9,494,818)

The Company evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

Unrealized losses on securities have not been recognized into income because the issues are of high credit quality, management does not intend to sell and it is more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates.  The fair value is expected to recover as the securities approach maturity.

At December 31, 2014, twenty-five U.S. government agency securities have unrealized losses with aggregate depreciation of 1.9% from their amortized cost, thirty-one mortgage-backed securities have an unrealized loss with depreciation of 1.3% from their amortized cost basis, and twenty seven states and municipals have unrealized losses with aggregate depreciation of 1.8% from their amortized cost basis.  Management believes the declines in fair value from these and other securities are largely due to changes in interest rates.  The Company believes there is no other than temporary impairment and does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery.

NOTE 4 - LOANS

Loans at year-end were as follows:

17

Appendix “D”

	2014	2013
Commercial	$47,184,681	$34,653,869
Real estate construction	16,938,022	11,176,919
Real estate mortgage:
1-4 family residential	189,458,304	194,387,543
Multi-family residential	34,415,293	16,420,429
Non-farm & non-residential	161,821,521	126,791,109
Agricultural	71,344,589	68,002,303
Consumer	16,863,459	17,064,948
Other	279,403	157,852

	$538,305,272	$468,654,972

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2014, 2013 and 2012 (in thousands):

December 31, 2014

	Beginning				Ending
	Balance	Charge-offs	Recoveries	Provision	Balance

Commercial	$230	$258	$—	$367	$339
Real estate Construction	358	—	14	74	446
Real estate mortgage:
1-4 family residential	2,169	274	59	(125)	1,829
Multi-family residential	427	42	57	53	495
Non-farm & non-residential	564	—	368	(119)	813
Agricultural	578	8	27	401	998
Consumer	548	239	67	144	520
Other	51	519	369	131	32
Unallocated	516	—	—	24	540
	$5,441	$1,340	$961	$950	$6,012

December 31, 2013

	Beginning				Ending
	Balance	Charge-offs	Recoveries	Provision	Balance

Commercial	$150	$12	$28	$64	$230
Real estate Construction	918	578	23	(5)	358
Real estate mortgage:
1-4 family residential	1,989	262	63	379	2,169
Multi-family residential	414	161	113	61	427
Non-farm & non-residential	628	99	18	17	564
Agricultural	845	109	24	(182)	578
Consumer	517	460	35	456	548
Other	54	623	344	276	51
Unallocated	532	—	—	(16)	516
	$6,047	$2,304	$648	$1,050	$5,441

18

Appendix “D”

December 31, 2012

	Beginning				Ending
	Balance	Charge-offs	Recoveries	Provision	Balance
Commercial	$192	$21	$24	$(45)	$150
Real estate Construction	1,008	74	19	(35)	918
Real estate mortgage:
1-4 family residential	2,257	1,090	38	784	1,989
Multi-family residential	336	88	1	165	414
Non-farm & non-residential	410	126	1	343	628
Agricultural	721	15	9	130	845
Consumer	524	424	64	353	517
Other	50	497	334	167	54
Unallocated	344	—	—	188	532
	$5,842	$2,335	$490	$2,050	$6,047

The following tables present the balance in the allowance for loan losses and the recorded investment (excluding accrued interest receivable amounting to $2,027,176 and $2,302,435) in loans by portfolio segment and based on impairment method as of December 31, 2014 and December 31, 2013 (in thousands):

As of December 31, 2014

	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Allowance for Loan Losses:
Commercial	$—	$339	$339
Real estate construction	—	446	446
Real estate mortgage:
1-4 family residential	56	1,773	1,829
Multi-family residential	94	401	495
Non-farm & non-residential	136	677	813
Agricultural	712	286	998
Consumer	—	520	520
Other	—	32	32
Unallocated	—	540	540
	$998	$5,014	$6,012
Loans:
Commercial	$—	$47,185	$47,185
Real estate construction	—	16,938	16,938
Real estate mortgage:
1-4 family residential	2,098	187,360	189,458
Multi-family residential	264	34,151	34,415
Non-farm & non-residential	2,958	158,864	161,822
Agricultural	8,479	62,866	71,345
Consumer	—	16,863	16,863
Other	—	279	279
	$13,799	$524,506	$538,305

As of December 31, 2013

	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Allowance for Loan Losses:
Commercial	$—	$230	$230
Real estate construction	—	358	358
Real estate mortgage:

19

Appendix “D”

1-4 family residential	228	1,941	2,169
Multi-family residential	76	351	427
Non-farm & non-residential	110	454	564
Agricultural	298	280	578
Consumer	—	548	548
Other	—	51	51
Unallocated	—	516	516
	$712	$4,729	$5,441
Loans:
Commercial	$—	$34,654	$34,654
Real estate construction	—	11,177	11,177
Real estate mortgage:
1-4 family residential	2,873	191,515	194,388
Multi-family residential	274	16,146	16,420
Non-farm & non-residential	2,716	124,075	126,791
Agricultural	7,673	60,329	68,002
Consumer	—	17,065	17,065
Other	—	158	158
	$13,536	$455,119	$468,655

20

Appendix “D”

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2014 (in thousands):

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—	$—
Real estate construction	—	—	—	—	—	—
Real estate mortgage:
1-4 family residential	1,618	1,618	—	1,147	25	25
Multi-family residential	—	—	—	—	—	—
Non-farm & non-residential	—	—	—	552	—	—
Agricultural	442	442	—	2,696	29	29
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—
With an allowance recorded:
Commercial	—	—	—	—	—	—
Real estate construction	—	—	—	—	—	—
Real estate mortgage
1-4 family residential	480	480	56	990	18	18
Multi-family residential	264	264	94	284	5	5
Non-farm & non-residential	2,958	2,958	136	3,173	115	115
Agricultural	8,037	8,037	712	5,341	116	116
Consumer	—	—	—	—	—	—
Other	—	—	—	—		—
Total	$13,799	$13,799	$998	$14,183	$308	$308

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality.

21

Appendix “D”

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013 (in thousands):

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—	$—
Real estate construction	—	—	—	—	—	—
Real estate mortgage:
1-4 family residential	824	793	—	1,217	28	28
Multi-family residential	—	—	—	—	—	—
Non-farm & non-residential	1,650	803	—	1,471	81	81
Agricultural	2,912	2,826	—	2,802	123	123
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—
With an allowance recorded:
Commercial	—	—	—	—	—	—
Real estate construction	—	—	—	607	—	—
Real estate mortgage
1-4 family residential	2,080	2,080	228	1,349	96	96
Multi-family residential	274	274	76	443	3	3
Non-farm & non-residential	1,913	1,913	110	1,938	79	79
Agricultural	4,847	4,847	298	4,864	287	287
Consumer	—	—	—	—	—	—
Other	—	—	—	—		—
Total	$14,500	$13,536	$712	$14,691	$697	$697

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality.

22

Appendix “D”

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2012 (in thousands):

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—	$—
Real estate construction	—	—	—	640	—	—
Real estate mortgage:
1-4 family residential	2,272	2,243	—	1,322	75	75
Multi-family residential	—	—	—	41	—	—
Non-farm & non-residential	2,775	2,008	—	1,756	158	158
Agricultural	2,657	2,657	—	1,432	275	275
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—
With an allowance recorded:
Commercial	—	—	—	—	—	—
Real estate construction	3,035	3,035	503	2,020	111	111
Real estate mortgage:
1-4 family residential	1,367	1,367	109	976	57	57
Multi-family residential	311	311	147	225	12	12
Non-farm & non-residential	2,175	2,175	150	1,189	104	104
Agricultural	5,388	5,388	549	4,024	252	252
Consumer	—	—	—	—	—	—
Other	—	—	—	—		—
Total	$19,980	$19,184	$1,458	$13,625	$1,044	$1,044

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality.

23

Appendix “D”

Nonperforming loans include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

Nonaccrual loans secured by real estate make up 99.6% of the total nonaccruals.

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2014 and 2013 (in thousands):

As of December 31, 2014

		Loans Past Due
		Over 90 Days
		Still	Troubled Debt
	Nonaccrual	Accruing	Restructurings

Commercial	$25	$—	$—
Real estate construction	142	—	—
Real estate mortgage:
1-4 family residential	1,390	23	480
Multi-family residential	264	—	—
Non-farm & non-residential	380	—	1,829
Agricultural	4,371	—	3,829
Consumer	5	1	—
Other	—	—	—

Total	$6,577	$24	$6,138

As of December 31, 2013

		Loans Past Due
		Over 90 Days
		Still	Troubled Debt
	Nonaccrual	Accruing	Restructurings

Commercial	$—	$—	$—
Real estate construction	—	—	—
Real estate mortgage:
1-4 family residential	1,171	314	493
Multi-family residential	275	—	—
Non-farm & non-residential	803	—	1,878
Agricultural	717	232	4,530
Consumer	8	8	—
Other	—	—	—

Total	$2,974	$554	$6,901

24

Appendix “D”

The following tables present the aging of the recorded investment in past due and non-accrual loans as of December 31, 2014 and 2013 by class of loans (in thousands):

2014

	30—59	60—89	Greater than		Total
	Days	Days	90 Days		Past Due &	Loans Not
	Past Due	Past Due	Past Due	Non-accrual	Non-accrual	Past Due

Commercial	$92	$—	$—	$25	$117	$47,068
Real estate construction	—	—	—	142	142	16,796
Real estate mortgage:
1-4 family residential	1,531	232	23	1,390	3,176	186,282
Multi-family residential	—	131	—	264	395	34,020
Non-farm & non-residential	67	—	—	380	447	161,375
Agricultural	7	11	—	4,371	4,389	66,956
Consumer	130	25	1	5	161	16,702
Other	—	—	—	—	—	279

Total	$1,827	$399	$24	$6,577	$8,827	$529,478

2013

	30—59	60—89	Greater than		Total
	Days	Days	90 Days		Past Due &	Loans Not
	Past Due	Past Due	Past Due	Non-accrual	Non-accrual	Past Due

Commercial	$49	$—	$—	$—	$49	$34,605
Real estate construction	175	—	—	—	175	11,002
Real estate mortgage:
1-4 family residential	1,981	1,285	314	1,171	4,751	189,637
Multi-family residential	—	—	—	275	275	16,145
Non-farm & non-residential	503	—	—	803	1,306	125,485
Agricultural	155	—	232	717	1,104	66,898
Consumer	102	27	8	8	145	16,920
Other	—	—	—	—	—	158

Total	$2,965	$1,312	$554	$2,974	$7,805	$460,850

Troubled Debt Restructurings:

At December 31, 2014 and 2013, the Company had a recorded investment in troubled debt restructurings of $6.1 million and $6.9 million.  The Company has allocated $369 thousand and $428 thousand in reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2014 and 2013.  The Company has not committed to lend additional amounts as of December 31, 2014 and 2013 to customers with outstanding loans that are classified as troubled debt restructurings.

During the years ending December 31, 2014 and 2013, no loans were modified that met the definition of troubled debt restructurings.  Prior to January 1, 2013, the terms of certain loans were modified as troubled debt restructurings.  Two loans were modified during 2012 which met the definition of troubled debt restructurings.  The modifications of the terms of such loans were to interest only payments for a 1 year term and lower interest rates.

Loans classified as troubled debt restructurings increased the allowance for loan losses by $369 thousand and $428 and resulted in no charge offs during the periods ending December 31, 2014 and 2013.  For the years ending December 31, 2014, 2013 and 2012, no loans modified as troubled debt restructurings had defaulted on payment.

25

Appendix “D”

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes primarily non-homogeneous loans with an outstanding balance greater than $200,000 such as commercial and commercial real estate loans.  This analysis is performed on a quarterly basis.  The Company uses the following definitions for risk ratings:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  The following tables present the risk category of loans by class of loans, based on the most recent analysis performed, as of December 31, 2014 and 2013 (in thousands):

2014

		Special
	Pass	Mention	Substandard	Doubtful

Commercial	$45,602	$1,307	$275	$—
Real estate construction	15,529	1,267	142	—
Real estate mortgage:
1-4 family residential	176,791	5,439	7,068	160
Multi-family residential	33,990	—	425	—
Non-farm & non-residential	154,857	5,178	1,787	—
Agricultural	58,110	7,653	5,581	—

Total	$484,879	$20,844	$15,278	$160

26

Appendix “D”

2013

		Special
	Pass	Mention	Substandard	Doubtful

Commercial	$32,771	$1,587	$296	$—
Real estate construction	9,660	1,517	—	—
Real estate mortgage:
1-4 family residential	176,553	10,346	7,489	—
Multi-family residential	14,392	1,579	449	—
Non-farm & non-residential	120,195	5,327	1,269	—
Agricultural	56,713	7,297	3,992	—

Total	$410,284	$27,653	$13,495	$—

For consumer loans, the Company evaluates the credit quality based on the aging of the recorded investment in loans, which was previously presented.  Non-performing consumer loans are loans which are greater than 90 days past due or on non-accrual status, and total $6,000 at December 31, 2014 and $16,000 at December 31, 2013.

Non-consumer loans with an outstanding balance less than $200,000 are evaluated similarly to consumer loans.  Loan performance is evaluated based on delinquency status.  Both are reviewed at least quarterly and credit quality grades are updated as needed.

Certain directors and executive officers of the Company and companies in which they have beneficial ownership were loan customers of the Bank during 2014 and 2013.  An analysis of the activity with respect to all director and executive officer loans is as follows (in thousands):

	2014	2013

Balance, beginning of year	$1,288	$3,858
New loans	977	45
Effect of changes in composition of related parties	—	(2,070)
Repayments	(559)	(545)

Balance, end of year	$1,706	$1,288

Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were approximately $188,337,000 and $186,288,000 at December 31, 2014 and 2013.  Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $763,000 and $578,000 at December 31, 2014 and 2013.

27

Appendix “D”

Activity for mortgage servicing rights and the related valuation allowance follows:

	2014	2013	2012

Servicing Rights:
Beginning balance	$1,343,887	$1,152,436	$834,675
Additions	270,088	445,812	627,999
Amortization	(385,248)	(409,361)	(346,238)
Change in valuation allowance	(20,000)	155,000	36,000

Ending balance	$1,208,727	$1,343,887	$1,152,436

Valuation Allowance:
Beginning balance	$59,000	$214,000	$250,000
Additions expensed	34,000	73,000	92,000
Reductions credited to operations	14,000	228,000	128,000

Ending balance	$79,000	$59,000	$214,000

The fair value of servicing rights was $1.6 million and $1.7 million at year-end 2014 and 2013.  Fair value at year-end 2014 was determined using a discount rate of 12.0%, prepayment speeds ranging from 7.9% to 35.0%, depending on the stratification of the specific right, and default rates ranging from 0.1% to 0.9%.  Fair value at year-end 2013 was determined using a discount rate of 12.0%, prepayment speeds ranging from 7.0% to 23.5%, depending on the stratification of the specific right, and default rates ranging from 0.1% to 0.9%.

The weighted average amortization period is 6.3 years.  Estimated amortization expense for each of the next five years is:

2015	$316,000
2016	246,000
2017	184,000
2018	134,000
2019	98,000

NOTE 5 - REAL ESTATE OWNED

Activity in real estate owned was as follows:

	Twelve Months Ended
	2014	2013

Beginning of year	$3,378,958	$4,168,356
Additions	3,275,321	542,273
Sales	(1,992,132)	(1,475,565)
Additions to valuation allowance, net	(144,100)	(63,302)
Recovery from sale in valuation allowance	85,540	207,196

End of period	$4,603,587	$3,378,958

28

Appendix “D”

Activity in the valuation allowance was as follows:

	2014	2013	2012

Beginning of year	$1,524,308	$1,668,202	$1,331,420
Additions to valuation allowance, net	144,100	63,302	990,570
Recovery from sale	(85,540)	(207,196)	(653,788)
End of year	$1,582,868	$1,524,308	$1,668,202

Expenses related to foreclosed assets include:

	2014	2013	2012

Net loss (gain) on sales	$(146,413)	$(43,213)	$179,873
Additions to valuation allowance, net	144,100	63,302	990,570
Operating expenses (receipts), net of rental income	226,450	203,503	745,194
Repossession expense, net	370,550	266,805	1,735,764

End of year	$224,137	$223,592	$1,915,637

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2014	2013

Land and buildings	$20,235,827	$19,937,331
Furniture and equipment	16,790,975	16,056,371
	37,026,802	35,993,702

Less accumulated depreciation	(20,547,247)	(19,284,740)

	$16,479,555	$16,708,962

Depreciation expense was $1,285,433, $1,195,641 and $1,278,740 in 2014, 2013, and 2012.

Certain premises, not included in premises and equipment above, are leased under operating leases.  Minimum rental payments are as follows:

2015	$167,738
2016	167,738
2017	143,428
2018	145,580
2019	147,397
Thereafter	507,542
$1,279,423

29

Appendix “D”

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS

The change in balance for goodwill during the year is as follows:

	2014	2013	2012
Beginning of year	$13,116,710	$13,116,710	$13,116,710
Acquired goodwill	—	—	—
Impairment	—	—	—

End of year	$13,116,710	$13,116,710	$13,116,710

Goodwill is not amortized but instead evaluated periodically for impairment. Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test.  Step 1 includes the determination of the carrying value of our single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit.  We determined the fair value of our reporting unit and compared it to its carrying amount.  If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of December 31, 2014 and 2013 indicated that the Step 2 analysis was not necessary.  If needed, Step 2 of the goodwill impairment test is performed to measure the impairment loss.  Step 2 requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill.  If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

Acquired intangible assets were as follows at year-end:

	2014		2013
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Core deposit intangibles	$2,530,102	$2,353,102	$2,530,102	$2,213,342

Aggregate amortization expense was $139,760, $214,973 and $233,736 for 2014, 2013 and 2012.

Estimated amortization expense for each of the next five years:

2015	$121,000
2016	56,000
2017	—
2018	—
2019	—

30

Appendix “D”

NOTE 8 - DEPOSITS

Time deposits of $250,000 or more were $52,912,913 and $50,468,672 at year-end 2014 and 2013, respectively.

At December 31, 2014, the scheduled maturities of time deposits for the next five years are as follows:

2015	$119,427,009
2016	31,626,467
2017	12,348,228
2018	11,934,075
2019	7,292,559

Certain directors and executive officers of the Company and companies in whom they have beneficial ownership are deposit customers of the Bank. The amount of these deposits was approximately $6,652,000 and $5,878,000 at December 31, 2014 and 2013.

NOTE 9 - REPURCHASE AGREEMENTS AND OTHER BORROWINGS

Securities sold under agreements to repurchase are secured by U.S. Government securities with a carrying amount of $12,457,285 and $12,867,341 at year-end 2014 and 2013.

Repurchase agreements range in maturities from 1 day to 65 months.  The securities underlying the agreements are maintained in a third-party custodian’s account under a written custodial agreement.  Information concerning repurchase agreements for 2014, 2013 and 2012 is summarized as follows:

	2014	2013	2012

Average daily balance during the year	$12,269,626	$9,645,729	$3,847,580
Average interest rate during the year	0.76%	0.68%	0.27%
Maximum month-end balance during the year	$13,787,684	$13,197,530	$5,033,965
Weighted average interest rate at year end	0.75%	0.73%	0.22%

At December 31, 2013 the Company had a $5 million revolving promissory note which matured July 27, 2014.  The Company renewed this note with similar terms as the original note with a maturity date of July 26, 2015.  The Company has no outstanding balances related to this promissory note at December 31, 2014.

31

Appendix “D”

NOTE 10 - FEDERAL HOME LOAN BANK ADVANCES

	2014	2013

Long Term Advances
Maturities range from August 2015 through March 2030, fixed rates from 1.00% to 7.23%, averaging 1.87% in 2014 and 2.22% in 2013	$83,784,615	$57,846,833

Short Term Advances
One advance which matures in January 2015 and has a fixed rate of 0.14%	$10,000,000	—

Advances are paid either on a monthly basis or at maturity.  All advances require a prepayment penalty, and are secured by the FHLB stock and substantially all first mortgage residential, multi-family and farm real estate loans.

Scheduled principal payments due on advances during the years subsequent to December 31, 2014 are as follows:

2015	$20,955,803
2016	8,566,968
2017	12,700,223
2018	15,451,953
2019	10,329,413
Thereafter	25,780,255

$93,784,615

NOTE 11 — SUBORDINATED DEBENTURES

In August 2003, the Company formed Kentucky Bancshares, Statutory Trust I (“Trust”).  The Trust issued $217,000 of common securities to the Company and $7,000,000 of trust preferred securities as part of a pooled offering of such securities.  The Company issued $7,217,000 subordinated debentures to the Trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the Trust.  The debentures paid interest quarterly at 7.06% for the first 5 years.  Starting September 2008, the rate converted to three-month LIBOR plus 3.00% adjusted quarterly, which was 3.26% at year-end 2014.  The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability.

The Company may redeem the subordinated debentures, in whole or in part, beginning September 2008 at a price of 100% of face value.  The subordinated debentures must be redeemed no later than 2033.  The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

32

Appendix “D”

NOTE 12 - INCOME TAXES

Income tax expense was as follows:

	2014	2013	2012

Current	$853,819	$900,288	$1,962,873
Deferred	43,864	(41,291)	(319,200)

	$897,683	$858,997	$1,643,673

Year-end deferred tax assets and liabilities were due to the following.  No valuation allowance for the realization of deferred tax assets is considered necessary.

	2014	2013

Deferred tax assets
Allowance for loan losses	$2,069,640	$1,875,345
Other real estate owned	538,175	518,265
Nonaccrual loan interest	29,542	117,991
Accrued pension	319,314	330,783
Accrued expenses	161,500	214,880
Unrealized loss on securities	—	2,640,761
Other	76,427	71,566

Deferred tax liabilities
Unrealized gain on securities	(407,487)	—
Bank premises and equipment	(1,189,944)	(1,061,101)
FHLB stock	(1,193,642)	(1,343,242)
Prepaid expenses	(281,930)	(78,914)
Mortgage servicing rights	(410,968)	(456,922)
Core deposit intangibles	(60,180)	(103,360)
Low income housing investments	(166,844)	(148,470)
Other	(138,175)	(140,042)

Net deferred tax asset (liability)	$(654,572)	$2,437,540

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	2014	2013	2012

U. S. federal income tax rate	34.0%	34.0%	34.0%
Changes from the statutory rate
Tax-exempt interest income	(14.7)	(16.8)	(13.8)
Historic and low income tax credits	(7.0)	(5.4)	(2.1)
Insurance captive	(1.8)	—	—
Non-deductible interest expense related to carrying tax-exempt investments	0.4	0.5	0.4
Other	0.4	0.6	0.5

	11.3%	12.9%	19.0%

33

Appendix “D”

Federal income tax laws provided the First Federal Savings Bank, acquired by the Company in 2003, with additional bad debt deductions through 1987, totaling $1.3 million.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total a $441,000 liability at December 31, 2014.  The Company’s acquisition of First Federal Savings Bank did not require the recapture of the bad debt reserve.  However, if Kentucky Bank was liquidated or otherwise ceased to be a bank, or if tax laws were to change, the $441,000 would be recorded as expense.

Unrecognized Tax Benefits

The Company does not have any beginning and ending unrecognized tax benefits. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

There were no interest and penalties recorded in the income statement or accrued for the years ended December 31, 2014 and 2013.

The Company and its subsidiaries file a consolidated U.S. Corporation income tax return and a corporate income tax return in the state of Kentucky.  The Company is no longer subject to examination by taxing authorities for years before 2011.

NOTE 13 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

	2014	2013	2012

Basic Earnings Per Share
Net income	$7,070,718	$5,821,874	$7,007,562
Weighted average common shares outstanding	2,720,838	2,704,606	2,705,456
Basic earnings per share	$2.60	$2.15	$2.59

Diluted Earnings Per Share
Net income	$7,070,718	$5,821,874	$7,007,562
Weighted average common shares outstanding	2,720,838	2,704,606	2,705,456
Add effect of dilutive shares	—	3,980	2,146
Weighted average common shares outstanding including dilutive shares	2,720,838	2,708,586	2,707,602
Diluted earnings per share	$2.60	$2.15	$2.59

Stock options of 12,625 shares common stock from 2014, 19,100 shares common stock from 2013 and 28,460 shares common stock from 2012 were excluded from diluted earnings per share because their impact was antidilutive.  Stock grants of 0 shares common stock from 2014, 0 shares common stock from 2013 and 585 shares common stock from 2012 were excluded from diluted earnings per share because their impact was antidilutive.

34

Appendix “D”

NOTE 14 - RETIREMENT PLAN

The Company has a qualified profit sharing plan which covers substantially all employees and includes a 401(k) provision.  Profit sharing contributions, excluding the 401(k) provision, are at the discretion of the Company’s Board of Directors.  Expense recognized in connection with the plan was $729,139, $776,939 and $695,831 in 2014, 2013 and 2012.

NOTE 15 - STOCK BASED COMPENSATION

The Company has four share based compensation plans as described below.  Total compensation cost that has been charged against income for those plans was $111,031, $82,115, and $92,683 for 2014, 2013 and 2012.  The total income tax benefit was $0, $0, and $0.

Two Stock Option Plans

Under its expired 1999 Employee Stock Option Plan, the Company has granted certain officers and key employees stock option awards which vest and become fully exercisable at the end of five years and provided for issuance of up to 100,000 options.  Under the expired 1993 Non-Employee Directors Stock Ownership Incentive Plan, the Company had also granted certain directors stock option awards which vest and become fully exercisable immediately and provided for issuance of up to 20,000 options.  The exercise price of each option, which has a ten year life, was equal to the market price of the Company’s stock on the date of grant.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses various assumptions.  Expected volatilities are based on historical volatilities of the Company’s common stock.  The Company uses historical data to estimate option exercise and post-vesting termination behavior.  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  No options were granted in 2014, 2013 or 2012.

Summary of activity in the stock option plan for 2014 follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding, beginning of year	19,100	$31.50
Granted	—	—
Forfeited or expired	(6,475)	33.05
Exercised	—	—
Outstanding, end of year	12,625	$30.46	4.9 months	$—
Vested and expected to vest	12,625	$30.46	4.9 months	$—
Exercisable, end of year	12,625	$30.46	4.9 months	$—

35

Appendix “D”

Options outstanding at year-end 2014 were as follows:

		Outstanding		Exercisable
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Options	Life	Price	Options	Price

From $29.50 to $31.00 per share	12,625	4.9	30.46	12,625	30.46

As of December 31, 2014, there was $0 of total unrecognized compensation cost related to nonvested stock options granted under the Plan.  Since both stock option plans have expired, as of December 31, 2014 neither plan allows for additional options to be issued.

2005 Restricted Stock Grant Plan

On May 10, 2005, the Company’s stockholders approved a restricted stock grant plan.  Total shares issuable under the plan are 50,000.  There were 7,475 shares issued during 2014 and 6,065 shares issued during 2013.  There were 390 shares forfeited during 2014 and 225 shares forfeited during 2013.

A summary of changes in the Company’s nonvested shares for the year follows:

		Weighted-Average	Fair
		Grant-Date	Value
Nonvested Shares	Shares	Fair Value	Per Share

Nonvested at January 1, 2014	15,565	$280,016	$17.99
Granted	7,475	181,194	24.24
Vested	(4,956)	(87,769)	17.71
Forfeited	(390)	(7,855)	20.14
Nonvested at December 31, 2014	17,694	$365,586	$20.66

As of December 31, 2014, there was $265,061 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized over a weighted-average period of 2.9 years.  The total grant-date fair value of shares vested during the years ended December 31, 2014, 2013 and 2012 was $87,769, $88,177 and $54,535.  The vesting-date fair value of shares vested during 2014, 2013 and 2012 is immaterially different when compared to the grant-date fair value.  As of December 31, 2014, the restricted stock grant plan allows for additional restricted stock share awards of up to 5,385 shares.

2009 Stock Award Plan

On May 13, 2009, the Company’s stockholders approved a stock award plan that provides for the granting of both incentive and nonqualified stock options and other share based awards.  Total shares issuable under the plan are 150,000.  There were no shares issued during 2014 and 900 shares were issued during 2013.  There were no shares forfeited during 2014 or 2013.

36

Appendix “D”

A summary of changes in the Company’s nonvested shares for the year follows:

		Weighted-Average	Fair
		Grant-Date	Value
Nonvested Shares	Shares	Fair Value	Per Share
Nonvested at January 1, 2014	900	$20,880	$23.20
Granted	—	—	—
Vested	180	(4,176)	23.20
Forfeited	—	—	—
Nonvested at December 31, 2014	720	$16,704	$23.20

As of December 31, 2014 there was $13,224 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized over a weighted-average period of 3.2 years.  The total grant-date fair value of shares vested during the years ended December 31, 2014, 2013 and 2012 was $4,176, $0 and $0.  The vesting date fair value of shares vested during 2014, 2013 and 2012 is immaterially different when compared to the grant-date fair value.  As of December 31, 2014, the restricted stock grant plan allows for additional restricted stock share awards of up to 149,100 shares.

NOTE 16 - LIMITATION ON BANK DIVIDENDS

The Company’s principal source of funds is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.  Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, as defined, combined with the retained net profits of the preceding two years.  During 2015 the Bank could, without prior approval, declare dividends on any 2015 net profits retained to the date of the dividend declaration plus $4,993,000.

NOTE 17 - FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

37

Appendix “D”

The Company used the following methods and significant assumptions to estimate the fair value:

Securities Available for Sale and Trading Assets:  The fair values for investment securities and trading assets are determined by quoted market prices, if available (Level 1).  For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).  For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Other Real Estate Owned:  Assets acquired through, or instead of, loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Loan Servicing Rights:  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income, resulting in a Level 3 classification.

38

Appendix “D”

Assets and Liabilities Measured on a Recurring Basis

Available for sale investment securities are the Company’s only balance sheet item that meet the disclosure requirements for instruments measured at fair value on a recurring basis.  Disclosures are as follows in the tables below.

(In thousands)

	Fair Value Measurements at December 31, 2014 Using:
		Quoted Prices
		In Active
		Markets for	Significant Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Description	Value	(Level 1)	(Level 2)	(Level 3)

U.S. government agencies	$60,586	$—	$60,586	$—
States and municipals	89,281	—	89,281	—
Mortgage-backed - residential	96,698	—	96,698	—
Equity securities	296	296	—	—
Trading Assets	5,370	5,370	—
Total	$252,231	$5,666	$246,565	$—

(In thousands)

	Fair Value Measurements at December 31, 2013 Using:
		Quoted Prices
		In Active
		Markets for	Significant Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Description	Value	(Level 1)	(Level 2)	(Level 3)

U.S. government agencies	$69,286	$—	$69,286	$—
States and municipals	90,183	—	90,183	—
Mortgage-backed - residential	70,638	—	70,638	—
Equity securities	289	289	—	—
Total	$230,396	$289	$230,107	$—

There were no transfers between level 1 and level 2 during 2014 or 2013.

39

Appendix “D”

Assets measured at fair value on a non-recurring basis are summarized below:

(In thousands)

	Fair Value Measurements at December 31, 2014 Using:
		Quoted Prices
		In Active
		Markets for	Significant Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Description	Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans:
Real Estate Mortgage:
Multi-family residential	169	—	—	169
Non-farm & non-residential	366	—	—	366
Agricultural	3,729	—	—	3,729

Other real estate owned, net:
Residential	1,670	—	—	1,670
Loan servicing rights	516	—	—	516

(In thousands)

	Fair Value Measurements at December 31, 2013 Using:
		Quoted Prices
		In Active
		Markets for	Significant Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Description	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
Real Estate Mortgage:
1-4 family residential	1,420	—	—	1,420
Multi-family residential	199	—	—	199
Non-farm & non-residential	36	—	—	36
Agricultural	275	—	—	275

Other real estate owned, net:
Residential	1,361	—	—	1,361
Loan servicing rights	201	—	—	201

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a net carrying amount of $4.2 million, with a valuation allowance of $587 thousand at December 31, 2014.  During 2014, three new loans became impaired resulting in an additional provision for loan losses of $427 thousand.  The total allowance for specific impaired loans increased $287 thousand for the year ending December 31, 2014.  At December 31, 2013, impaired loans had a net carrying amount of $1.9 million, with a valuation allowance of $284 thousand, resulting in an additional provision for loan losses of $253 thousand for the year ending December 31, 2013.

Other real estate owned which is measured at fair value less costs to sell, had a net carrying amount of $1.7 million, which is made up of the outstanding balance of $3.3 million, net of a valuation allowance of $1.6 million at December 31, 2014.  Write-downs of other real estate totaled $144 thousand for the year ending December 31, 2014.  At December 31, 2013, other real estate owned had a net carrying amount of $1.4 million, which is made up

40

Appendix “D”

of the outstanding balance of $2.9 million, net of a valuation allowance of $1.5 million at December 31, 2013. Write-downs of other real estate netted to a recovery of $63 thousand for the year ending December 31, 2013.

Certain impaired loan servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $516 thousand, which is made up of the outstanding balance of $595 thousand, net of a valuation allowance of $79 thousand at December 31, 2014.  Total write-downs, net of recoveries, for the loan servicing rights totaled $20 thousand for the year ending December 31, 2014.  At December 31, 2013, impaired loan servicing rights were carried at their fair value of $201 thousand, which is made up of the outstanding balance of $260 thousand, net of a valuation allowance of $51 thousand at December 31, 2013.  Net Recoveries for prior write-downs were recorded in the amount of $155 thousand for the year ending December 31, 2013.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2014 and 2013:

December 31, 2014

				Range
	Fair	Valuation	Unobservable	(Weighted
(In thousands)	Value	Technique(s)	Input(s)	Average)
Impaired loans
Real estate mortgage:
Multi-family residential	169	sales comparison	adjustment for differences between the comparable sales	10%-10% (10%)
Non-farm & non-residential	366	sales comparison	adjustment for differences between the comparable sales	0%-0% (0%)
Agricultural	3,729	sales comparison	adjustment for differences between the comparable sales	5%-53% (43%)
Other real estate owned:
Residential	1,670	sales comparison	adjustment for differences between the comparable sales	0%-48% (11%)
		income approach	capitalization rate	8%-10% (9%)
Loan Servicing Rights	516	discounted cash flow	constant prepayment rates	8%-35% (11%)

41

Appendix “D”

December 31, 2013

				Range
	Fair	Valuation	Unobservable	(Weighted
(In thousands)	Value	Technique(s)	Input(s)	Average)
Impaired loans
Real estate mortgage:
1-4 family residential	1,420	sales comparison	adjustment for differences between the comparable sales	0%-99% (14%)
Multi-family residential	199	sales comparison	adjustment for differences between the comparable sales	12%-32% (22%)
Non-farm & non-residential	36	sales comparison	adjustment for differences between the comparable sales	0%-61% (31%)
Agricultural	275	sales comparison	adjustment for differences between the comparable sales	5%-44% (20%)
Other real estate owned:
Residential	1,361	sales comparison	adjustment for differences between the comparable sales	0%-33% (4%)
		income approach	capitalization rate	8%-8% (8%)
Loan Servicing Rights	201	discounted cash flow	constant prepayment rates	7%-23% (10%)

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of financial instruments, at December 31, 2014 and December 31, 2013 are as follows:

December 31, 2014:

	Carrying
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$17,169	$17,169	$—	$—	$17,169
Interest bearing deposits	1,280	1,280	—	—	1,280
Securities	246,861	296	246,565	—	246,861
Trading Assets	5,370	5,370	—	—	5,370
Mortgage loans held for sale	776	—	782	—	782
Loans, net	532,293	—	—	535,213	535,213
FHLB Stock	5,981	—	—	—	N/A
Interest receivable	3,299	—	1,274	2,025	3,299
Financial liabilities
Deposits	$654,869	$470,912	$185,429	$—	$656,341
Securities sold under agreements to repurchase and other borrowings	12,457	—	12,620	—	12,620
FHLB advances	93,785	—	88,373	—	88,373
Subordinated Debentures	7,217	—	—	7,209	7,209
Interest payable	642	—	633	9	642

42

Appendix “D”

December 31, 2013:

	Carrying
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$22,860	$22,860	$—	$—	$22,860
Interest bearing deposits	300	300	—	—	—
Securities	230,396	289	230,107	—	230,396
Mortgage loans held for sale	223	—	229	—	229
Loans, net	463,214	—	—	459,796	459,796
FHLB Stock	6,731	—	—	—	N/A
Interest receivable	3,618	—	1,315	2,303	3,618
Financial liabilities
Deposits	$617,400	$428,239	$191,523	$—	$619,762
Securities sold under agreements to repurchase and other borrowings	12,867	—	13,013	—	13,013
FHLB advances	57,847	—	52,220	—	52,220
Subordinated Debentures	7,217	—	—	7,217	7,217
Interest payable	736	—	727	9	736

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:  Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully.  The methods for determining the fair values for securities were described previously.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk (including consideration of widening credit spreads).  The method used to determine the fair value of loans does not necessarily represent an exit price.  Fair value of debt is based on current rates for similar financing.

It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.  The fair value of off-balance sheet items is not considered material.

NOTE 18 — OFF-BALANCE SHEET ACTIVITIES AND COMMITMENTS

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance sheet risk were as follows at year-end:

	2014	2013

Unused lines of credit	$88,740,793	$85,654,871
Commitments to make loans	6,177,898	3,481,833
Letters of credit	441,376	554,000

Unused lines of credit are substantially all at variable rates.  Commitments to make loans are generally made for a period of 60 days or less and are primarily fixed at current market rates ranging from 2.75% to 5.00% with maturities ranging from 1 to 30 years.

43

Appendix “D”

NOTE 19 — CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company and Bank capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2014 and 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

44

Appendix “D”

The Company’s and the Bank’s actual amounts and ratios are presented in the table below:

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
2014
Consolidated
Total Capital (to Risk-Weighted Assets)	$77,016	13.1%	$47,208	8%	N/A	N/A
Tier I Capital (to Risk-Weighted Assets)	70,917	12.0	23,604	4	N/A	N/A
Tier I Capital (to Average Assets)	70,917	8.7	32,497	4	N/A	N/A

Bank Only
Total Capital (to Risk-Weighted Assets)	$74,575	12.6%	$47,184	8%	$58,980	10%
Tier I Capital (to Risk-Weighted Assets)	68,476	11.6	23,592	4	35,388	6
Tier I Capital (to Average Assets)	68,476	8.4	32,442	4	40,553	5

2013
Consolidated
Total Capital (to Risk-Weighted Assets)	$71,993	14.1%	$40,872	8%	N/A	N/A
Tier I Capital (to Risk-Weighted Assets)	66,468	13.0	20,436	4	N/A	N/A
Tier I Capital (to Average Assets)	66,468	8.8	30,079	4	N/A	N/A

Bank Only
Total Capital (to Risk-Weighted Assets)	$70,827	13.9%	$40,859	8%	$51,073	10%
Tier I Capital (to Risk-Weighted Assets)	65,302	12.8	20,429	4	30,644	6
Tier I Capital (to Average Assets)	65,302	8.7	30,070	4	37,588	5

45

Appendix “D”

NOTE 20 - PARENT COMPANY FINANCIAL STATEMENTS

Condensed Balance Sheets

December 31

	2014	2013
	(In Thousands)
ASSETS
Cash on deposit with subsidiaries	$1,561	$1,008
Investment in subsidiaries	83,162	73,507
Securities available for sale	20	20
Other assets	475	364

Total assets	$85,218	$74,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Subordinated debentures	$7,217	$7,217
Notes payable	—	—
Other Liabilities	59	9
Stockholders’ equity
Preferred stock	—	—
Common stock	12,662	12,570
Retained earnings	64,489	60,229
Accumulated other comprehensive income (loss)	791	(5,126)
Total liabilities and stockholders’ equity	$85,218	$74,899

46

Appendix “D”

Condensed Statements of Income and Comprehensive Income (Loss)

Years Ended December 31

	2014	2013	2012
	(In Thousands)
Income
Dividends from subsidiary	$4,100	$3,800	$4,200
Interest income	—	—	—
Total income	4,100	3,800	4,200

Expenses
Interest expense	230	238	277
Other expenses	385	123	112
Total expenses	615	361	389

Income before income taxes and equity in undistributed income of subsidiary	3,485	3,439	3,811

Applicable income tax benefits	209	123	132

Income before equity in undistributed income of subsidiary	3,694	3,562	3,943

Equity in undistributed income of subsidiaries	3,377	2,260	3,065

Net income	7,071	5,822	7,008

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities arising during the period	6,555	8,770)	1,723
Reclassification of realized amount	(638)	(639)	(1,210)

Net change in unrealized gain (loss) on securities	5,917	(9,409)	513

Comprehensive income (loss)	$12,988	$(3,587)	$7,521

47

Appendix “D”

Condensed Statements of Cash Flows

Years Ended December 31

	2014	2013	2012
	(In Thousands)
Cash flows from operating activities
Net income	$7,071	$5,822	$7,008
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed earnings of subsidiary	(3,377)	(2,260)	(3,065)
Change in other assets	(109)	11	(1)
Change in other liabilities	50	—	(1)
Net cash from operating activities	3,635	3,573	3,941

Cash flows from investing activities
Investment in captive insurance subsidiary	(250)	—	—
Net cash from investing activities	(250)	—	—

Cash flows from financing activities
Payments on note payable	—	(500)	(800)
Dividends paid	(2,721)	(2,613)	(2,503)
Proceeds from issuance of common stock	—	—	1
Purchase of common stock	(111)	(217)	(56)
Net cash from financing activities	(2,832)	(3,330)	(3,358)

Net change in cash	553	243	583

Cash at beginning of year	1,008	765	182

Cash at end of year	$1,561	$1,008	$765

48

Appendix “D”

NOTE 21 — QUARTERLY FINANCIAL DATA (UNAUDITED)

(in thousands, except per share data)

	Interest	Net Interest	Net	Earnings Per Share
	Income	Income	Income	Basic	Fully Diluted

2014
First quarter	$7,283	$6,349	$1,772	$0.66	$0.66
Second quarter	7,405	6,479	1,904	0.70	0.70
Third quarter	7,483	6,538	1,720	0.63	0.63
Fourth quarter	7,560	6,609	1,675	0.61	0.61

2013
First quarter	$6,956	$6,134	$1,709	$0.63	$0.63
Second quarter	6,837	6,021	1,785	0.66	0.66
Third quarter	7,105	6,245	1,367	0.51	0.51
Fourth quarter	7,270	6,312	961	0.35	0.35

The Company recorded an additional $973 thousand non-recurring expense during the fourth quarter of 2013 for pension expense related to the 2008 termination of the defined benefit plan.

NOTE 22 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax, for the years ending December 31, 2014 and 2013:

	Unrealized
	Gains and Losses on
	Available for Sale
	Securities
	2014	2013

Beginning Balance	$(5,126,183)	$4,283,247

Unrealized holding gains (losses) for the period, net of tax	6,554,737	(8,770,910)

Reclassification adjustment for:

Securities gains realized in income	(965,985)	(967,454)
Income taxes	(328,435)	(328,934)
	(637,550)	(638,520)

Net current period other comprehensive income	5,917,187	(9,409,430)

Ending balance	$791,004	$(5,126,183)

49

Appendix “D”

The following is significant amounts reclassified out of each component of accumulated other comprehensive Income (Loss) for the years ending December 31, 2014 and 2013:

December 31, 2014

Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented

Unrealized gains and losses on available-for-sale securities	$(965,985)	Securities gains, net

	328,435	Provision for income taxes

	(637,550)	Net of tax

December 31, 2013

Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented

Unrealized gains and losses on available-for-sale securities	$(967,454)	Securities gains, net

	328,934	Provision for income taxes

	(638,520)	Net of tax

NOTE 23 — PENDING ACQUISITION

On January 21, 2015, Kentucky Bancshares, Inc., the parent company of Kentucky Bank, and Madison Financial Corporation, the parent company of Madison Bank, jointly announced that they entered into an agreement and plan of share exchange in which Kentucky Bancshares will acquire Madison in a common-for-common share exchange transaction.

Under the terms of the Agreement, Kentucky Bancshares will exchange for each issued and outstanding share of Madison common stock 1.1927 shares of Kentucky Bancshares common stock, subject to potential adjustments at closing.  Based on Kentucky Bancshares’ 20 trading day average common stock price of $27.25 per share, as of January 16, 2015, assuming no exchange ratio adjustments, the transaction is valued at approximately $7.2 million with a per share value of $32.50 for each share of Madison common stock.  The transaction is subject to Madison shareholder approval and customary regulatory approvals and is expected to close either in the second or third quarter of 2015.

50

Appendix “D”

Appendix “E”            Fairness Opinion of Professional Bank Services, Inc.

Professional Bank Services, Incorporated Louisville, Nashville, Orlando Consultants to the Financial Industry	The 1000 Building 6200 Dutchman’s Lane, Suite 305 Louisville, Kentucky 40205 502 451-6633 502 451-6755 (FAX) 800-523-4778 www.probank.com pbs@probank.com

ProfessionalBankServices

January 20, 2015

Board of Directors

Madison Financial Corporation

1001 Gibson Bay Drive

Suite 101

Richmond, Kentucky  40475

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Madison Financial Corporation, Richmond, Kentucky (“Madison”) of the proposed merger of Madison with Kentucky Bancshares, Inc., Paris, Kentucky (“KTYB”) (the “Merger”). In the proposed Merger, Madison shareholders will receive 1.1927 KTYB common shares per Madison common share (subject to adjustment). The terms of the transaction are further defined in the Agreement and Plan of Share Exchange between KTYB and Madison (the “Agreement”).

Professional Bank Services, Inc. (“PBS”) is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of Madison including:

•                 December 31, 2012 and 2013 audited annual reports of Madison.

•                 September 30, 2014 Consolidated Reports of Condition and Income (“Call Reports”) of Madison’s wholly owned subsidiary Madison Bank, Richmond, Kentucky (“Madison Bank” or the “Bank”).

Appendix “E”

Board of Directors/Madison Financial Corporation

January 20, 2015

•                 Uniform Bank Performance Report for Madison Bank as of September 30, 2014.

•                 Madison internal financial statements as of September 30, 2014.

•                 Madison financial projections and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports.

We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

A limited scope due diligence review of KTYB has been performed by PBS, which included an on-site visit by PBS personnel December 15, 2014 through December 16, 2014, utilizing various management and financial data of KTYB. The review included the following:

•                 Certain credit quality reports provided by KTYB.

•                 Consolidated Financial Statements for KTYB.

•                 KTYB Annual Reports for 2012 and 2013.

•                 Current consolidated month-end delinquency and non-accrual reports for KTYB.

•                Current and historical consolidated analysis of the allowance for loan and lease losses for KTYB.

•                 Current consolidated internal loan reports, consolidated problem loan listing with classifications.

•                 Financial projections prepared by KTYB.

•                 Various other current internal financial and operating reports prepared by KTYB.

Appendix “E”

Board of Directors/Madison Financial Corporation

January 20, 2015

We have not compiled or audited the financial statements of Madison or KTYB, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of Madison or KTYB.

PBS, its officers, and its staff have no present business interest in Madison. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by Madison. PBS is independent of all parties to the contemplated transaction. Fees paid to PBS for the preparation of this review are neither dependent nor contingent upon any transaction or upon the results of the review.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of Madison under the Agreement is fair and equitable from a financial perspective.

Very truly yours,

Professional Bank Services, Inc.

Appendix “E”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Article 10 of the Bylaws of the Registrant (the “Corporation”) contains certain indemnification provisions providing that directors and officers will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.  Article 10 provides as follows:

10.1     General.  The Corporation shall, to the fullest extent permitted by, and in accordance with the provisions of, the Kentucky Business Corporation Act, as it presently exists or may hereafter be amended, indemnify each director and officer of the Corporation against expenses (including attorneys’ fees), judgments, taxes, fines, and amounts paid in settlement, incurred by him in connection with, and shall advance expenses (including attorneys’ fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise.  Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board of Directors or shareholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

10.2     Non-Exclusive Right.  The indemnification provided for by Section 10.1 shall not be deemed exclusive of any other rights to which directors or officers of the Corporation may be entitled under any statute, provision in the Corporation’s Articles of Incorporation, agreement or action of the Board of Directors or shareholders of the Corporation, or otherwise, and shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

10.3     Insurance.  Without in any way limiting the Corporation’s power to purchase and maintain insurance for any other purpose or on behalf of any other person, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under the provisions of Section 10.1 of these Bylaws or the Kentucky Business Corporation Act.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
Number	Document
2.1*	Agreement and Plan of Share Exchange between Kentucky Bancshares, Inc. and Madison Financial Corporation (included as Appendix “A” to this Registration Statement on Form S-4)

3.1

Amended and Restated Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2000 (File No. 033-96358).

3.2	Bylaws of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2000 (File No 033-93658).

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant are

incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K for the period ending December 31, 2005 (File No. 033-93658).
5.1*	Opinion of Stoll Keenon Ogden PLLC regarding the validity of the securities being registered

8.1*	Tax Opinion of Wyatt, Tarrant & Combs, LLP
10.1*	Form of Affiliate Agreement between director of Madison Financial Corporation and Kentucky Bancshares, Inc. (included as Appendix “C” to this Registration Statement on Form S-4)
10.2

Kentucky Bancshares, Inc. 1993 Non-Employee Directors Stock Ownership Incentive Plan is incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-4 (File No. 33-96358) filed on November 6, 1995.

10.3	Kentucky Bancshares, Inc. 1999 Employee Stock Option Plan is incorporated by reference to Exhibit 99.1 of the Registrant’s Form 10-K for the fiscal year ended December 31, 1998 (File No. 033-96358).
10.4

Employment Agreement for Louis Prichard as incorporated by reference to the Registrant’s Current Report on Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated April 3, 2008 (File No. 000-52598).

10.5

2005 Restricted Stock Grant Plan, including form of Award Agreement, as incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated February 22, 2005 (File No. 033-96358)

10.6	2009 Stock Award Plan, as incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2009 (File No. 000-5298).
10.7	Agreement and Plan of Merger with Peoples Bancorp of Sandy Hook is incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K dated February 24, 2006 (File No. 033-96358).
11*	Computation of earnings per share - See Note 13 in the notes to Kentucky Bancshares, Inc. 2014 Consolidated Financial Statements included at Appendix “D” in this Registration Statement on Form S-4.
21*	Subsidiaries of the Registrant
23.1*	Consent of Crowe Horwath LLP
23.2	Consent of Stoll Keenon Ogden PLLC for legality opinion (included in Exhibit 5.1)
23.3	Consent of Wyatt, Tarrant & Combs LLP for tax opinion (included in Exhibit 8.1)
24.1	Power of Attorney (included with the signature page in Part II of this Registration Statement)
99.1*	Consent of Professional Bank Services, Inc.
99.2*	Form of Proxy Card for Madison Financial Corp.
101*

The following financial information, formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets at December 31, 2014 and 2013, (ii) Consolidated Statements of Income and Comprehensive Income (Loss) for the years ended December 31, 2014, 2013 and 2012, (iii) Consolidated Statement of Changes in Stockholders’ Equity for the years ended December 31, 2014, 2013 and 2012, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012 and (v) Notes to Consolidated Financial Statements.

*Filed herewith.

Item 22. Undertakings.

(a)   Undertakings required by Regulation S-K, Item 512(g):

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Undertaking required by Regulation S-K, Item 512(h):

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Undertakings required by Form S-4, Item 22 (b) and (c):

(1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, Kentucky on April 21, 2015.

Kentucky Bancshares, Inc.

By:	/S/ LOUIS PRICHARD
Louis Prichard
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis Prichard and Gregory J. Dawson, each with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.

Name	Title	Date

/S/ LOUIS PRICHARD	President, Chief Executive Officer	April 21, 2015
Louis Prichard	and Director (principal executive
officer of the Registrant)

/S/ GREGORY J. DAWSON	Chief Financial and Accounting Officer	April 21, 2015
Gregory J. Dawson	(principal financial and accounting
officer)

/S/ BUCKNER WOODFORD, IV	Chairman of the Board and Director	April 21, 2015
Buckner Woodford, IV

/S/ B. PROCTOR CAUDILL, JR.	Director	April 21, 2015
B. Proctor Caudill, Jr.

/S/ HENRY HINKLE	Director	April 21, 2015
Henry Hinkle

/S/ THEODORE KUSTER	Director	April 21, 2015
Theodore Kuster

/S/ BETTY J. LONG	Director	April 21, 2015
Betty J. Long

/S/ TED MCCLAIN	Director	April 21, 2015
Ted McClain

/S/ EDWIN S. SAUNIER	Director	April 21, 2015
Edwin S. Saunier

/S/ ROBERT G. THOMPSON	Director	April 21, 2015
Robert G. Thompson

/S/ WOODFORD VAN METER	Director	April 21, 2015
Woodford Van Meter